QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
RECKSON ASSOCIATES REALTY CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

RECKSON ASSOCIATES REALTY CORP.
625 RECKSON PLAZA
UNIONDALE, NEW YORK 11556
(516) 506-6000

October 17, 2006

Dear Reckson Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Reckson Associates Realty Corp., a Maryland corporation, to be held at 1350 Avenue of the Americas, New York, New York, on November 22, 2006, at 10:30 a.m. Eastern Time.

At the special meeting, you will be asked to consider and approve the merger of Reckson Associates Realty Corp., or Reckson, with and into Wyoming Acquisition Corp., a Maryland corporation and a wholly-owned subsidiary of SL Green Realty Corp., or SL Green. Upon consummation of the merger, each outstanding share of common stock of Reckson will be converted into the right to receive $31.68 in cash, an amount in cash equal to an adjusted prorated dividend and 0.10387 of a share of SL Green common stock without interest and less any required tax withholding. On October 17, 2006, the last practicable trading day prior to the printing of the proxy statement/prospectus that accompanies this letter, the closing price of SL Green's common stock on the New York Stock Exchange was $119.43 per share. Based on that share price, the per share merger consideration had a value of approximately $44.09 on October 17, 2006. We are sending you this proxy statement/prospectus to ask you to consider and vote on the approval of the merger and the other transactions contemplated by the merger agreement.

Our Affiliate Transaction Committee, consisting of all of the independent directors, and our Board of Directors (other than Scott Rechler and Michael Maturo, who did not participate in the review and consideration of the proposed transaction) who evaluated the merger agreement and the merger and the other transactions contemplated by it and unanimously approved the merger agreement, the merger and other transactions contemplated by the merger agreement and concluded that the terms of the merger agreement, the merger and the other transactions are advisable and in the best interests of Reckson and our stockholders. Our Affiliate Transaction Committee and Board of Directors (other than Messrs. Rechler and Maturo) unanimously recommends that you vote "FOR" approval of the merger and the other transactions contemplated by the merger agreement (including the asset sale provisions).

Under the Maryland General Corporation Law, the affirmative vote, whether in person or by proxy, of at least two-thirds of the outstanding shares of Reckson common stock is required to approve the merger.

The accompanying proxy statement/prospectus explains the proposed transactions and provides specific information concerning the special meeting. Please read it carefully. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 27.

Whether or not you plan to attend the special meeting, we urge you to please authorize your proxy to vote your shares as soon as possible—by telephone, by internet or by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, so that your vote will be recorded. Even if you authorize your proxy, you may still attend the special meeting and vote your common stock in person. Your proxy may be revoked at any time before it is voted by submitting a written revocation or a properly executed proxy bearing a later date, or by attending and voting in person at the special meeting. For stock held in "street name," you may revoke or change your vote by submitting instructions to your broker or nominee.

Please do not send your common stock certificates at this time. If the merger is completed, you will be sent instructions regarding the exchange of your certificates.

/s/ Scott H. Rechler

Scott H. Rechler

Chairman of the Board and Chief Executive Officer

Reckson Associates Realty Corp.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated October 17, 2006 and is expected to be first mailed to Reckson stockholders on or about October 19, 2006.

SOURCES OF ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about SL Green and Reckson that is not included or delivered with this document. This information is available without charge to SL Green and Reckson stockholders upon written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

SL Green Realty Corp. 420 Lexington Avenue New York, New York 10170 Attn.: Andrew S. Levine, Corporate Secretary Telephone: (212) 594-2700	Reckson Associates Realty Corp. 625 Reckson Plaza Uniondale, New York 11556 Attn.: Jason M. Barnett, Corporate Secretary Telephone: (516) 506-6000

To obtain timely delivery of requested documents prior to the special meeting of Reckson stockholders, you must request them no later than November 15, 2006, which is five business days prior to the date of the meeting.

        Also see "Where You Can Find More Information" on page 136 of this proxy statement/prospectus.

ELECTRONIC AND TELEPHONE PROXY AUTHORIZATION

        Reckson stockholders of record on the close of business on October 13, 2006, the record date for the Reckson special meeting, may authorize their proxies to vote their shares by telephone or Internet by following the instructions on their proxy card or voting form. If you have any questions regarding how to authorize your proxy by telephone or by Internet, please call Innisfree M&A Incorporated, the firm assisting Reckson with the solicitation of proxies, toll-free at (888) 750-5834.

RECKSON ASSOCIATES REALTY CORP.
625 RECKSON PLAZA
UNIONDALE, NEW YORK 11556

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 22, 2006

Dear Reckson Stockholder:

        Notice is hereby given that Reckson Associates Realty Corp., a Maryland corporation, is holding a special meeting of its stockholders at 1350 Avenue of the Americas, New York, New York, on November 22, 2006, at 10:30 a.m. Eastern Time, for the following purposes:

(1)
to consider and vote on a proposal to approve the merger of Reckson Associates Realty Corp. with and into Wyoming Acquisition Corp., a Maryland corporation and subsidiary of SL Green Realty Corp., a Maryland corporation, and to approve and adopt the other transactions contemplated by the Agreement and Plan of Merger, dated as of August 3, 2006, by and among SL Green Realty Corp., Wyoming Acquisition Corp., Wyoming Acquisition GP LLC, Wyoming Acquisition Partnership LP, Reckson Associates Realty Corp. and Reckson Operating Partnership, L.P. (including the asset sale provisions); and

(2)
to consider and vote on an adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger.

        The merger agreement, which explains the merger, is attached as Annex A to the proxy statement/prospectus accompanying this notice and has been filed as an exhibit to Reckson's quarterly report on 10-Q for the quarter ended June 30, 2006. Only stockholders of record at the close of business on October 13, 2006 will be entitled to notice of or to vote at the special meeting or any adjournment or postponement of that special meeting.

By Order of the Board of Directors

Jason M. Barnett

Senior Executive Vice President—Corporate Initiatives, General Counsel and Secretary

Uniondale, New York

October 16, 2006

PLEASE VOTE YOUR SHARES PROMPTLY. INSTRUCTIONS FOR VOTING ARE ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGER PROPOSAL OR ABOUT VOTING YOUR SHARES, PLEASE CALL INNISFREE M&A INCORPORATED, TOLL-FREE AT (888) 750-5834 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

SUMMARY TERM SHEET	1
The Companies	1
The Reckson Special Meeting	2
Ownership of SL Green Following the Merger	4
Termination	6
Selected Summary Historical and Selected Unaudited Pro Forma Consolidated Financial Data	9
Selected Historical Financial Data of SL Green	9
Selected Historical Financial Data of Reckson	12
Summary Unaudited Pro Forma Condensed Consolidated Financial Information	15
Comparative Per Share Data	17
Comparative Per Share Market Price And Dividend Information	18
Market Prices and Dividends	18
Comparative Market Data	20
QUESTIONS AND ANSWERS ABOUT THE MERGER	21
RISK FACTORS	27
Risk Factors Relating to the Merger	27
Risk Factors Relating to SL Green Following the Merger	29
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	31
THE RECKSON SPECIAL MEETING	32
Date, Time and Place	32
Purpose	32
Recommendation of the Affiliate Transaction Committee of Reckson's Board of Directors and of Reckson's Board of Directors	32
Voting by Directors, Executive Officers and Other Filing Persons	32
Record Date, Outstanding Shares and Voting Rights	32
Vote Required; Quorum	32
Voting of Proxies	33
Appraisal Rights	33
Revocation of Proxies	34
Solicitation of Proxies; Expenses	34
THE COMPANIES	35
SL Green	35
Reckson	36
SL GREEN'S POLICIES WITH RESPECT TO CERTAIN ACTIVITIES	37
Investment Policies	37
Disposition Policies	38
Financing Policies	39
SL Green's Policies with Respect to Other Activities	39
Power to Issue Additional Shares of Common Stock and Preferred Stock	41
RECKON'S POLICIES WITH RESPECT TO CERTAIN ACTIVITIES	42
Investment Policies	42
Financing Policies	43
Conflict of Interest Policies	43
Policies with Respect to Other Activities	44
SPECIAL FACTORS	46
General	46
Background of the Merger	46
Reckson's Reasons for the Merger	52
Certain Effects of the Merger	56
Effects on Reckson if the Merger is Not Completed	57

Recommendation of the Affiliate Transaction Committee of Reckson's Board of Directors and of Reckson's Board of Directors	58
SL Green's Reasons for the Merger	58
SL Green's Purposes and Reasons for the Transactions Contemplated by the Sale Agreement	59
Position of the Management Group as to Fairness of the Transactions Contemplated by the Sale Agreement	59
Fairness Opinion Regarding Merger Consideration	61
Fairness Opinion Regarding August 3 Letter Agreement	66
Certain Reckson Projections	71
Accounting Treatment for the Merger	74
Regulatory Matters	74
Delisting and Deregistration of Reckson Common Stock; Listing of SL Green Common Stock Issued in Connection with the Merger	74
Purposes, Reasons and Plans for Reckson after the Merger	74
Appraisal or Dissenters' Rights	75
Litigation Related to the Merger	75
INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF RECKSON IN THE MERGER	77
Sale Agreement	80
Indemnification	82
THE MERGER AGREEMENT	83
The Mergers	83
The Merger Consideration and Effects of the Mergers	83
The Partnership Merger Consideration and Effects of the Partnership Merger	84
Treatment of Share Options, Restricted Stock Awards and Restricted Stock Unit Awards	84
Direct Purchase of Assets and Transfer of Reckson Property	85
Payment Procedures	86
Fractional Shares	87
Charter and Bylaws	87
Directors and Officers	87
Representations and Warranties of Reckson and Reckson Operating Partnership, L.P.	87
Representations and Warranties of SL Green and the other Purchaser Parties	89
Covenants Regarding Conduct of Business by Reckson Pending the Mergers	89
Conduct of Business by SL Green	93
Other Covenants	94
No Solicitation	95
Financing	96
Convertible Senior Notes	97
Conditions to the Mergers	97
Termination	98
Break-Up Fees and Expenses	99
Amendment of the Merger Agreement	100
Definition of Reckson Material Adverse Effect	100
Definition of SL Green Material Adverse Effect	101
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	102
Material United States Federal Income Tax Consequences of the Merger	102
Material United States Federal Income Tax Considerations Applicable to Holders of SL Green Common Stock	106
COMPARISON OF RIGHTS OF STOCKHOLDERS OF SL GREEN AND STOCKHOLDERS OF RECKSON	118
General	118
Certain Material Differences Between the Rights of Stockholders of SL Green and Stockholders of Reckson	118
Boards of Directors	118
Size of the Board of Directors	119
Removal of Directors	119

v

Charter Amendments	119
Bylaw Amendments	120
Vote on Merger, Consolidation or Sale of Substantially all Assets	120
Limits on Ownership and Transfer of Shares	120
Stockholder Meetings	121
Rights Plan	122
Business Combination Act	122
Control Share Acquisition Act	122
DESCRIPTION OF SL GREEN CAPITAL STOCK	124
Common Stock	124
Preferred Stock	125
Restrictions on Ownership	125
Transfer Agent and Registrar	127
INFORMATION REGARDING THE TRANSACTION PARTICIPANTS OTHER THAN THE COMPANIES	128
The Management Group	128
Reckson Directors and Executive Officers	128
RATIO OF EARNINGS TO FIXED CHARGES	131
PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS	132
BENEFICIAL OWNERSHIP OF COMMON STOCK	133
TRANSACTIONS IN SHARES OF RECKSON COMMON STOCK	134
Purchases by Reckson	134
Prior Public Offerings	134
Purchases by the Management Group	134
STOCKHOLDER PROPOSALS	135
LEGAL MATTERS	135
EXPERTS	135
WHERE YOU CAN FIND MORE INFORMATION	136
INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-1

ANNEXES

A.
Agreement and Plan of Merger, dated as of August 3, 2006, by and among SL Green Realty Corp., Wyoming Acquisition Corp., Wyoming Acquisition GP LLC, Wyoming Acquisition Partnership LP, Reckson Associates Realty Corp. and Reckson Operating Partnership, L.P.

B.
Opinion of Goldman, Sachs & Co., dated August 3, 2006

C.
Opinion of Greenhill & Co., LLC dated August 11, 2006

SUMMARY TERM SHEET

        This Summary Term Sheet, together with the "Questions and Answers About the Merger," summarizes the material information in this document. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information." Page references have been included parenthetically to direct you to a more complete description of the topics in this summary. We refer in this document to Messrs. Rechler, Maturo and Barnett, Reckson's Chairman of the Board and Chief Executive Officer, Reckson's President and Chief Financial Officer and Reckson's Senior Executive Vice President - Corporate Initiatives and General Counsel, respectively, as the Management Group. In addition, when we refer to the Board of Directors of Reckson in the context of the review, consideration, approval or recommendation of the merger agreement and the merger, we are referring to the members of the Board of Directors other than Messrs. Rechler and Maturo, who did not participate in the review, consideration or approval of the merger agreement or the merger and are not making any recommendation as to whether Reckson shareholders should vote for the approval of the merger agreement.

The Companies

SL Green Realty Corp. (Page 35)

420 Lexington Avenue
New York, New York 10170
(212) 594-2700

        SL Green, a Maryland corporation, is a self-administered, self-managed real estate investment trust, or REIT, that has been traded on The New York Stock Exchange, or NYSE, under the ticker symbol "SLG" since 1997. As of June 30, 2006, SL Green's wholly-owned properties consisted of 23 commercial office properties located primarily in midtown Manhattan, a borough of New York City, or Manhattan. SL Green's portfolio also includes ownership interests in unconsolidated joint ventures, which own seven commercial office properties in Manhattan. In addition, SL Green owns certain retail and development properties and manages three office properties owned by third parties and affiliated companies.

        Wyoming Acquisition Corp., a Maryland corporation, is a newly-formed subsidiary of SL Green that was formed solely for the purpose of effecting the merger. Wyoming Acquisition Corp. has not conducted and will not conduct any business prior to the merger. Wyoming Acquisition Corp.'s executive offices are located at 420 Lexington Avenue, New York, New York 10170 and its telephone number is (212) 594-2700.

Reckson Associates Realty Corp. (Page 36)

625 Reckson Plaza
Uniondale, New York 11556
(516) 506-6000

        Reckson Associates Realty Corp., a Maryland corporation, is a self-administered and self managed REIT specializing in the acquisition, leasing, financing, management and development of Class A office properties, and also owns land for future development located in the Tri-State area markets surrounding New York City. Reckson's core growth strategy is focused on properties located in New York City and the surrounding Tri-State area markets. Reckson is one of the largest publicly traded owners, managers and developers of Class A office properties in the New York Tri-State area, and wholly owns, has substantial interests in, or has under contract, a total of 101 properties comprised of approximately 20.2 million square feet. Reckson has been traded on the NYSE under the ticker symbol "RA" since 1995.

The Reckson Special Meeting

The Meeting Time and Place (Page 32)

        The special meeting will be held on November 22, 2006, at 1350 Avenue of the Americas, New York, New York, starting at 10:30 a.m., Eastern Time.

Stockholders Entitled to Vote (Page 32)

        Holders of record of shares of Reckson common stock at the close of business on the record date of October 13, 2006 are entitled to notice of, and to vote at, the special meeting. On the record date, there were 83,471,930 shares of Reckson common stock outstanding, each of which will be entitled to one vote on each matter to be acted upon at the special meeting. The approval of SL Green's stockholders is not required to consummate the merger.

Stock Ownership of Directors and Executive Officers (Page 32)

        As of the close of business on October 13, 2006, the record date for the special meeting, the directors and executive officers of Reckson (including the members of the Management Group) held and are entitled to vote, in the aggregate, 984,841 shares of Reckson common stock, representing approximately 1.2% of the outstanding shares of Reckson common stock. The directors and executive officers of Reckson have informed Reckson that they intend to vote all of their shares of Reckson common stock "FOR" the adoption of the merger agreement.

Proposals to be Considered at the Meeting (Page 32)

        At the special meeting, Reckson stockholders will be asked to consider and vote upon:

  •
  the proposal to approve and adopt the merger agreement (including the asset sale provisions), the merger and the other transactions contemplated by the merger agreement; and

  •
  any adjournment or postponement of the meeting.

Vote Required (Page 32)

        The merger and the merger agreement require the approval of the stockholders of Reckson by the affirmative vote of at least two-thirds of the outstanding shares of Reckson common stock held of record as of the close of business on October 13, 2006.

The Merger (Page 83)

        The merger agreement provides for, among other things, the merger of Reckson with and into Wyoming Acquisition Corp. Following completion of the merger, Wyoming Acquisition Corp. will continue as the surviving entity of the merger and will continue to be a subsidiary of SL Green. The merger agreement also provides for the merger of Reckson Operating Partnership, L.P. and Wyoming Acquisition Partnership LP, with Reckson Operating Partnership, L.P. continuing as the surviving entity of this merger.

The Merger Agreement (Page 83)

        The merger agreement is attached to this proxy statement/prospectus as Annex A and has been filed as an exhibit to Reckson's quarterly report on Form 10-Q for the quarter ended June 30, 2006. SL

Green and Reckson encourage you to read the merger agreement as it is the legal document that governs the merger.

What Reckson Stockholders Will Receive in the Merger (See Page 83)

        Upon completion of the merger, each share of Reckson common stock will be converted into, and cancelled in exchange for, the right to receive $31.68 in cash, an amount in cash equal to an adjusted prorated dividend and 0.10387 of a share of SL Green common stock, without interest and less any required withholding taxes.

        No fractional shares of SL Green common stock will be issued in the merger. Instead of fractional shares, Reckson stockholders will receive cash, without interest, in an amount determined by multiplying the fractional interest to which such holder would otherwise be entitled by the weighted average of the per share closing prices of SL Green common stock on the NYSE, Composite Transactions Reporting System during the 10 consecutive trading days ending two days prior to the effective time of the merger.

Adjusted Prorated Dividend (Page 84)

        Upon completion of the merger, Reckson stockholders will receive an amount in cash per share of Reckson common stock equal to the excess, if any, of the prorated amount of the last quarterly dividend per share declared by Reckson over 0.10387 multiplied by the prorated amount of the last regular quarterly dividend declared by SL Green prior to the closing date.

Risk Factors (Page 27)

In evaluating the merger, you should carefully consider the "Risk Factors" beginning on page 27.

Reckson's Recommendation to its Stockholders (Page 58)

        The Affiliate Transaction Committee of Reckson's board (which included all directors other than Messrs. Rechler and Maturo, who did not participate in the review and consideration of the proposed transaction) and Reckson's board voted unanimously to approve the merger agreement, the merger and the transactions contemplated under the merger agreement. Reckson's Affiliate Transaction Committee and board of directors believe that the merger is in the best interests of Reckson and its unaffiliated stockholders and recommends that Reckson stockholders vote FOR the merger and the other transactions contemplated by the merger agreement (including the asset sale provisions).

Position of the Management Group as to Fairness of the Transactions Contemplated by the Sale Agreement and the Merger (Page 59)

        Under a potential interpretation of the Securities Exchange Act of 1934 rules governing "going private" transactions, each of Scott H. Rechler, Chairman and Chief Executive Officer of Reckson, Michael Maturo, President and Chief Financial Officer of Reckson, and Jason Barnett, Senior Executive Vice President-Corporate Initiatives and General Counsel of Reckson, by reason of the proposed sale by SL Green pursuant to the Sale Agreement, of certain of Reckson's properties, real property loans and other interests of Reckson to the Asset Purchasing Venture, of which Messrs. Rechler, Maturo and Barnett are members, for approximately $2.1 billion, and the merger contemplated by the merger agreement, may be deemed to be engaged in a "going private" transaction. The assets being sold to the Asset Purchasing Venture pursuant to the Sale Agreement comprise approximately one-third of Reckson's assets. Each of Messrs. Rechler, Maturo and Barnett believes that the terms of the proposed sale of Reckson assets and the merger are substantively and procedurally fair to the unaffiliated stockholders of Reckson (excluding from consideration Messrs. Rechler, Maturo and Barnett). None of Messrs. Rechler, Maturo and Barnett undertook a formal evaluation of the fairness of the proposed sale of Reckson assets or the merger, or engaged a financial advisor for such purposes.

Fairness Opinion Regarding Merger Consideration (Page 61)

        Goldman, Sachs & Co., referred to as Goldman Sachs, delivered its opinion to Reckson's Affiliate Transaction Committee that, as of August 3, 2006 and based upon and subject to the factors and assumptions set forth therein, the $31.68 in cash, an amount in cash equal to an adjusted prorated dividend and 0.10387 shares of SL Green common stock, referred to collectively as the merger consideration, to be received for each outstanding share of Reckson common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to the holders of such shares.

        The full text of the written opinion of Goldman Sachs, dated August 3, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Affiliate Transaction Committee in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Reckson common stock should vote with respect to the merger agreement. Pursuant to an engagement letter between the Affiliate Transaction Committee and Goldman Sachs, Reckson has agreed to pay Goldman Sachs a transaction fee of $12 million, $10 million of which is payable upon consummation of the merger.

Fairness Opinion Regarding August 3 Letter Agreement (Page 66)

        In connection with the deliberation by the Affiliate Transaction Committee, Greenhill & Co., LLC, referred to as Greenhill, rendered its oral opinion to the Affiliate Transaction Committee on August 3, 2006, that, as of such date, and based upon and subject to the various considerations and assumptions described on that date, the consideration received by Reckson in the sale of certain Reckson assets to the Asset Purchasing Venture was fair, from a financial point of view, to Reckson. The full text of the written opinion, dated August 11, 2006, is attached to this proxy statement/prospectus as Annex C. Stockholders should read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on, the review undertaken. Greenhill's opinion is addressed to the Affiliate Transaction Committee and does not constitute a recommendation to any stockholder as to any matters relating to the merger or any other matter. See "Special Factors—Fairness Opinion Regarding August 3 Letter Agreement" beginning on page 66.

Ownership of SL Green Following the Merger

        Based on the capitalization of Reckson and SL Green as of October 13, 2006, the record date for the special meeting, holders of outstanding Reckson common stock, options to purchase shares of Reckson common stock, shares of Reckson restricted stock, Reckson restricted stock units, Reckson LTIP units (as defined below) and common partnership units in Reckson Operating Partnership, L.P. will be entitled to receive as a result of the merger a total of approximately 9.04 million shares of SL Green common stock, representing approximately 19.8% of the shares of SL Green common stock outstanding following the merger on a fully-diluted basis (assuming conversion of all of the SL Green LTIP units and exercise of all currently outstanding options to purchase shares of SL Green common stock).

Conditions to the Merger (Page 97)

        The obligations of the parties to complete the merger are subject to the following mutual conditions:

  •
  approval of the merger by the stockholders of Reckson and approval of the partnership merger by the limited partners of Reckson Operating Partnership, L.P.;

  •
  absence of any temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger, the partnership merger or any of the other transactions or agreements contemplated by the merger agreement;

  •
  effectiveness of this proxy statement/prospectus; and

  •
  approval for listing on the NYSE of the shares of common stock of SL Green to be issued in the mergers, subject to official notice of issuance.

        The obligations of SL Green to complete the merger are further conditioned on:

  •
  the accuracy of Reckson's and Reckson Operating Partnership, L.P.'s representations and warranties (subject to the materiality standard in the merger agreement);

  •
  performance in all material respects of Reckson's and Reckson Operating Partnership, L.P.'s covenants and agreements under the merger agreement at or prior to the effective time of the mergers;

  •
  there having occurred no Reckson material adverse effect since December 31, 2005;

  •
  delivery to Wyoming Acquisition Corp of certificates signed on Reckson's behalf by an executive officer of Reckson as to the satisfaction of the above three conditions; and

  •
  delivery to Reckson of a tax opinion of Solomon and Weinberg LLP (or other counsel to Reckson satisfactory to Wyoming Acquisition Corp.), dated as of the closing date of the merger, opining that, commencing with Reckson's taxable year ended December 31, 2000, Reckson has been organized and operated in conformity with the requirements for qualification as a REIT, under the Internal Revenue Code of 1986, as amended, or the Code.

        The obligations of Reckson to complete the merger are further conditioned on:

  •
  the accuracy of the SL Green's, Wyoming Acquisition Corp.'s, Wyoming Acquisition GP LLC's and Wyoming Acquisition Partnership LP's (referred to collectively as the purchaser parties) representations and warranties (subject to the materiality standard in the merger agreement);

  •
  performance in all material respects of the covenants and agreements of SL Green and the other purchaser parties under the merger agreement at or prior to the effective time of the merger;

  •
  there having occurred no SL Green material adverse effect since December 31, 2005;

  •
  delivery to Reckson of certificates signed on behalf of SL Green by an executive officer as to the satisfaction of the above three conditions; and

  •
  delivery to SL Green of a tax opinion of Solomon and Weinberg LLP (or other counsel to SL Green satisfactory to Reckson), dated as of the closing date of the merger, opining that, commencing with SL Green's taxable year ended December 31, 2000, SL Green has been organized and operated in conformity with the requirements for qualification as a REIT under the Code and the proposed method of operation of SL Green will enable SL Green to continue to meet the requirements for qualification and taxation as a REIT under the Code.

Treatment of Reckson Stock Options and Restricted Stock (Page 84)

        In connection with the merger, all outstanding options to purchase Reckson common stock will be canceled and converted into the right to receive, in the combination of cash and common stock of SL Green contemplated by the merger consideration, an amount equal to the product of (1) the number of shares of common stock of Reckson such holder could have purchased under such option plan had such holder exercised such option in full immediately prior to the effective time of the merger and (2) the excess, if any, of the merger consideration over the exercise price per share or unit of such option; provided, that the aggregate exercise price of a holder's options and any applicable withholding tax payable in connection with the payment and cancellation of such options will first be applied to reduce the cash consideration component of the merger consideration otherwise payable to such holder and, to the extent such aggregate exercise price and withholding tax exceeds the aggregate cash consideration component of the merger consideration otherwise payable to such holder, the excess of such aggregate exercise price and withholding tax over the aggregate cash consideration payable to such holder will be applied to reduce the stock consideration component of the merger consideration otherwise payable to such holder based on the weighted average of the per share closing prices of SL Green's common stock on the NYSE Composite Transaction Reporting System during the 10 consecutive trading days ending two days prior to the effective time of the merger.

        Immediately prior to the effective time of the merger, any restrictions with respect to outstanding restricted shares of common stock of Reckson awarded under Reckson's stock option plans will terminate or lapse. At the effective time of the merger, such shares of common stock of Reckson and any accrued stock dividends thereon will be automatically converted into the right to receive the merger consideration. At the effective time of the merger, each restricted stock unit or other similar equity based award (other than the options described above), and any accrued dividends thereon, issued under Reckson's stock option plans, whether vested or unvested, which is outstanding immediately prior to the effective time of the merger will cease to represent a right or award with respect to shares of common stock of Reckson and will be cancelled. The holder of any such restricted stock unit will be paid on the closing date an aggregate amount of cash and shares of SL Green's common stock as the holder would have been entitled to receive had such restricted stock unit (and any accrued stock dividends thereon) been vested in full and had been settled in full immediately before the effective time of the merger. Reckson will pay all cash dividends accrued on such restricted stock units to the holders thereof at the effective time of the merger.

Termination (Page 98)

        The merger agreement may be terminated prior to the effective time of the merger, whether before or after the required stockholder approval for the merger is obtained:

  •
  by mutual written consent of Reckson and SL Green;

  •
  by either Reckson or Wyoming Acquisition Corp., if the merger shall not have occurred on or prior to January 30, 2007; provided, however, that a party that has materially failed to comply with any obligation of such party set forth in the merger agreement will not be entitled to exercise its right to terminate;

  •
  by Reckson, upon a breach of any representation, warranty, covenant or agreement on the part of the purchaser parties set forth in the merger agreement, or if any representation or warranty of the purchaser parties becomes untrue, in either case such that the related conditions to the obligations of Reckson and Reckson Operating Partnership, L.P. to close the mergers would be incapable of being satisfied by January 30, 2007;

  •
  by SL Green, upon a breach of any representation, warranty, covenant or agreement on the part of Reckson or Reckson Operating Partnership, L.P. set forth in the merger agreement, or if any representation or warranty of Reckson shall have become untrue, in either case such that the related conditions described above in "—Conditions to the Merger" would be incapable of being satisfied by January 30, 2007;

  •
  by either Reckson or SL Green, if any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the completion of the merger and the transactions contemplated by the merger agreement becomes final and nonappealable;

  •
  by either Reckson or SL Green, if Reckson's stockholders fail to approve the merger as contemplated by the merger agreement;

  •
  by Reckson prior to obtaining stockholder approval of the merger, if at least three business days prior to such termination, Reckson has delivered a notice to Wyoming Acquisition Corp. that a competing transaction for the acquisition of Reckson constitutes a superior competing transaction for the acquisition of Reckson; provided, that for the termination to be effective Reckson shall have paid the break-up fee discussed below; or

  •
  by SL Green, if (1) Reckson's board of directors or the Affiliate Transaction Committee of Reckson's board of directors withdraws, qualifies or modifies in a manner adverse to SL Green, or fails to make when required, its recommendation to approve the merger or recommends that Reckson's stockholders approve or accept a competing transaction for the acquisition of Reckson, or if Reckson notifies Wyoming Acquisition Corp. that a competing transaction for the acquisition of Reckson constitutes a superior competing transaction or publicly announces a decision to take any such action, or (2) Reckson knowingly and materially breaches its obligation to call or hold the stockholder meeting of Reckson or to cause the proxy statement to be mailed to its stockholders in advance of such stockholder meeting.

Break-Up Fee and Expenses (Page 99)

        Reckson and Reckson Operating Partnership, L.P. agreed to pay Wyoming Acquisition Corp. a break-up fee of $99,800,000:

  •
  if the merger agreement is terminated after Reckson's stockholders fail to approve the merger agreement and after the date of the merger agreement but prior to such termination, a person has made a bona fide written proposal relating to a competing transaction for the acquisition of Reckson which has been publicly announced prior to the stockholder meeting of Reckson, and within twelve months of any such termination Reckson shall consummate a competing transaction for the acquisition of Reckson or enter into a written agreement with respect to a competing transaction for the acquisition of Reckson that is ultimately consummated with any person, promptly after consummating such competing transaction;

  •
  if (1) the Reckson board of directors or the Affiliate Transaction Committee withdraws, qualifies or modifies in a manner adverse to SL Green, or fails to make when required, its recommendation of the merger agreement and the merger or recommends that the Reckson stockholders approve or accept a competing transaction for the acquisition of Reckson, or if Reckson notifies Wyoming Acquisition Corp. that a competing transaction for the acquisition of Reckson constitutes a superior competing transaction or publicly announces a decision to take any such action, or (2) Reckson knowingly and materially breaches its obligation under the merger agreement to call or hold the Reckson stockholder meeting or to cause this proxy statement/prospectus to be mailed to the Reckson stockholders in advance of the Reckson stockholder meeting, within five business days after such termination; or

  •
  if Reckson exercises its superior competing transaction termination right, such fee to be paid simultaneously with the termination of the merger agreement.

        Reckson also agreed to pay to Wyoming Acquisition Corp. break-up expenses in an amount equal to SL Green's and the other purchaser parties' documented out of pocket, third-party expenses incurred from and after July 13, 2006 in connection with the merger agreement and the transactions contemplated by the merger agreement, but in no event more than $13,000,000:

  •
  if the merger agreement is terminated after Reckson's stockholders failed to approve the merger agreement;

  •
  following a material breach by Reckson of any of its representations and warranties if the result of such breach is to cause the related closing condition to fail to be satisfied; or

  •
  following a material breach by Reckson of any of its covenants if the result of such breach is to cause the related closing condition to fail to be satisfied.

Interests of Directors and Executive Officers of Reckson in the Merger (Page 77)

        Some of the members of Reckson's management (two of whom are also directors) and the non-employee directors of its boards of directors have interests in the merger that are in addition to, or different from the interests of Reckson stockholders generally. Scott Rechler, Michael Maturo and Jason Barnett have existing agreements with Reckson that provide for severance and other benefits in connection with a termination of employment following the expected change in control of Reckson during the terms of such agreements. The terms of the merger agreement and/or some of Reckson's compensation plans provide for the payment or accelerated vesting or distribution of equity awards and other rights or benefits thereunder upon a change in control of Reckson. Pursuant to the terms of the merger agreement, SL Green has agreed to indemnify the executive officers and directors of Reckson in connection with claims arising from matters existing or occurring prior to the completion of the merger so long as the merger is consummated.

        In addition, SL Green and New Venture MRE, LLC, an entity of which Messrs. Rechler, Maturo and Barnett and Marathon Asset Management, LLC ("Marathon") are members, referred to as the Asset Purchasing Venture, entered into an agreement pursuant to which SL Green has agreed to sell certain of Reckson's properties, real property loans and other interests of Reckson to the Asset Purchasing Venture for approximately $2.1 billion.

        In the event the merger agreement and the Sale Agreement are terminated and SL Green receives (1) the break-up fee described above, SL Green has agreed to pay to the Asset Purchasing Venture up to the lesser of (x) $8,000,000 and (y) 7.2% of the actual break-up fee received by SL Green or (2) the break-up expenses described above, SL Green has agreed to pay to the Asset Purchasing Venture up to $1,000,000, provided that this maximum amount is reduced on a pro-rata basis if the break-up expenses SL Green receives from Reckson are less than $13,000,000, in either case, as reimbursement for the Asset Purchasing Venture's actual out-of-pocket expenses incurred in connection with the Sale Agreement. Any direct or indirect payment of any portion of the break-up fee to any members of management is subject to the approval of the Affiliate Transaction Committee.

        The Reckson board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Accounting Treatment (Page 74)

        The merger will be accounted for under the purchase method for accounting and financial reporting purposes.

Material United States Federal Income Tax Consequences of the Merger (Page 102)

        The receipt of the merger consideration for Reckson common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Generally, a Reckson stockholder will recognize gain or loss for United States federal income tax purposes measured by the difference, if any, between (1) the fair market value of the SL Green common stock received as of the effective date of the merger and the amount of cash received and (2) the Reckson stockholder's adjusted tax basis in the Reckson common stock exchanged for the merger consideration.

        You should read "Material United States Federal Income Tax Considerations—Material United States Federal Income Tax Consequences of the Merger" beginning on page 102 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular circumstances. Please consult your tax advisor to determine the tax consequences to you (including the application and effect of any state, local or non-U.S. income and other tax laws) of the merger.

Regulatory Matters (Page 74)

        Neither SL Green nor Reckson is aware of any material United States federal or state regulatory approvals, which must be obtained in connection with the merger.

Appraisal or Dissenters' Rights (Page 75)

        Maryland law does not provide any appraisal rights or dissenters' rights for SL Green or Reckson stockholders in connection with the merger.

Litigation Related to the Merger (Page 75)

        As of the date of this proxy statement/prospectus, Reckson and SL Green are aware of six purported class action lawsuits that have been filed in connection with the merger against Reckson and its directors and, with respect to three of the lawsuits, SL Green. Among other things, the lawsuits seek to enjoin the completion of the merger.

        While these cases are in their early stages, Reckson and SL Green believe that they are without merit. The parties intend to contest the lawsuits vigorously.

The Rights of Reckson Stockholders Will Change (Page 118)

        The rights of Reckson stockholders are determined by Maryland law and by Reckson's charter and bylaws. When the merger is completed, Reckson stockholders will become stockholders of SL Green. The rights of SL Green stockholders are determined by Maryland law and SL Green's charter and bylaws. As a result of these different organizational documents, Reckson stockholders will have different rights as SL Green stockholders than they currently have as Reckson stockholders.

Selected Summary Historical and Selected Unaudited Pro Forma Consolidated Financial Data

        SL Green and Reckson are providing the following information to aid you in your analysis of the financial aspects of the merger. SL Green and Reckson derived this information from the audited consolidated financial statements of each of SL Green and Reckson for the years 2001 through 2005 and the unaudited consolidated financial statements of each of SL Green and Reckson as of and for the six months ended June 30, 2006 and 2005. This information is only a summary and you should read it in conjunction with the historical and unaudited pro forma consolidated financial statements and related notes contained in the annual reports, quarterly reports and other information regarding SL Green and Reckson filed with the SEC and incorporated by reference or included in this proxy statement/prospectus. See "Where You Can Find More Information."

Selected Historical Financial Data of SL Green

        SL Green's historical consolidated financial data for the annual periods presented below has been derived from its audited consolidated financial statements previously filed with the SEC. The selected historical consolidated financial data for SL Green as of and for the periods ended June 30, 2006 and 2005 are unaudited and were prepared in accordance with accounting principles generally accepted in the United States of America applied to interim financial information. In the opinion of SL Green's management, all adjustments necessary for a fair presentation of results of operations for these interim periods have been included. These adjustments consist only of normal recurring accruals. Because of seasonal and other factors, results for interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and you should read it together with SL Green's historical financial statements and related notes contained in the annual reports, quarterly reports and other information that SL Green has filed with the SEC and incorporated by reference. See "Where You Can Find More Information."

SL GREEN REALTY CORP.
SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005
			Year Ended December 31,
			2005	2004	2003	2002	2001
Operating Data:
Total revenue	$254,111	$198,455	$424,189	$329,005	$266,160	$196,967	$202,920

Operating expenses	58,738	45,312	99,465	80,092	68,167	44,740	44,093
Real estate taxes	37,513	28,915	58,036	45,632	37,602	22,812	23,588
Ground rent	9,842	9,253	19,250	15,831	13,214	12,289	12,231
Interest	41,751	36,674	77,353	61,636	44,404	34,321	42,682
Amortization of deferred finance costs	1,956	1,700	4,461	3,275	3,844	3,427	3,595
Depreciation and amortization	34,204	28,016	58,649	46,206	36,135	27,512	26,519
Marketing, general and administration	26,243	18,832	44,215	30,279	17,131	13,282	15,374

Total expenses	210,247	168,702	361,429	282,951	220,497	158,383	168,082

Income from continuing operations before items	43,864	29,753	62,760	46,054	45,663	38,584	34,838
Equity in net (loss) income from affiliates	—	—	—	—	(196)	292	(1,054)
Equity in net income of unconsolidated joint ventures	20,564	25,393	49,349	44,037	14,871	18,383	8,607

Income from continuing operations before minority interest and gain on sales	64,428	55,146	112,109	90,091	60,338	57,259	42,391
Minority interest	(4,599)	(2,789)	(6,620)	(5,320)	(3,637)	(3,266)	(2,918)

Income before gains on sale and cumulative effect of accounting change	59,829	52,357	105,489	84,771	56,701	53,993	39,473
Gain on sale of properties/preferred investments	—	—	11,550	22,012	3,087	—	4,956
Cumulative effect of change in accounting principle	—	—	—	—	—	—	(532)

Income from continuing operations	59,829	52,357	117,039	106,783	59,788	53,993	43,897
Discontinued operations (net of minority interest)	2,901	36,960	40,380	102,647	38,370	20,338	19,104

Net income	62,730	89,317	157,419	209,430	98,158	74,331	63,001
Preferred dividends and accretion	(9,938)	(9,938)	(19,875)	(16,258)	(7,712)	(9,690)	(9,658)

Income available to common stockholders	$52,792	$79,379	$137,544	$193,172	$90,446	$64,641	$53,343

Net income per common share — Basic	$1.23	$1.91	$3.29	$4.93	$2.80	$2.14	$1.98

Net income per common share — Diluted	$1.19	$1.85	$3.20	$4.75	$2.66	$2.09	$1.94

Cash dividends declared per common share	$1.20	$1.08	$2.22	$2.04	$1.895	$1.7925	$1.605

Basic weighted average common shares outstanding	43,026	41,547	41,793	39,171	32,266	30,236	26,993

Diluted weighted average common shares and common share equivalents outstanding	46,775	45,313	45,504	43,078	38,970	37,786	29,808

	As of June 30,		As of December 31,
	2006	2005	2005	2004	2003	2002	2001
Balance Sheet Data:
Commercial real estate, before accumulated depreciation	$2,495,978	$2,049,820	$2,222,922	$1,756,104	$1,346,431	$975,776	$984,375
Total assets	3,691,952	3,154,845	3,309,777	2,751,881	2,261,841	1,473,170	1,371,577
Mortgage notes payable, revolving credit facilities, term loans and trust preferred securities	1,758,644	1,493,753	1,542,252	1,150,376	1,119,449	541,503	504,831
Minority interests	104,662	76,785	99,061	75,064	54,791	44,718	46,430
Preferred Income Equity Redeemable SharesSM	—	—	—	—	—	111,721	111,231
Stockholders' equity	1,496,504	1,409,236	1,459,441	1,347,880	950,782	626,645	612,908
	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Other Data:
Funds from operations available to common stockholders(1)	$107,552	$90,933	$189,513	$162,377	$128,780	$116,230	$94,416
Funds from operations available to all stockholders(1)	107,552	90,933	189,513	162,377	135,473	125,430	103,616
Net cash provided by operating activities	103,076	75,275	138,398	164,458	96,121	116,694	83,631
Net cash used in investment activities	(250,101)	(410,568)	(465,674)	(269,045)	(509,240)	(67,074)	(423,104)
Net cash provided by (used in) financing activities	137,105	301,476	315,585	101,836	393,645	(4,793)	341,873

(1)
Funds From Operations, or FFO, is a widely recognized measure of REIT performance. SL Green computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than SL Green does. The revised White Paper on FFO approved by the Board of Governors of NAREIT in April 2002 defines FFO as net income (loss) (computed in accordance with generally accepted accounting principles, or GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. SL Green presents FFO because SL Green considers it an important supplemental measure of its operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, particularly those that own and operate commercial office properties. SL Green also uses FFO as one of several criteria to determine performance-based bonuses for members of its senior management. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs, providing perspective not immediately apparent from net income. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), as an indication of SL Green's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of SL Green's liquidity, nor is it indicative of funds available to fund SL Green's cash needs, including its ability to make cash distributions.

        The following table presents SL Green's reconciliation of net income (loss) allocable to common stockholders, the GAAP measure SL Green believes to be the most directly comparable to FFO.

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Net income (loss) available to common stockholders	$52,792	$79,379	$137,544	$193,172	$90,447	$64,641	$53,343
Add:
Depreciation and amortization	34,204	28,016	58,649	46,206	36,135	27,512	26,519
Minority interest	4,599	2,789	6,620	5,320	3,637	3,266	2,918
FFO from discontinued operations	3,773	4,346	9,002	19,226	26,229	30,468	28,919
FFO adjustment for unconsolidated joint ventures	15,593	13,733	30,412	23,817	13,982	11,026	6,577
Accretion of convertible preferred shares	—	—	—	—	394	490	457
Cumulative effect of change in accounting principle	—	—	—	—	—	—	532
Less:
Income/gain on sale from discontinued operations	(2,901)	(36,960)	(40,380)	(102,647)	(38,370)	(20,338)	(19,104)
Gain on sale of joint venture property	—	—	(11,550)	(22,012)	(3,087)	—	(4,956)
Depreciation on non-rental real estate assets	(508)	(370)	(784)	(705)	(587)	(835)	(789)

Funds From Operations—available to common stockholders	107,552	90,933	189,513	162,377	128,780	116,230	94,416
Dividends on convertible preferred shares	—	—	—	—	6,693	9,200	9,200

Funds From Operations—available to all stockholders	$107,552	$90,933	$189,513	$162,377	$135,473	$125,430	$103,616

Selected Historical Financial Data of Reckson

        Reckson's historical consolidated financial data for the annual periods presented below has been derived from its audited consolidated financial statements previously filed with the SEC. The selected historical consolidated financial data for Reckson as of and for the periods ended June 30, 2006 and 2005 are unaudited and were prepared in accordance with generally accepted accounting principles applied to interim financial information. In the opinion of Reckson's management, all adjustments necessary for a fair presentation of results of operations for these interim periods have been included. These adjustments consist only of normal recurring accruals. Because of seasonal and other factors, results for interim periods are not necessarily indicative of the results to be expected for the full year. This information is only a summary and you should read it together with Reckson's historical consolidated financial statements and related notes contained in the annual reports, quarterly reports and other information that Reckson has filed with the SEC and incorporated by reference. See "Where You Can Find More Information."

RECKSON ASSOCIATES REALTY CORP. SELECTED FINANCIAL DATA

(In thousands, except per share data and property count)

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Statements of Income Data:
Operating Data:
Total revenues	$308,370	$272,474	$572,053	$512,424	$434,866	$420,535	$429,632
Total expenses	268,248	232,714	516,732	440,506	387,501	350,628	332,152
Income before minority interests, preferred dividends and distributions, valuation reserves, equity in earnings of real estate joint ventures and service companies, gains in sale of real estate and discontinues operations	40,122	39,760	55,321	71,918	47,365	69,907	97,480
Minority interests	10,188	8,945	20,013	19,821	17,840	20,887	6,232
Preferred dividends and distributions	—	—	—	12,777	22,360	23,123	23,977
Redemption charges on Series A preferred stock	—	—	—	15,812	—	—	—
Valuation reserves on investment in affiliate loans and joint ventures and other investments	—	—	—	—	—	—	166,101
Equity in earnings of real estate joint ventures and service companies	2,211	234	1,371	603	30	1,113	2,087
Gains on sales of real estate	35,393	—	92,130	—	—	537	20,173
Discontinued operations (net of minority interests):
Income from discontinued operations	819	3,896	7,373	6,493	19,288	22,719	18,703
Gains on sale of real estate	9,286	175	61,459	11,776	115,771	4,267	—
Net income (loss) allocable to common stockholders	77,643	35,120	197,641	42,380	124,966	41,604	(44,243)
Net income (loss) allocable to Class B common stockholders	—	—	—	—	17,288	12,929	(13,624)
Per Share Data—Common Stockholders:
Basic:
Common	$0.40	$0.38	$0.49	$0.35	$0.10	$0.41	$(1.50)
Gains on sales of real estate	0.41	—	1.08	—	—	.01	0.29
Discontinued operations	0.12	0.05	0.84	0.27	2.45	0.42	0.29

Basic net income (loss) common	$0.93	$0.43	$2.41	$0.62	$2.55	$0.84	$(0.92)

Weighted average shares outstanding	83,140	81,493	82,082	68,871	49,092	49,669	48,121
Cash dividends declared	$0.85	$0.85	$1.70	$1.70	$1.70	$1.70	$1.66

Diluted:
Common	$0.40	$0.38	$0.49	$0.35	$0.10	$0.41	$(1.50)
Gains on sales of real estate	0.41	—	1.08	—	—	0.01	0.29
Discontinued operations	0.12	0.05	0.83	0.26	2.44	0.41	0.29

Diluted net income (loss) common	$0.93	$0.43	$2.40	$0.61	$2.54	$0.83	$(0.92)

Diluted weighted average shares outstanding	83,647	81,908	82,515	69,235	49,262	49,968	48,121
Per Share Data—Class B Common Stockholders(1):
Basic:
Common	$—	$—	$—	$—	$0.30	$0.64	$(2.18)
Gains on sales of real estate	—	—	—	—	—	0.01	0.42
Discontinued operations	—	—	—	—	1.64	0.63	0.44

Basic net income (loss) common	$—	$—	$—	$—	$1.94	$1.28	$(1.32)

Weighted average shares outstanding	—	—	—	—	8,910	10,122	10,284
Cash dividends declared	$—	$—	$—	$—	$2.12	$2.59	$2.55

Diluted:
Common	$—	$—	$—	$—	$0.29	$0.81	$(2.18)
Gains on sales of real estate	—	—	—	—	—	—	0.42
Discontinued operations	—	—	—	—	1.61	0.09	0.44

Diluted net income (loss) common	$—	$—	$—	$—	$1.90	$0.90	$(1.32)

Diluted weighted average shares outstanding	—	—	—	—	8,910	10,122	10,284
Balance Sheet Data (period end):
Commercial real estate properties, before accumulated depreciation(1)	$3,579,638	$2,916,609	$3,476,415	$2,759,972	$2,258,805	$214,125	$2,112,657
Cash and cash equivalents	32,103	23,672	17,468	25,137	22,831	30,827	121,975
Total assets	3,712,556	3,813,164	3,811,206	3,167,608	2,746,995	2,907,920	2,994,218
Mortgage notes payable(1)	464,110	582,354	541,380	576,719	641,718	652,681	662,453
Unsecured credit facility	92,000	128,000	419,000	235,500	169,000	267,000	271,600
Unsecured bridge facility	—	470,000	—	—	—	—	—
Senior unsecured notes	1,254,932	979,857	980,085	697,974	499,445	499,305	449,463
Other Data:
Funds from operations (basic)(2)	$101,972	$96,176	$175,244	$144,990	$134,889	$158,420	$176,789
Funds from operations (diluted)(2)	$101,972	$96,176	$175,244	$145,580	$135,982	$181,543	$203,390
Total square feet (at end of period)(3)	20,190	17,680	20,337	15,922	14,733	20,284	20,611
Number of properties (at end of period)(3)	101	90	103	87	89	178	182

(1)
Excludes book value of real estate properties, before accumulated depreciation and mortgage notes payable related to properties classified as held for sale.

(2)
FFO is defined by the NAREIT as net income or loss, excluding gains or losses from sale of depreciable properties plus real estate depreciation and amortization, and after adjustments for unconsolidated partnership and joint ventures. Reckson presents FFO because Reckson considers it an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization or real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental assets, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income. Reckson computes FFO in accordance with the standards established by NAREIT. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of Reckson's operating performance or as an alternative to cash flow as measure of liquidity. Since all companies and analysts do not calculate FFO in a similar fashion, Reckson's calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

(3)
Excluding properties under development and 800 North Magnolia Avenue, a 354,000 square foot office building located in Orlando, Florida. This property was sold on March 7, 2006.

        The following table presents Reckson's reconciliation of net income (loss) allocable to common stockholders, the GAAP measure Reckson believes to be the most directly comparable to FFO.

	Six Months Ended June 30,		Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
Net income (loss) allocable to common stockholders(1)	$77,643	$35,120	$197,641	$42,380	$142,254	$54,533	$(57,867)
Adjustments for Funds From Operations:
Add:
Limited partners' minority interest in Reckson's Operating Partnership	1,931	1,267	5,451	2,303	14,110	6,680	—
Real estate depreciation and amortization	65,656	57,488	121,649	107,945	101,435	96,909	100,967
Minority partners' interests in consolidated partnerships	14,616	13,503	27,763	30,427	30,477	30,727	15,975
Valuation reserves on investments in affiliate loans and joint ventures	—	—	—	—	—	—	163,000
Less:
Gains on sales of depreciable real estate	44,669	—	154,216	11,322	126,789	5,433	20,173
Amounts distributable to minority partners in consolidated partnerships	13,205	11,202	23,044	26,743	26,598	24,996	19,083
Limited partners' minority interest in Reckson's Operating Partnership	—	—	—	—	—	—	6,030

Basic Funds From Operations	101,972	96,176	175,244	144,990	134,889	158,420	176,789
Add dividends and distributions on dilutive shares and units	—	—	—	590	1,093	23,123	26,601

Diluted Funds From Operations	$101,972	$96,176	$175,244	$145,580	$135,982	$181,543	$203,390

(1)
Net income for years ended December 31, 2003, 2002 and 2001 is an aggregate of the net income available to Class A and Class B common stockholders.

Summary Unaudited Pro Forma Condensed Consolidated Financial Information

        In the table below, SL Green presents pro forma consolidated balance sheet information for SL Green and Reckson as of June 30, 2006, as if the merger and the sale of certain Reckson assets to the Asset Purchasing Venture as described herein had been completed on June 30, 2006. SL Green also presents pro forma consolidated statement of income information for SL Green and Reckson for the fiscal year ended December 31, 2005 and the six months ended June 30, 2006, as if the merger and the sale of assets had been completed on January 1, 2005. The merger will be, and has been for purposes of the pro forma information, accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations."

        The total purchase price is increased by intangible liabilities for the value attributable to the assumed mortgage debt premiums, senior note premiums and below market leases. The purchase price is determined as follows (in millions, except per share data):

Outstanding shares of Reckson common stock (including the assumed exchange of certain partnership units in Reckson Operating Partnership, L.P. and the exercise of certain options prior to the merger)	87.036

Cash consideration ($31.68 per share)(1)	$2,729.1
Common stock consideration ($11.63 per share)	1,012.2
Estimated merger costs (see below)	212.8

Total consideration	3,954.1
Assumption of Reckson's liabilities, including unsecured notes	2,159.0
Minority interest in consolidated debt	(136.0)

Total purchase price	$5,977.1

Total merger costs are estimated as follows:
Legal, accounting and other fees and costs	$23.0
Financial advisory fees	36.0
Debt assumption fees, insurance, financing and other costs	78.1
Payment of LTIP and payments relating to non-cash compensation	19.5
Employee and executive termination, severance and other related costs	56.2

Total merger costs	$212.8

(1)
Gives effect to the approximately $28.2 million aggregate exercise price of outstanding options.

	SL Green Pro Forma Six Months Ended June 30, 2006	SL Green Pro Forma Twelve Months Ended December 31, 2005
	(In thousands, except per share data and ratios)
Statement of Income:
Revenue	$467,662	$839,067
Income from continuing operations available to common stockholders	24,558	50,317
Income from continuing operations available to common stockholders per share — basic	0.45	0.72
Income from continuing operations available to common stockholders per share — diluted	0.44	0.71
Balance Sheet Data (At End of Period)
Real estate properties, net	$6,300,559
Investments in unconsolidated joint ventures	731,175
Structured finance investments	704,789
Tenant and other receivables, net	63,580
Total assets	8,294,603
Mortgage notes payable	1,628,620
Revolving credit facility	—
Senior unsecured notes	1,254,932
Term loans	1,379,499
Junior subordinate deferrable debentures held by trust	100,000
Minority interests	545,648
Total stockholders' equity	2,878,190

	SL Green Six Months Ended June 30, 2006	SL Green Pro Forma Six Months Ended June 30, 2006
	(In thousands, except per share data and ratios)
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends Data (At End of Period) Earnings
Income (loss) from continuing operations	$43,864	$22,365
Add: JV cash distributions	58,457	58,457
Interest	40,978	133,367
Portion of rent expense representative of interest	8,966	14,061

Total earnings	$152,265	$228,250

Fixed Charges and Preferred Stock Dividends
Interest	$40,978	$133,367
Preferred stock dividends	9,938	9,938
Interest capitalized	(17)	(17)
Portion of rent expense representative of interest	8,966	14,061
Amortization of loan costs expensed	1,956	4,141

Total Fixed Charges and Preferred Stock Dividends	$61,821	$161,490

Ratio of earnings to combined fixed charges and preferred stock dividends	2.46	1.41

        It is important to remember that this information is hypothetical, and does not necessarily reflect the financial performance that would have actually resulted if the merger had been completed on those dates. Furthermore, this information does not necessarily reflect future financial performance if the merger actually occurs.

        See "SL Green Realty Corp. Unaudited Pro Forma Condensed Consolidated Financial Statements" attached to this proxy statement/prospectus for a more detailed explanation of this analysis.

Comparative Per Share Data

        Set forth below are net income, book value and cash dividends per share data for SL Green and Reckson on a historical basis, for SL Green and Reckson on a pro forma basis and on a pro forma basis per Reckson equivalent share.

        The pro forma data was derived by combining the historical consolidated financial information of SL Green and Reckson using purchase accounting.

        You should read the information below together with the historical financial statements and related notes contained in the annual reports and other information that SL Green and Reckson have filed with the SEC and incorporated by reference. See "Where You Can Find More Information." The unaudited pro forma combined data below is for illustrative purposes only. The companies might have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

	SL Green Historical Data	Reckson Historical Data	SL Green Pro Forma Combined Data
Income per share from continuing operations available to common stockholders—basic
Year ended December 31, 2005	$2.04	$0.49	$0.72
Six months ended June 30, 2006	$1.16	$0.40	$0.45
Income per share from continuing operations available to common stockholders—dilutive
Year ended December 31, 2005	$2.01	$0.49	$0.71
Six months ended June 30, 2006	$1.12	$0.40	$0.44
Book value per share of common stock
As of December 31, 2005	$28.53	$15.67	N/A
As of June 30, 2006	$28.88	$15.77	$48.02
Cash dividends per share of common stock
Year ended December 31, 2005	$2.22	$1.70	$2.22
Six months ended June 30, 2006	$1.20	$0.85	$1.20

Comparative Per Share Market Price And Dividend Information

        At the close of business on October 13, 2006, the record date for the special meeting, there were approximately 110 holders of record of SL Green common stock and 516 holders of record of Reckson common stock.

Market Prices and Dividends

        SL Green common stock is listed on the NYSE under the symbol "SLG." The following table sets forth the high and low closing prices per share of SL Green common stock as reported by the NYSE, based on published financial sources for the quarterly periods indicated, which correspond to the quarterly fiscal periods for financial reporting purposes.

	SL Green Common Stock
	High	Low	Declared Dividend
2004:
First Quarter	$47.78	$41.12	$0.50
Second Quarter	$48.20	$40.24	$0.50
Third Quarter	$51.81	$47.19	$0.50
Fourth Quarter	$60.55	$52.30	$0.54
2005:
First Quarter	$59.74	$52.70	$0.54
Second Quarter	$66.05	$55.38	$0.54
Third Quarter	$70.10	$64.76	$0.54
Fourth Quarter	$77.14	$63.80	$0.60
2006:
First Quarter	$103.09	$77.70	$0.60
Second Quarter	$109.47	$95.31	$0.60
Third Quarter	$116.98	$106.50	$0.60
Fourth Quarter (as of October 17, 2006)	$120.68	$112.37	N/A

        Reckson common stock is listed on the NYSE under the symbol "RA." The following table sets forth the quarterly high and low intra-day prices per share of Reckson common stock as reported on the NYSE and the distributions paid by Reckson for each respective quarter ended.

	Reckson Common Stock
	High	Low	Distribution
2004:
First Quarter	$28.15	$23.70	$0.4246
Second Quarter	$28.68	$22.59	$0.4246
Third Quarter	$29.77	$27.10	$0.4246
Fourth Quarter	$34.34	$28.56	$0.4246
2005:
First Quarter	$33.17	$29.65	$0.4246
Second Quarter	$33.56	$29.80	$0.4246
Third Quarter	$35.25	$32.25	$0.4246
Fourth Quarter	$37.83	$31.30	$0.4246
2006:
First Quarter	$46.37	$35.90	$0.4246
Second Quarter	$45.39	$37.25	$0.4246
Third Quarter	$44.95	$40.68	$0.4246
Fourth Quarter (as of October 17, 2006)	$43.89	$42.60	N/A

        The following table sets forth the closing sale prices per share of Reckson common stock as reported on the NYSE on July 12, 2006, the last trading day prior to first published rumors of a potential transaction involving Reckson, on August 2, 2006, the last trading day before SL Green and Reckson announced the transaction, and on October 17, 2006, the most recent practicable trading day before the date on which this proxy statement/prospectus was mailed to Reckson stockholders.

Date	Reckson Common Stock Price Per Share
July 12, 2006	$41.86
August 2, 2006	$43.95
October 17, 2006	$43.64

        Reckson is restricted by the terms of the merger agreement from paying dividends other than regular, cash distributions at a rate not in excess of $0.4246 per share of Reckson common stock and certain dividends required for Reckson to maintain its REIT status and to eliminate U.S. Federal income tax liability. Reckson has not repurchased any shares of Reckson common stock under its common stock repurchase program during the fiscal year ending December 31, 2006.

        Reckson has agreed that, if requested by SL Green, it will enter into one or more asset sales for cash or shares of SL Green common stock, subject to specified terms and conditions. The closing of the asset sales would occur immediately prior to, and conditioned upon, the effective time of the merger. Reckson will distribute any cash or shares of SL Green common stock received in connection with such asset sales to holders of Reckson common stock immediately prior to, and conditioned upon, the effective time of the merger, and the cash component of the merger consideration to be delivered to Reckson stockholders ($31.68 per share) and the stock component of the merger consideration to be delivered to Reckson stockholders (0.10387 of a share of SL Green common stock for each share of Reckson common stock) will be reduced ratably by the amount of such distribution.

Comparative Market Data

        The following table presents trading information for SL Green common stock and Reckson common stock for August 2, 2006 and October 17, 2006. August 2, 2006 was the last full trading day prior to the public announcement of the proposed merger. October 17, 2006 was the last practicable trading day for which information was available prior to the date of the first mailing of this proxy statement/prospectus. The Reckson pro forma equivalent closing share price is equal to $31.68, without interest (the cash portion of the consideration for each share of Reckson common stock in the merger) plus an amount in cash equal to an adjusted prorated dividend plus the closing price of a share of SL Green common stock on each such date multiplied by 0.10387 (the exchange ratio for the issuance of SL Green common stock in the merger). These prices will fluctuate prior to the special meeting and the closing date of the merger, and Reckson stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

	SL Green Common Stock Close	Reckson Common Stock Close	Reckson Pro Forma Equivalent Close
August 2, 2006	$112.00	$43.95	$43.31
October 17, 2006	$119.43	$43.64	$44.09

QUESTIONS AND ANSWERS ABOUT THE MERGER

        The following are some questions that you, as a stockholder of Reckson, may have regarding the merger and the other matters being considered at the special meeting and the answers to those questions. Reckson and SL Green urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the special meeting. Additional important information is also contained in the annexes to and the documents included and incorporated by reference in this proxy statement/prospectus.

Q:    Why am I receiving these materials?

A:
SL Green and Reckson have agreed to the acquisition of Reckson by SL Green under the terms of a merger agreement that is described in this proxy statement/prospectus. For the merger to occur, two-thirds of the stockholders of Reckson must approve the merger. Reckson will hold a special meeting of its stockholders to obtain the necessary stockholder approval. This proxy statement/prospectus contains important information about the merger and the meeting of the stockholders of Reckson. SL Green and Reckson are sending you these materials to help you decide whether to approve the merger.

Q:    What will I receive in the merger?

A:
If the merger is completed, you will receive $31.68 in cash, without interest, an amount in cash equal to an adjusted prorated dividend and 0.10387 of a share of SL Green common stock for each share of Reckson common stock you own. SL Green common stock is listed on the NYSE under the symbol "SLG." See "—How is the adjusted prorated dividend calculated?" The closing price per share of SL Green common stock on August 2, 2006, the day before the merger was publicly announced, was $112.00, which would imply a value of $43.31 for each share of Reckson common stock (excluding the value of the adjusted prorated dividend). Based on the closing price per share of SL Green common stock on October 17, 2006, the most recent practicable trading day before the date on which this proxy statement/prospectus was mailed to Reckson stockholders (which was $119.43 per share), you would receive cash and SL Green common stock having an aggregate implied value of $44.09 for each share of Reckson common stock you own plus an amount in cash equal to an adjusted prorated dividend. However, because the stock exchange ratio is fixed at 0.10387 of a share of SL Green common stock for each share of Reckson common stock, the value of the stock portion of the merger consideration will fluctuate with the market price per share of SL Green common stock prior to the closing of the merger. Accordingly, the value of the merger consideration at the time the merger is completed may be different from the value at the time the merger agreement was signed or the Reckson special meeting is held. SL Green and Reckson urge you to obtain a current market quotation for SL Green common stock before voting at the special meeting. See "Risk Factors—Risks Relating to the Merger—Reckson stockholders cannot be certain of the market value of the shares of SL Green common stock that will be issued in the merger."

  You will not receive any fractional shares of SL Green common stock in the merger. Instead, you will be paid cash (without interest) in lieu of the fractional share interest to which you would otherwise be entitled as described under "The Merger Agreement—Fractional Shares." You will not be entitled to dividends, voting rights or any other rights in respect of any fractional share of SL Green common stock.

  Reckson has agreed that, if requested by SL Green, it will enter into one or more asset sales for cash or shares of SL Green common stock, subject to specified terms and conditions. The closing of the asset sales would occur immediately prior to, and would be conditioned upon, the effective time of the merger. Reckson will distribute any cash or shares of SL Green common stock received in connection with such asset sales to holders of Reckson common stock immediately prior to, and conditioned upon, the effective time of the merger, and the cash component of the merger consideration to be delivered to you ($31.68 per share) and the stock component of the merger consideration to be delivered to you (0.10387 of a share of SL Green common stock for each share of Reckson common stock), as applicable, will be reduced ratably by the amount of such distribution.

  SL Green will request that Reckson sell directly to the Asset Purchasing Venture all or a portion of the assets contemplated to be sold by SL Green to the Asset Purchasing Venture pursuant to the Sale Agreement. It may also request that Reckson sell certain other of its assets to SL Green prior to the closing of the merger for SL Green tax planning purposes. SL Green does not anticipate requesting that Reckson sell any assets to any person other than SL Green and the Asset Purchasing Venture. The particular assets to be sold pursuant to the asset sale provisions of the merger agreement have not yet been finally determined. The assets that SL Green may request that Reckson sell directly to the Asset Purchasing Venture are certain real property assets and entities owning real property assets, as well as certain loans, all as described in greater detail under "Interests of Directors and Executive Officers of Reckson in the Merger—Sale Agreement." The aggregate purchase price for the above assets, whether or not sold pursuant to the asset sale provisions of the merger agreement, is approximately $2.1 billion, subject to adjustment. The asset sales to the Asset Purchasing Venture or to SL Green will be consummated immediately prior to the effective time of the merger. Any assets intended for sale to the Asset Purchasing Venture that are not sold pursuant to the asset sale provisions of the merger agreement would be sold to the Asset Purchasing Venture immediately following the effective time of the merger. See "Interests of Directors and Executive Officers of Reckson in the Merger—Sale Agreement" for a discussion of the terms of the Sale Agreement. The consummation of any asset sales pursuant to the asset sale provisions of the merger agreement will not affect the amount or timing of the consideration received by Reckson shareholders with respect to the merger since the consideration paid for any such asset sale will be offset by an identical adjustment to the merger consideration.

  SL Green's reason for agreeing to sell the assets described above pursuant to the Sale Agreement is to limit the number of new markets SL Green will be entering in connection with the merger in order to permit it to remain focused on its core New York City based portfolio. While SL Green's core New York City portfolio will expand as a result of the merger, purchasing the entirety of Reckson's portfolio would require SL Green to have new investments in a number of non-core markets. In considering the acquisition of the Reckson portfolio, SL Green determined that, with the exception of the downtown commercial business district markets of Stamford, Connecticut and White Plains, New York and its environs, all of the assets held in Reckson's portfolio that are not in New York City were in suburban markets that SL Green views as having less near-term opportunity. SL Green also determined that the continued operation and maintenance of the assets outside of the markets in its historical core portfolio would require significant time and attention from its management team and potentially detract from their ability to continue to achieve the high levels of performance from the assets in their core portfolio. In addition to detracting from management's focus on SL Green's core portfolio, the cost and risk associated with developing, implementing and maintaining the infrastructure necessary to operate and manage properties in these new markets would be high from SL Green's perspective.

Q:    How is the adjusted prorated dividend calculated?

  The adjusted prorated dividend is equal to the excess, if any, of the prorated amount of the last quarterly dividend per share declared by Reckson over 0.10387 multiplied by the prorated amount of the last regular quarterly dividend declared by SL Green prior to the closing date.

Q:    What will happen to Reckson as a result of the merger?

A:
Reckson will merge with and into a subsidiary of SL Green, with the SL Green subsidiary as the surviving entity.

Q:    Will the shares of SL Green common stock issued in the merger be listed for trading on the NYSE?

A:
Yes. The shares of SL Green common stock to be issued in the merger will be listed, upon official notice of issuance, on the NYSE under the symbol "SLG."

Q:    Why are SL Green and Reckson proposing to enter into the merger?

A:
In making its determination with respect to the merger, Reckson's Affiliate Transaction Committee and Board of Directors considered a number of factors. See "Special Factors—Reckson's Reasons for the Merger" for a discussion of such factors. Similarly, SL Green's board of directors also considered a number of factors in reaching its determination to approve the merger agreement. See "Special Factors—SL Green's Reasons for the Merger" for a discussion of such factors.

Q:    How does Reckson's Affiliate Transaction Committee and Board of Directors recommend that I vote?

A:
Reckson's Affiliate Transaction Committee of its board of directors and its board of directors unanimously recommends that Reckson stockholders vote "FOR" the proposal to approve the merger and the other transactions contemplated by the merger agreement (including the asset sale provisions). For a more complete description of the recommendation of Reckson's board, see page 58.

Q:    Will I continue to receive dividends?

A:
Yes. Reckson is permitted to continue to declare and pay its regular quarterly dividend of $0.4246 per share of Reckson common stock and presently intends to do so.

Q:    Where and when is the special meeting?

A:
The special meeting will take place at 1350 Avenue of the Americas, New York, New York, on November 22, 2006, at 10:30 a.m., Eastern Time.

Q:    What vote is required to approve the merger agreement?

A:
Holders of two-thirds of the outstanding shares of Reckson common stock must affirmatively vote to approve the merger and the other transactions contemplated by the merger agreement.

Q:    Who can vote and attend the special meeting?

A:
All common stockholders of Reckson of record as of the close of business on October 13, 2006, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting or any adjournments or postponements thereof. Each share is entitled to one vote on each matter properly brought before the special meeting.

Q:    What happens if I sell my shares before the special meeting?

A:
The record date for the special meeting, the close of business on October 13, 2006, is earlier than the date of the special meeting. If you held your shares of common stock on the record date but transfer them prior to the effective time of the merger, you will retain your right to vote at the special meeting, but not the right to receive the merger consideration for shares of Reckson common stock. The right to receive such merger consideration will pass to the person who owns the shares you previously owned when the merger becomes effective.

Q:    What do I need to do now?

A:
After you have read this document carefully, please authorize your proxy promptly—by telephone, by Internet or by signing, dating and returning the enclosed proxy card in the prepaid envelope provided. You should authorize your proxy now, even if you expect to attend the special meeting and vote in person. Authorizing your proxy now will not prevent you from later canceling or revoking your proxy and changing your vote at any time before the vote at the special meeting and will ensure that your shares are voted if you later find you cannot attend the special meeting.

Q:    How will proxy holders vote my shares?

A:
If you authorize your proxy by telephone or by the Internet, or properly execute and return the proxy card enclosed with this proxy statement/prospectus prior to the special meeting, your shares will be voted as you authorize. If you execute your proxy card but no direction is otherwise made, your shares will be voted FOR approval of the merger and in the discretion of the proxy holders on any other matter that may be properly presented at the meeting, including proposals to adjourn the meeting to obtain additional proxies.

Q:    What should I do if I hold my shares in "street name," i.e., through a bank, broker or other custodian?

A:
Please follow the instructions provided by your bank, broker or other custodian, in order to direct such custodian to vote your shares on your behalf.

Q:    Can my broker vote my shares, which are held in "street name"?

A:
Your broker is not able to vote your shares that are held in "street name" for you without your instructions. If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote your shares on the proposals being presented at the special meeting. Because the approval of the merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of two-thirds of Reckson's outstanding shares of common stock, a failure to provide your broker instructions will have the same effect as a vote against to the merger and the other transactions contemplated by the merger agreement. You should therefore be sure to provide your broker with instructions on how to vote your shares.

Q:    What do I do if I want to change my vote?

A:
You may change your vote in three ways:

•
by delivering a written notice to the corporate secretary of Reckson prior to the voting of the shares stating that you would like to revoke your proxy;

•
by signing and delivering a later-dated proxy card (or authorizing a later-dated proxy by telephone or by the Internet); or

•
by attending the special meeting and voting in person; however, your attendance alone will not revoke your proxy or change your vote.

  If you have instructed a broker how to vote your shares, you must follow the directions provided by your broker to change those instructions.

Q:    What rights do I have if I oppose the merger?

A:
You can either abstain from voting or vote against the merger by indicating a vote against the proposal on your proxy card and signing and mailing your proxy card in accordance with the instructions provided, or by voting against the merger in person at the special meeting. Pursuant to the Maryland General Corporation Law, however, you are not entitled to dissenters' or appraisal rights with respect to the merger.

Q:    Should I send my certificates representing my Reckson common stock?

A:
No, do not submit your stock certificates at this time. After SL Green and Reckson complete the merger, SL Green will send former holders of Reckson common stock written instructions for exchanging their share certificates.

Q:    When do you expect to complete the merger?

A:
SL Green and Reckson are working toward completing the merger as quickly as possible. Reckson must first obtain the approval of Reckson stockholders at the special meeting. SL Green and Reckson expect to complete the merger during the first quarter of 2007. However, SL Green and Reckson cannot assure you as to when, or if, the merger will occur.

Q:    If the merger is completed, when can I expect to receive the merger consideration for my shares of common stock?

A:
As soon as practicable after the completion of the merger, you will receive a letter of transmittal describing how you may exchange your shares of common stock for the merger consideration. At that time, you must send your completed letter of transmittal to the exchange agent (and, for shares of Reckson common stock represented by a certificate(s) only, your share certificate(s)) in order to receive the merger consideration. You should not send your share certificate(s) to SL Green or Reckson or anyone else until you receive the letter of transmittal.

Q:    What risks should I consider before I vote on the merger proposal?

A:
SL Green and Reckson encourage you to read carefully the detailed information about the merger contained and incorporated by reference in this proxy statement/prospectus, including the section entitled "Risk Factors" beginning on page 26.

Q:    Where can I find more information about the companies?

A:
SL Green and Reckson each file reports and other information with the Securities and Exchange Commission ("SEC"). You may read and copy this information at the SEC's public reference facilities. Please call the SEC at 1-800-732-0330 for information about these facilities. This information is also available at the offices of the NYSE, and at the Internet site the SEC maintains at www.sec.gov. In addition, Reckson's SEC filings are available at the Internet site Reckson maintains at www.reckson.com, and SL Green's SEC filings are available at the Internet site SL Green maintains at www.slgreen.com. Information contained on SL Green's website, Reckson's website or the website of any other person is not incorporated by reference into this proxy statement/prospectus, and you should not consider information contained on those websites as part of this proxy statement/prospectus. You can also request copies of these documents from SL Green or Reckson. See "Where You Can Find More Information" on page 136.

Q:    Who can help answer my questions?

A:
If you have more questions about the merger or need assistance voting your shares, please contact the firm assisting Reckson in the solicitation of proxies:

INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor
New York, NY 10022

Stockholders Call Toll-Free: (888) 750-5834
(Banks and Brokers Call Collect: (212) 750-5833)

or

Susan McGuire
Investor Relations
Reckson Associates Realty Corp.
625 Reckson Plaza
Uniondale, NY 11556
Telephone: (516) 506-6000
Facsimile: (516) 506-6800
Email: investorrelations@reckson.com

  If you would like additional copies of this proxy statement/prospectus, you should contact Innisfree M&A Incorporated at the above telephone numbers. You may also request additional documents by email at info@innisfreema.com.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, you should carefully consider the following factors in evaluating the proposals to be voted on at the special meeting.

Risk Factors Relating to the Merger

Reckson stockholders cannot be certain of the market value of the shares of SL Green common stock that will be issued in the merger.

        Upon the completion of the merger, each share of Reckson common stock outstanding immediately prior to the merger will be converted into the right to receive $31.68 in cash, without interest, plus an amount in cash equal to an adjusted prorated dividend plus 0.10387 of a share of SL Green common stock. Because the exchange ratio is fixed at 0.10387 of a share of SL Green common stock for each share of Reckson common stock, the market value of the SL Green common stock issued in the merger will depend upon the market price of a share of SL Green common stock upon completion of the merger. The market value of SL Green common stock will fluctuate prior to the completion of the merger and therefore may be different at the time the merger is consummated than it was at the time the merger agreement was signed and at the time of the special meeting. Stock price changes may result from a variety of factors that are beyond SL Green's control, including general market and economic conditions and changes in business prospects. Accordingly, Reckson stockholders cannot be certain of the market value of the SL Green common stock that will be issued in the merger or the market value of SL Green common stock at any time after the merger. In addition, the merger agreement does not require that the fairness opinion of Goldman Sachs or Greenhill be updated as a condition to closing the merger. As such, the fairness opinions do not reflect any changes in the relative values of Reckson or SL Green subsequent to the date of the merger agreement.

        If the merger is consummated, such consummation will not occur until after the date of the special meeting and the satisfaction or waiver of all of the conditions to the merger. Therefore, at the time of the special meeting you will not know the precise dollar value of the merger consideration you will become entitled to receive at the effective time of the merger. You are urged to obtain a current market quotation for SL Green common stock.

The market price of SL Green common stock and SL Green's earnings per share may decline as a result of the merger.

        The market price of SL Green common stock may decline as a result of, among other things, the merger if SL Green does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the merger on SL Green's financial results is not consistent with the expectations of financial or industry analysts. In addition, the failure to achieve expected benefits and unanticipated costs relating to the merger could reduce SL Green's future earnings per share.

There may be unexpected delays in the consummation of the merger, which would delay Reckson stockholders' receipt of the merger consideration and could impact SL Green's ability to timely achieve cost savings associated with the merger.

        The merger is expected to close during the first quarter of 2007. However, certain events may delay the consummation of the merger. If these events were to occur, the receipt of cash and shares of SL Green common stock by Reckson stockholders would be delayed. Some of the events that could delay the consummation of the merger include difficulties in obtaining the approval of Reckson stockholders or satisfying the closing conditions to which the merger is subject.

The pending class action lawsuits may adversely affect SL Green's and Reckson's ability to consummate the merger.

        Since August 4, 2006, six purported class action lawsuits have been filed by alleged Reckson stockholders in New York state and Maryland state courts, seeking to enjoin the proposed merger and the acquisition by the Asset Purchasing Venture of certain assets of Reckson. The plaintiffs assert claims of breach of fiduciary duty against Reckson and its directors, and, in the case of three lawsuits, claims of aiding and abetting breach of fiduciary duty by SL Green. While these cases are in their early stages, Reckson and SL Green believe that the cases are without merit and intend to contest them vigorously. However, any judgments in respect of these lawsuits adverse to Reckson and SL Green may adversely affect Reckson's and SL Green's ability to consummate the merger.

If the merger does not occur, Reckson may incur payment obligations to SL Green and Reckson's stock price may decline.

        If the merger agreement is terminated under certain circumstances, Reckson may be required to pay Wyoming Acquisition Corp. a $99.8 million break-up fee. If the merger agreement is terminated in certain other circumstances, Reckson may be obligated to pay Wyoming Acquisition Corp. up to $13.0 million as an expense reimbursement. See "The Merger Agreement—Break-up Fees and Expenses."

        The merger is subject to customary conditions to closing, including the receipt of the required approval of the stockholders of Reckson. If any condition to the merger is not satisfied or, if permissible, waived, the merger will not be completed. In addition, Reckson and SL Green may terminate the merger agreement in certain circumstances. If Reckson and SL Green do not complete the merger, the market price of Reckson common stock may fluctuate to the extent that the current market prices of those shares reflect a market assumption that the merger will be completed. Reckson has diverted significant management resources in an effort to complete the merger and is subject to restrictions contained in the merger agreement on the conduct of its business. If the merger is not completed, Reckson will have incurred significant costs, including the diversion of management resources, for which it will have received little or no benefit.

The termination fee may discourage other companies from trying to acquire Reckson.

        In the merger agreement, Reckson agreed to pay a termination fee of up to $99.8 million in specified circumstances, including some circumstances where a third party acquires or seeks to acquire Reckson. This provision could discourage other parties from trying to acquire Reckson, even if those companies might be willing to offer a greater amount of consideration to Reckson stockholders than SL Green has offered in the merger agreement. For a detailed discussion of the specified circumstances when a termination fee could be payable by Reckson, see "The Merger Agreement—Break-Up Fees and Expenses."

Certain of Reckson's directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Reckson stockholders generally.

        In considering the recommendation of Reckson's board of directors with respect to the merger, Reckson stockholders should be aware that certain of Reckson's directors and executive officers may have material financial interests in the merger that are different from, or in addition to, the interests of Reckson stockholders generally. These directors and executive officers are Scott H. Rechler, Michael Maturo, Jason M. Barnett, Salvatore Campofranco, Philip Waterman III and F.D. Rich III. See "Interests of Directors and Executive Officers of Reckson in the Merger."

If SL Green is unable to successfully integrate the operations of Reckson, its business and earnings may be negatively affected.

        The merger with Reckson will involve the integration of companies that have previously operated independently. Successful integration of the operations of Reckson will depend primarily on SL Green's ability to consolidate operations, systems procedures, properties and personnel and to eliminate redundancies and costs. The merger will also pose other risks commonly associated with similar transactions, including unanticipated liabilities, unexpected costs and the diversion of management's attention to the integration of the operations of SL Green and Reckson. SL Green cannot assure you that it will be able to integrate Reckson's operations without encountering difficulties, including, but not limited to, the loss of key employees, the disruption of its respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Estimated cost savings are projected to come from various areas that SL Green's management has identified through the due diligence and integration planning process. If SL Green has difficulties with any of these integrations, it might not achieve the economic benefits it expects to result from the merger, and this may hurt its business and earnings. In addition, SL Green may experience greater than expected costs or difficulties relating to the integration of the business of Reckson and/or may not realize expected cost savings from the merger within the expected time frame, if at all.

After the merger is completed, Reckson stockholders who receive SL Green common stock in the merger will have different rights that may be less advantageous than their current rights.

        After the closing of the merger, Reckson stockholders who receive SL Green common stock in the merger for their Reckson common stock will have different rights than they currently have. You may conclude that your rights as a stockholder of SL Green may be less advantageous than the rights you have as a stockholder of Reckson. For a detailed discussion of your rights as a stockholder of SL Green and the significant differences between your rights as a stockholder of Reckson and your rights as a stockholder of SL Green, see "Comparison of Rights of Stockholders of SL Green and Stockholders of Reckson."

Risk Factors Relating to SL Green Following the Merger

        SL Green's business, operations and financial condition are subject to various risks. Some of these risks are described below; however, this section does not describe all risks applicable to SL Green, its industry or its business, and it is intended only as a summary of certain material factors. Additional risks are described in SL Green's Annual Report on Form 10-K for the fiscal year ending December 31, 2005 and Quarterly Reports on Form 10-Q for the quarterly periods ending March 31, 2006 and June 30, 2006 and are incorporated herein by reference. If any of the following risks actually occur, SL Green could be materially and adversely affected.

Real property investments are subject to varying degrees of risk that may adversely affect the business and the operating results of SL Green after the merger.

        The combined company's revenue and the value of its properties may be adversely affected by a number of factors, including:

  •
  the national economic climate;

  •
  the local economic climate;

  •
  local real estate conditions;

  •
  changes in retail expenditures by consumers;

  •
  the perceptions of prospective tenants of the attractiveness of the properties;

  •
  the combined company's ability to manage and maintain its properties and secure adequate insurance; and

  •
  increases in operating costs (including real estate taxes and utilities).

        In addition, real estate values and income from properties are also affected by factors such as applicable laws, including tax laws, interest rate levels and the availability of financing. If the combined company's properties do not generate revenue sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, it may have to borrow additional amounts to cover its expenses. This would harm the combined company's cash flow and ability to make distributions to its stockholders.

The market price of SL Green common stock after the merger may be affected by factors different from those affecting the shares of Reckson currently.

        The businesses of SL Green and Reckson are different and, accordingly, the results of operations of SL Green and the market price of SL Green's common stock may be affected by factors different from those currently affecting the results of operations and market prices of Reckson's common stock. For a discussion of the businesses of SL Green and Reckson and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under "Where You Can Find More Information."

SL Green would incur adverse tax consequences if it or Reckson failed to qualify as a REIT for United States federal income tax purposes.

        SL Green has assumed that Reckson has qualified and will continue to qualify as a REIT for United States federal income tax purposes and that SL Green will be able to continue to qualify as a REIT following the merger. However, if Reckson has failed or fails to qualify as a REIT and the merger is completed, SL Green and Wyoming Acquisition Corp. generally would succeed to or incur significant tax liabilities (including the significant tax liability that would result from the deemed sale of assets by Reckson pursuant to the merger), and SL Green could possibly lose its REIT status should disqualifying activities continue after the acquisition.

        REITs are subject to a range of complex organizational and operational requirements. As REITs, SL Green and Reckson must each distribute with respect to each year at least 90% of its REIT taxable income to its stockholders. Other restrictions apply to a REIT's income and assets. For any taxable year that SL Green or Reckson fails to qualify as a REIT, it will not be allowed a deduction for dividends paid to its stockholders in computing taxable income and thus would become subject to United States federal income tax as if it were a regular taxable corporation. In such an event, it could be subject to potentially significant tax liabilities. Unless entitled to relief under certain statutory provisions, SL Green or Reckson, as the case may be, would also be disqualified from treatment as a REIT for the four taxable years following the year in which it lost its qualification. If SL Green or Reckson failed to qualify as a REIT, the market price of SL Green's common stock may decline and SL Green may need to reduce substantially the amount of distributions to its stockholders because of its increased tax liability.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, may contain forward-looking statements. We acknowledge that the Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with a going private transaction. These forward-looking statements include, but are not limited to, statements about the benefits of the merger, including future financial and operating results and performance; statements about SL Green's and Reckson's plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "should," "may" or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of SL Green's and Reckson's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of SL Green and Reckson. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

        The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

  •
  those discussed and identified in public filings with the SEC made by SL Green and Reckson;

  •
  the vote of Reckson stockholders on the merger at the Reckson special meeting;

  •
  the timing of the completion of the merger;

  •
  SL Green's ability to integrate the Reckson business and to achieve expected synergies, operating efficiencies and other benefits within expected time-frames or at all, or within expected cost projections, and to preserve the goodwill of the acquired business;

  •
  the amount of expenses and other liabilities incurred or accrued between the date of the signing of the merger agreement and date of the closing of the merger; and

  •
  Reckson and SL Green each being able to maintain its qualification as a REIT.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to SL Green or Reckson or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, SL Green and Reckson undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE RECKSON SPECIAL MEETING

Date, Time and Place

        There will be a special meeting of the stockholders of Reckson on November 22, 2006, at 10:30 a.m., Eastern Time, at 1350 Avenue of the Americas, New York, New York.

Purpose

        At the special meeting, the holders of shares of Reckson common stock will be asked to consider and vote upon a proposal to approve the merger and the other transactions contemplated by the merger agreement described in this proxy statement/prospectus and to consider and vote upon any adjournment or postponement of the meeting.

Recommendation of the Affiliate Transaction Committee of Reckson's Board of Directors and of Reckson's Board of Directors

        The Affiliate Transaction Committee of Reckson's board and Reckson's board voted unanimously to approve the merger agreement, the merger and the transactions contemplated under the merger agreement. The Affiliate Transaction Committee of Reckson's board and Reckson's board has declared the merger and merger agreement advisable, fair to and in the best interests of Reckson and its unaffiliated stockholders. Accordingly, the Affiliate Transaction Committee and Reckson's board recommend that Reckson's stockholders vote "FOR" the adoption of the merger agreement. See "Special Factors—Background of the Merger," "Special Factors—Recommendation of the Affiliate Transaction Committee of Reckson's Board of Directors and of Reckson's Board of Directors" and "Interests of Directors and Executive Officers of Reckson in the Merger."

Voting by Directors, Executive Officers and Other Filing Persons

        As of the close of business on October 13, 2006, the record date of the special meeting, the directors and executive officers of Reckson (including the members of the Management Group) held and are entitled to vote, in the aggregate, 984,841 shares of Reckson common stock, representing approximately 1.2% of the outstanding shares of Reckson common stock. The directors and executive officers of Reckson have informed Reckson that they intend to vote all of their shares of Reckson common stock "FOR" the adoption of the merger agreement.

Record Date, Outstanding Shares and Voting Rights

        Reckson's board has fixed the close of business on October 13, 2006, as the record date for the special meeting. Accordingly, only holders of record of issued and outstanding shares of Reckson common stock at the close of business on the record date are entitled to vote at the special meeting. At the close of business on the record date, there were 83,471,930 shares of Reckson common stock outstanding, held by approximately 516 holders of record. Each holder is entitled to one vote for each share of Reckson common stock held on the record date.

Vote Required; Quorum

        Approval of the Reckson merger proposal requires the affirmative vote of the holders of at least two-thirds of Reckson's common stock outstanding as of the record date.

        The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Reckson common stock entitled to vote at the Reckson special meeting is necessary to constitute a quorum at the Reckson special meeting. Shares of Reckson common stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the Reckson special meeting. Abstentions will be counted for quorum purposes and will have the same effect as votes "AGAINST" approval of the Reckson merger proposal since the merger proposal requires the affirmative vote of two-thirds of outstanding shares of Reckson common stock. Under NYSE rules, brokers and nominees holding shares of record for customers are not entitled to vote on the Reckson merger proposal unless they receive specific voting instructions from the beneficial owner of the shares. If a broker or nominee holding shares of record for a customer submits a properly executed proxy, but indicates that it does not have discretionary authority to vote as to a particular matter, those shares, which are referred to as broker non-votes, will be treated as present and entitled to vote at the Reckson special meeting for purposes of determining whether a quorum exists. Broker non-votes will have the same effect as shares voted "AGAINST" approval of the merger.

        If a quorum is not present, the stockholders entitled to vote at the special meeting, present in person or by proxy, may adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than an announcement at the meeting. Any business may be transacted at an adjourned meeting, which might have been transacted at the special meeting as originally called.

Voting of Proxies

        All shares of Reckson common stock that are entitled to vote and are represented at the Reckson special meeting by properly executed proxies received prior to or at such meeting, and not revoked, will be voted at such meeting in accordance with the instructions indicated on such proxies. Reckson stockholders may choose to vote for or against or abstain from voting on the approval of the merger. If a Reckson stockholder returns a signed proxy card, but does not indicate how the shares are to be voted (with the exception of broker non-votes), the shares of Reckson common stock represented by the proxy card will be voted "FOR" the merger and the other transactions contemplated by the merger agreement. If a Reckson stockholder does not return a signed proxy card or otherwise authorize a proxy by telephone or by Internet, that stockholder's shares will not be voted and will have the same effect as a vote against the approval of the merger.

        If a motion is made to adjourn the special meeting to another time or place for the purposes of soliciting additional proxies, the persons named in the enclosed form of proxy and acting thereunder generally will have discretion to vote on such matters in accordance with their discretion, except that any shares which were voted against the Reckson merger proposal will not be voted in favor of the adjournment or postponement of the Reckson special meeting in order to solicit additional proxies.

        Proxy Authorization Electronically or by Telephone.    Stockholders of record and many stockholders who hold their shares through a broker or bank will have the option to authorize their proxies to vote their shares electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in Reckson's stock records in your name or in the name of a broker, bank or other nominee who holds your shares. If you hold your shares through a broker, bank or other nominee, you should check your proxy card or voting instruction card forwarded by your broker, bank or other nominee who holds your shares to see which options are available.

        In addition to submitting the enclosed proxy by mail, Reckson stockholders of record may authorize their proxies by telephone or Internet by following the instructions on their proxy card or voting form. If you have any questions regarding how to authorize your proxy by telephone or by Internet, please call Innisfree M&A Incorporated, toll-free at (888) 750-5834.

Appraisal Rights

        Under Section 3-202 of the Maryland General Corporation Law, Reckson stockholders do not have the right to receive the appraised value of their shares in connection with the merger because Reckson common stock is listed on the NYSE. Reckson stockholders can vote against the merger by indicating a vote against the proposal on their proxy card and signing and mailing their proxy card in accordance with the instructions provided, or by voting against the merger in person at the special meeting. If the requisite number of Reckson stockholders vote in favor of the merger agreement, all Reckson stockholders will be bound by the terms of the merger under the merger agreement, and each of their shares of Reckson common stock, including the shares of those Reckson stockholders that did not vote in favor of the merger, will be converted into the right to receive $31.68 in cash, without interest, an amount in cash equal to an adjusted prorated dividend plus 0.10387 of a share of SL Green common stock.

Revocation of Proxies

        A proxy card is enclosed. Any stockholder who executes and delivers the proxy card may revoke the authority granted under the proxy at any time before the shares are voted by:

  •
  delivering to the Secretary of Reckson, at or before the vote is taken at the Reckson special meeting, a later-dated written notice stating that the stockholder would like to revoke its proxy and change its vote;

  •
  properly executing and delivering a new proxy card bearing a later date relating to the same shares (or authorize a later-dated proxy by telephone or Internet); or

  •
  attending the Reckson special meeting and voting in person, although attendance at the Reckson special meeting will not in and of itself constitute a revocation of a proxy or a change of the stockholder's vote.

        If the stockholder has instructed its broker to vote its shares and the stockholder wishes to revoke those instructions, the stockholder must follow its broker's revocation procedures.

        Any written notice of revocation or subsequent proxy should be sent to Reckson Associates Realty Corp., 625 Reckson Plaza, Uniondale, New York 11556, Attention: Secretary, so as to be received prior to the Reckson special meeting, or hand delivered to the Corporate Secretary of Reckson at or before the taking of the vote at the Reckson special meeting. Stockholders that have instructed a broker to vote their shares must follow directions received from such broker in order to change their vote or to vote at the Reckson special meeting.

Solicitation of Proxies; Expenses

        All expenses of Reckson's solicitation of proxies, including the cost of mailing this proxy statement/prospectus to Reckson stockholders, will be paid by Reckson. In addition to solicitation by use of the mail, Reckson's stockholders, directors, officers and employees may solicit proxies by telephone, e-mail, fax or other means of communication. Such stockholders, directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Reckson will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding such materials. Reckson has retained Innisfree M&A Incorporated, a proxy soliciting firm, to assist Reckson in the solicitation of proxies. Innisfree's solicitation fee is not to exceed $75,000, plus out-of-pocket expenses.

RECKSON STOCKHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES WITH THE PROXY CARDS. YOU WILL RECEIVE SEPARATE WRITTEN INSTRUCTIONS ON HOW TO EXCHANGE YOUR RECKSON STOCK CERTIFICATES FOR THE MERGER CONSIDERATION IF THE MERGER IS COMPLETED.

THE COMPANIES

SL Green

        SL Green and its operating partnership, SL Green Operating Partnership, L.P., a Delaware limited partnership, were formed in June 1997 for the purpose of combining the commercial real estate business of S.L. Green Properties, Inc. and its affiliated partnerships and entities. SL Green has qualified, and expects to continue to qualify, as a REIT under the Code, and operates as a self-administered, self-managed REIT.

        As of June 30, 2006, SL Green's wholly-owned properties consisted of 23 commercial office properties encompassing approximately 10.0 million rentable square feet located primarily in midtown Manhattan, a borough of New York City, or Manhattan. As of June 30, 2006, the weighted average occupancy (total leased square feet divided by total available square feet) of the wholly-owned properties was 96.7%. SL Green's portfolio also includes ownership interests in unconsolidated joint ventures, which own seven commercial office properties in Manhattan, encompassing approximately 8.8 million rentable square feet, and which had a weighted average occupancy of 94.9% as of June 30, 2006. SL Green also owns 439,300 square feet of retail and development properties and manages three office properties owned by third parties and affiliated companies encompassing approximately 1.0 million rentable square feet. SL Green's executive offices are located at 420 Lexington Avenue, New York, New York 10170 and its telephone number is (212) 594-2700. For additional information on SL Green, see "Where You Can Find More Information."

        Following the merger, SL Green is expected to continue to be managed by its existing board of directors and by its existing senior management team.

        Wyoming Acquisition Corp., a Maryland corporation, is a newly formed, wholly-owned subsidiary of SL Green that was formed solely for the purpose of effecting the merger. Wyoming Acquisition Corp. has not conducted and will not conduct any business prior to the merger.

Financing

        In connection with the merger, SL Green entered into a mandate letter with Wachovia Capital Markets, LLC and Keybanc Capital Markets to increase the existing unsecured revolving credit facility of SL Green Operating Partnership, L.P. from $500 million to $800 million. Under this arrangement, a swingline of $50 million and letters of credit up to $50 million will also be available to SL Green Operating Partnership, L.P. The interest on the unsecured revolving credit facility will vary based on SL Green's credit rating, if investment grade, or its senior leverage ratio. The unsecured revolving credit facility matures September 28, 2008. SL Green Operating Partnership, L.P. expects to repay the credit facility from time to time from its working capital. The mandate letter for the unsecured revolving credit facility and the closing of the unsecured revolving credit facility are subject to customary conditions for this type of financing, including (1) completion of due diligence, (2) negotiation and execution of definitive loan documentation, (3) absence of a material adverse effect of SL Green Operating Partnership, L.P. and its subsidiaries, taken as a whole, or Reckson and its subsidiaries, taken as a whole, (4) absence of a material disruption of the loan syndication, financial or capital markets, (5) closing of the unsecured revolving credit facility on or prior to December 31, 2006, (6) absence of a material adverse change in the financial conditions of SL Green Operating Partnership, L.P. or SL Green, (7) absence of materially adverse litigation affecting SL Green Operating Partnership, L.P., SL Green or the closing of the unsecured revolving credit facility and (8) absence of a material disruption of the capital markets.

        SL Green has also entered into a mandate letter with Wachovia Capital Markets, LLC for the arrangement of a senior unsecured term loan of up to $1.5 billion for SL Green Operating Partnership, L.P. The interest rate on the loan varies with SL Green's credit rating, if investment grade, or its senior leverage ratio. There is no prepayment penalty on the term loan and SL Green Operating Partnership, L.P. pays interest only on the loan until maturity, which is three years from the effective time of the merger. SL Green Operating Partnership, L.P. expects to repay the term loan from using the proceeds from future asset sales, additional borrowings and its working capital. The mandate letter for the $1.5 billion senior unsecured term loan is subject to customary conditions for this type of financing, including (1) satisfaction of the material adverse change conditions set forth in the merger agreement, (2) the closing of the term loan prior to January 30, 2007 and (3) negotiation and execution of definitive loan documentation consistent with the mandate letter and any term sheet. In addition, the closing of the senior unsecured term loan is also subject to customary conditions, including (1) the closing of the merger and (2) satisfaction of the conditions specified in the mandate letter.

        In addition, SL Green has entered into a commitment letter with Merrill Lynch Mortgage Lending, Inc. to provide secured financing of up to $298 million in the aggregate to one or more single purpose, bankruptcy remote entities in connection with the acquisition of certain Reckson properties by SL Green or one of its wholly-owned subsidiaries pursuant to the merger agreement. The financing will be secured by such property(ies) and is comprised of a $170 million fixed rate loan with a term of 10 years and a $128 million floating rate loan with a term of two years, with three one-year extensions. The $170 million fixed rate loan bears an interest rate equal to 72 basis points plus the sum of the ten year mid-market swap spread and the bid side yield of the ten year U.S. treasury bond. The $128 million floating rate loan bears an interest rate equal to one month LIBOR plus 185 basis points and resets monthly. Both the fixed rate loan and the floating rate loan are interest only, with the principal amounts thereof due at maturity. The borrowing entity will be required to purchase an interest rate cap on the floating rate loan. The fixed rate loan is not prepayable before the date that is 60 days before maturity. The floating rate loan is not prepayable during the first six months of its term, but is prepayable thereafter, subject to prepayment penalties. The borrowing entity expects to repay the loans with funds received pursuant to the sale of the properties or the refinancing of the loans. The commitment letter and the closing of the financing are subject to customary closing conditions for this type of financing and include, among others things, (1) completed and executed loan documentation, (2) satisfaction of the closing conditions in the merger agreement and (3) consummation of the merger at or prior to the closing of the financing. The commitment letter terminates on February 2, 2007.

Reckson

        Reckson is a self-administered and self managed real estate investment trust specializing in the acquisition, leasing, financing, management and development of Class A office properties engaged in the ownership, management, operation, acquisition, leasing, financing and development of commercial real estate properties, principally office and to a lesser extent flex properties, and also owns land for future development located in the tri-state area markets surrounding New York City. Reckson's core growth strategy is focused on properties located in New York City and the surrounding Tri-State area markets. Reckson is one of the largest publicly traded owners, managers and developers of Class A office properties in the New York Tri-State area, and wholly owns, has substantial interests in, or has under contract, a total of 101 properties comprised of approximately 20.2 million square feet. Reckson has been traded on the NYSE under the ticker symbol "RA" since 1995.

SL GREEN'S POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of certain investment, financing and other policies of SL Green. These policies have been determined by the board of directors of SL Green and may be amended or revised from time to time by the board of directors of SL Green without a vote of the stockholders, except that (i) SL Green cannot change its policy of holding its assets and conducting its business only through SL Green Operating Partnership, L.P. and its affiliates without the consent of the holders of limited partnership units of SL Green Operating Partnership, L.P. as provided in the partnership agreement of SL Green Operating Partnership, L.P., referred to as the SL Green Partnership Agreement, (ii) changes in certain policies with respect to conflicts of interest must be consistent with legal requirements and (iii) SL Green cannot take any action intended to terminate its qualification as a REIT without the approval of the holders of a majority of the outstanding shares of its common stock.

Investment Policies

        Investment in Real Estate or Interests in Real Estate.    SL Green will conduct all of its investment activities through SL Green Operating Partnership, L.P. and its affiliates. SL Green's primary business objective is to maximize total return to stockholders through growth in distributable cash flow and appreciation in the value of its assets. In general, it is SL Green's policy to acquire assets primarily for income and future appreciation.

        SL Green expects to pursue its investment objectives primarily through the direct or indirect ownership by SL Green Operating Partnership, L.P. of SL Green's properties, referred to as the SL Green Properties, and other acquired commercial properties, including those for development. SL Green currently intends to invest primarily in existing improved properties but may, if market conditions warrant, invest in development projects as well. Furthermore, SL Green currently intends to invest in or develop commercial office and retail properties, primarily in midtown Manhattan, and structured finance investments. However, future investment or development activities will not be limited to any geographic area or product type or to a specified percentage of SL Green's assets. SL Green does not have any limit on the amount or percentage of its assets that may be invested in any one property, any one geographic area or any one asset class. SL Green intends to engage in such future investment or development activities in a manner which is consistent with the maintenance of its status as a REIT for U.S. federal income tax purposes. In addition, SL Green may purchase or lease income-producing commercial properties and other types of properties for long-term investment, expand and improve the real estate presently owned or other properties purchased, or sell such real estate or other properties, in whole or in part, if and when circumstances warrant.

        SL Green also may participate with third parties in property ownership, through joint ventures or other types of co-ownership. Such investments may permit SL Green to own interests in larger assets without unduly restricting diversification and, therefore, may add flexibility in structuring its portfolio. SL Green will not, however, enter into a joint venture or partnership to make an investment that would not otherwise meet its investment policies.

        Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness as may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness will have a priority over any distributions with respect to shares of SL Green common stock. Investments also are subject to SL Green's policy not to be treated as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

        Investments in Real Estate Mortgages.    While SL Green's business objectives emphasize equity investments in commercial real estate, SL Green may, in the discretion of its board of directors, invest in mortgages and other types of equity or debt real estate interests consistent with SL Green's qualification as a REIT, subject to the limitations contained in any agreement entered into by SL Green from time to time restricting such activities, including, without limitation, those limitations contained in the origination agreement entered into by SL Green with Gramercy Capital Corp. Although SL Green does not presently intend to emphasize investments in various structured finance investments (other than through its affiliate, Gramercy Capital Corp.), it may invest in non-performing mortgages on an opportunistic basis in order to acquire an equity interest in the underlying property or in participating or convertible mortgages, mezzanine notes or preferred equity securities if SL Green concludes that it would be in SL Green's interest to do so. Investments in real estate mortgages and other structured finance investments are subject to the risk that one or more borrowers may default under such mortgages or investments and that the collateral securing such mortgages or investments may not be sufficient to enable an investor to recoup its full investment.

        Securities or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers.    Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, SL Green also may invest in securities of other REITs, securities of other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. SL Green intends to make such investments in a way that the proposed investment would not cause SL Green or SL Green Operating Partnership, L.P. to be an "investment company" within the meaning of the 1940 Act. SL Green may acquire all or substantially all of the securities or assets of other REITs or similar entities if such investments would be consistent with SL Green's investment policies.

Disposition Policies

        SL Green reserves the right to dispose of any of the SL Green Properties, subject to the provisions in the SL Green Partnership Agreement that restrict the sale of certain properties, referred to as the Lock-out Provisions, and to the provisions of any agreements to which SL Green is a party, if, based upon management's periodic review of SL Green's portfolio, the board of directors of SL Green determines that such action would be in the best interests of SL Green. The tax consequences of the disposition of certain of the SL Green Properties may, however, influence the decision of certain directors and executive officers of SL Green who hold limited partnership units of SL Green Operating Partnership, L.P. as to the desirability of a proposed disposition. Any decision to dispose of an SL Green Property must be approved by the board of directors of SL Green (and in accordance with the applicable partnership agreement). In addition, under the Lock-out Provisions, SL Green may not sell (except in certain events, including certain transactions that would not result in the recognition of any gain for tax purposes) 673 First Avenue and 470 Park Avenue South through August 20, 2009, referred to as the Lock-out Period, without, in the case of either of these two SL Green Properties, the consent of holders of 75% of the limited partnership units of SL Green Operating Partnership, L.P. originally issued to limited partners in SL Green Operating Partnership, L.P. who immediately, prior to completion of certain transactions consummated in connection with SL Green's initial public offering, referred to as the Formation Transactions, owned direct or indirect interests in such SL Green Property that remain outstanding at the time of such vote (other than limited partnership units held by SL Green and excluding any such limited partnership units the adjusted tax basis of which has been increased, in the hands of the holder or any predecessor holder thereof, to reflect fair market value through a taxable disposition or otherwise). The Lock-out Provisions apply even if it would otherwise be in the best interest of the stockholders for SL Green to sell one or more of these two SL Green Properties.

        Under a tax protection agreement entered into in connection with SL Green's acquisition of the property located at 1515 Broadway, New York, New York, SL Green has agreed not to take certain actions that would adversely affect the tax positions of limited partners of the partnership that transferred 1515 Broadway to SL Green through December 31, 2011. SL Green also agreed, in connection with its acquisition of the property located at 220 East 42nd Street, New York, New York not to take certain actions that would adversely affect the tax positions of certain of the partners who held interests in this property prior to the acquisition for a period of seven years after the acquisition. In connection with SL Green's acquisition of the property located at 625 Madison Avenue, New York, New York, SL Green has agreed not to take certain actions that would adversely affect the tax positions of certain of the partners who held interests in this property prior to the acquisition for a period of seven years after the acquisition. SL Green also agreed, in connection with its acquisition of interests in the property located at 609 Fifth Avenue, New York, New York, not to take certain actions that would adversely affect the tax positions of the partners who held interests in this property prior to the acquisition through January 31, 2014.

Financing Policies

        As a general policy, SL Green intends to limit its total consolidated indebtedness, and its pro rata share of unconsolidated indebtedness, so that at the time any debt is incurred, SL Green's debt to market capitalization ratio, or the Debt Ratio, does not exceed 60%. The SL Green charter and bylaws do not, however, limit the amount or percentage of indebtedness that SL Green may incur. In addition, SL Green may from time to time modify its debt policy in light of current economic conditions, relative costs of debt and equity capital, market values of its SL Green Properties, general conditions in the market for debt and equity securities, fluctuations in the market price of its common stock, growth and acquisition opportunities and other factors. Accordingly, SL Green may increase its Debt Ratio beyond the limits described above. If this policy were changed, SL Green could become more highly leveraged, resulting in an increased risk of default on its obligations and a related increase in debt service requirements that could adversely affect the financial condition and results of operations of SL Green and SL Green's ability to make distributions to stockholders.

        SL Green has established its debt policy relative to the total market capitalization of SL Green computed at the time the debt is incurred, rather than relative to the book value of its assets, a ratio that is frequently employed, because it believes the book value of its assets (which to a large extent is the depreciated value of real property, SL Green's primary tangible asset) does not accurately reflect its ability to borrow and to meet debt service requirements. Total market capitalization, however, is subject to greater fluctuation than book value, and does not necessarily reflect the fair market value of the underlying assets of SL Green at all times. Moreover, due to fluctuations in the value of SL Green's portfolio of properties over time, and since any measurement of SL Green's total consolidated indebtedness, and its pro rata share of unconsolidated indebtedness incurred, to total market capitalization is made only at the time debt is incurred, the Debt Ratio could exceed the 60% level.

        SL Green has not established any limit on the type of indebtedness that may be incurred in respect of or secured by any single property or on its portfolio as a whole.

        Although SL Green will consider factors other than total market capitalization in making decisions regarding the incurrence of debt (such as the purchase price of properties to be acquired with debt financing, the estimated market value of properties upon refinancing, and the ability of particular properties and SL Green as a whole to generate sufficient cash flow to cover expected debt service), there can be no assurance that the Debt Ratio, or any other measure of asset value, at the time the debt is incurred or at any other time will be consistent with any particular level of distributions to stockholders.

SL Green's Policies with Respect to Other Activities

        SL Green and SL Green Operating Partnership, L.P. have authority to offer shares of SL Green common stock and preferred stock, limited partnership units and preferred limited partnership units of SL Green Operating Partnership, L.P. or options to purchase capital stock or limited partnership units of SL Green Operating Partnership, L.P. in exchange for property and to repurchase or otherwise acquire shares of its common stock or limited partnership units or other securities in the open market or otherwise and may engage in such activities in the future. SL Green may issue common stock from time to time, in one or more series, as authorized by its board of directors without further action by SL Green's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which SL Green's securities may be listed or traded. SL Green may issue preferred stock from time to time, in one or more series, as authorized by its board of directors without the need for stockholder approval. SL Green has not engaged in trading, underwriter or agency distribution or sale of securities of other issuers other than SL Green Operating Partnership, L.P. or any of its affiliates, nor has SL Green invested in the securities of other issuers other than SL Green Operating Partnership, L.P. for the purposes of exercising control, and does not intend to do so. At all times, SL Green intends to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code (or the Treasury Regulations), the board of directors determines that it is no longer in the best interest of SL Green to qualify as a REIT and such determination is approved by a majority vote of SL Green's stockholders, as required by SL Green's charter. SL Green from time to time has made loans to third parties and it may in the future continue to make loans to third parties, including, without limitation, to joint ventures in which it participates. In addition, SL Green's affiliate, Gramercy Capital Corp., is in the business of making loans to third parties. SL Green intends to make investments in such a way that it will not be treated as an investment company under the 1940 Act. SL Green's policies with respect to such activities may be reviewed and modified or amended from time to time by SL Green's board of directors without a vote of the stockholders.

        Borrowing by SL Green Operating Partnership, L.P.    SL Green is authorized to cause SL Green Operating Partnership, L.P. to borrow money and to issue and guarantee debt as it deems necessary for the conduct of the activities of SL Green Operating Partnership, L.P. Such debt may be secured by mortgages, deeds of trust, liens or encumbrances on properties of SL Green Operating Partnership, L.P. or pledges of partnership or membership interests in the entities owning SL Green Properties. SL Green also may cause SL Green Operating Partnership, L.P. to borrow money to enable SL Green Operating Partnership, L.P. to make distributions, including distributions in an amount sufficient to permit SL Green, as long as it qualifies as a REIT, to avoid the payment of any United States federal income tax. See "?Financing Policies." Pursuant to the Lock-out Provisions, SL Green Operating Partnership, L.P. has agreed to certain limitations with respect to refinancing and repayment of the mortgage indebtedness on 673 First Avenue through August 20, 2009.

        Reimbursement of SL Green; Transactions with SL Green and its Affiliates.    SL Green does not receive any compensation for its services as general partner of SL Green Operating Partnership, L.P. SL Green, however, as a general partner and limited partner in SL Green Operating Partnership, L.P., has the same right to allocations and distributions as other partners in SL Green Operating Partnership, L.P. In addition, SL Green Operating Partnership, L.P. will reimburse SL Green for substantially all expenses it incurs relating to the ongoing operation of SL Green and offerings of limited partnership units or shares of SL Green common stock (or rights, options, warrants or convertible or exchangeable securities).

        Except as expressly permitted by the SL Green Partnership Agreement, affiliates of SL Green will not engage in any transactions with SL Green Operating Partnership, L.P. except on terms that are fair and reasonable and no less favorable to SL Green Operating Partnership, L.P. than would be obtained from an unaffiliated third party.

        Sale of Assets.    Under the SL Green Partnership Agreement, SL Green generally has the exclusive authority to determine whether, when and on what terms the assets of SL Green Operating Partnership, L.P. (including the SL Green Properties) will be sold, subject to the Lock-out Provisions and to the provisions of any agreements to which SL Green is a party. A sale of all or substantially all of the assets of SL Green Operating Partnership, L.P. (or a merger of SL Green Operating Partnership, L.P. with another entity) generally requires an affirmative vote of the holders of a majority of the outstanding limited partnership units of SL Green Operating Partnership, L.P. (including limited partnership units held by SL Green), but also is subject to the Lock-out Provisions and to other agreements made by SL Green in connection with its acquisition of certain SL Green Properties or interests therein. Under the Lock-out Provisions, SL Green Operating Partnership, L.P. may not, in general, sell or otherwise dispose of 673 First Avenue or 470 Park Avenue South (or any direct or indirect interest therein) during the Lock-out Period. Under certain other agreements, SL Green would, in general, be liable in the event of a sale of 1515 Broadway, 220 East 42nd Street, 625 Madison Avenue or 609 Fifth Avenue, or interests therein, prior to the expiration of certain tax-protection periods specified in each such agreement.

Power to Issue Additional Shares of Common Stock and Preferred Stock

        SL Green believes that the power of its board of directors to issue additional authorized but unissued shares of its common stock or preferred stock and to classify or reclassify unissued shares of its common stock or preferred stock and thereafter to cause SL Green to issue such classified or reclassified shares of stock will provide SL Green with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as shares of common stock, will be available for issuance without further action by SL Green's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which SL Green's securities may be listed or traded.

        SL Green intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

RECKSON'S POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of certain investment, financing and other policies of Reckson. These policies have been determined by Reckson's board of directors and may be amended or revised from time to time by Reckson's board of directors without a vote of its stockholders, except that (i) Reckson cannot change its policy of holding its assets and conducting its business only through Reckson Operating Partnership, L.P. and its affiliates without the consent of the holders of units of limited partnership interest in Reckson Operating Partnership, L.P., as provided in the partnership agreement of Reckson Operating Partnership, L.P., and (ii) changes in certain policies with respect to conflicts of interest must be consistent with legal requirements. Reckson's investment, financing and other policies are all subject to the restrictions contained in the merger agreement and this section is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached to this proxy statement/prospectus as Annex A. We urge all Reckson stockholders to carefully read the merger agreement in its entirety.

Investment Policies

        Investment in Real Estate or Interests in Real Estate.    Reckson conducts all of its investment activities through Reckson Operating Partnership, L.P. and its affiliates. Reckson's primary business objectives are to maximize current return to its stockholders through increases in distributable cash flow per share and to increase its stockholders' long-term total return through the appreciation in value of Reckson's common stock.

        Reckson pursues its investment objectives through the ownership by Reckson Operating Partnership, L.P. of its properties and other acquired properties and assets. Reckson currently invests primarily in Class A office properties and existing improved properties in New York City and the surrounding tri-state area central business district and core suburban markets located in the tri-state area. Reckson also selectively develops new Class A office properties primarily on land Reckson currently owns and may redevelop existing properties as opportunities arise. While Reckson may diversify in terms of property locations, size and market, Reckson does not have any limit on the amount or percentage of its assets that may be invested in any one property or any one geographic area. In addition, Reckson may purchase or lease income-producing commercial and other types of properties for long-term investment, expand and improve the real estate presently owned or other properties purchased, or sell such real estate properties, in whole or in part, when circumstances warrant.

        Reckson may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. Such investments may permit Reckson to own interests in larger assets without unduly restricting diversification and, therefore, add flexibility in structuring its portfolio. Reckson will not enter into a joint venture or partnership to make an investment that would not otherwise meet its investment policies. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness as may be incurred in connection with acquiring or refinancing these investments. Debt service on such financing or indebtedness has a priority over any distributions with respect to shares of Reckson common stock.

        Reckson's policy is to engage in investment activities in a manner that is consistent with the maintenance of its status as a REIT for U.S. federal income tax purposes. In general, Reckson acquires assets for income, but may also acquire assets for possible capital gain. Subject to REIT qualification rules and certain other requirements, Reckson will consider disposing of assets if its management determines that a sale of such assets would be in Reckson's best interests based on the price being offered for the assets, the operating performance of the assets, the tax consequences of the sale and other factors and circumstances surrounding the proposed sale.

        Investment in Real Estate Mortgages.    Reckson also invests in mortgages (including participating or convertible mortgages), mezzanine loans and other types of real estate interests consistent with Reckson's qualification as a REIT. In general, these investments are secured by a pledge of either a direct or indirect ownership interest in the underlying real estate or leasehold, a first mortgage, other guaranties, pledges or assurances. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable Reckson to recoup its full investment.

        Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers. Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, Reckson also may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. Investments are also subject to Reckson's policy not to be treated as an investment company under the 1940 Act.

Financing Policies

        Reckson currently has a policy of incurring debt only if upon such incurrence the debt ratio (defined as Reckson's total debt as a percentage of the sum of Reckson's total debt and the market value of Reckson's equity) would be 50% or less. Reckson's unsecured credit facility and the indenture under which unsecured notes of Reckson Operating Partnership, L.P. are issued contain financial covenants which limit Reckson's ability to incur indebtedness. However, Reckson's charter and bylaws do not limit the amount or percentage of indebtedness that Reckson may incur. In addition, Reckson may from time to time modify its debt policy in light of current economic conditions, relative costs of debt and equity capital, market values of its properties, general conditions in the market for debt and equity securities, fluctuations in the market price of Reckson common stock, growth opportunities, REIT qualification requirements and other factors. Accordingly, Reckson may increase or decrease its debt to total market capitalization ratio beyond the limits described above. If this policy were changed, Reckson could become more highly leveraged, resulting in higher interest payments that could adversely affect its ability to pay dividends and increase the risk of default of existing indebtedness.

        To the extent that Reckson's board of directors decides to obtain additional capital, Reckson may raise such capital through additional equity offerings (including offerings of senior securities), debt financings or a combination of these methods. Reckson presently anticipates that any additional borrowings would be made through Reckson Operating Partnership, L.P., although Reckson may guarantee indebtedness of Reckson Operating Partnership, L.P. or incur indebtedness directly and loan the proceeds to Reckson Operating Partnership, L.P. Borrowings may be unsecured or may be secured by any or all of the assets of Reckson, Reckson Operating Partnership, L.P. or any existing or new property owning affiliate and may have full or limited recourse to all or any portion of the assets of Reckson, Reckson Operating Partnership, L.P. or any existing or new property owning affiliate. Indebtedness incurred by Reckson or its affiliates may be in the form of bank borrowings, purchase money obligations to sellers of properties, publicly or privately placed debt instruments or financing from institutional investors or other lenders. The proceeds from any borrowings by Reckson or its affiliates may be used for working capital, to refinance existing indebtedness or to finance acquisitions, expansions or the development of new properties, and for the payment of distributions. Other than restrictions that may be imposed by lenders from time to time in connection with outstanding indebtedness, Reckson has not established limits on the number or amount of mortgages that may be placed on any single property or on its portfolio as a whole.

Conflict of Interest Policies

        Reckson has established an Affiliate Transaction Committee, consisting of all of Reckson's disinterested directors, to review and approve or disapprove any proposed transaction between Reckson

(or a subsidiary) and any person or entity who is an affiliate of Reckson at any time in the three-year period preceding the date of the proposed transaction, but only if (a) the value of the consideration to be paid by or to Reckson (or a subsidiary) pursuant to the transaction equals or exceeds $10 million or (b) pursuant to the transaction, at least five percent of Reckson's assets are proposed to be sold, disposed of or transferred. In addition, Reckson has adopted certain policies and procedures, including an insider trading policy and a code of business conduct and ethics, applicable to all employees, officers and directors of Reckson, that are designed, among other things, to reduce the risk that outside interests of employees, officers and directors may conflict with the interests of Reckson and its stockholders. Reckson also has implemented a code of conduct for Reckson's chief executive officer, chief financial officer, chief accounting officer and other senior financial officers that requires such officers to set an exemplary standard of conduct for Reckson. Moreover, Reckson's board of directors is subject to certain provisions of Maryland law, which are designed to eliminate or minimize certain potential conflicts of interest. However, there can be no assurance that these policies and laws always will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all Reckson stockholders.

        Pursuant to Maryland law, each Reckson director will be subject to restrictions on misappropriation of corporate opportunities to himself or herself or his or her affiliates. In addition, under Maryland law, a contract or other transaction between Reckson and a director or between Reckson and any other corporation or other entity in which a Reckson director is a director or has a material financial interest is not void or voidable solely on the grounds of such interest, the presence of the director at the meeting at which the contract or transaction is approved or the director's vote in favor thereof if (a) the transaction or contract is approved or ratified, after disclosure of the common directorship or interest, by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum, or by a majority of the votes cast by disinterested stockholders, or (b) the transaction or contract is fair and reasonable to Reckson at the time it is approved or ratified.

Policies with Respect to Other Activities

        Reckson has authority to offer shares of Reckson common stock or preferred stock, units of limited partnership interest and preferred units of limited partnership interest in Reckson Operating Partnership, L.P. or options to purchase shares of Reckson stock or units of limited partnership interest in Reckson Operating Partnership, L.P. in exchange for property and to repurchase or otherwise acquire its shares of common stock or units of limited partnership interest or other securities in the open market or otherwise and may continue to engage in such activities in the future. Subject to certain holding periods, units of limited partnership interest in Reckson Operating Partnership, L.P. may either be redeemed for cash or, at the election of Reckson, exchanged for shares of common stock on a one-for-one basis. Reckson generally intends (but is not obligated) to issue shares of Reckson common stock to holders of units of limited partnership interest in Reckson Operating Partnership, L.P. upon exercise of such redemption rights. Reckson may issue common stock from time to time, in one or more series, as authorized by its board of directors without further action by Reckson's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Reckson's securities may be listed or traded. Reckson may issue preferred stock from time to time, in one or more series, as authorized by its board of directors without the need for stockholder approval.

        Reckson has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than Reckson Operating Partnership, L.P., nor has Reckson invested in the securities of other issuers other than Reckson Operating Partnership, L.P. for the purposes of exercising control, and does not intend to do so. At all times, Reckson intends to make investments in such a manner as to qualify as a REIT unless because of circumstances or changes in the Code (or the Treasury

Regulations), Reckson's board of directors determines that it is no longer in the best interest of Reckson to qualify as a REIT. Reckson may make loans to third parties, including, without limitation, to joint ventures in which it participates. Reckson intends to make investments in such a way that it will not be treated as an investment company under the 1940 Act. Reckson's policies with respect to such activities may be reviewed and modified or amended from time to time by Reckson's board of directors without a vote of its stockholders.

        Reckson is subject to the reporting requirements of the Exchange Act. Pursuant to these requirements, Reckson files periodic reports, proxy statements and other information, including certified financial statements, with the SEC.

SPECIAL FACTORS

General

        This proxy statement/prospectus is being furnished to you in connection with the proposed merger of Reckson with and into Wyoming Acquisition Corp., with Wyoming Acquisition Corp., a subsidiary of SL Green, surviving the merger. The merger will be carried out as provided in the merger agreement. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus.

        This proxy statement/prospectus has been sent to you because you were a holder of shares of Reckson common stock on the record date set by Reckson's board of directors for a special meeting of Reckson stockholders to consider and vote upon a proposal to approve the merger and the other transactions contemplated by the merger agreement. This proxy statement/prospectus also constitutes a prospectus of SL Green, which is a part of the Registration Statement on Form S-4 filed by SL Green with the SEC under the Securities Act in order to register the shares of SL Green common stock to be issued to Reckson stockholders in the merger.

Background of the Merger

        Reckson's board of directors has from time to time engaged with senior management and outside advisors in strategic reviews, and has considered ways to enhance Reckson's performance and prospects in light of competitive and other relevant developments. These reviews have also included periodic discussions with respect to potential transactions that would further Reckson's strategic objectives, and the potential benefits and risks of those transactions. Among the potential transactions discussed by the Board were pursuing the acquisition of other public companies, seeking a merger-of-equals with other public companies, purchasing portfolios of assets, expanding Reckson's asset base beyond the office market, and expanding Reckson's geographic focus to other east coast cities.

        On May 25, 2006, at an annual board meeting, Reckson management reviewed management's then current estimates of Reckson's net asset value with the board. Reckson's management discussed with the board the current state of the market for office properties and noted that pricing for office properties had become increasingly competitive with large amounts of capital being committed to the sector and that this had further resulted in decreasing expectations for yields on potential acquisitions. Reckson noted on its first quarter conference call that these factors could have a negative impact on its future growth prospects. In addition, the Reckson board discussed continuing Reckson's strategy of disposing of certain assets and noted that it could be difficult to identify opportunities to redeploy any proceeds from such dispositions and, accordingly, reinstituted authorization of its share repurchase program.

        During the course of the months of June and early July, Reckson management noted the continuation of the trends it had been observing and also noted that the escalation of prices for office properties in its markets was prompting consolidation among office REITs. Reckson management consulted with each of the members of the board of directors and Reckson's financial advisors, Goldman Sachs and Citigroup Global Markets Inc., or Citigroup, and invited the financial advisors to attend the next board meeting.

        On July 10, 2006, the Reckson board of directors held a meeting at which it discussed Reckson's general strategic objectives and current trends in the commercial office market and REIT industry in general with Reckson's management and financial advisors. Particularly, the board of directors noted the abundance of capital in the private market targeted for large real estate deals, the unprecedented pricing achieved in office real estate transactions, particularly in New York City, and the historically high valuations of REIT stocks. Following this discussion, the Reckson board of directors also authorized management and the financial advisors to explore whether there were potential strategic alternatives which could result in delivering more value to Reckson stockholders than Reckson's current business plan, including by contacting potentially interested parties.

        On July 12, 2006, in accordance with the directives of the Reckson board of directors, Reckson's financial advisors contacted two potential strategic buyers and six potential financial buyers to solicit their interest in pursuing an acquisition of Reckson. These potential bidders were selected, following a review of a larger group of industry participants, based on, among other things, their ability to pay, their ability to consummate a transaction of the size contemplated and their participation in recent processes for other office properties and portfolios.

        On July 13, 2006, a financial commentator discussed Reckson as a possible takeover candidate on a nightly television broadcast. Subsequent to this broadcast, two other potential strategic bidders contacted Reckson and expressed interest in participating in any process that might be underway or contemplated. Neither of these two potential bidders ultimately entered into confidentiality agreements. During the period from and after July 13, 2006 when Reckson was first widely mentioned as a potential takeover target, Reckson's stock price increased from its closing price of $41.03 on July 13, 2006 with a high trading volume.

        Of the ten potential bidders that either had been contacted or had independently contacted Reckson, three potential strategic buyers and three potential financial buyers entered into confidentiality agreements to permit them to receive nonpublic information concerning Reckson.

        On July 15, 2006, Reckson made an online data room available to those potential bidders that had signed confidentiality agreements. Beginning on July 19, 2006, Reckson held in-person sessions with each of the potential bidders during which potential bidders received an overview of Reckson from executive management, with the assistance of Reckson's financial advisors, and were provided the opportunity to ask questions.

        On July 19, 2006, at Reckson's direction, its financial advisors distributed a bid instruction letter to each of the six potential bidders setting forth a proposed time frame for bid submission. In accordance with Reckson's instructions, Goldman Sachs and Citigroup separately contacted each of the potential bidders to confirm that they would be able to review the diligence information in the online data room and, if interested, meet the proposed time frame. All of the potential bidders indicated that they would be able to do so.

        Also on July 19, 2006, an internationally recognized investment bank mentioned Reckson in a widely disseminated research report as a potential takeover target, which was followed on July 26, 2006 by a similar widely disseminated report by a different investment bank. Notwithstanding these widely disseminated reports and wide ranging speculation that Reckson was potentially for sale, no other potential bidders contacted Reckson or its financial advisors.

        On July 20, 2006, the Reckson board of directors met to receive an update on the process from Reckson's financial advisors. The financial advisors reviewed with the Reckson board of directors the feedback they had received to that point from potential bidders and informed the board that potential bidders had expressed concern with the high costs of New York City and New York State transfer taxes as well as New York State mortgage recording tax that would likely be due in connection with a transaction. In addition, the financial advisors noted that certain potential bidders had requested the ability to include common stock as part of the consideration. The financial advisors also informed the board of directors that while potential bidders had expressed interest in Reckson's New York City assets, many of the potential bidders had stated that they were less interested in certain of Reckson's suburban operating properties, land assets and other non-income producing assets which they believed represented a higher execution risk, and some had indicated that they might be willing to pay a higher price per share if an alternative solution could be found for assets that potential bidders did not wish to acquire. Based on this feedback, the Reckson board of directors instructed Goldman Sachs to explore whether alternative solutions could be found for these assets. Additionally, the board authorized the Management Group to advance discussions with potential institutional partners relating to a proposal for the assets that potential bidders did not wish to acquire. Following this authorization, on July 21, 2006, Marathon entered into a confidentiality agreement with Reckson to permit it to receive confidential information concerning Reckson. An officer of Marathon was formerly an executive officer and director of Reckson and Marathon was generally familiar with Reckson. However, none of the Management Group, any of its members, or Reckson is an affiliate of Marathon, and all discussions between Marathon and the Management Group were at arms-length. The Management Group also approached several other parties to determine whether they would be interested in participating with the Management Group in acquiring these assets. Each of these additional parties, following discussions, indicated that they were not interested in partnering with the Management Group at the values being demanded by SL Green. The Management Group also considered financing the transaction with debt but determined that the logistics and cost of obtaining debt financing commitments prior to signing made it impracticable to do so.

        Marathon and the Management Group discussed the possibility of forming a real estate fund that would be offered in a private placement to several investors to purchase the assets which SL Green did not wish to acquire and additional assets in the future. Among the items discussed were the sponsors of the fund, fee structure of such a fund, the nature of the equity commitments sought for the fund, the size of the fund, and the timetable for formation of the Fund.

        On July 21, 2006, each potential bidder was sent a form of merger agreement, which it was instructed to markup and include with its bid.

        On July 26, 2006, the executive committee of the Reckson board of directors met to receive an update on the process from Goldman Sachs and the Management Group. During this meeting, Goldman Sachs informed the executive committee that all of the potentially interested bidders had now indicated that they would be willing to pay more if there were a solution for assets they did not wish to acquire. The Management Group also at this meeting informed the executive committee that based on conversations they had had with potential partners, that the Management Group believed that they would be able to develop a proposal to present to each of the bidders with respect to these assets.

        On July 27, 2006, two bidders (one of which was SL Green) submitted bids to acquire Reckson; however, each reiterated that it would be willing to pay more per share if there were a solution for assets it did not wish to acquire. Both bidders' proposals consisted of a combination of stock and cash and each had an indicative value of $42.50. SL Green's bid consisted of approximately 73% cash and was accompanied by a merger agreement that it would be willing to enter into, while the other bidder's bid consisted of only 27% cash and was not accompanied by a form of merger agreement. No other bidders submitted bids for all or part of Reckson.

        Over the course of July 27, 2006 and July 28, 2006, Goldman Sachs had a number of conversations with each of the two bidders and requested that they increase their prices. SL Green indicated that it could potentially increase its bid to include cash and stock which had a value of approximately $43.50 (based on SL Green's closing stock price on July 28, 2006 of $113.80) in light of, and conditioned on, the expected proceeds from the proposed sale of assets to the Asset Purchasing Venture. The other bidder indicated that while it might have some flexibility on the nature and mix of consideration, it did not indicate that it would be willing to increase the overall value of the consideration it was offering.

        Marathon and the Management Group concluded that the complexities involved in the formation of a real estate fund, in light of the timing of the contemplated transaction, made it very unlikely that their discussions would be completed on the timetable being requested by the Affiliate Transaction Committee and SL Green. Accordingly, Marathon and the Management Group shifted their discussions towards creating a joint venture to acquire certain of the assets that SL Green did not wish to acquire, reserving the possibility of subsequently forming a real estate fund. This joint venture discussion culminated in the creation of the Asset Purchasing Venture. In addition, Marathon and the Management Group discussed the terms of a commitment letter, whereby Marathon would commit to provide equity financing to the Asset Purchasing Venture and subject to conditions, the Management Group would have the ability to replace up to one half of this financing commitment with alternative sources of equity capital. Marathon requested to retain its right to invest one half of this financing commitment as compensation for issuing this financing commitment.

        On July 28, 2006, the Reckson board of directors met to consider the two bids and discuss next steps. Given the possibility that a solution for the assets the bidders did not wish to acquire might include the participation of the Management Group, the Reckson board resolved that the Affiliate Transaction Committee of the board should conduct the process going forward. The Affiliate Transaction Committee consisted of the board's eight independent directors and excluded members of the Management Group.

        Goldman Sachs explained to the Affiliate Transaction Committee that Goldman Sachs had requested, on behalf of Reckson, that each bidder raise its bid and increase the certainty of the value, either by increasing the amount of cash included in the bid or putting a "collar" on the stock price so that the shareholders would receive a bidder's shares with a minimum value regardless of any drop in the price of such shares between the signing of the agreement and the closing of the transaction. SL Green stated that it was not willing to increase the amount of cash or put a collar on the stock price. The other bidder indicated that it was not willing to raise its bid although it would consider increasing the amount of cash to 50% of the total consideration and would consider including a convertible security in its offer; however, it did not indicate that it would be willing to increase the overall value of the consideration it was offering. The Management Group informed the Affiliate Transaction Committee that the Management Group would be willing to propose to purchase the assets that SL Green was not interested in purchasing and would similarly be willing to work with any other bidders to purchase any assets that they would not be interested in purchasing if it would result in an increase in the overall consideration being paid to stockholders.

        The Affiliate Transaction Committee instructed Goldman Sachs to determine whether other auction participants would be willing to pay more than SL Green if the Management Group purchased the assets SL Green did not wish to acquire at the prices that that the Management Group indicated they would be willing to pay to SL Green. In addition, the Affiliate Transaction Committee instructed Goldman Sachs to determine whether any of the other auction participants would be interested in purchasing the assets that SL Green did not want to purchase. The Affiliate Transaction Committee also discussed hiring a financial advisor to determine the fairness to Reckson of the consideration to be received in any proposed sale of certain Reckson assets to the Asset Purchasing Venture. Following the Affiliate Transaction Committee meeting on July 28, 2006, the Asset Purchasing Venture and SL Green continued to negotiate the price and terms pursuant to which the Asset Purchasing Venture might purchase the assets which SL Green did not wish to acquire. During the course of these negotiations, SL Green repeatedly indicated that it would be willing to increase its price to include cash and stock which had a value of approximately $43.50 based on the then current market price per share of SL Green common stock only in light of, and conditioned on, the expected proceeds from the proposed sale of assets to the Asset Purchasing Venture.

        The Affiliate Transaction Committee met on July 30, 2006 to receive an update on the process. At this meeting, Goldman Sachs informed the Affiliate Transaction Committee that it had contacted other auction participants and had not identified any bidder or combination of bidders that was willing to pay more than the consideration proposed to be paid in the SL Green transaction. In addition, Goldman Sachs informed the Affiliate Transaction Committee that it had not identified any bidder or combination of bidders that was willing to pay more than the consideration proposed to be paid by the Asset Purchasing Venture for the Reckson assets SL Green did not want to purchase. On July 31, 2006, the Affiliate Transaction Committee retained Greenhill to provide an opinion as to the fairness, from a financial point of view, to Reckson of the consideration to be received by Reckson in a proposed sale of certain Reckson assets to the Asset Purchasing Venture. The Affiliate Transaction Committee also discussed with Goldman Sachs the impact on shareholder value of restructuring Reckson by selling only the New York City assets of Reckson and maintaining Reckson as a suburban focused company.

        The Affiliate Transaction Committee met on July 31, 2006 and discussed the status of SL Green's proposed transaction for Reckson with Goldman Sachs and the transaction between SL Green and the Asset Purchasing Venture with Greenhill. The Affiliate Transaction Committee reviewed again the alternative of selling a portion of Reckson's assets to capitalize on the high valuations for office properties in the New York City market while retaining the assets that bidders did not wish to acquire for the benefit of Reckson's shareholders. At this meeting, the Management Group also informed the Affiliate Transaction Committee that they were continuing to negotiate the price and terms pursuant to which the Asset Purchasing Venture might purchase the assets which SL Green did not wish to acquire and that SL Green continued to request that the Asset Purchasing Venture increase the price at which it would purchase these assets in order for SL Green to agree to continue to maintain the economic terms of its bid based on the then current market price per share of SL Green common stock for the Reckson common stock. The Affiliate Transaction Committee directly and through Goldman Sachs explored with the Management Group means of increasing the Asset Purchasing Venture's bid for the purchase of assets as a means of increasing the total consideration available to Reckson's stockholders.

        Between July 30, 2006 and August 2, 2006, Goldman Sachs contacted three of the four potential bidders who had signed confidentiality agreements (i.e. the bidders other than the two potential bidders who had submitted bids) to inquire as to whether they would be interested in acquiring the assets of Reckson that SL Green did not wish to acquire or whether they would be interested in acquiring the assets that SL Green was acquiring. In approaching each of these bidders, the same offer that the Asset Purchasing Group had made to SL Green was made to all of the other bidders, as well as the other potential bidder who has submitted a bid. In addition, Goldman Sachs contacted two other potential financial bidders who had not previously been contacted to inquire as to whether they would be interested in acquiring the assets that SL Green was acquiring. None of these potential bidders were interested in acquiring the assets of Reckson that SL Green did not wish to acquire at a price equal to or greater than the Asset Purchasing Venture was proposing to pay SL Green nor were any of these potential bidders interested in acquiring the assets that SL Green was acquiring at a price equal to or greater than SL Green was offering. The Affiliate Transaction Committee met on August 2, 2006 with Goldman Sachs and Greenhill to receive an update on the status of SL Green's proposed transaction for Reckson. The Management Group updated the Affiliate Transaction Committee on the continuing negotiations between SL Green and the Asset Purchasing Venture.

        Early in the morning on August 3, 2006, the Affiliate Transaction Committee met with Goldman Sachs and Greenhill. Goldman Sachs reviewed for the Affiliate Transaction Committee the background of discussions with SL Green since their last meeting and the progress of negotiations, and reported on Reckson's due diligence review of SL Green. In connection with the deliberation by the Affiliate Transaction Committee, Greenhill rendered to the Affiliate Transaction Committee its oral opinion as described under "—Fairness Opinion Regarding August 3 Letter Agreement," that, as of August 3, 2006, and subject to and based on the qualifications and assumptions described to the Affiliate Transaction Committee, the consideration received in the sale of certain Reckson assets to the Asset Purchasing Venture was fair, from a financial point of view, to Reckson. Goldman Sachs delivered its opinion to the Affiliate Transaction Committee that, as of August 3, 2006 and based upon and subject to the factors and assumptions set forth therein, the $31.68 in cash, an amount in cash equal to an adjusted prorated dividend and 0.10387 shares of SL Green common stock to be received for each outstanding share of Reckson common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to holders of such shares. The Management Group reported to the Affiliate Transaction Committee at the August 3, 2006 meeting that the documentation with respect to the Asset Purchasing Venture's potential transaction with SL Green was not yet completed and requested that the Affiliate Transaction Committee be available later that morning when it was completed.

        Marathon was not present or involved at any time in any discussions or negotiations relating to the Merger Agreement. Marathon and the Management Group continued to discuss the terms of the joint venture, including the selection and pricing of the assets for the joint venture, the business plan for the venture, the funding of the venture, and the equity participation of Marathon and the Management Group. These discussions were concluded and the Asset Purchasing Venture was formed on August 3rd immediately before the signing of the transaction with SL Green. In connection with the formation of the Asset Purchasing Venture, Marathon provided a commitment letter to the Asset Purchasing Venture which subject to conditions provide the Management Group with the option to secure alternative sources of equity capital for up to one half of this commitment.

        The Affiliate Transaction Committee reconvened later in the morning on August 3, 2006. Goldman Sachs and Greenhill were present for this meeting. The Management Group reviewed for the Affiliate Transaction Committee the changes the Asset Purchasing Venture had made to their transaction with SL Green in order for SL Green to agree to maintain the economic terms of its bid. Greenhill and Goldman Sachs reconfirmed their respective oral opinions given at the meeting earlier in the day on August 3, 2006. Subsequent to August 3, 2006, Greenhill reviewed the financial terms of the letter agreement, dated August 3, 2006, pursuant to which the Asset Purchasing Venture agreed to purchase certain Reckson assets and delivered a written opinion confirming its oral opinion to the Affiliate Transaction Committee that, as of August 3, 2006, the consideration to be received by Reckson in such sale was fair, from a financial point of view, to Reckson. Following these discussions, and review and discussion among the members of the Affiliate Transaction Committee, including consideration of the factors described under "—Reckson's Reasons for the Merger," including that Reckson could terminate the merger agreement on payment of a break-up fee under certain circumstances if a superior competing transaction for the acquisition of Reckson were proposed, each of the Affiliate Transaction Committee and Reckson's board unanimously determined that the transactions contemplated by the merger agreement and the related transactions and agreements are advisable and in the best interests of Reckson and its unaffiliated stockholders, and each of the Affiliate Transaction Committee and Reckson's board voted unanimously to approve the merger agreement with SL Green and the transactions contemplated thereby. On August 3, 2006, the Asset Purchasing Venture and SL Green entered into a letter agreement providing for the sale of certain Reckson assets to the Asset Purchasing Venture.

        The proposed merger was announced on the morning of August 3, 2006 in a press release issued jointly by Reckson and SL Green.

        On September 15, 2006, SL Green, the Asset Purchasing Venture and the Management Group amended and restated the letter agreement, dated August 3, 2006, to make clarifying changes.

        Subsequent to the signing of the merger agreement, Reckson received a request by certain former members of management of Reckson for access to due diligence materials. The Affiliate Transaction Committee determined that this request did not meet the requisite standard for providing such access under the applicable provisions of the merger agreement.

        On October 13, 2006, SL Green, the Asset Purchasing Venture and the Management Group amended and restated the letter agreement, dated September 15, 2006, to make clarifying changes by entering into 5 asset purchase agreements and a letter agreement (collectively, the "Sale Agreement").

Reckson's Reasons for the Merger

        After careful consideration, the Affiliate Transaction Committee of Reckson's board of directors and Reckson's board of directors determined that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Reckson as a whole and its unaffiliated stockholders, and, by unanimous vote, approved and adopted the merger agreement and the transactions contemplated thereby. The members of the board of directors who considered the transaction consisted of the same individuals as the members of the Affiliate Transaction Committee and the board of directors' reasons for approving and adopting the merger agreement were identical to those of the Affiliate Transaction Committee. The purpose of the merger for Reckson is to enable its stockholders to immediately realize the value of their investment in Reckson through their receipt of the per share merger consideration of $31.68 in cash, an amount in cash equal to an adjusted prorated dividend and 0.10387 of a share of SL Green common stock, without interest and less any required withholding taxes, while still maintaining the opportunity for Reckson stockholders to participate in future earning or growth and benefit from any appreciation in value of SL Green. In evaluating the merger and the other transactions contemplated by the merger agreement, the Affiliate Transaction Committee and the board of directors as a whole consulted with its legal and financial advisors and considered a number of factors that the members believed supported their decision, including the following:

  •
  the directors' familiarity with, and presentations by Reckson's management regarding, the business, operations, properties and assets, financial condition, business strategy, the estimated net asset value of Reckson's assets and prospects of Reckson, as well as the risks involved in achieving those prospects, the nature of the industry in which Reckson competes, industry trends and economic and market conditions, both on an historical and on a prospective basis;

  •
  the increasingly competitive market for office properties in Reckson's markets which had led to a decrease in expected yields on new acquisitions of office properties and limited Reckson's potential for future growth;

  •
  the fact that the office REIT subsector was one of the best performing subsectors of the REIT industry and that many office REITs were trading at or near their 52-week highs and at a premium to Wall Street estimates of net asset value;

  •
  the fact that the REIT privatization market had been very active and that there was an abundance of capital in the private market for large real estate transactions;

  •
  the auction process conducted by Reckson, with the assistance of Reckson's financial advisors, which included contacting eight potential bidders and responding to two other possible participants to solicit interest in a potential transaction with Reckson, and executing confidentiality agreements with and providing non-public information to six of those parties;

  •
  the absence of a bid from another party or group of parties that is more desirable than that from SL Green, notwithstanding the auction process undertaken by Reckson and that the fact that Reckson was undergoing an auction process was widely reported in the trade press and mainstream media;

  •
  the potential stockholder value that could be expected to be generated from the various strategic alternatives available to Reckson, including (1) the alternative of remaining independent, (2) restructuring alternatives involving the sale of certain assets and subsidiaries and (3) other measures to create value and the risks associated with executing such strategic alternatives and achieving such potential values;

  •
  its belief that the merger agreement and the transactions contemplated thereby were more favorable to stockholders than the other strategic alternatives discussed above reasonably available to Reckson and its stockholders due to the fact that as a result of the merger, Reckson stockholders will immediately realize the value of their investment in Reckson through their receipt of the per share merger consideration of $31.68 in cash, an amount in cash equal to an adjusted prorated dividend and 0.10387 of a share of SL Green common stock, without interest and less any required withholding taxes, while still maintaining the opportunity for Reckson stockholders to participate in future earning or growth and benefit from any appreciation in value of SL Green;

  •
  the financial presentation of Goldman Sachs and its opinion, dated August 3, 2006, to the Affiliate Transaction Committee, to the effect that, as of August 3, 2006 and based upon and subject to the factors and assumptions set forth therein, the $31.68 in cash, an amount in cash equal to an adjusted prorated dividend and 0.10387 shares of SL Green common stock to be received for each outstanding share of Reckson common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to holders of such shares. The full text of the opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Goldman Sachs in rendering its opinion, is attached to this proxy statement as Annex B. A discussion of the opinion and presentation appears in the section below entitled "—Fairness Opinion Regarding Merger Consideration;"

  •
  the oral opinion on August 3, 2006 (subsequently confirmed in writing) of Greenhill, as investment bankers, to the Affiliate Transaction Committee, to the effect that, as of that date and based upon and subject to the various considerations and assumptions described on that date, the consideration to be received by Reckson in the sale of certain Reckson assets to the Asset Purchasing Venture was fair, from a financial point of view, to Reckson. The full text of the written opinion, dated August 11, 2006, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Greenhill in rendering its opinion, is attached to this proxy statement as Annex C. Stockholders should read the opinion carefully and in its entirety, as well as the section below entitled "—Fairness Opinion Regarding August 3 Letter Agreement;"

  •
  the financial and other terms and conditions of the merger agreement and the transactions contemplated thereby as reviewed by the Affiliate Transaction Committee and the fact that they were the product of extensive negotiations between the parties;

  •
  the fact that the $43.31 price (based on the SL Green stock price of $112 per share on the date before the merger agreement was announced) being paid for each Reckson share in the merger represented a premium of 13.6% based on the last twelve months average market price of $38.11 per share, a premium of 7.0% based on the 180-trading day average market price of $40.47 per share, a premium of 5.7% based on the 90-trading day average market price of $40.98 per share and a premium of 4.7% based on the 30-trading day average market price of $41.37 per share;

  •
  the fact that $31.68 of the merger consideration plus an amount in cash equal to an adjusted prorated dividend is payable in cash;

  •
  the fact that the Reckson share price increased following the historically high trading volume that resulted from the public speculation that Reckson might be a possible takeover target;

  •
  the fact that the per share price of $43.31 price (based on the SL Green stock price of $112 per share on the date before the merger agreement was announced) exceeded Reckson's book value per unit of $15.77 at June 30, 2006;

  •
  its belief that selling only a portion of Reckson's assets to capitalize on the high valuations for office properties in the New York City market while retaining the assets that bidders did not wish to acquire would not likely produce a greater value for Reckson's shareholders than selling all of Reckson due to transaction costs, costs associated with corporate morale and employee efficiency from a reduction in Reckson's size and scale, costs associated with market perception of a shift to a suburban-focused strategy along with the risk of a lower market valuation due to such shift in strategy, the fact that there are fixed costs associated with being a public company which puts a smaller-scale company at a disadvantage relative to its competitors and the fact that the opportunities to reinvest any sale proceeds are limited due to decreasing expectations for yields on potential acquisitions;

  •
  the fact that, subject to compliance with the terms and conditions of the merger agreement, Reckson is permitted to furnish information to and conduct negotiations with third parties that make an unsolicited proposal relating to a competing transaction for the acquisition of Reckson (as defined in the section entitled "The Merger Agreement—No Solicitation");

  •
  the fact that, subject to compliance with the terms and conditions of the merger agreement, Reckson is permitted to terminate the merger agreement in order to approve a competing transaction for the acquisition of Reckson proposed by a third party that is a superior competing transaction (as defined in the section entitled "The Merger Agreement—No Solicitation"), upon the payment to SL Green of a $99.8 million termination fee (see "The Merger Agreement—Termination" and "The Merger Agreement—Break-Up Fees and Expenses");

  •
  the fact that the transaction creates an opportunity for Reckson stockholders to capitalize on historically high valuations for office properties, particularly in New York City;

  •
  the fact that there is currently a favorable market for and unprecedented pricing achieved in sales of office REITs; and

  •
  the fact that a portion of the merger consideration is payable in shares of SL Green providing stockholders the opportunity to participate in the future earnings and growth of SL Green and to benefit from any future appreciation in value of SL Green.

        The Affiliate Transaction Committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger to Reckson's unaffiliated stockholders and to permit the Affiliate Transaction Committee to represent effectively the interests of Reckson's unaffiliated stockholders. These procedural safeguards include the following:

  •
  the fact that that the Affiliate Transaction Committee is comprised entirely of independent directors;

  •
  the fact that, other than the indemnification of and provision of directors and officers liability insurance for each director for six years from and after the effective time of the merger, the members of the Affiliate Transaction Committee will not receive any consideration in connection with the merger that is different from that received by any other stockholder of Reckson;

  •
  the fact that the Affiliate Transaction Committee made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement/prospectus, independent of management, and with knowledge of the interests of management in the merger;

  •
  the auction process conducted by Reckson, with the assistance of Reckson's financial advisors, which included contacting eight potential bidders and responding to two other possible participants to solicit interest in a potential transaction with Reckson, and executing confidentiality agreements with and providing non-public information to six of these parties;

  •
  the absence of a bid from another party or groups of parties that provided more value to Reckson stockholders than that from SL Green, notwithstanding the auction process undertaken by Reckson and the fact that Reckson was undergoing an auction process that was publicly reported in the trade press and mainstream media;

  •
  the fact that Reckson is permitted under certain circumstances to furnish information and engage in discussions or negotiations in response to unsolicited inquiries regarding proposals for a competing transaction for the acquisition of Reckson, and to terminate the merger agreement in order to enter into an agreement for a superior competing transaction;

  •
  the fact that Goldman Sachs, acting on instructions from the Affiliate Transaction Committee, inquired of auction participants whether they would be willing to pay more than SL Green if the Asset Purchasing Venture purchased certain of the Reckson assets at the prices that the Asset Purchasing Venture had offered to SL Green;

  •
  the fact that no other potential purchasers indicated a willingness to pay more for the assets that SL Green did not wish to purchase; and

  •
  the fact that the Affiliate Transaction Committee retained Greenhill to provide an opinion as to the fairness, from a financial point of view, to Reckson of the consideration to be received by Reckson in the sale of certain Reckson assets to the Asset Purchasing Venture.

        In light of the procedural safeguards discussed above and the fact that as of October 13, 2006, the record date, members of management held and are entitled to vote, in the aggregate, less than 1.2% of Reckson's outstanding shares of common stock, the Affiliate Transaction Committee did not consider it necessary to require approval of the merger agreement by at least a majority of Reckson's unaffiliated stockholders entitled to vote and be present at the special meeting.

        The Affiliate Transaction Committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

  •
  the risk that the merger might not be completed in a timely manner or at all;

  •
  the fact that the per share price of $43.31 price (based on the SL Green stock price of $112 per share on the date before the merger agreement was announced) was approximately 1.5% below the price of Reckson's shares of $43.95 on August 2, 2006;

  •
  the risks and costs to Reckson if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

  •
  the fact that the receipt of the merger consideration for Reckson common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes;

  •
  the terms of the Management Group's participation in the merger and the fact that the management stockholders have interests, and that certain other managers may have material financial interests, in the transaction that are different from, or in addition to, those of Reckson's other stockholders;

  •
  the restrictions on the conduct of Reckson's business prior to the completion of the merger, requiring Reckson to conduct its business in all material respects only in the ordinary course, subject to specific limitations, which may delay or prevent Reckson from undertaking business opportunities that may arise pending completion of the merger; and

  •
  the possibility that the $99.8 million termination fee payable by Reckson and the requirement to reimburse SL Green for certain reasonable out-of-pocket expenses up to a limit of $13 million under specified circumstances may discourage others from making proposals for a competing transaction to acquire Reckson.

        The Affiliate Transaction Committee did not consider the liquidation value of Reckson's assets separately from the going concern value of those assets because it does not believe that there is a distinction between going concern value and liquidation value for income-producing properties such as

Reckson's properties, where the likely sale price in the event of liquidation is expected to be equal to the going concern value of the property. Therefore, no separate appraisal of liquidation values was sought for purposes of evaluating the merger.

        The foregoing discussion summarizes the material factors considered by the Affiliate Transaction Committee in its consideration of the merger. After considering these factors, the Affiliate Transaction Committee concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors. In view of the wide variety of factors considered by the Affiliate Transaction Committee, the Affiliate Transaction Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Affiliate Transaction Committee may have assigned different weights to various factors. Reckson's Affiliate Transaction Committee approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Certain Effects of the Merger

        If the merger agreement is adopted by Reckson stockholders and certain other conditions to the closing of the merger are either satisfied or waived, Reckson will be merged with and into Wyoming Acquisition Corp., with Wyoming Acquisition Corp. being the surviving corporation. Following the merger, the entire equity in the surviving corporation will be owned by SL Green. See "The Merger Agreement" for a complete description of the merger agreement.

        At the effective time of the merger, Reckson's stockholders will cease to have direct ownership interests in Reckson and will instead become holders of SL Green common stock. Therefore, current Reckson stockholders will participate in future earnings or growth of Reckson and benefit from any appreciation in the value of Reckson only indirectly through their investment in SL Green.

        Shares of Reckson common stock are currently registered under the Exchange Act and are listed on the NYSE under the symbol "RA." As a result of the merger, Reckson will be a privately held corporation, and there will be no public market for shares of its common stock. After the merger, shares of Reckson common stock will cease to be listed on the NYSE. In addition, registration of the Reckson common stock under the Exchange Act will be terminated. After the effective time of the merger, Reckson will also no longer be required to file periodic reports with the SEC in respect of its common stock.

        At the effective time of the merger, the directors and officers of Wyoming Acquisition Corp. will be the directors and officers of the surviving company. At the effective time of the merger, the charter and bylaws of Wyoming Acquisition Corp. in effect immediately prior to the effective time will be the charter and bylaws of the surviving corporation.

        As described under "Interests of Directors and Officers of Reckson in the Merger—Sale Agreement," simultaneously with the completion of the merger, one or more entities affiliated with the Management Group will purchase certain of Reckson's assets. Through their investment in the purchasers of the Reckson assets, the members of the Management Group will have the opportunity to participate in any future earnings or future appreciation in the value of the purchased assets. In addition, it is anticipated that one or more entities affiliated with the Management Group will provide management, leasing, development and other services for the purchased assets and will receive fees for these services. At the same time, the Management Group will incur significant transaction costs in connection with the purchase of these assets, have put a substantial cash deposit at risk and will bear the risks of any future losses or depreciation in value of their interests in the purchased assets. Moreover, it is anticipated that the purchased assets will be subject to substantial indebtedness, as described under "Interests of Directors and Executive Officers of Reckson in the Merger—Sale Agreement—Financing." In addition, there will be no public market for the equity interests held by the Management Group and there can be no assurance as to the liquidity of their interests in the purchasers nor with respect to the values realizable in the future upon a sale of any of the purchased assets.

Effects on Reckson if the Merger is Not Completed

        In the event that the merger agreement is not adopted by Reckson stockholders or if the merger is not completed for any other reason, Reckson stockholders will not receive any payment for their shares in connection with the merger. Instead, Reckson will remain an independent public company and its shares of common stock will continue to be listed and traded on the NYSE.

        In addition, if the merger is not completed, Reckson expects that management will operate the business in a manner similar to that in which it is being operated today and that Reckson stockholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the nature of the industry on which Reckson's business depends, and general industry, economic and market conditions.

        Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of Reckson common stock. From time to time, Reckson's board will evaluate and review the business operations, properties, dividend policy and capitalization of Reckson, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to maximize stockholder value. If the merger agreement is not adopted by Reckson stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Reckson will be offered, or that the business, prospects or results of operations of Reckson will not be adversely impacted.

        Additionally, if the merger is not consummated, the costs involved in connection with pursuing the merger, the substantial management time and effort required to effectuate the merger and the related disruption of Reckson's operations (including the potential loss of key employees) would be borne by Reckson.

        If the merger agreement is terminated under certain circumstances, Reckson will be obligated to pay SL Green a termination fee of up to $99.8 million. Additionally if the merger agreement is terminated under certain other circumstances, Reckson will be obligated to reimburse SL Green's and the other purchaser parties' reasonable out-of-pocket expenses up to $13 million. For a description of the circumstances triggering payment of part or all of the termination fee or reimbursement of SL Green's and the purchaser parties' reasonable out-of-pocket expenses, see "The Merger Agreement—Break-up Fees and Expenses."

Recommendation of the Affiliate Transaction Committee of Reckson's Board of Directors and of Reckson's Board of Directors

        The Affiliate Transaction Committee of Reckson's board of directors and Reckson's board of directors as a whole at a special meeting held on August 3, 2006, after due consideration, unanimously:

  •
  determined that it was advisable, fair to and in the best interests of Reckson and Reckson's unaffiliated stockholders for Reckson to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement; and

  •
  approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and directed that they be submitted to Reckson's stockholders for approval at a special meeting of stockholders.

        Each of the Affiliate Transaction Committee and Reckson's board unanimously recommends that Reckson's common stockholders vote "FOR" the approval of the merger and the other transactions contemplated by the merger agreement (including the asset sale provisions).

SL Green's Reasons for the Merger

        The factors that the SL Green board of directors considered in reaching its determination to approve the merger agreement were as follows:

  •
  the merger presents an opportunity to solidify SL Green's position as the dominant New York City landlord;

  •
  the acquisition is expected to provide substantial FFO accretion and synergies;

  •
  the Reckson New York City assets being acquired by SL Green are of a high quality and compare favorably with SL Green's current portfolio;

  •
  the acquisition of Reckson provides SL Green with select suburban properties in Stamford, Connecticut and Westchester County, New York to offer to tenants as an alternative to Manhattan which are easily accessible from Manhattan and are logical extensions of SL Green's core portfolio; and

  •
  the belief of SL Green's board of directors that the overall terms of the merger agreement are in the best interests of SL Green and its stockholders.

        The SL Green board of directors also considered certain potentially negative factors that could arise from the proposed merger. The material potentially negative factors considered were as follows:

  •
  the potential difficulties that SL Green might experience integrating the Reckson businesses into SL Green's existing businesses;

  •
  the risk and costs to SL Green if the merger does not close;

  •
  the risk that Reckson stockholders might not approve the merger; and

  •
  the risk that the anticipated benefits of the merger might not be fully realized.

        The foregoing discussion addresses the material information and factors considered by SL Green's board of directors in its consideration of the merger. In view of the variety of factors and the amount of information considered, SL Green's board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. The recommendation of SL Green's board of directors was made after consideration of all the factors as a whole. In addition, individual members of SL Green's board may have given different weights to different factors.

SL Green's Purposes and Reasons for the Transactions Contemplated by the Sale Agreement

        The purpose of effecting the transactions contemplated by the Sale Agreement is to limit the number of new markets SL Green will be entering in connection with the merger in order to permit it to remain focused on its core New York City based portfolio. While SL Green's core New York City portfolio will expand as a result of the merger, purchasing the entirety of Reckson's portfolio would require SL Green to have new investments in a number of non-core markets. In considering the acquisition of the Reckson portfolio, SL Green determined that, with the exception of the downtown commercial business district markets of Stamford, Connecticut and White Plains, New York and its environs, all of the assets held in Reckson's portfolio that are not in New York City were in suburban markets that SL Green views as having less near-term opportunity. SL Green also determined that the continued operation and maintenance of the assets outside of the markets in its historical core portfolio would require significant time and attention from its management team and potentially detract from their ability to continue to achieve the high levels of performance from the assets in their core portfolio. In addition to detracting from management's focus on SL Green's core portfolio, the cost and risk associated with developing, implementing and maintaining the infrastructure necessary to operate and manage properties in these new markets would be high from SL Green's perspective. The assets located in Stamford and White Plains and its environs were identified by SL Green as representing a logical extension of SL Green's core portfolio to include downtown commercial business strategy with properties directly accessible from New York City along the Metro North commuter rail lines from Grand Central Station where SL Green has its largest concentration of properties. Accordingly, SL Green determined to hold these assets following the merger.

        SL Green expressed its desire to acquire only a portion of the Reckson portfolio and informed Reckson that it would be able to pay a higher price in the merger if the properties it did not wish to acquire could be sold to another party as part of the transactions contemplated by the merger agreement. During the course of negotiations, SL Green was informed that the Management Group would be interested in acquiring a portion of these assets if SL Green would raise the price it was willing to pay in the merger and SL Green determined to pursue negotiations with the Management Group. After reviewing the proposal made by Reckson management, SL Green determined that the overall terms of the proposal were in the best interests of SL Green and its stockholders. Following negotiation with the Management Group regarding the prices to be paid for the assets, the significant cost and management time savings, and the fact that all of the properties being sold were outside of its core New York City market, SL Green determined to pursue the transactions contemplated by the Sale Agreement.

        The foregoing discussion addresses the material information and factors considered by SL Green's board of directors in its consideration of the transactions contemplated by the Sale Agreement. In view of the variety of factors and the amount of information considered, SL Green's board did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. The recommendation of SL Green's board of directors was made after consideration of all the factors as a whole. In addition, individual members of SL Green's board may have given different weights to different factors.

Position of the Management Group as to Fairness of the Transactions Contemplated by the Sale Agreement and the Merger

        Under a potential interpretation of the rules and regulations of the Securities Exchange Act of 1934, as amended, governing "going private" transactions, each of the members of the Management Group, by reason of the proposed sale of certain Reckson assets to the Asset Purchasing Venture or one or more designees affiliated with the Management Group and the merger contemplated by the merger agreement, may be deemed to be engaged in a "going private" transaction. See "Special Factors—Certain Effects of the Merger."

        As described under "Special Factors—Background of the Merger," during the course of the process being conducted by the Reckson board of directors with respect to the possible sale or merger of the company, the Management Group, along with affiliates of Marathon Asset Management, LLC, expressed interest in a possible purchase of certain Reckson assets after potential bidders indicated to Reckson that they had limited interest in these assets. The Management Group believed that its willingness to purchase these assets might facilitate the process being undertaken by the board of directors and might enable potential bidders to increase the overall value being paid to Reckson stockholders. After two bidders submitted proposals to acquire Reckson which indicated that the bidder would be willing to pay more if a solution were found for assets each bidder did not wish to acquire, the members of the Management Group, with the consent of the Affiliate Transaction Committee of Reckson's board of directors, initiated discussions with SL Green regarding the purchase of these assets. They also expressed a willingness to work with any other bidder to purchase any asset that the bidder would not be interested in purchasing, if it would result in an increase in the overall value being paid to Reckson stockholders. However, no other bidder offered to pay a higher price than that being offered by SL Green.

        The amount of the merger consideration payable to Reckson stockholders is not contingent upon consummation of the transactions contemplated by the Sale Agreement and the Management Group and Reckson believe that the consummation of the transactions contemplated by the Sale Agreement is not a condition to the merger agreement. Moreover, the members of the Management Group will not retain any ownership interest in Reckson following consummation of the merger and are not affiliated with SL Green. Nonetheless, as described above, under a potential interpretation of the SEC rules and regulations governing "going private" transactions, the Management Group may be deemed to be engaged in a "going private" transaction and therefore may be required under applicable SEC rules to express a view as to the fairness of the transactions contemplated by the Sale Agreement and the merger. The views of the Management Group as to the fairness of the transactions contemplated by the Sale Agreement and the merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to approve the merger.

        None of the members of the Management Group undertook a formal evaluation of the fairness of the transactions contemplated by the Sale Agreement or the merger or engaged a financial advisor for such purposes. However, each of the members of the Management Group believes that the transactions contemplated by the Sale Agreement and the merger are substantively and procedurally fair to the unaffiliated stockholders of Reckson (excluding from consideration the members of the Management Group) and each has adopted the analyses and conclusions of both the Affiliate Transaction Committee and Reckson's board of directors based upon the reasonableness of those analyses and conclusions and his respective knowledge of Reckson as well as the findings of Reckson's Affiliate Transaction Committee and its board of directors with respect to the fairness of the transactions contemplated by the Sale Agreement and the merger (see "—Reckson's Reasons for the Merger" and "—Recommendation of the Affiliate Transaction Committee of Reckson's Board of Directors and of Reckson's Board of Directors" above). In addition, with respect to the fairness of the transactions contemplated by the Sale Agreement, the Management Group considered the fact that the Affiliated Transaction Committee received an oral opinion from Greenhill on August 3, 2006 that, as of such date, and based upon and subject to the various factors, assumptions and limitations described on that date, the consideration to be received by Reckson in the transactions contemplated by the August 3 Letter Agreement was fair, from a financial point of view, to Reckson (see "Special Factors—Reckson's Reasons for the Merger", "—Recommendation of the Affiliate Transaction Committee of Reckson's Board of Directors and of Reckson's Board of Directors" and "—Fairness Opinion Regarding August 3 Letter Agreement"). Moreover, the Management Group considered that no potential bidder expressed interest in purchasing the assets covered by the Sale Agreement at prices acceptable to Reckson's board of directors or the Affiliated Transaction Committee, notwithstanding that the potential bidders for Reckson had the opportunity to buy the assets covered by the Sale Agreement at the price offered by the Management Group to SL Green. In addition, with respect to the fairness of the merger, the Management Group considered the fact that the Affiliate Transaction Committee received an oral opinion from Goldman Sachs on August 3, 2006 that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth therein, the $31.68 in cash, an amount in cash equal to an adjusted prorated dividend and 0.10387 shares of SL Green common stock to be received for each outstanding share of Reckson common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to holders of such shares (see "Special Factors-Reckson's Reasons for the Merger", "—Recommendation of the Affiliate Transaction Committee of Reckson's Board of Directors and of Reckson's Board of Directors" and "—Fairness Opinion Regarding Merger Consideration"). While Messrs. Rechler and Maturo are directors of Reckson, because of their interest in the transactions contemplated by the Sale Agreement, they did not participate in the evaluation or approval of the Sale Agreement or the merger agreement and the merger. For these reasons, each of the members of the Management Group believes that his respective interest in the Sale Agreement did not influence the decision of the Affiliate Transaction Committee with respect to the Sale Agreement, or the merger agreement and the merger.

        The foregoing discussion of the information and factors considered and given weight by each of the members of the Management Group in connection with the fairness of the transactions contemplated by the Sale Agreement and the merger is not intended to be exhaustive. Moreover, none of the members of the Management Group found it practicable to, or did, quantify or otherwise attach relative weights to the foregoing factors in reaching his respective position as to the fairness of the transactions contemplated by the Sale Agreement and the merger. Each of the members of the Management Group believes that these factors provide a reasonable basis for his belief that the transactions contemplated by the Sale Agreement and the merger are fair to the unaffiliated stockholders of Reckson (other than the members of the Management Group). This belief should not, however, be construed in any way as a recommendation to any unaffiliated stockholder of Reckson as to whether such stockholder should vote in favor of the adoption of the merger agreement.

Fairness Opinion Regarding Merger Consideration

        Goldman Sachs rendered its opinion to the Affiliate Transaction Committee that, as of August 3, 2006 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received for each outstanding share of Reckson common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to holders of such shares.

        The full text of the written opinion of Goldman Sachs, dated August 3, 2006, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement/prospectus as Annex B. Goldman Sachs provided its opinion for the information and assistance of the Affiliate Transaction Committee in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Reckson common stock should vote with respect to the merger agreement.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the merger agreement;

  •
  annual reports to stockholders and Annual Reports on Form 10-K of Reckson and SL Green for the five fiscal years ended December 31, 2005;

  •
  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Reckson and SL Green;

  •
  certain other communications from Reckson and SL Green to their respective stockholders;

  •
  certain research analyst estimates of the future financial performance of SL Green;

  •
  certain internal financial analyses and forecasts for SL Green prepared by the management of SL Green; and

  •
  certain internal financial analyses and forecasts for Reckson prepared by its management.

        Goldman Sachs also held discussions with members of the senior managements of Reckson and SL Green regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. Goldman Sachs also discussed with the senior managements of Reckson and SL Green their intention to implement a separate transaction whereby specified assets of Reckson would be sold by Reckson to an acquirer affiliated with management of Reckson for cash and the effects of that asset sale on Reckson, SL Green and the expected benefits of the merger. In addition, Goldman Sachs reviewed the reported price and trading activity for Reckson common stock and SL Green common stock, compared certain financial and stock market information for Reckson and SL Green with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the office real estate industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

        Goldman Sachs relied upon the accuracy and completeness of all of the financial, legal, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed, with the Affiliate Transaction Committee's consent, that the internal financial analyses and forecasts for Reckson prepared by the management of Reckson have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Reckson. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Reckson or SL Green or any of their respective subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Reckson or SL Green or any of their respective subsidiaries furnished to Goldman Sachs. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Reckson or SL Green or on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed, with the Affiliate Transaction Committee's consent, that there will not be any transfers of assets of Reckson, other than the asset sale as described to Goldman Sachs by the senior managements of Reckson and SL Green, and that the effects of that asset sale on Reckson, SL Green and the expected benefits of the merger discussed with Goldman Sachs by the senior managements of Reckson and SL Green represent the best currently available estimates and judgments of Reckson and SL Green. Goldman Sachs' opinion did not address the underlying business decision of Reckson to engage in the merger. In addition, Goldman Sachs did not express any opinion as to the prices at which the shares of SL Green will trade at any time. Goldman Sachs' opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date thereof.

        The following is a summary of the material financial analyses delivered by Goldman Sachs to the Affiliate Transaction Committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 28, 2006 and is not necessarily indicative of current market conditions.

        Net Asset Value Analysis.    Reckson management performed a net asset value analysis on a property-by-property basis using stabilized net operating income and management-determined capitalization rates. Goldman Sachs presented management's net asset value analysis by allocating the properties by market and using 2007 estimated net operating income with an implied capitalization rate derived from the 2007 net operating income. Management calculated an illustrative per share net asset value of Reckson common stock equal to $37.20 (not taking into account estimated transaction expenses, but after giving effect to tranche III of the property sale transaction with the Australian LPT entity). Goldman Sachs then compared this illustrative per share net asset value to a consensus analyst estimate of net asset value equal to $40.71 per share of Reckson common stock. Goldman Sachs also noted that excluding the estimate of Banc of America Securities due to a significant increase in its net asset value calculation to $47.48 on July 28, 2006, which accompanied a research piece regarding rumors of a sale of Reckson, the consensus analyst estimate of net asset value was $39.35. Additionally, Goldman Sachs noted that the implied merger consideration of $43.50 per share of Reckson common stock exceeded both management's per share net asset value of Reckson common stock of $37.20 and the consensus analyst estimate of net asset value of $40.71.

        Illustrative FFO Multiple Analysis.    Goldman Sachs calculated illustrative implied prices of the common stock of Reckson by multiplying management's undiscounted forward estimated funds from operations per share of common stock of Reckson for each of the six years from 2006 through 2011, by a range of multiples from 12.0x to 17.0x. This range of multiples was chosen based on the multiples of historical funds from operations per share that the historical stock prices for Reckson and selected comparable companies represented. Goldman Sachs calculated such price ranges for both a management "base case" and a management "upside case." Per management, in the base case Goldman Sachs assumed 5% funds from operations growth for 2010 and 2011 and in the upside case Goldman Sachs assumed 10% funds from operations growth for 2010 and 2011. The illustrative implied prices per share of Reckson common stock ranged from $28.44 to $55.67 for the base case and $28.44 to $61.09 for the upside case.

        Illustrative Discounted Cash Flows.    Goldman Sachs performed an illustrative discounted cash flow analysis on Reckson using management's (a) 3-year forecasts, (b) 5-year base case forecasts and (c) 5-year upside case forecasts. Goldman Sachs calculated illustrative implied per share present values of Reckson common stock by using projected dividend payments for the years 2007 through 2009 and 2007 through 2011 (assuming a 4% dividend growth rate per year starting 2008, per management) and illustrative residual value indications in 2009 and 2011, respectively, based on management's estimated funds from operations and multiples ranging from 12.0x to 17.0x. This range of multiples was chosen based on the multiples of historical funds from operations per share that the historical stock prices for Reckson and selected comparable companies represented. The projected dividend payments and the illustrative residual value indications derived from this analysis were then discounted to an illustrative implied present value using discount rates ranging from 7.0% to 11.0%. Goldman Sachs determined the discount rates based upon its judgment of the estimated cost of capital of Reckson, which included consideration of historical rates of return for publicly-traded common stocks, risks inherent in the industry, and specific risks associated with the continuing operations of Reckson on a stand-alone basis. The illustrative implied per share present values of Reckson common stock ranged from $30.37 to $45.85 for the 3-year base case, $30.07 to $47.20 for the 5-year base case and $31.69 to $49.96 for the 5-year upside case.

        Historical Trading Analysis.    Goldman Sachs analyzed the merger consideration to be received by holders of Reckson common stock pursuant to the merger agreement, assuming a $43.50 aggregate value for such consideration (based on the closing price of $44.68 per share of Reckson common stock on July 28, 2006). First, Goldman Sachs compared such $43.50 value to the historical trading price of Reckson common stock during periods ending July 28, 2006. This analysis indicated that the implied merger consideration in the amount of $43.50 per share of Reckson common stock represented:

  •
  a discount of 2.6% based on the July 28, 2006 market price of $44.68 per share;

  •
  a premium of 5.2% based on the 30-trading day average market price of $41.37 per share;

  •
  a premium of 6.2% based on the 90-trading day average market price of $40.98 per share;

  •
  a premium of 8.6% based on the 180-trading day average market price of $40.07 per share; and

  •
  a premium of 14.2% based on the latest twelve months average market price of $38.11 per share.

        Next, Goldman Sachs compared such $43.50 value to the historical trading price of Reckson common stock during periods ending July 12, 2006, the last full trading day before market rumors of the sale of Reckson were publicly reported. This analysis indicated that the implied merger consideration in the amount of $43.50 per share of Reckson common stock represented:

  •
  a premium of 3.9% based on the July 12, 2006 market price of $41.86 per share;

  •
  a premium of 8.9% based on the 30-trading day average market price of $39.95 per share;

  •
  a premium of 5.7% based on the 90-trading day average market price of $41.15 per share;

  •
  a premium of 10.0% based on the 180-trading day average market price of $39.55 per share; and

  •
  a premium of 15.4% based on the latest twelve months average market price of $37.68 per share.

        Goldman Sachs also reviewed premia derived from comparing the implied merger consideration in the amount of $43.50 with net asset value calculations from Wall Street analysts' average (both with and without Banc of America Securities' estimate) and Reckson management. The implied merger consideration was compared with net asset values calculated on both July 28, 2006 and July 12, 2006. The following table presents the results of these analyses:

	Premium Over 7/28/06 Net Asset Value	Premium Over 7/12/06 Net Asset Value
Wall Street Average Net Asset Value	6.9%	11.5%
Wall Street Average Net Asset Value without Banc of America estimates	10.5%	11.7%
Reckson Management Net Asset Value	16.9%	16.9%

        Selected Transactions Analysis.    Goldman Sachs analyzed certain information relating to the following selected transactions in the office real estate industry since December 22, 2005, which is the date that the Arden Realty transaction was announced, the first of a series of recent, similar transactions:

  •
  Brookfield Properties Corp.—The Blackstone Group/Trizec Properties Inc.

  •
  The Blackstone Group/CarrAmerica Realty Corporation

  •
  General Electric Capital Corporation/Arden Realty, Inc.

        Among the transactions that took place in the selected timeframe these three transactions, in the judgment of Goldman Sachs, were the most similar to the Reckson transaction. For each of the selected transactions, Goldman Sachs calculated and compared the implied capitalization rate and the price per square foot of real estate. These metrics were chosen for comparison because they are industry standard metrics used to evaluate real estate assets. The price per square foot for the selected transactions is based on information from publicly available documents. Reckson's implied price per square foot and implied capitalization rate are derived from net operating income provided by Reckson management and does not allocate estimated transaction expenses. The following table presents the results of this analysis:

	Target Company Reckson	Trizec	CarrAmerica	Arden
Implied Cap Rate	5.0%–5.2%	5.6%	6.2%	6.0%
Price per square foot	$345	$251	$235	$255
Premium on Announcement	-2.6%	17.9%	8.9%	-3.7%
Premium to 30-day Average	5.2%	21.1%	17.3%	-1.3%
Premium to 90-day Average	6.2%	19.3%	25.3%	7.9%

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Reckson or SL Green or the contemplated transaction.

        Goldman Sachs prepared these analyses for purposes of Goldman Sachs providing its opinion to the Affiliate Transaction Committee as to the fairness from a financial point of view of the merger consideration to be received by holders of Reckson common stock, taken in the aggregate, pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Reckson, SL Green, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        The merger consideration was determined through arms'-length negotiations between the Affiliate Transaction Committee and SL Green and was approved by the Affiliate Transaction Committee. Goldman Sachs provided advice to the Affiliate Transaction Committee during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Reckson or the Affiliate Transaction Committee or that any specific amount of consideration constituted the only appropriate consideration for the merger.

        As described above, Goldman Sachs' opinion to the Affiliate Transaction Committee was one of many factors taken into consideration by the Affiliate Transaction Committee in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

        Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs acted as financial advisor to the Affiliate Transaction Committee (including certain actions on behalf of the Board of Directors of Reckson) in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. In addition, Goldman Sachs has provided certain investment banking services to Reckson and its affiliates from time to time, including having extended an unfunded loan commitment (aggregate principal amount $20,000,000) to Reckson in July 2005; acted as lead arranger for a mortgage financing in the form of an unsecured bridge loan (aggregate principal amount $250,000,000) in February 2006; and acted as joint managing underwriter for the offering of 6.00% Senior Notes due 2016 (aggregate principal amount $275,000,000) of Reckson Operating Partnership, L.P. in March 2006. Goldman Sachs has provided certain investment banking services to SL Green from time to time, including having provided mezzanine financing (aggregate principal amount $30,000,000) for a mortgage financing of the 1515 Broadway property of SL Green in September 2003; acted as lead manager for a mortgage financing (aggregate principal amount $211,120,000) of the 220 East 42nd Street property of SL Green in December 2003; and acted as sole lender for a mortgage financing (aggregate principal amount $190,000,000) for the 55 Corporate Drive, New Jersey property of SL Green in June 2006. Goldman Sachs also may provide investment banking services to Reckson, SL Green and their respective affiliates in the future. In connection with the above-described investment banking services Goldman Sachs received, and may receive, compensation.

        Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such service to Reckson, SL Green and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Reckson and SL Green for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

        The Affiliate Transaction Committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated August 2, 2006, the Affiliate Transaction Committee engaged Goldman Sachs to act as its financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, Reckson has agreed to pay Goldman Sachs a transaction fee of $12 million, $10 million of which is payable upon consummation of the transaction. In addition, Reckson has agreed to reimburse Goldman Sachs for its reasonable expenses, including reasonable attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against certain liabilities, including certain liabilities under the federal securities laws.

Fairness Opinion Regarding August 3 Letter Agreement

        Pursuant to an engagement letter dated August 2, 2006, Reckson retained Greenhill to render an opinion to the Affiliate Transaction Committee as to the fairness, from a financial point of view, to Reckson of the aggregate consideration to be received from the Asset Purchasing Venture pursuant to the letter agreement, dated August 3, 2006, providing for the sale of certain Reckson assets (the "Assets") to the Asset Purchasing Venture (the "Asset Sales").

        At the meeting of the Affiliate Transaction Committee on August 3, 2006, Greenhill rendered its oral opinion to the Affiliate Transaction Committee that, as of such date, and based upon and subject to the various considerations and assumptions described in the opinion, the aggregate consideration to be paid by the Asset Purchasing Venture in the proposed Asset Sales was fair, from a financial point of view, to Reckson.

        In arriving at its opinion, Greenhill, among other things, did the following prior to August 3, 2006:

  •
  reviewed certain publicly available business and financial information relating to Reckson and the Assets that Greenhill deemed relevant;

  •
  reviewed certain information, including net operating income forecasts and other financial and operating data concerning the Assets, prepared by management of Reckson (the "Projections");

  •
  compared the consideration payable for the Assets with the consideration and capitalization rates paid in certain publicly disclosed transactions that Greenhill deemed relevant;

  •
  compared the consideration payable for the Assets with the trading valuations of certain publicly traded companies that Greenhill deemed relevant when evaluating the Assets in a standalone company;

  •
  compared certain financial terms, to the extent publicly available, of certain acquisitions Greenhill deemed relevant; and

  •
  performed such other analyses and considered such other factors as Greenhill deemed appropriate.

        Subsequent to August 3, 2006, Greenhill reviewed the financial terms of the letter agreement, dated August 3, 2006, and delivered a written opinion confirming to the Affiliate Transaction Committee that, as of August 3, 2006, the consideration to be paid by the Asset Purchasing Venture in the proposed Asset Sales was fair, from a financial point of view, to Reckson.

        The full text of the written opinion of Greenhill, dated August 11, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the opinion and the review undertaken in connection with rendering the opinion, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. You are urged to read the opinion in its entirety.

        Greenhill's written opinion is addressed to the Affiliate Transaction Committee and is not a recommendation as to how Reckson's stockholders should vote with respect to the merger or any other matter. Greenhill's opinion does not address any terms or other aspects of the merger or the Asset Sales (other than the consideration to be received by Reckson to the extent expressly specified therein), including the form or structure of the merger or Asset Sales or the consideration payable to any holders of securities, creditors or other constituencies of Reckson or Reckson Operating Partnership, L.P. Greenhill did not solicit expressions of interest from third parties regarding the merger or the Asset Sales. Greenhill was not asked to opine to, and Greenhill's opinion did not address, the relative merits of the merger or the Asset Sales in comparison to any other business strategies or transactions that may have been available to Reckson or in which Reckson might have engaged, as to whether any transaction might be more favorable to Reckson as an alternative to the merger or Asset Sales or the underlying business decision to proceed with or effect the merger or Asset Sales. The summary of Greenhill's opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion attached to this proxy statement/prospectus.

        In giving its opinion, Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of all information that was either publicly available or supplied or otherwise made available to it by representatives, senior executives and other members of management of Reckson for the purposes of its opinion. Greenhill further relied upon the assurances of the representatives, senior executives and other members of management of Reckson that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Projections, Greenhill assumed that they were reasonably prepared on a basis reflecting the best then currently available estimates and good faith judgments of Reckson management as to the future financial performance of the Assets. Greenhill expressed no opinion with respect to such Projections or the assumptions upon which they were based. Greenhill also assumed the accuracy of the transfer tax estimates provided by Reckson management and that any adjustments to the Consideration pursuant to the letter agreement, dated August 3, 2006, would not be material to its analysis. Greenhill also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger and Asset Sales would be obtained without any adverse effect on the Assets, Reckson or Reckson Operating Partnership, L.P. or on the contemplated benefits of the Assets Sales.

        Greenhill did not make any independent appraisal of the assets or liabilities of the Assets, nor was it furnished with any such valuations or appraisals. Greenhill has assumed that the Asset Sales will be consummated in accordance with the terms set forth in the letter agreement, dated August 3, 2006, and the form of Asset Purchase Agreement included as Exhibit B to the letter agreement, dated August 3, 2006 (after satisfaction and not waiver of the conditions to closing of the Asset Sales). Greenhill's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of August 3, 2006. It should be understood that subsequent developments may affect its opinion, and Greenhill does not have any obligation to update, revise or reaffirm its opinion.

        The following is a summary of the material financial and comparative analyses delivered by Greenhill to the Affiliate Transaction Committee in connection with rendering its opinion described above. The summary set forth below does not purport to be a complete description of the analyses performed by Greenhill, nor does the order of analyses described represent relative importance or weight given to those analyses by Greenhill. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are not alone a complete description of Greenhill's financial analyses.

        Precedent Transactions Analysis.    Using publicly available information, Greenhill reviewed selected precedent transactions announced between August 2004 and July 2006 from Reckson's industry sector and the overall REIT industry with a transaction value greater than $500 million. Specifically, Greenhill reviewed the following transactions:

Date Announced	Sector	Acquiror	Target
6/5/2006	Office	Brookfield Properties & The Blackstone Group	Trizec Properties
3/6/2006	Office	The Blackstone Group	CarrAmerica Realty
2/10/2006	Office	LBA Realty LLC	Bedford Property Investors
12/21/2005	Office	GE Real Estate / Trizec Properties	Arden Realty Trust
10/3/2005	Office	Brandywine Realty Trust	Prentiss Properties Trust
6/17/2005	Office	DRA Advisors	CRT Properties
12/19/2005	Apartments	Morgan Stanley Real Estate	Town & Country Trust
10/23/2005	Apartments	Morgan Stanley Real Estate	AMLI Residential Properties
6/7/2005	Apartments	ING Clarion	Gables Residential Trust
7/10/2006	Retail	Kimco Realty	Pan Pacific Retail
7/9/2006	Retail	Centro Properties	Heritage Property Investment Trust
8/19/2004	Retail	General Growth Properties	The Rouse Company
12/6/2005	Industrial	CalEast Industrial Investors	CenterPoint Properties Trust
6/6/2005	Industrial	ProLogis	Catellus Development Corp.
3/6/2006	Storage	Public Storage	Shurgard Storage Centers

        In performing its analysis, Greenhill focused on four of the foregoing precedent transactions, specifically the Brandywine Realty Trust/Prentiss Properties Trust transaction, the GE Real Estate-Trizec Properties/Arden Realty Trust transaction, The Blackstone Group/CarrAmerica Realty transaction and the Brookfield Properties and The Blackstone Group/Trizec Properties transaction. Greenhill selected these four precedent transactions because they were recent transactions in which the targets' portfolios of properties were in the same industry sector as the Assets and had similar asset quality and property characteristics, including value per square foot and strength of the real estate markets where the properties are located. In Greenhill's judgment, the other precedent transactions involved portfolios of properties with asset quality and property characteristics that were not similar to the Assets.

        Using publicly available information for each of the four selected precedent transactions, Greenhill analyzed the transaction value per square foot for the properties acquired (a regularly calculated metric that is used by industry participants to compare transactions). The transaction value per square foot was $195, $255, $235 and $251 for the Brandywine Realty Trust/Prentiss Properties Trust transaction, the GE Real Estate/Arden Realty Trust transaction, The Blackstone Group/CarrAmerica transaction and the Brookfield Properties and The Blackstone Group/Trizec Properties transaction, respectively, while the consideration per square foot to be received by Reckson in the Assets Sales is $229.

        For each of the four selected precedent transactions, Greenhill also analyzed the average implied initial year capitalization rates (initial year net operating income divided by transaction value) another industry standard measure of comparison as specified in various available equity research reports on the transaction. The average initial year capitalization rates were 7.1%, 5.9%, 6.2% and 6.0% for the Brandywine Realty Trust/Prentiss Properties Trust transaction, the GE Real Estate/Arden Realty Trust transaction, The Blackstone Group/CarrAmerica transaction and the Brookfield Properties and The Blackstone Group/Trizec Properties transaction, respectively, while the proposed initial year capitalization rate for the Assets (management's projections of the aggregate 2007 net operating income for the operating properties divided by the consideration attributable to the operating properties that are included in the Assets) is 6.1%. Greenhill applied the 5.9% to 7.1% range of average initial year capitalization rates that it calculated for the four selected precedent transactions to the aggregate projected 2007 net operating income for the operating properties that are included in the Assets of $114.3 million, which was furnished to Greenhill by Reckson's management. To this result, Greenhill added the values of the land and other assets that are included in the Assets, which were provided to Greenhill by Reckson management, yielding an implied value for the Assets in the range of $1,845 million to $2,172 million. Greenhill noted that the proposed consideration to be paid by the Asset Purchasing Venture to Reckson in the Asset Sales is in this range of implied values for the Assets.

        Comparable Public Companies Analysis.    Greenhill also compared selected financial data with respect to the Assets with similar data for selected public companies that Greenhill judged to have characteristics similar to the Assets. Specifically, Greenhill selected the following public REITs specializing in the office sector:

Company	Office Sector
Vornado	Central Business District
Boston Properties	Central Business District
Brookfield Properties	Central Business District
SL Green Realty	Central Business District
Maguire Property	Central Business District
Liberty Property	Suburban
Mack-Cali Realty	Suburban
Brandywine Realty	Suburban
Kilroy	Suburban
HRPT Properties	Suburban
Crescent R.E.	Suburban
Corporate Office Properties	Suburban
Highwoods Properties	Suburban
Parkway Properties	Suburban
Alexandria Real Estate Equities	Specialty
BioMed Realty Trust	Specialty
Equity Office	National

        Greenhill selected these companies, among other reasons, because of their specialization in the office REIT sector, geographic location, asset quality, market capitalization and capital structure. None of the companies utilized in the analysis, however, have portfolios of properties that were identical to the Assets. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies, as well as the potential value of the Assets.

        In performing its analysis, Greenhill focused primarily on three of the foregoing comparable companies, specifically Mack-Cali Realty, Liberty Property and Brandywine Realty because these companies have assets with similar locations and quality to the Assets and would have similar trading characteristics to the Assets if the Assets were to be placed in a standalone company.

        Using publicly available information, Greenhill reviewed the equity value of these selected public REITs (based on the closing price per share on August 1, 2006) with estimates for 2007 funds from operations ("FFO") for these REITs as reported by Thomson Financial Company First Call. The 2007 FFO multiples (closing price per share divided by FFO per share) for Mack-Cali Realty, Liberty Property and Brandywine Realty were 13.6x, 14.3x and 12.2x, respectively. Using publicly available information, Greenhill also analyzed the total debt of each of these companies as of the end of the most recently reported fiscal quarter to their enterprise value (based on the closing price per share on August 1, 2006 and the total debt amount) and determined these ratios to be 36%, 36% and 51%, respectively. Greenhill then used the FFO multiples and total debt/enterprise value ratios for the three comparable companies to analyze the implied value of the Assets assuming the Assets were held by a standalone publicly traded REIT or held as a standalone publicly traded REIT that is offered for sale in the current merger environment. These analyses are described below.

        Standalone Company Analysis.    Greenhill estimated the implied enterprise value of Reckson after a sale of all of its assets other than the Assets as a hypothetical standalone publicly traded REIT (the "Standalone Valuation"). Using Reckson management estimates, Greenhill assumed that the assets of Reckson that were not part of the Assets were sold for proceeds (net of associated debt) of $3,018 million. Greenhill determined the Standalone Valuation based on the distribution of the net proceeds under two scenarios described below.

        In the first scenario, a "lower leverage scenario," based on analyses provided to Greenhill by Reckson management, Greenhill assumed that $1,516 million of the net proceeds from the sale of the other assets would be distributed to Reckson stockholders, $112 million would be used to pay taxes and $1,390 million would be used to reduce Reckson's debt to $272 million, resulting in a pro forma ratio of total debt to enterprise value of 21.3%. Under this first scenario, Reckson management estimated pro forma 2008 FFO for the standalone company containing the Assets would be $92.5 million. Based on its comparable public company analysis (described in the previous section) and experience in other transactions of this type, Greenhill applied a multiple range of 13.0x to 15.0x to management's pro forma 2008 FFO of $92.5 million, yielding an implied equity valuation for the hypothetical standalone company owning the Assets of $1,203 to $1,388 million. Greenhill selected this multiple range based on the 2007 FFO multiples for each of the three comparable companies (described in the previous section). To this result, Greenhill added pro forma debt of $272 million, yielding an implied enterprise value range of $1,475 to $1,660 million. Greenhill noted that proposed consideration to be paid by the Asset Purchasing Venture to Reckson in the Asset Sales exceeds this implied enterprise valuation.

        In the second scenario, a "higher leverage scenario," based on analyses provided to Greenhill by Reckson management, Greenhill assumed that $1,961 million of the net proceeds from the sale of the other assets would be distributed to Reckson stockholders, a tax benefit of $75 million would be available and $1,131 million of the net proceeds would be used to reduce Reckson's debt to $522 million, resulting in a pro forma ratio of total debt to enterprise value of 39.1%. Under the second scenario, Reckson management estimated that pro forma 2008 FFO for the standalone company containing the Assets would be $76.3 million. Based on comparable public company analysis (described in the previous section), Greenhill applied a multiple range of 12.0x to 14.0x to management's pro forma 2008 FFO of $76.3 million, yielding an implied equity valuation for the hypothetical standalone company owning the Assets of $916 to $1,068 million. Greenhill selected this multiple range based on the 2007 FFO multiples for each of the three comparable companies (described in the previous section). To this result, Greenhill added pro forma debt of $522 million, yielding an enterprise value range of $1,438 to $1,590 million. Greenhill noted that proposed consideration to be paid by the Asset Purchasing Venture to Reckson in the Asset Sales exceeds this implied enterprise valuation.

        Standalone Company Analysis with Merger Premium.    For each of the two scenarios for the standalone company analysis (described in the two previous paragraphs), Greenhill also applied a merger premium to the equity valuations to determine the Standalone Valuation assuming the standalone company was acquired in the current merger environment. Greenhill reviewed the merger premiums paid, based on the closing price of the target's stock one day prior to announcement, 30 days prior to announcement and 90 days prior to announcement for each of the 15 precedent transactions described in the section above entitled "—Precedent Transaction Analysis." The highest merger premiums were 90 days prior to announcement where the mean and medium premiums were 21.7% and 20.1% respectively. Accordingly, Greenhill applied a 20% premium to the equity valuation range in the first scenario of $1,203 million to $1,388 million, yielding an equity valuation of $1,444 to $1,666 and a 20% premium to the equity valuation range in the second scenario of $916 million to $1,068 million, yielding an equity valuation of $1,099 to $1,282. In each case, Greenhill noted that the proposed consideration to be paid by the Asset Purchasing Venture to Reckson in the Asset Sales exceeds this implied equity valuation.

        The summary set forth above does not purport to be a complete description of the analyses or data presented by Greenhill, but simply describes, in summary form, the material analyses that Greenhill conducted in connection with its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Greenhill did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor, considered in isolation, supported or failed to support its opinion. Rather, Greenhill considered the totality of the factors and analyses performed in determining its opinion. Accordingly, Greenhill believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. Greenhill based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Analyses based on forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties or their advisors. Accordingly, Greenhill's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, Greenhill's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

        The Affiliate Transaction Committee retained Greenhill based on its qualifications and expertise in providing financial advice to acquirors, target companies and their respective boards of directors in merger and acquisition transactions. Greenhill had no prior material relationship with Reckson or SL Green. Greenhill is entitled to a fee in the amount of $1,000,000 for delivering its opinion to the Affiliate Transaction Committee and $250,000 for financial advisory services. In addition, Reckson has agreed to reimburse Greenhill for its expenses, including the reasonable expenses of its counsel, and to indemnify Greenhill and its affiliates for certain liabilities arising out of its engagement.

        Greenhill's opinion was one of many factors considered by the Affiliate Transaction Committee in evaluating the Asset Sales and should not be viewed as determinative of the views of the Affiliate Transaction Committee with respect to the Asset Sales.

Certain Reckson Projections

        Although Reckson periodically issues guidance concerning its financial performance, Reckson as a matter of course does not publicly disclose detailed forecasts or internal projections as to its future revenues, earnings or financial condition. However, during the course of Reckson's exploration of strategic alternatives, Reckson prepared and made available to potential bidders (including SL Green), Reckson's financial advisors and Greenhill certain business and financial data concerning projected future performance that Reckson believes was not publicly available. Such information included the projections with respect to Reckson which are summarized below. See "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 31.

	Year Ended December 31,
	2006		2007
	Base Case(1)	Modified Case(2)	Base Case	Modified Case(2)
	($ in thousands)
Funds From Operations (FFO)	$203,103	$208,431	$224,122	$232,214
Diluted Shares Outstanding	85,737	86,396	85,864	86,747
Diluted FFO per share	$2.37	$2.41	$2.61	$2.68

(1)
Base case reflects actuals through the second quarter 2006.

(2)
Modified case reflects potential additional growth in rental and renewal rates and was prepared prior to the availability of second quarter 2006 results.

        FFO is defined by the NAREIT as net income or loss, excluding gains or losses from sale of depreciable properties plus real estate depreciation and amortization, and after adjustments for unconsolidated partnership and joint ventures. Reckson presents FFO because Reckson considers it an important supplemental measure of its operating performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization or real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental assets, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income. Reckson computes FFO in accordance with the standards established by NAREIT. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of Reckson's operating performance or as an alternative to cash flow as measure of liquidity. Since all companies and analysts do not calculate FFO in a similar fashion, Reckson's calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

        The following table presents Reckson's reconciliation of net income (loss), the GAAP measure Reckson believes to be the most directly comparable to FFO, and was not provided to potential bidders (including SL Green) or Reckson's financial advisors or Greenhill.

	Year Ended December 31,
	2006				2007
	Base Case		Modified Case		Base Case		Modified Case
	($ in thousands)
Net Income	143,714		149,042		74,237		82,329
Add: Real Estate Depreciation	140,459	(1)	140,459	(1)	149,885	(1)	149,885	(1)
Less: Gains of Sale of Real Estate	(81,070	)(1)	(81,070	)(1)	—		—

Funds From Operations (FFO)	$203,103	(1)	$208,431	(2)	$224,122		$232,214	(2)

(1)
Base case reflects actuals through the second quarter 2006.

(2)
Modified case reflects potential additional growth in rental and renewal rates and was prepared prior to the availability of second quarter 2006 results.

        While the projections set forth above were prepared in good faith by Reckson's management, no assurance can be made regarding future events. The information in this section was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, published guidelines of the SEC regarding forward-looking statements, or U.S. generally accepted accounting principles. This information is not historical fact and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to place undue reliance on this information.

        The prospective financial information (projections or forecasts) of Reckson included in this document has been prepared by, and is the responsibility of, Reckson management. Ernst & Young LLP has neither examined nor compiled the accompanying prospective financial information of Reckson and, accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report relating to this document relates to Reckson's historical financial information. It does not extend to the prospective financial information and should not be read to do so.

        The estimates and assumptions underlying the projections involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of Reckson. Specifically, items or events which could have affected or may affect these projections include, without limitation, costs incurred by Reckson in conjunction with its pursuit of its strategic alternative process and this merger, unanticipated property abandonment and impairment costs, costs resulting from unforeseen natural disasters, delays in property developments due to weather, unforeseen conditions, labor shortages, scheduling problems with contractors, subcontractors or suppliers, derivatives losses related to fluctuations in interest rates. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not differ materially from those presented in the prospective financial information. In the view of Reckson's management, the information was prepared on a reasonable basis. However, this information is not fact and should not be relied upon by readers of this joint proxy statement/prospectus as being necessarily indicative of future results. See "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 31.

        These projections assume that Reckson continues as a separate public company and would make independent decisions. The assumptions underlying these projections were based on such factors as historical trends and performance, industry expectations, and significant input from Reckson's operations management.

        RECKSON DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THESE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING SINCE THEIR PREPARATION OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE UNDERLYING ASSUMPTIONS ARE SHOWN TO BE IN ERROR. FURTHERMORE, RECKSON DOES NOT INTEND TO UPDATE OR REVISE THESE PROJECTIONS TO REFLECT CHANGES IN GENERAL ECONOMIC OR INDUSTRY CONDITIONS.

        These projections are not included in this proxy statement/prospectus in order to induce any stockholder to vote in favor of the proposals at the special meeting.

Accounting Treatment for the Merger

        The merger will be accounted for using the purchase method of accounting, with SL Green treated as the acquiror. Under this method of accounting, Reckson's assets and liabilities will be recorded by SL Green at their respective fair values as of the closing date of the merger and added to those of SL Green. Financial statements of SL Green issued after the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Reckson prior to the merger. The results of operations of Reckson will be included in the results of operations of SL Green beginning on the effective date of the merger.

Regulatory Matters

        Neither SL Green nor Reckson is aware of any material United States federal or state regulatory approvals, which must be obtained in connection with the merger.

Delisting and Deregistration of Reckson Common Stock; Listing of SL Green Common Stock Issued in Connection with the Merger

        Reckson common stock currently is listed on the NYSE under the symbol "RA." Upon completion of the merger, Reckson common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended. It is a condition to the consummation of the merger that the shares of SL Green common stock to be issued in connection with the merger be approved for listing on the NYSE, subject to official notice of issuance. Following the merger, SL Green expects that the shares of SL Green common stock will continue to trade on the NYSE under the symbol "SLG."

Purposes, Reasons and Plans for Reckson after the Merger

        The purpose of the merger for Reckson is to enable its stockholders to immediately realize the value of their investment in Reckson through their receipt of the per share merger consideration of $31.68 in cash, an amount in cash equal to an adjusted prorated dividend and 0.10387 of a share of SL Green common stock, without interest and less any required withholding taxes, while still maintaining the opportunity for Reckson stockholders to participate in future earning or growth and benefit from any appreciation in value of SL Green. The Affiliate Transaction Committee and Reckson's board has determined, based upon the reasons discussed under "—Reckson's Reasons for the Merger" above that the merger agreement and the merger upon the terms and conditions set forth in the merger agreement, are advisable for, fair to and in the best interests of Reckson and its unaffiliated stockholders (excluding from consideration the members of the Management Group).

        As of the date of this proxy statement/prospectus, SL Green has not approved any specific plans or proposals for any extraordinary corporate transaction involving the surviving corporation after the completion of the merger or any sale or transfer of a material amount of assets currently held by SL Green after the completion of the merger, other than the sale of certain Reckson assets to the Asset Purchasing Venture as described in this proxy statement/prospectus. In addition, there are no current plans or proposals which relate to or would result in any other material change in Reckson's corporate structure or business, except for those changes that would result from such sale of certain Reckson assets to the Asset Purchasing Venture as described in this proxy statement/prospectus. SL Green's management has begun and intends to continue a study of Reckson and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes will be desirable following completion of the merger in order to organize and integrate Reckson's activities with those of SL Green and its other subsidiaries.

        The Asset Purchasing Venture currently anticipates that the assets being acquired pursuant to the Sale Agreement will be divided in separate pools according to the character of the assets and the relative business plan for each pool. The assets will be classified as either Prime Assets which represent the highest grade assets which will be capitalized with long term capital; Core Plus Assets which will be capitalized through the Australian listed property trust; Value Add Assets which represent land, development and repositioning projects that will be capitalized in a manner to realize the potential development, build out and lease up value in those assets; and Transition Assets which are those assets that do not fit into a long term hold strategy or a value add strategy and will generally have a shorter term hold period. Transition Assets will generally be capitalized with shorter term financing or may be sold shortly following (or concurrent with) the closing of the Sale Agreement. The Prime Assets will consist of certain operating office properties in Long Island and New Jersey. The Core Plus Assets will consist of the interest in the Australian listed property trust and related assets. The Value Add Assets will consist of certain parcels of land for development in Long Island and New Jersey, the EastRidge Portfolio, the Princeton office park including the building under construction and the interest in RSVP, the Transition Assets include certain operating properties on Long Island and in New Jersey. In addition, the joint venture will be purchasing Reckson's suburban office mortgage note portfolio which it intends to hold to maturity or sell some or all of such loans (or parts thereof) to third parties.

Appraisal or Dissenters' Rights

        Neither SL Green nor Reckson stockholders are entitled to any appraisal or dissenters' rights under Maryland law as a result of the merger.

Litigation Related to the Merger

        Since August 4, 2006, six purported class action lawsuits have been filed by alleged Reckson stockholders in Maryland state and New York state courts, seeking to enjoin the proposed merger and acquisition by the Asset Purchasing Venture of certain assets of Reckson: Sheldon Pittleman v. Reckson Associates Realty Corp. et al., No. 24-C-06-006323 (Circuit Court of Maryland, Baltimore City); John Borsch v. Scott H. Rechler et al., No. 24-C-06-006451 (Circuit Court of Maryland, Baltimore City); Mary Teitelbaum v. Reckson Associates Realty Corp. et al., No. 24-C-06-006937 (Circuit Court of Maryland, Baltimore City); Robert Lowinger v. Reckson Association Realty Corp. et al., No. 06-012524 (Supreme Court of the State of New York, Nassau County); Lawrence Lighter v. Scott H. Rechler et al., No. 06-CV-012738 (Supreme Court of the State of New York, Nassau County); and Pauline Phillips v. Scott H. Rechler et al., No. 06-12871 (Supreme Court of the State of New York, Nassau County). (As noted below, the Lighter action has since been re-filed in the Circuit Court of Maryland, Baltimore City.) The lawsuits also seek damages, attorneys' fees and costs. The plaintiffs in these lawsuits allege that the Asset Purchasing Venture obtained SL Green's agreement to sell Reckson assets on allegedly favorable terms to the Asset Purchasing Venture in exchange for the Reckson board's approval of allegedly inadequate merger consideration. The plaintiffs assert claims of breach of fiduciary duty against Reckson and its directors, and, in the case of the Lowinger, Pittleman and Teitelbaum lawsuits, claims of aiding and abetting breach of fiduciary duty against SL Green.

        On August 23, 2006, the plaintiff in the Lowinger action in New York state court applied for expedited discovery. Defendants opposed that application and moved to dismiss or stay the Lowinger action pending the determination of the actions filed in Maryland. On September 22, 2006, the New York state court issued an order scheduling discovery in the Lowinger action, while reserving decision on defendants' motion to dismiss or stay. Discovery is now underway.

        On September 6, 2006, the Maryland court consolidated the three actions pending before it under the capiton In re Reckson Realty Corp. Shareholders' Litigation, Consol. Case No. 24-C-06-006323 (Circuit Court of Maryland, Baltimore City). On September 8, 2006, the Maryland court ordered the parties to begin expedited discovery, which is now underway. On September 22, 2006, the plaintiffs in the Maryland consolidated action filed an amended complaint. In addition to the claims asserted in the three original Maryland complaints, the amended consolidated complaint asserts that Reckson and its directors breached a fiduciary duty of candor in connection with the preliminary proxy statement/prospectus filed on September 18, 2006. The amended consolidated complaint alleges that the preliminary proxy statement/prospectus failed to disclose adequate information concerning, among other things, the auction process that led to the proposed merger, the reasons why the Reckson directors believe the proposed merger is more favorable than other strategic alternatives for Reckson, the termination fee, the acquisition by the Asset Purchasing Venture of certain assets of Reckson, the assumptions employed by Goldman Sachs and Greenhill in rendering their respective fairness opinions, the terms of the retention agreement with Goldman Sachs, and Goldman Sachs' prior relationships with Reckson or SL Green.

        On October 3, 2006, the plaintiff in the Lighter action withdrew his lawsuit in the New York state court, and re-filed it in the Maryland Circuit Court for Baltimore City under Case No. 24-C-06-007940.

        On October 6, 2006 an amended complaint was filed in the Lowinger action in New York state court. In addition to the defendants named and claims asserted in the original Lowinger complaint, the amended complaint names Jason Barnett, Marathon Asset Management LLC, and New Venture MRE LLC as additional defendants. The amended complaint also asserts claims for breach of fiduciary duty against Mr. Barnett, and claims for aiding and abetting breach of fiduciary against Marathon Asset Management and New Venture MRE. The amended complaint also asserts that Reckson, its directors, and Mr. Barnett breached a fiduciary duty of candor in connection with the preliminary proxy statement/prospectus filed on September 18, 2006. The amended complaint alleges that the preliminary proxy statement/prospectus failed to disclose adequate information concerning, among other things, the bidding process that led to the proposed merger and acquisition by the Asset Purchasing Venture of certain assets of Reckson, the value of Reckson's Long Island assets, the expected future value of SL Green or the combined, post-merger entity, and alleged material conflicts of interest allegedly suffered by certain parties and certain of their advisors.

        While these cases are in their early stages, Reckson and SL Green believe that the cases are without merit and intend to contest them vigorously.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF RECKSON IN THE MERGER

        Some of the members of Reckson's management and the non-employee directors of its board of directors have interests in the merger that are in addition to, or different from, the interests of Reckson stockholders generally. The Reckson board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Existing Reckson Employment and Noncompetition Agreements and Severance Agreements

        Each of Scott Rechler, Michael Maturo and Jason Barnett have previously entered into severance agreements with Reckson that were amended in connection with the merger agreement, which amendments are described below. The severance agreements, as in existence prior to amendment, provide that upon a change in control of Reckson, the term of the agreement is automatically renewed for a five-year period. If during the term of the severance agreements, as in existence prior to amendment, the employment of a covered executive is terminated by Reckson other than for "good reason" (as defined in the noncompetition and employment agreements to which the executives are a party) or by the covered executive upon certain changes in the terms and conditions of his employment or compensation or during the 30 day period after either a change in control or the first anniversary of a change in control, the covered executive will be entitled to receive the following payments and benefits: (1) a pro-rata annual bonus through the date of termination (based on the executive's annual base salary and a bonus percentage generally equal to the quotient of the executive's cash compensation and non-cash incentive awards for the prior taxable year, divided by his base salary (the "deemed bonus percentage")), (2) a payment equal to the annual compensation, including base salary, incentive compensation (based on the product of the base salary and the deemed bonus percentage) and other taxable compensation for the remainder of the five-year term of the severance agreements, (3) benefits continuation, including medical coverage, employer matching contributions and other currently receivable benefits, for the remaining five-year term, (4) the full vesting of all unvested equity awards and (5) the forgiveness of outstanding restricted stock loans. Messrs. Rechler, Maturo and Barnett have outstanding ten year vesting restricted stock loans in an aggregate amount of approximately $2.9 million which will be forgiven in connection with the merger (which will accelerate the forgiveness of these loans by approximately 3.2 years on average), and upon such forgiveness, the 139,000 shares of Reckson common stock that is collateral for these stock loans will be released to the borrowers. Absent the merger, these loans would be forgiven as they become due over approximately the next three years subject to meeting performance and time-based vesting criteria. In addition, the severance agreements provide for an income tax gross-up on certain non-cash compensation or income received in connection with a change in control. Stockholder approval of the merger will be a change in control for purposes of these agreements. If any amounts or benefits received under the severance agreements or otherwise are subject to the excise tax imposed under section 4999 of the Internal Revenue Code, an additional payment will be made to restore the executive to the after-tax position that he would have been in if the excise tax had not been imposed.

        Each of Messrs. Rechler, Maturo and Barnett is party to a noncompetition and employment agreement with Reckson that provides, among other things, for the payment of severance benefits if the employment of a covered executive is terminated by Reckson other than for "good reason" (as defined in the noncompetition and employment agreements) or by the covered executive upon certain changes in the terms and conditions of his employment or compensation prior to a change in control. In the event of a change in control of Reckson, the executive is entitled to the severance payments and benefits under the severance agreements described above in lieu of those under the noncompetition and employment agreements. The noncompetition and employment agreements also contain a non-competition restriction that applies while the executive is employed and thereafter upon certain terminations of employment, although the non-competition restriction is not applicable in the event of a termination of employment in which the executive is entitled to severance under these agreements. In connection with the merger, the noncompetition and employment agreements and severance agreements with each of Messrs. Rechler, Maturo and Barnett were amended as described below.

        In the event the employment of Messrs. Campofranco, Rich or Waterman is terminated other than for cause, the terminated executive would be eligible to receive severance benefits pursuant to the terms of Reckson's severance policy.

Amendments to Reckson Employment and Noncompetition Agreements and Severance Agreements in Connection with the Merger

        In connection with the merger agreement and following negotiation among the parties, Messrs. Rechler, Maturo and Barnett each entered into an agreement to amend their existing employment and noncompetition agreement and severance agreement. Pursuant to the amendments, each executive agreed to the following amendments to their existing arrangements:

  •
  the reduction of the period of time the executive will be entitled to receive severance for purposes of calculating the amount of severance payment due following a termination of employment in connection with a change in control from five years to three years;

  •
  in connection with the severance payments and other payments, the waiver of all rights to vesting and payment of certain previously granted long-term incentive plan awards in respect of limited partnership interests of Reckson Operating Partnership, L.P., which results in the forfeiture of such interests in which otherwise would have vested in connection with a change of control, the number of common stock equivalents representing such forfeited awards and their approximate value is set forth in the table below;

  •
  the imposition of a cap on the cash severance payment each executive is entitled to receive under his existing severance agreement, such that the amount of cash severance payment to each of Messrs. Rechler, Maturo and Barnett is limited to the amounts set forth in the table below;

Executive Officer	# of Forfeited Common Stock Equivalent	$ Value Forfeited at $43.31 per share	Cap on Cash Severance Payment ($)
Scott H. Rechler	284,722	(12,331,310)	24,962,267
Michael Maturo	103,472	(4,481,372)	17,600,637
Jason M. Barnett	54,596	(2,364,553)	8,456,620

TOTAL	442,790	(19,177,235)	51,019,524

  •
  the further reduction of the payments and benefits each executive is otherwise entitled to receive in connection with a change in control if the total amount of payments and benefits exceed his "safe harbor amount" under the Internal Revenue Code's so-called "golden parachute rules" by 5% or less so that the total change in control-related payments and benefits paid or provided to him will not exceed his safe harbor amount;

  •
  the imposition of a restriction prohibiting them from competing with Reckson in the acquisition, operation or management of any office real estate property in any of the submarkets in the borough of Manhattan, New York for the period commencing on August 3, 2006 through the earlier of August 3, 2007 or the six-month anniversary of the closing of the merger; and

  •
  the extension of the terms of their existing employment and noncompetition agreements and severance agreements from December 31, 2006 through April 30, 2007.

        In addition, Reckson agreed to assign certain existing split-dollar life insurance policies to the executives at their request in connection with a change in control of Reckson. Prior to the closing of the merger (including prior to January 1, 2007), certain of the severance payments and benefits that are otherwise payable upon the merger or a qualifying termination thereafter may be paid to Messrs. Rechler, Maturo and Barnett and outstanding equity awards may be accelerated for these individuals and Reckson's three other executive officers. The previously granted special outperformance awards will be paid at the end of the 2006 performance year, with peer performance to be measured on a basis not less favorable than Reckson's performance vis a vis its peers through the date of the announcement of the merger and taking into account the value of the merger consideration. Payment of the special outperformance awards based on achieving the performance criteria for the six executive officers as a group will result in a capped award of approximately $30 million. In addition, as in prior years, the executive officers will be eligible to receive annual performance based compensation in respect of the 2006 performance year.

Reckson Equity Compensation Awards

        In connection with the merger, all outstanding options to purchase shares of Reckson common stock will be canceled and converted into the right to receive, in the combination of cash and shares of common stock of SL Green contemplated by the merger consideration, an amount equal to the product of (1) the number of shares of common stock of Reckson such holder could have purchased under such option plan had such holder exercised such option in full immediately prior to the effective time of the merger and (2) the excess, if any, of the merger consideration over the exercise price per share or unit of such option, in accordance with the terms of the merger agreement. In connection with the merger, any restrictions with respect to outstanding restricted shares of common stock of Reckson awarded under Reckson's stock option plans will terminate or lapse and, at the effective time of the merger, such shares of common stock of Reckson and any accrued stock dividends thereon will be automatically converted into the right to receive the merger consideration. At the effective time of the merger, each restricted stock unit or other similar equity based award (other than the awards described above), and any accrued dividends thereon, issued under Reckson's stock option plans, whether vested or unvested, that is outstanding immediately prior to the effective time of the merger will cease to represent a right or award with respect to shares of common stock of Reckson and will be cancelled for a payment equal to the aggregate amount of cash and shares of SL Green's common stock that the holder would have been entitled to receive had such restricted stock unit (and any accrued stock dividends thereon) been fully vested and settled immediately before the effective time of the merger.

        The stock options to acquire shares of Reckson common stock held by the four executive officers of Reckson and the three non-employee directors of Reckson who have outstanding stock options are fully vested as of the date hereof and, as such, the merger will not result in any accelerated vesting. The aggregate number of restricted stock units in respect of Reckson common stock held by the six executive officers of Reckson that will vest and become free of restrictions in connection with the merger is 78,126. The aggregate number of shares of Reckson restricted stock held by the seven non-employee directors of Reckson who hold restricted stock that will vest in connection with the merger is 7,381, and the aggregate number of restricted stock units in respect of Reckson common stock held by the eight non-employee directors of Reckson that will vest and become free of restrictions as a result of the merger is 26,204.

Reckson Operating Partnership LTIP Units

        In connection with the merger, the long-term incentive plan awards in respect of limited partnership interests ("LTIP units") of Reckson Operating Partnership, L.P. whether or not vested, held by Reckson's executive officers (other than certain LTIP units held by Messrs. Rechler, Maturo and Barnett, the vesting and payment rights to which they are waiving pursuant to the amendments described above) will be converted into the right to receive the merger consideration (on a one-for-one basis). The aggregate number of LTIP units held by the three executive officers (other than Messrs. Rechler, Maturo and Barnett) that will vest in connection with the merger is 40,750.

Sale Agreement

        On August 3, 2006, SL Green and the Asset Purchasing Venture entered into a binding agreement, which they amended and restated to make clarifying changes on September 15, 2006 and which they further amended and restated to make clarifying changes on October 13, 2006 by entering into 5 asset purchase agreements and a letter agreement (collectively, the "Sale Agreement"), pursuant to which SL Green has agreed to direct Reckson or a subsidiary thereof to sell to the Asset Purchasing Venture or its designee, and one or more affiliates of the Asset Purchasing Venture have agreed to purchase each of the following assets: (1) certain real property assets and/or entities owning such real property assets, in either case, of Reckson and 100% of certain loans secured by real property, all of which are located in Long Island, New York, for a purchase price of approximately $923,486,625, subject to adjustment; (2) certain real property assets and/or entities owning such real property assets, in either case, of Reckson located in White Plains and Harrison, New York; for a purchase price of $283,000,000, subject to adjustment, (3) all of the real property assets and/or entities owning 100% of the interests in such real property assets, in either case, of Reckson located in New Jersey, for a purchase price of approximately $661,300,000, subject to adjustment; (4) the entity owning a 25% interest in Reckson Australia Operating Company LLC, Reckson's Australian management company (including its Australian licensed responsible entity), and other related entities, and Reckson's and Reckson's subsidiaries' rights to and interests in, all related contracts and assets, including, without limitation, property management and leasing, construction services and asset management contracts and services contracts, for a purchase price of $163,000,000, subject to adjustment; (5) the direct or indirect interest of Reckson in Reckson Asset Partners, LLC, an affiliate of Reckson Strategic Venture Partners, LLC, or RSVP, and all of Reckson's rights in and to certain loans made by Reckson to Frontline Capital Group, the bankrupt parent of RSVP, and other related entities, which will be purchased by a 50/50 joint venture with an affiliate of SL Green for a purchase price to such joint venture of $65,000,000; (6) a 50% participation interest in certain loans made by a subsidiary of Reckson that are secured by four real property assets located in Long Island, New York for a purchase price of approximately $7,094,051.50; and (7) 100% of certain loans secured by real property located in White Plains and New Rochelle, New York, for a purchase price of approximately $30 million, subject to adjustment. The aggregate purchase price (including SL Green's portion of the RSVP purchase price) for the above assets is approximately $2.1 billion, subject to adjustment. In addition to the purchase price, the Asset Purchasing Venture is responsible for the related real estate transfer taxes and debt assumption costs for the assets being purchased. SL Green has received from the purchaser a deposit in the amount of $84,000,000. SL Green will be entitled to retain all or a portion of such deposit as liquidated damages in the event of certain defaults under the Agreement.

        In the event the merger agreement and the Sale Agreement are terminated and SL Green receives the break-up fee described above, SL Green has agreed to pay to the purchaser an amount equal to its actual out-of-pocket expenses incurred in connection with the transactions contemplated by the Sale Agreement, but in no event more than the lesser of (i) $8,000,000 and (ii) 7.2% of the actual break-up fee received by SL Green under the merger agreement. In the event the merger agreement and the Sale Agreement are terminated and SL Green receives the break-up expenses described above, SL Green has agreed to pay to the purchaser an amount equal to its actual out-of-pocket expenses incurred in connection with the transactions contemplated by the Sale Agreement, but in no event more than $1,000,000; provided, that if SL Green receives break-up expenses from Reckson in an amount less than $13,000,000, the maximum amount payable to purchaser will be reduced in proportion to the amount by which the actual amount received by SL Green is less than $13,000,000.

Financing

        An affiliate of SL Green agreed to make the following loans in connection with the transactions contemplated by the Sale Agreement:

        RSVP Loan.    An affiliate of SL Green will make a loan in the amount of $15,000,000 to a single purpose entity 100% owned and controlled by the Asset Purchasing Venture. The loan will bear interest at a rate of 9.00%. The loan will have a term of 36 months and be payable in full at maturity. The loan may not be prepaid in whole or in part during the first 12 months of the term and may be prepaid thereafter with no prepayment premium. The loan will be secured by 100% of the borrower's equity interest in RSVP-related assets, inclusive of any loans owned by Reckson and its affiliates. The loan will be on customary non-recourse terms, except that certain indirect equity owners of the Asset Purchasing Venture will jointly and severally guarantee the loan for certain "bad acts" and other standard non-recourse carve-outs.

        RNYPT Loan.    An affiliate of SL Green will make a bridge loan in the amount of up to approximately $47,250,000. The loan will have a term of 18 months and will be payable in full at maturity, provided that the borrower may extend the loan for an additional 6 months, subject to an increase in the interest rate to 10%. The loan may be prepaid in whole or in part at any time. If the asset value of the RNYPT assets declines, the borrower must pay down the loan in an amount based upon an agreed-upon formula. The loan will be secured by the borrower's 25% equity interest in the RNYPT assets and 100% of the equity interests in Reckson Australia Management Limited and any other entities of the sponsors that provide property and asset management services to the Australia portfolio. The loan will be on customary non-recourse terms, except that Messrs. Rechler, Maturo and Barnett will jointly and severally guarantee the loan for certain "bad acts" and other standard non-recourse carve-outs.

        Eastridge Portfolio Loan.    An affiliate of SL Green will make a first mortgage loan in the amount of between $175,000,000 and $200,000,000, to one or more special purpose entities controlled by the Asset Purchasing Venture. In addition, the lender will provide future funding of 100% of all future capital requirements, including tenant leasing costs, not to exceed $30,000,000. The loan will bear interest at a rate equal to 30-day LIBOR plus 125 basis points. The loan will have a term of 5 years and be payable in full at maturity. The loan may be prepaid in whole or in part at any time with no prepayment premium. In addition, the borrowers are obligated to repay a portion of the loan upon the sale of individual properties, subject to payment of the release price for the relevant property and satisfaction of certain debt service coverage requirements. The loan will be secured by a first mortgage encumbering 13 of the properties comprising the Eastridge portfolio and certain other collateral. The loan will be on customary non-recourse terms, except that Messrs. Rechler, Maturo and Barnett and any institutional partners or affiliates having an interest in the properties that are acceptable to the lender will jointly and severally guarantee the loan for certain "bad acts" and other standard non-recourse carve outs.

        The balance of the purchase price for the assets to be acquired pursuant to the Sale Agreement is currently expected to be obtained through mortgage financing and equity contributions to the purchasers by Marathon Asset Management, LLC of up to $225 million and by Messrs. Rechler, Maturo and Barnett of the remainder of the equity. In addition, some of the purchase price for the assets to be acquired pursuant to the Sale Agreement may be obtained from additional equity contributions or proceeds from the sale of assets. The purchaser does not currently have financing commitments with respect to such mortgage financing or additional equity financing. Subsequent to the signing of the Merger Agreement, certain former members of management of Reckson informed Mr. Rechler that they believe they have rights with respect to certain of Mr. Rechler's interests in the Asset Purchasing Venture.

Indemnification

        The merger agreement provides that, in the event of any threatened or actual claim, action, suit, demand, proceeding, or investigation whether civil, criminal or administrative, in which any person who is, has been or becomes prior to the effective time of the merger a trustee, director of officer, partner or member of Reckson or any of its subsidiaries (collectively, the "indemnified parties") is, or is threatened to be, made a party because (1) the person is or was a trustee, director, officer, partner or member of Reckson or one of its subsidiaries at or prior to the effective time of the merger, (2) the person is or was serving at Reckson's request as a trustee, director, officer, partner or member of another corporation, partnership, joint venture, trust or other enterprise at or prior to the effective time of the merger or (3) of the negotiation, execution or performance of the merger agreement, any agreement or document contemplated by the merger agreement, SL Green and the surviving corporation will indemnify and hold harmless each indemnified party to the fullest extent permitted under applicable law against any liability or expense incurred in connection with any of these claims or proceedings.

        The merger agreement also provides that all rights to indemnification and contribution existing in favor of, and all exculpations and limitations of personal liability of, the indemnified parties provided for in Reckson's organizational documents, as well as the existing indemnification agreements, with respect to matters occurring at or prior to the effective time of the merger, including the merger, will continue in full force and effect in accordance with their terms.

        Under the merger agreement, Reckson is required to obtain and fully pay for a directors' and officers' liability insurance policy providing coverage for the directors, officers, trustees, partners or members of Reckson or certain of its subsidiaries with a claims period of at least six years from the time the merger becomes effective from an insurance carrier with the same or better credit rating as Reckson's current insurance carrier with respect to directors' and officers' liability insurance in an amount and scope no less favorable than Reckson's existing coverage; provided, that the cost of such policy shall not exceed $6.5 million. If Reckson is not able to obtain such insurance on such terms and from such a carrier on or prior to December 1, 2006 for $3.5 million or less, Reckson shall work with SL Green and SL Green's insurance broker to obtain such coverage prior to the effective time of the merger. However, if Reckson is not able to obtain such insurance on such terms and from such a carrier on or prior to December 28, 2006, for less than $6.5 million, SL Green may obtain such insurance on such terms and from such a carrier provided, that the cost thereof does not exceed $6.5 million. If such "tail" policy has been obtained by Reckson prior to the effective time of the merger, SL Green will be required to maintain such policy in full force and effect, for its full term, and continue to honor its obligations thereunder.

THE MERGER AGREEMENT

        The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference in this proxy statement/prospectus. This summary is qualified in its entirety by reference to the merger agreement. SL Green and Reckson urge all stockholders of Reckson to read the merger agreement in its entirety.

        The merger agreement contains representations and warranties that the parties have made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the parties, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, and the representations and warranties may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

The Mergers

        The merger agreement provides that Reckson will be merged with and into Wyoming Acquisition Corp., a subsidiary of SL Green. Wyoming Acquisition Corp. will continue as the surviving entity in accordance with the Maryland General Corporation Law and will change its name to "Reckson Associates Realty Corp."

        Under the merger agreement, Wyoming Acquisition Partnership LP, will be merged with and into Reckson Operating Partnership, L.P. with Reckson Operating Partnership, L.P. as the surviving entity. Wyoming Acquisition Corp. (under its new name Reckson Associates Realty Corp.) will remain the general partner of Reckson Operating Partnership, L.P. following the partnership merger.

        The closing of the mergers will take place as soon as practicable, but in no event earlier than the later of January 2, 2007 or the third business day after the closing conditions set forth in the merger agreement are satisfied or waived, unless another date is agreed in writing by the parties.

        The merger of Reckson with and into Wyoming Acquisition Corp. will become effective on the date of the filing with, and acceptance for record of, articles of merger with the State Department of Assessments and Taxation of Maryland, or at such time as the parties shall agree as specified in such filing in accordance with applicable law.

        The partnership merger of Wyoming Acquisition Partnership LP with and into Reckson Operating Partnership, L.P. will become effective at the time of the filing of a certificate of merger with, and acceptance for record of such certificate of merger by, the Delaware Secretary of State in accordance with the Delaware Revised Uniform Partnership Act. The partnership merger will occur on the closing date prior to the effective time of the merger.

The Merger Consideration and Effects of the Mergers

        At the effective time of the merger, each issued and outstanding share (other than shares of common stock held by a wholly-owned subsidiary of Reckson, SL Green or a subsidiary of SL Green) of the common stock of Reckson will automatically be converted into the right to receive a cash payment equal to the sum of $31.68 per share and an amount in cash equal to an adjusted prorated dividend and 0.10387 (the "exchange ratio") of a share of the common stock of SL Green, subject to adjustment. As of the effective time of the merger, all shares of common stock of Reckson, when so converted, will no longer be outstanding and automatically be cancelled and retired and will cease to exist.

        Reckson stockholders will receive an amount in cash per share of Reckson common stock equal to the excess, if any, of the prorated amount of the last quarterly dividend per share declared by Reckson over 0.10387 multiplied by the prorated amount of the last quarterly dividend declared by SL Green prior to the closing date.

        If prior to the effective time of the merger, either Reckson or SL Green should reclassify its common stock, or make a distribution in shares of Reckson's or SL Green's common stock, or otherwise change the shares of Reckson's or SL Green's common stock, then, the merger consideration or the exchange ratio, as applicable, will be ratably adjusted.

        In the event that either Reckson or SL Green declare or pay any dividend or distribution (other than the regular quarterly cash dividends permitted to be paid under the merger agreement), including dividends or distributions paid for the purpose of maintaining its qualification as a REIT or of eliminating any United States federal income or excise tax liability, the cash consideration will be adjusted. In the event of such a dividend or distribution paid by Reckson, the cash consideration per share will be reduced by the per share amount of such dividend or distribution. In the event of such a dividend or distribution paid by SL Green, the cash consideration per share will be increased by the product of the exchange ratio and the amount of such dividend or distribution.

The Partnership Merger Consideration and Effects of the Partnership Merger

        Immediately prior to the effective time of the partnership merger, each outstanding LTIP unit representing the right to receive common units of limited partnership interest in Reckson Operating Partnership, L.P. will vest in full.

        Except as described in "Interests of Directors and Executive Officers of Reckson in the Merger—Amendments to Reckson Employment and Noncompetition Agreements and Severance Agreements in Connection with the Merger," at the effective time of the partnership merger, each common unit of limited partnership of Reckson Operating Partnership, L.P. issued and outstanding immediately prior to the effective time of the partnership merger and each LTIP unit automatically will be converted into the right to receive the applicable amount of merger consideration, in respect of the number of shares of Reckson's common stock issuable upon exchange of each such common unit or LTIP unit in accordance with the agreement of limited partnership of Reckson Operating Partnership, L.P. as if such common units or LTIP unit were converted or exchanged for an equal number of shares of Reckson's common stock immediately prior to the effective time of the partnership merger.

        At the effective time of the partnership merger, each preferred unit of limited partnership of Reckson Operating Partnership, L.P. issued and outstanding immediately prior to the effective time of the partnership merger will remain outstanding in accordance with its terms. In the event there are no preferred units outstanding, the parties will cooperate to issue a new class of preferred limited partnership interests in Reckson Operating Partnership, L.P. to SL Green or its designee immediately prior to the effective time of the merger in order to maintain the status of Reckson Operating Partnership, L.P. as a partnership under applicable Delaware law.

        At the effective time of the partnership merger, the general partnership interest of Reckson Operating Partnership, L.P. will remain outstanding and constitute the only outstanding general partnership interest in Reckson Operating Partnership, L.P. as the surviving partnership.

Treatment of Share Options, Restricted Stock Awards and Restricted Stock Unit Awards

        At least 30 days prior to the effective time of the merger, Reckson will permit the holders of the then outstanding options granted under Reckson's stock option plans, whether or not such options are then vested or exercisable, to exercise such options to the extent determined by the holders. At the effective time of the merger, all options under these option plans, whether or not then vested or exercisable, will be cancelled and of no further force and effect and the holder thereof will be paid or receive promptly following the closing date, in the combination of cash and common stock of SL Green contemplated by the merger consideration, an amount equal to the product of (1) the number of shares of common stock of Reckson such holder could have purchased under such option plan had such holder exercised such option in full immediately prior to the effective time of the merger and (2) the excess, if any, of the merger consideration over the exercise price per share or unit of such option; provided, that the aggregate exercise price of a holder's options and any applicable withholding tax payable in connection with the payment and cancellation of such options will first be applied to reduce the cash consideration component of the merger consideration otherwise payable to such holder and, to the extent such aggregate exercise price and withholding tax exceeds the aggregate cash consideration component of the merger consideration otherwise payable to such holder, the excess of such aggregate exercise price and withholding tax over the aggregate cash consideration payable to such holder will be applied to reduce the stock consideration component of the merger consideration otherwise payable to such holder based on the weighted average of the per share closing prices of SL Green's common stock on the NYSE Composite Transaction Reporting System during the 10 consecutive trading days ending two days prior to the effective time of the merger.

        Immediately prior to the effective time of the merger, any restrictions with respect to outstanding restricted shares of common stock of Reckson awarded under Reckson's stock option plans will terminate or lapse. At the effective time of the merger, such shares of common stock of Reckson and any accrued stock dividends thereon will be automatically converted into the right to receive the merger consideration. Reckson will pay all cash dividends accrued on Reckson common stock to the holders thereof at the effective time of the merger.

        At the effective time of the merger, each restricted stock unit or other similar equity based award (other than the options described above), and any accrued dividends thereon, issued under Reckson's stock option plans, whether vested or unvested, which is outstanding immediately prior to the effective time of the merger will cease to represent a right or award with respect to shares of common stock of Reckson and will be cancelled. The holder of any such restricted stock unit will be paid on the closing date an aggregate amount of cash and shares of SL Green's common stock as the holder would have been entitled to receive had such restricted stock unit (and any accrued stock dividends thereon) been vested in full and had been settled in full immediately before the effective time of the merger. Reckson will pay all cash dividends accrued on such restricted stock units to the holders thereof at the effective time of the merger.

        Reckson agreed to terminate its Dividend Reinvestment and Share Purchase Plan, effective prior to the effective time of the merger, and to ensure that no purchase or other rights under such the Dividend Reinvestment and Share Purchase Plan enable the holder of such rights to acquire any interest in Wyoming Acquisition Corp. as the surviving entity, SL Green or any subsidiary of SL Green, including Wyoming Acquisition Partnership LP.

Direct Purchase of Assets and Transfer of Reckson Property

        SL Green, Wyoming Acquisition Corp., Wyoming Acquisition GP LLC, Wyoming Acquisition Partnership LP (referred to collectively as the purchaser parties) may elect to purchase, subject to specified terms and conditions, immediately prior to and conditioned upon the effective time of the merger and the satisfaction of all closing conditions pursuant to the merger agreement one or more properties owned by Reckson Operating Partnership, L.P. or one of its subsidiaries for cash or shares of common stock of SL Green. Any cash proceeds or shares of SL Green common stock received in connection with the sale of such properties will be distributed by Reckson Operating Partnership, L.P. to its partners and by Reckson to its stockholders immediately prior to, and conditioned upon, the effective time of the merger. If any such properties are acquired by SL Green or its subsidiaries for cash or shares of SL Green's common stock, then the cash components of the merger consideration and the partnership merger consideration or the stock components of the merger consideration and the partnership merger consideration, as applicable, will be reduced ratably by the aggregate amount distributed by Reckson Operating Partnership, L.P. to its partners per unit and by Reckson to its stockholders per share in respect of the transferred properties.

        In addition, under the terms of the merger agreement, Reckson agreed to transfer, or cause the applicable Reckson subsidiary to transfer one or more properties owned by Reckson or one of its subsidiaries immediately prior to, and conditioned upon, the effective time of the merger and the satisfaction of all closing conditions under the merger agreement, by deed or by transfer of ownership interests in an entity that owns a property, as directed by SL Green. Any cash proceeds received in connection with the sale of such properties will be distributed by Reckson Operating Partnership, L.P. to its partners and by Reckson to its stockholders immediately prior to, and conditioned upon, the effective time of the merger. If any such property is purchased for cash, the cash components of the merger consideration and the partnership merger consideration will be reduced ratably by the aggregate amount distributed by Reckson Operating Partnership, L.P. to its partners per unit and by Reckson to its stockholders per share.

        Notwithstanding the foregoing, SL Green may instead elect to cause the transferee of any such properties to deliver a portion of the cash consideration, and to that extent there will be no reduction in the merger consideration or partnership merger consideration.

Payment Procedures

        On or before the effective time of the merger, SL Green will deposit with the exchange agent certificates representing the shares of SL Green's common stock sufficient to pay the stock component of the aggregate merger consideration and cash in immediately available funds in an amount sufficient to pay the cash component of the aggregate merger consideration, payable to holders of Reckson's common stock, LTIP units, common units of Reckson Operating Partnership, L.P., options granted under Reckson's stock option plans described above and restricted shares of common stock of Reckson and restricted stock units awarded under the stock option plans. SL Green will also deposit with the exchange agent any amounts payable in connection with any direct asset purchase or transfer of Reckson's properties.

        As promptly as practicable, but in no event later than two business days after the effective time of the merger or the partnership merger, as applicable, the exchange agent will send a letter of transmittal to each such holder that will include detailed instructions on how such holder may exchange such holder's shares of Reckson common stock or common units of Reckson Operating Partnership, L.P., as applicable, for the applicable merger consideration. The exchange agent will pay Reckson's stockholders who submit their duly completed letters of transmittal and their share certificates and any other documents reasonably requested by the exchange agent or the surviving entity the merger consideration they are entitled to receive, in particular, a certificate representing that number of whole shares of common stock of SL Green that such holder is entitled to receive pursuant to the merger agreement and a check in the amount equal to the amount of the cash consideration that such holder is entitled to receive (net of any applicable withholding tax) plus any cash such holder is entitled to receive in lieu of fractional shares of SL Green. The exchange agent will pay the holders of common units of Reckson Operating Partnership, L.P. who submit their completed unitholder letter of transmittal and any other documents reasonably requested by the exchange agent or the surviving entity the partnership merger consideration they are entitled to receive, in particular, a certificate representing that number of whole shares of common stock of SL Green that such holder is entitled to receive pursuant to the merger agreement and a check in the amount equal to the amount of the cash consideration that such holder is entitled to receive (net of any applicable withholding tax) plus any cash such holder is entitled to receive in lieu of fractional shares of common stock of SL Green that such holder has the right to receive. No interest will be paid on any cash paid pursuant to the mergers. The exchange agent will pay to each holder of LTIP units the applicable merger consideration (without reduction for amounts paid to stockholders or partners of Reckson Operating Partnership, L.P. in connection with the direct purchase or transfer of Reckson's assets) in respect of the number of shares of Reckson's common stock issuable upon exchange or conversion of each such LTIP unit.

        None of the purchaser parties, the surviving entity or the surviving partnership will be liable to any holder of shares of Reckson's common stock or common units of Reckson Operating Partnership, L.P. for any unclaimed merger consideration on such shares or units after the time that applicable laws deem that such property has been abandoned or will escheat to a governmental entity. Immediately prior to the time any merger consideration that is unclaimed would be deemed abandoned or would escheat, such amounts will become the property of the surviving entity or the surviving partnership to the extent permitted by applicable law. Under Maryland law, because shares of Reckson's common stock were listed on the NYSE on the record date for determining those stockholders entitled to notice of, and vote at, the special meeting, appraisal rights are not available to holders of shares of Reckson's common stock in connection with the merger.

Fractional Shares

        No fractional shares of SL Green's common stock will be issued upon the surrender for exchange of shares of Reckson's common stock or common units of Reckson Operating Partnership, L.P. For each fractional share that would otherwise be issued, SL Green will pay cash, without interest, in an amount equal to such fractional part of a share of SL Green's common stock multiplied by the weighted average of the per share closing prices of SL Green's common stock on the NYSE Composite Transaction Reporting System during the ten consecutive trading days ending two days prior to the effective time of the merger.

Charter and Bylaws

        At the effective time of the merger, the charter and bylaws of Wyoming Acquisition Corp. in effect immediately prior to the effective time shall be the charter and bylaws of the surviving corporation, except that at the effective time of the merger, the name of Wyoming Acquisition Corp. will be changed to Reckson Associates Realty Corp.

Directors and Officers

        The directors of Wyoming Acquisition Corp. will be the directors and officers of the surviving corporation, until their respective successors are duly elected and qualified or their earlier death, resignation or removal.

Representations and Warranties of Reckson and Reckson Operating Partnership, L.P.

        Reckson and Reckson Operating, L.P. have made certain customary representations and warranties to the purchaser parties subject in certain cases to exceptions disclosed in certain portions of any Form 10-K, Form 10-Q, Form 8-K or proxy statement filed by Reckson or Reckson Operating Partnership, L.P. on or after January 1, 2006 and prior to the date of the agreement, or pursuant to the merger agreement and the disclosure letter provided to the purchaser parties and to qualifications for materiality set forth in the merger agreement. None of these representations and warranties will survive the effective time of the mergers. These representations and warranties include, but are not limited to, the following:

  •
  the due organization, good standing (where applicable) and authority of Reckson, Reckson Operating Partnership, L.P. and certain of Reckson's other subsidiaries;

  •
  the ownership of Reckson's subsidiaries and joint ventures;

  •
  Reckson's capital structure;

  •
  Reckson's and Reckson's Operating Partnership, L.P.'s authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

  •
  the absence of conflicts, or rights of termination as a result of the transactions contemplated by the merger agreement under any organizational document, loan, credit agreement or notes, joint venture arrangement, or any law or order;

  •
  the absence or receipt of required consents, approvals or authorizations of governmental authorities to complete the transactions contemplated by the merger agreement;

  •
  Reckson's compliance with the rules and regulations of the SEC and its reporting requirements;

  •
  the absence of certain changes or events since December 31, 2005;

  •
  the absence of undisclosed material liabilities;

  •
  the absence of defaults under any organizational documents, certain material agreements and laws;

  •
  Reckson's compliance with applicable laws and permits;

  •
  the absence of certain litigation;

  •
  tax matters, including REIT qualification matters;

  •
  Reckson's appropriate funding of pension and employee benefit plans and compliance with applicable regulations and other pension and benefits matters;

  •
  labor and employment matters;

  •
  the absence of violations or liabilities under environmental laws, and other environmental matters;

  •
  property interests, title and encumbrances, zoning, options on properties, management of properties, Reckson's construction projects, personal property and physical condition of the properties;

  •
  insurance matters;

  •
  receipt by the Affiliate Transaction Committee of the opinion of Goldman Sachs described under the section captioned "Special Factors—Fairness Opinion Regarding Merger Consideration" on page 61;

  •
  the vote of Reckson's stockholders and of the limited partners of Reckson Operating Partnership, L.P. required to approve the merger, the merger agreement and the other transactions contemplated by the merger agreement;

  •
  matters with respect to broker's and finder's fees;

  •
  matters with respect to Reckson's material contracts;

  •
  inapplicability of state anti-takeover statutes;

  •
  the accuracy of information provided by Reckson or any of its subsidiaries for use in this proxy statement/prospectus; and

  •
  the inapplicability of the Investment Company Act of 1940, as amended.

Representations and Warranties of SL Green and the other Purchaser Parties

        The purchaser parties have made certain customary representations and warranties to Reckson, subject to exceptions disclosed to Reckson and to customary qualifications for materiality set forth in the merger agreement. None of the representations and warranties will survive the effective time of the merger. These representations and warranties include, but are not limited to, the following:

  •
  their due organization and good standing;

  •
  the capital structure of SL Green;

  •
  their authorization to enter into the merger agreement and to complete the transactions contemplated by the merger agreement;

  •
  the absence of conflicts, or rights of termination as a result of the transactions contemplated by the merger agreement under their organizational documents, loan or credit agreement, joint venture document, law or order;

  •
  the absence or receipt of required consents, approvals or authorizations of governmental authorities to complete the transactions contemplated by the merger agreement;

  •
  SL Green's compliance with the rules and regulations of the SEC and its reporting requirements;

  •
  the accuracy of information provided by the purchaser parties for use in this proxy statement/prospectus;

  •
  the absence of certain changes or events since December 31, 2005;

  •
  the absence of undisclosed material liabilities;

  •
  the absence of defaults under any organizational documents, certain material agreements and laws;

  •
  availability of financing;

  •
  SL Green's and its subsidiaries' compliance with applicable laws and permits;

  •
  the absence of certain litigation;

  •
  tax matters, including REIT qualification matters;

  •
  the absence of violations or liabilities under environmental laws, and other environmental matters;

  •
  that Wyoming Acquisition Corp., Wyoming Acquisition GP LLC and Wyoming Acquisition Partnership LP were formed solely for the purpose of engaging in the transactions contemplated by the merger agreement;

  •
  matters with respect to broker's and finder's fees;

  •
  matters with respect to SL Green's material contracts;

  •
  matters with respect to the solvency of the entity surviving the merger; and

  •
  the inapplicability of the Investment Company Act of 1940, as amended.

Covenants Regarding Conduct of Business by Reckson Pending the Mergers

        During the period from August 3, 2006 to the earlier of the termination of the merger agreement or the effective time of the partnership merger, Reckson and Reckson Operating Partnership have agreed, and have agreed to cause their subsidiaries, to (1) carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and (2) to the extent consistent with the foregoing clause (1), use commercially reasonable efforts to preserve intact in all material respects their respective business organizations, goodwill, ongoing businesses and relationships with third parties; to keep available the services of their present officers and employees; and to maintain the status of Reckson and each applicable subsidiary of Reckson as a REIT. Without limiting the foregoing, subject to certain exceptions, Reckson and Reckson Operating Partnership, L.P. have also agreed not to, and have agreed to cause their subsidiaries not to, without the written consent of SL Green, such consent not to be unreasonably withheld, delayed or conditioned, among other things:

  •
  declare, set aside for payment or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any of Reckson's shares or the partnership interests, shares, stock or other equity interests in any of their subsidiaries that is not directly or indirectly wholly owned by them, other than (1) regular, cash distributions at a rate not in excess of $0.4246 per share of shares of Reckson's common stock, declared and paid quarterly, in each case, in accordance with past practice, (2) applicable distributions payable to each holder of units in Reckson Operating Partnership, L.P. and Reckson restricted stock units or other similar equity based award, and (3) pro-rata dividends or distributions, declared, set aside or paid by any of Reckson's non-wholly owned subsidiaries to Reckson or any of Reckson's direct or indirect subsidiary of Reckson, provided, that Reckson may declare and pay dividends required by the Code to maintain its REIT qualification and to eliminate United States federal income and excise tax liability;

  •
  split, combine or reclassify any shares, stock, partnership interests or other equity interest or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock, partnership interests or other equity interests;

  •
  purchase, redeem or otherwise acquire (subject to certain exceptions set forth in the merger agreement) any shares of Reckson's common stock, stock, other equity interests or securities; the partnership interests, stock, other equity interests or securities of any of Reckson's subsidiaries; or any options, warrants or rights to acquire, or security convertible into, shares of Reckson's common stock, other equity interest or securities or the partnership interests, stock or other equity interests in any of Reckson's subsidiaries;

  •
  classify or re-classify any unissued Reckson common stock, shares of stock, units, interests, or any other voting or redeemable securities or stock-based performance units of Reckson or any of its subsidiaries;

  •
  authorize for issuance, issue, deliver, sell, or grant any shares of Reckson common stock, shares of stock, units, interests, any other voting or redeemable securities or stock based performance units of Reckson or any of Reckson's subsidiaries;

  •
  authorize for issuance, issue, deliver, sell, or grant any option or other right in respect of, any of shares of Reckson common stock or shares of stock, units, interests, any other voting or redeemable securities, or stock based performance units of Reckson or any of Reckson's subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares, units, interests, voting securities or convertible or redeemable securities;

  •
  amend or waive any option to acquire shares of Reckson's common stock;

  •
  amend Reckson's charter or Reckson's Amended and Restated Bylaws, or any other comparable organizational documents of any of Reckson's subsidiaries;

  •
  merge, consolidate or enter into any other business combination transaction; acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity; or purchase any equity interest in or all or substantially all of the assets of any person or any division or business thereof;

  •
  make, undertake or enter into any new commitments obligating Reckson or any of Reckson's subsidiaries to make, capital expenditures; provided, that Reckson or any of its subsidiaries may make capital expenditures pursuant to the terms of contracts which have been executed prior to August 3, 2006 and in connection with amounts payable in respect of existing or future (1) tenant improvements, (2) lease commissions, (3) obligations under leases, (4) maintenance, repairs and amounts required as a result of extraordinary events or emergencies and up to 110% of the total amounts set forth as capital expenditures or development costs in Reckson's capital expenditure and development plan;

  •
  incur indebtedness except for draws under Reckson's existing lines of credit for purposes of funding expenditures pursuant to Reckson's capital expenditure and development plan, the permitted expenditures described above, the other transactions described in this section, for working capital purposes in the ordinary course and for payment to holders of any indebtedness and of transaction expenses;

  •
  subject to certain exceptions, sell, mortgage, subject to lien, lease or otherwise dispose of any of Reckson's properties, including by the disposition or issuance of equity securities in any entity that owns Reckson's properties; provided that the Management Group may solicit, encourage and facilitate inquiries or proposals with respect to the assets being purchased by the Asset Purchasing Venture so long as such assets do not represent 20% or more of the fair market value of the assets being purchased by the Asset Purchasing Venture;

  •
  (1) assume or guarantee the indebtedness of another person (other than a wholly-owned subsidiary of Reckson), enter into any "keep well" or other agreement to maintain any financial statement condition of another person (other than a wholly-owned subsidiary of Reckson) or enter into any arrangement having the economic effect of any of the foregoing, (2) prepay, refinance or amend any existing indebtedness other than the refinancing of existing indebtedness at maturity with floating rate debt on customary commercial terms which is prepayable without premium or penalty, (3) make any loans, advances, capital contributions or investments in any other person (other than wholly-owned subsidiaries of Reckson) or (4) other than in connection with the incurrence of indebtedness permitted under the merger agreement, pledge or otherwise encumber shares of capital stock or securities in Reckson or any subsidiary of Reckson;

  •
  modify, amend or change any existing tax protection agreement in a manner that would adversely affect Reckson, any subsidiary of Reckson or any of the purchaser parties, or enter into any new tax protection agreement;

  •
  except as required by law or in the ordinary course of business, make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, or file any amended tax return (in each case, except to the extent necessary or appropriate to preserve Reckson's qualification as a REIT or to preserve the status of any subsidiary of Reckson as a partnership, "qualified REIT subsidiary" or "taxable REIT subsidiary" for U.S. federal income tax purposes), if such action would have an adverse affect on any of the purchaser parties that is material;

  •
  except as may be required by the SEC, applicable law or generally accepted accounting principles, (1) fail to maintain books and records in all material respects in accordance with generally accepted accounting principles consistently applied, (2) change any methods, principles or practices of accounting in effect, (3) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes other than settlements or compromises relating to real property taxes or sales taxes in an amount not to exceed $5,000,000, individually or in the aggregate, or that do not result in a tax liability of Reckson or any its subsidiaries that materially exceeds the amount reserved, in accordance with general accepted accounting principles, with respect to such claim, action, or other proceeding, or (4) revalue in any material respect any of its assets, including writing-off accounts receivable;

  •
  settle or compromise any material litigation, including any stockholder derivative or class action claims other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves) in settlement or compromise does not exceed $10,000,000, which provide for a complete release of Reckson and each applicable subsidiary of Reckson of all claims and which do not provide for any admission of liability by Reckson or any of its subsidiaries;

  •
  other than as set forth in the merger agreement, (1) adopt, amend or terminate any of Reckson employee benefit plans (as described in the merger agreement) or adopt any new employee benefit plan, (2) grant any new stock appreciation rights, options, restricted shares or any other equity-based awards, (3) materially increase the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, (4) subject to certain exceptions, grant or pay any severance or termination pay to, or increase in any material manner the severance or termination pay of, any current or former director, officer, employee or consultant of the Reckson or any of its subsidiaries, (5) increase the number of Reckson's full-time permanent employees by more than 10 net additions or (6) establish, pay, agree to grant or increase any stay bonus, retention bonus or any similar benefit under any plan, agreement, award or arrangement;

  •
  amend, terminate, waive compliance with or any breach, or assign any material rights or claims under, any material term of any material contract or enter into a new contract, agreement or arrangement that constitutes a service contract with a term of over 12 months that, if entered into prior to August 3, 2006, would have been a material contract pursuant to the merger agreement;

  •
  fail to use commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding indebtedness of Reckson or any of its subsidiaries;

  •
  fail to duly and timely file all material reports and other material documents required to be filed with all governmental entities and other authorities (including the NYSE), subject to extensions permitted by law;

  •
  subject to certain exceptions, authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Reckson or any of its subsidiaries;

  •
  except in connection with a right being exercised by a tenant under an existing lease (and in accordance with the terms and conditions thereof), enter into any new lease for in excess of 25,000 square feet of net rentable area at a Reckson property;

  •
  take any action or fail to take any action, which could reasonably be expected to cause Reckson to fail to qualify as a REIT;

  •
  agree in writing or otherwise to take any action inconsistent with any of the foregoing.

Conduct of Business by SL Green

        During the period from August 3, 2006 to the earlier of the termination of the merger agreement or the effective time of the partnership merger, SL Green has agreed, and has agreed to cause its subsidiaries, to (1) carry on their respective businesses in the usual, regular and ordinary course consistent with its good business judgment and (2) to the extent consistent with the foregoing clause (1), use commercially reasonable efforts to preserve intact in all material respects its respective business organization, goodwill, ongoing businesses and relationships with third parties and to maintain SL Green's qualification as a REIT. Without limiting the foregoing, subject to certain exceptions, SL Green has also agreed not to, and has agreed to cause their subsidiaries not to, without the written consent of Reckson, such consent not to be unreasonably withheld, delayed or conditioned, among other things:

  •
  declare, set aside for payment or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any of SL Green's shares, stock or the partnership interests, shares, stock or other equity interests in any of SL Green's subsidiaries that is not directly or indirectly wholly owned by SL Green, other than (1) subject to certain exceptions, regular, cash distributions at a rate not in excess of $0.60 per share of SL Green's common stock, declared and paid quarterly, and (2) pro rata dividends or distributions, declared, set aside or paid by any non-wholly owned subsidiary of SL Green to SL Green or any of its subsidiaries; provided that SL Green may declare and pay dividends to the extent required by the Code to maintain its REIT qualification and to eliminate United States federal income or excise tax liability;

  •
  split, combine or reclassify any shares, stock, partnership interests or other equity interest or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock, partnership interests or other equity interests;

  •
  purchase, redeem or otherwise acquire (subject to certain exceptions set forth in the merger agreement) any shares of SL Green's common stock, stock or other equity interests or securities; the partnership interests, stock, other equity interests or securities of any of SL Green's subsidiaries; or any options, warrants or rights to acquire, or security convertible into, shares of SL Green's common stock, stock, other equity interest or securities or the partnership interests, stock or other equity interests in any of SL Green's subsidiaries;

  •
  classify or re-classify any unissued shares of common stock of SL Green, share of stock, units, interests, any other voting or redeemable securities or stock-based performance units of SL Green or SL Green Operating Partnership, L.P.;

  •
  authorize for issuance, issue, deliver, sell, or grant any shares of common stock of SL Green, shares of stock, units, interests, any other voting or redeemable securities or stock based performance units of SL Green or SL Green Operating Partnership, L.P.;

  •
  authorize for issuance, issue, deliver, sell, or grant any option or other right in respect of, any shares of common stock of SL Green, shares of stock, units, interests, any other voting or redeemable securities, or stock based performance units of SL Green or SL Green Operating Partnership, L.P. or any securities convertible into, or any rights, warrants or options to acquire, any such shares, units, interests, voting securities or convertible or redeemable securities;

  •
  amend or waive any option to acquire shares of SL Green's common stock;

  •
  amend SL Green's charter and SL Green's Amended and Restated Bylaws, or any other comparable organizational documents of SL Green Operating Partnership, L.P.;

  •
  subject to certain exceptions, merge, consolidate or enter into any other business combination transaction; acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity; or purchase any equity interest in or all or substantially all of the assets of any person or any division or business thereof;

  •
  authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SL Green or any if its subsidiaries;

  •
  take any action, of fail to take any action, which could reasonably be expected to cause SL Green to fail to qualify as a REIT; or

  •
  agree in writing or otherwise to take any action inconsistent with any of the foregoing.

Other Covenants

        The parties to the merger agreement have agreed to various other covenants in the merger agreement. Some of these covenants are mutual, while others have been made either only by Reckson or SL Green and its subsidiaries that are party to the merger agreement.

        The covenants include, but are not limited to:

  •
  the parties to the merger agreement agreed to use commercially reasonable efforts to take or cause to be taken all actions to fulfill all conditions applicable to such party pursuant to the merger agreement and to consummate and make effective, as promptly as reasonably practicable, the merger, the partnership merger and the other transactions contemplated by the merger agreement.

  •
  Wyoming Acquisition Corp. as the surviving entity will from the effective time of the merger until the first anniversary thereof provide Reckson's employees who remain employed by any of the purchaser parties with certain employee benefits and compensation plans, programs and other arrangements that are substantially similar, in the aggregate, to those provided by Reckson and its subsidiaries immediately prior to the effective time of the merger. If the employment of such employees is terminated in this period, such employee shall be entitled to receive certain severance payments and other benefits. Wyoming Acquisition Corp. as the surviving entity will (1) provide such employees, among other things, with service credit for purposes of eligibility, participation and vesting and levels of benefit accruals (but not for benefit accruals under any defined benefit pension plan of SL Green or any of its subsidiaries), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by SL Green, Wyoming Acquisition Corp. or any of their respective subsidiaries in which (and to the extent) such employees are eligible to participate, for all periods of employment with Reckson or any subsidiary of Reckson (or their predecessor entities) prior to the effective time of the merger, (2) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of SL Green, Wyoming Acquisition Corp. or any of their respective subsidiaries to be waived with respect to such employees and their eligible dependents, and (3) give such employees and their eligible dependents credit for the plan year in which the effective time of the merger (or commencement of participation in a plan of SL Green, Wyoming Acquisition Corp. or any of their respective subsidiaries) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in a plan of Purchaser, Surviving Company or any of their respective Subsidiaries).

No Solicitation

        Pursuant to the merger agreement, none of Reckson, Reckson Operating Partnership, L.P. or any other subsidiary of Reckson may, directly or indirectly, authorize or permit any director, officer, employer, investment banker, financial advisor, attorney, broker, finder or other agent, affiliate or representative to initiate, solicit, encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any competing transaction for the acquisition of Reckson or enter into discussions or negotiate with any person in furtherance of such inquiries or to obtain a competing transaction for the acquisition of Reckson.

        The merger agreement further provides that Reckson and Reckson Operating Partnership, L.P. will, and will cause their other subsidiaries to, take all actions reasonably necessary to cause their respective officers, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders or other agents, affiliates or representatives to immediately cease any discussions, negotiations or communications with any party or parties with respect to any competing transaction for the acquisition of Reckson. However, the merger agreement provides that SL Green acknowledges that Reckson waived, as of August 3, 2006, all standstill or similar provisions of any agreement or understanding that would in any way prohibit any person or entity from making a proposal with respect to a competing transaction for the acquisition of Reckson.

        "Competing transaction" means any of the following (other than the transactions expressly provided for in the merger agreement): (1) any merger, consolidation, share exchange, business combination or similar transaction involving Reckson or Reckson Operating Partnership, L.P.; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 40% or more of the fair market value of the assets (including by means of an issuance, sale or other disposition of voting securities) of Reckson and its subsidiaries, taken as a whole, or of 40% or more of any class of voting securities of Reckson, in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; or (3) any tender offer or exchange offer for 40% or more of any class of voting securities of the Reckson.

        Reckson and Reckson Operating Partnership, L.P. are required to notify the purchaser parties of, promptly following receipt, all relevant details relating to any proposal (including the identity of the parties and all material terms thereof) which any of Reckson, Reckson Operating Partnership, L.P. or any of their subsidiaries, or their respective officers, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders or other agents, affiliates or representatives receive after August 3, 2006 relating to a competing transaction for the acquisition of Reckson and to keep SL Green reasonably informed on a prompt basis as to the status of and any material developments regarding any such proposal.

        Notwithstanding these restrictions, following the receipt by Reckson or by any of its subsidiaries of a proposal from a third party for a competing transaction for the acquisition of Reckson (which was not solicited, encouraged or facilitated in violation of Reckson's obligations set forth above), if the board of directors of Reckson determines in good faith following consultation with its legal and financial advisors that such proposal for a competing transaction is or is reasonably likely to lead to a superior competing transaction, then the board of directors of Reckson (directly or through officers or advisors) may:

  •
  furnish non-public information with respect to Reckson and its subsidiaries to the person who made such proposal, provided that such person signs a confidentiality agreement;

  •
  disclose to Reckson's stockholders any information required to be disclosed under applicable law;

  •
  participate in discussions and negotiations regarding such proposal; and

  •
  following receipt of a proposal for a competing transaction for the acquisition of Reckson that constitutes a superior competing transaction, but prior to obtaining stockholder approval of the merger, the merger agreement and the other transactions contemplated by the merger agreement, (1) withdraw or modify in a manner adverse to SL Green, or fail to make, its recommendation to Reckson's stockholders that they approve the merger, the merger agreement and the other transactions contemplated by the merger agreement or recommend that Reckson's stockholders approve such superior competing transaction, (2) terminate the merger agreement pursuant to the relevant termination provision of the merger agreement (which includes payment of the break-up fee) and (3) take any action that any court of competent jurisdiction orders Reckson to take. Reckson's board of directors may not take any of the actions referred to in this bullet point, until at least three business days' after giving notice to Wyoming Acquisition Corp. that the competing transaction constitutes a superior competing transaction and unless the board of directors of Reckson has concluded following the end of such three business day period that, taking into account any amendment to the merger agreement entered into or that Wyoming Acquisition Corp. irrevocably covenants to enter into and for which all internal approvals of Wyoming Acquisition Corp. have been obtained since receipt of such notice, in each case, prior to the end of such three business day period, such competing transaction remains a superior competing transaction. In addition, neither Reckson nor its board of directors may recommend to Reckson's stockholders any competing transaction for the acquisition of Reckson that is not a superior competing transaction.

        "Superior competing transaction" means a bona fide unsolicited written proposal for a competing transaction for the acquisition of Reckson made by a third party that Reckson's board of directors determines (after taking into account any amendments to the merger agreement entered into or which Wyoming Acquisition Corp. irrevocably covenants to enter into and for which all internal approvals of Wyoming Acquisition Corp. have been obtained prior to such determination) in good faith and after consultation with its financial and legal advisors, is on terms which are more favorable, taking into account financial terms, the conditions to the consummation thereof and the likelihood of the competing transaction proposal being completed to the holders of shares of common stock of Reckson than the mergers and the other transactions contemplated by the merger agreement.

Financing

        SL Green and the other purchaser parties agreed to use their commercially reasonable efforts to take all actions to

  •
  maintain in effect the debt financing commitment in connection with the transactions contemplated by the merger agreement, referred to as the financing commitment, and to satisfy the conditions to obtaining the financing set forth therein,

  •
  enter into definitive financing agreements with respect to the financings contemplated by the financing commitment, so that such financing agreements are in effect as promptly as practicable after the date of the merger agreement, and

  •
  consummate the financings contemplated by such financing agreements at or prior to the closing.

        If the financing commitment or any financing agreements expires, is terminated or otherwise becomes unavailable prior to the closing, for any reason, SL Green and the other purchaser parties shall (1) immediately notify Reckson of such expiration, termination or other unavailability and the reasons therefor and (2) use their commercially reasonable efforts promptly to arrange for alternative financing to replace the financing contemplated by such expired, terminated or otherwise unavailable commitments or agreements in an amount sufficient to consummate the transactions contemplated by the merger agreement.

Convertible Senior Notes

        Reckson and Reckson Operating Partnership, L.P. will, and will cause Reckson's subsidiaries to, reasonably promptly after receipt of written instruction to do so by Wyoming Acquisition Corp., deliver a notice to the holders of Reckson's 4.00% exchangeable senior debentures due June 15, 2025 providing that Reckson Operating Partnership, L.P. elects to change the exchange obligation under such notes, subject to, conditioned upon, and after, the consummation of the mergers, into an obligation to deliver upon a subsequent exchange of such notes, cash, shares of Acquirer Common Stock (as defined in the Officers Certificate setting forth the terms and conditions of the such notes), or a combination thereof.

Conditions to the Mergers

        The parties' obligations to complete the mergers are subject to the conditions specified in the merger agreement. Some of the conditions are mutual, meaning that if the condition is not satisfied, none of the parties would be obligated to close the mergers. In addition, the merger agreement includes additional conditions in favor of either Reckson and Reckson Operating Partnership, L.P. or SL Green, meaning that if the condition is not satisfied that party could waive it to the extent legally permissible and the other party would remain obligated to close the mergers.

        The mutual conditions are:

  •
  approval of the merger by the stockholders of Reckson and approval of the partnership merger by the limited partners of Reckson Operating Partnership, L.P.;

  •
  absence of any temporary restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger, the partnership merger or any of the other transactions or agreements contemplated by the merger agreement;

  •
  effectiveness of this proxy statement/prospectus; and

  •
  approval for listing on the NYSE of the shares of common stock of SL Green to be issued in the mergers, subject to office notice of issuance.

        The additional conditions in favor of the purchaser parties, which can be waived to the extent legally permissible by such parties if they are not satisfied, are:

  •
  Reckson's representations and warranties and those of Reckson Operating Partnership, L.P. contained in the merger agreement relating to capitalization, authority to enter into the mergers, the Affiliate Transaction Committee's receipt of the opinion of Goldman Sachs, the vote of Reckson's stockholders required to approve the merger and of Reckson Operating Partnership, L.P.'s limited partners required to approve the partnership merger, the inapplicability of certain takeover statutes, and the fact that Reckson is not required to be registered as an investment company, being true and correct in all material respects, and in the case of all other representations and warranties, being true and correct (without regard to any materiality or material adverse effect qualifier) except as would not reasonably be expected to constitute, individually or the aggregate, a Reckson material adverse effect, as of August 3, 2006 and as of the closing of the merger as if made on and as of such date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date);

  •
  performance in all material respects of Reckson's and Reckson Operating Partnership, L.P.'s covenants and agreements under the merger agreement at or prior to the effective time of the mergers;

  •
  there having occurred no Reckson material adverse effect since December 31, 2005;

  •
  delivery to Wyoming Acquisition Corp of certificates signed on Reckson's behalf by an executive officer of Reckson as to the satisfaction of the above three conditions; and

  •
  delivery to Reckson of a tax opinion of Solomon and Weinberg LLP (or other counsel to Reckson satisfactory to Wyoming Acquisition Corp.), dated as of the closing date of the merger, opining that, commencing with Reckson's taxable year ended December 31, 2000, Reckson has been organized and operated in conformity with the requirements for qualification as a REIT.

        The additional conditions in Reckson's and Reckson Operating Partnership's favor, which can be waived by Reckson to the extent legally permissible if they are not satisfied, are:

  •
  the representations and warranties of the purchaser parties contained in the merger agreement regarding capitalization, authority to enter into the merger agreement, and the fact that neither SL Green nor any of its subsidiaries is required to be registered as an investment company, being true and correct in all material respects, and in the case of all other representations and warranties, being true and correct (without regard to any materiality or material adverse effect qualifier) except as would not be reasonably expected to constitute, individually or the aggregate, an SL Green material adverse effect, as of August 3, 2006 and as of the closing of the merger as if made on and as of such date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date);

  •
  performance in all material respects of the covenants and agreements of SL Green and the other purchaser parties under the merger agreement at or prior to the effective time of the merger;

  •
  there having occurred no SL Green material adverse effect since December 31, 2005;

  •
  delivery to Reckson of certificates signed on behalf of SL Green by an executive officer as to the satisfaction of the above three conditions; and

  •
  delivery to SL Green of a tax opinion of Solomon and Weinberg LLP (or other counsel to SL Green satisfactory to Reckson), dated as of the closing date of the merger, opining that, commencing with SL Green's taxable year ended December 31, 2000, SL Green has been organized and operated in conformity with the requirements for qualification as a REIT and the proposed method of operation of SL Green will enable SL Green to continue to meet the requirements for qualification and taxation as a REIT.

Termination

        The merger agreement may be terminated prior to the effective time of the merger, whether before or after the required stockholder approval for the merger is obtained:

  •
  by mutual written consent of Reckson and SL Green;

  •
  by either Reckson or Wyoming Acquisition Corp., if the merger shall not have occurred on or prior to January 30, 2007; provided, however, that a party that has materially failed to comply with any obligation of such party set forth in the merger agreement will not be entitled to exercise its right to terminate;

  •
  by Reckson, upon a breach of any representation, warranty, covenant or agreement on the part of the purchaser parties set forth in the merger agreement, or if any representation or warranty of the purchaser parties becomes untrue, in either case such that the related conditions to the obligations of Reckson and Reckson Operating Partnership, L.P. to close the mergers would be incapable of being satisfied by January 30, 2007;

  •
  by SL Green, upon a breach of any representation, warranty, covenant or agreement on the part of Reckson or Reckson Operating Partnership, L.P. set forth in the merger agreement, or if any representation or warranty of Reckson shall have become untrue, in either case such that the related conditions set forth above would be incapable of being satisfied by January 30, 2007;

  •
  by either Reckson or SL Green, if any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the completion of the merger becomes final and nonappealable;

  •
  by either Reckson or SL Green, if Reckson's stockholders fail to approve the merger as contemplated by the merger agreement;

  •
  by Reckson prior to obtaining stockholder approval of the merger, if at least three business days prior to such termination, Reckson has delivered a notice to Wyoming Acquisition Corp. that a competing transaction for the acquisition of Reckson constitutes a superior competing transaction; provided that for the termination to be effective Reckson shall have paid the break-up fee; or

  •
  by SL Green, if (1) Reckson's board of directors or the Affiliate Transaction Committee of Reckson's board of directors withdraws, qualifies or modifies in a manner adverse to SL Green, or fails to make when required, its recommendation to approve the merger or recommends that Reckson's stockholders approve or accept a competing transaction for the acquisition of Reckson, or if Reckson notifies Wyoming Acquisition Corp. that a competing transaction for the acquisition of Reckson constitutes a superior competing transaction or publicly announces a decision to take any such action, or (2) Reckson knowingly and materially breaches its obligation to call or hold the stockholder meeting of Reckson or to cause the proxy statement to be mailed to its stockholders in advance of such stockholder meeting.

        A terminating party is required to provide written notice of termination to the other parties to the merger agreement, specifying with particularity the basis for such termination. If more than one reason to terminate the merger agreement is available, a terminating party may rely on any or all available reasons for any such termination.

Break-Up Fees and Expenses

        In addition, Reckson and Reckson Operating Partnership, L.P. have agreed to pay Wyoming Acquisition Corp. a break-up fee of $99,800,000:

  •
  if the merger agreement is terminated after Reckson's stockholders fail to approve the merger agreement and after the date of the merger agreement but prior to such termination, a person has made a bona fide written proposal relating to a competing transaction for the acquisition of Reckson which has been publicly announced prior to the stockholder meeting of Reckson, and within twelve months of any such termination Reckson shall consummate a competing transaction for the acquisition of Reckson or enter into a written agreement with respect to a competing transaction for the acquisition of Reckson that is ultimately consummated with any person, promptly after consummating such competing transaction;

  •
  if (i) the Reckson board of directors or the Affiliate Transaction Committee withdraws, qualifies or modifies in a manner adverse to SL Green, or fails to make when required, its recommendation of the merger agreement and the merger or recommends that the Reckson stockholders approve or accept a competing transaction for the acquisition of Reckson, or if

    Reckson notifies Wyoming Acquisition Corp. that a competing transaction for the acquisition of Reckson constitutes a superior competing transaction or publicly announces a decision to take any such action, or (ii) Reckson knowingly and materially breaches its obligation under the merger agreement to call or hold the Reckson stockholder meeting or to cause this proxy statement/prospectus to be mailed to the Reckson stockholders in advance of the Reckson stockholder meeting, within five business days after such termination; or

  •
  if Reckson exercises its superior competing transaction termination right, such fee to be paid simultaneously with the termination of the merger agreement.

Reckson also agreed to pay to Wyoming Acquisition Corp. break-up expenses in an amount equal to SL Green's and the other purchaser parties' documented out of pocket, third-party expenses incurred from and after July 13, 2006 in connection with the merger agreement and the transactions contemplated by the merger agreement, but in no event more than $13,000,000:

  •
  if the merger agreement is terminated after Reckson's stockholders failed to approve the merger agreement;

  •
  following a material breach by Reckson of any of its representations and warranties if the result of such breach is to cause the related closing condition to fail to be satisfied; or

  •
  following a material breach by Reckson of any of its covenants if the result of such breach is to cause the related closing condition to fail to be satisfied.

Amendment of the Merger Agreement

        The parties may amend the merger agreement in writing by action of their respective board of directors, or other comparable bodies, at any time before or after Reckson's stockholders or Reckson Operating Partnership, L.P.'s partners approve the merger or the partnership merger and prior to the filing of the articles of merger with the State Department of Assessments and Taxation of Maryland, provided that after Reckson's stockholders approve the merger, no amendment to, modification of or supplement to the merger agreement can be made that would require the approval of Reckson's stockholders without first obtaining such stockholder approval.

Definition of Reckson Material Adverse Effect

        "Reckson material adverse effect" means, with respect to Reckson, any change, event, effect or set of circumstances that, when taken together with all other adverse changes, events, effects or sets of circumstances that have occurred, is or is reasonably likely to:

  •
  be materially adverse to the business, operations, properties, financial condition or assets of Reckson and its subsidiaries, taken as a whole; or

  •
  have a material adverse effect on the ability of Reckson to timely consummate the mergers and the other transactions contemplated by the merger agreement.

However, any change, event, effect or set of circumstances resulting from the following will not be considered a Reckson material adverse effect:

  •
  changes in political, economic or business conditions (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God) affecting the business or industry in which Reckson operates, except to the extent that such changes have a materially disproportionate adverse effect on Reckson relative to other similarly situated participants;

  •
  changes in financial and capital market conditions generally;

  •
  changes in laws of general applicability or interpretations thereof by courts or governmental entities;

  •
  changes in generally accepted accounting principles applicable to Reckson's business or industry; and

  •
  the announcement or performance of the transactions contemplated by the merger agreement or the consummation of the transactions contemplated by the merger agreement.

Definition of SL Green Material Adverse Effect

        "SL Green material adverse effect" means, with respect to SL Green, any change, event, effect or set of circumstances that, when taken together with all other adverse changes, events, effects or sets of circumstances that have occurred, is or is reasonably likely to:

  •
  be materially adverse to the business, operations, properties, financial condition or assets of SL Green and its subsidiaries, taken as a whole; or

  •
  have a material adverse effect on the ability of SL Green to timely consummate the mergers and the other transactions contemplated by the merger agreement or SL Green's ability to obtain the financing for such transactions.

However, any change, event, effect or set of circumstances resulting from the following will not be considered a SL Green material adverse effect:

  •
  changes in political, economic or business conditions (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God) affecting the business or industry in which SL Green operates, except to the extent that such changes have a materially disproportionate adverse effect on SL Green relative to other similarly situated participants;

  •
  changes in financial and capital market conditions generally;

  •
  changes in laws of general applicability or interpretations thereof by courts or governmental entities;

  •
  changes in generally accepted accounting principles applicable to SL Green's business or industry; and

  •
  the announcement or performance of the transactions contemplated by the merger agreement or the consummation of the transactions contemplated by the merger agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes the material United States federal income tax consequences of the merger to holders of Reckson common stock and the material United States federal income tax considerations generally applicable to prospective holders of SL Green common stock. These summaries are based on the Internal Revenue Code of 1986, as amended, referred to as the "Code", existing and proposed Treasury regulations issued under the Code, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service, or "IRS", relating to the United States federal income tax consequences of the foregoing, and the statements in this proxy statement are not binding on the IRS or any court. As a result, neither SL Green nor Reckson can assure you that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of Reckson common stock or SL Green common stock, as applicable, that is for United States federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

  •
  a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

  •
  an estate the income of which is subject to United States federal income tax regardless of its source.

A holder of Reckson common stock or SL Green common stock, as applicable, (other than a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes) that is not a U.S. holder is referred to herein as a "non-U.S. holder."

        If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds Reckson common stock or SL Green common stock, as applicable, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Reckson common stock or SL Green common stock, as applicable, you should consult your tax advisor regarding the tax consequences of the merger.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY, IS NOT TAX ADVICE AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER OR ALL TAX CONSIDERATIONS APPLICABLE TO HOLDERS OF SL GREEN COMMON STOCK. PLEASE CONSULT WITH YOUR TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO YOU (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR NON-U.S. INCOME AND OTHER TAX LAWS) OF THE MERGER AND OF HOLDING SL GREEN COMMON STOCK.

Material United States Federal Income Tax Consequences of the Merger

        The following is a summary of the material United States federal income tax consequences of the merger to holders of Reckson common stock. This discussion assumes that you hold the shares of Reckson common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to holders of Reckson common stock in light of their particular circumstances or to holders of Reckson common stock who are subject to special treatment under United States federal income tax laws (including, for example, financial institutions, dealers in securities, insurance companies or tax-exempt entities, holders who acquired Reckson common stock pursuant to the exercise of employee stock options or otherwise as compensation, partnerships or other entities treated as partnerships for United States federal income tax purposes and persons holding Reckson common stock through such entities, broker-dealers, expatriates, U.S. holders that have a functional currency other than the United States dollar, persons subject to the alternative minimum tax, holders who hold Reckson common stock as part of a hedge, straddle, conversion, constructive sale or other integrated transaction and, except to the extent specifically discussed below, non-U.S. holders). Except to the extent specifically discussed below, this summary does not address the tax consequences of any transaction other than the merger. This summary does not address the tax consequences to any non-U.S. holders who actually or constructively owns 5% or more of Reckson common stock. Also, this summary does not address United States federal income tax considerations applicable to holders of options to purchase Reckson common stock or holders of debt instruments convertible into Reckson common stock. In addition, no information is provided with respect to the tax consequences of the merger under applicable state, local or non-U.S. laws or United States federal tax laws other than federal income tax laws.

Consequences of the Merger to Reckson

        For United States federal income tax purposes, the merger will be treated as if Reckson had sold all of its assets to Wyoming Acquisition Corp. in a taxable transaction and then made a liquidating distribution of the merger consideration (which, for purposes of this discussion, includes any SL Green common stock and cash received in connection with certain asset sales and distributed to holders of Reckson common stock, in each case, pursuant to the merger agreement) to the Reckson shareholders in exchange for the outstanding Reckson common stock.

Consequences of the Merger to U.S. Holders

        General. A U.S. holder's receipt of cash and SL Green common stock in exchange for shares of Reckson common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss equal to the difference, if any, between (i) the fair market value of SL Green common stock as of the effective date of the merger and the amount of any cash received and (ii) the holder's adjusted tax basis in the Reckson common stock exchanged for the merger consideration pursuant to the merger. Generally, such capital gain or loss will constitute long-term capital gain or loss if you have held the Reckson common stock for more than one year as of the effective time of the merger. The deductibility of capital losses may be subject to limitations. If you hold blocks of shares of Reckson common stock, which were acquired at different times or prices, you must separately calculate your gain or loss for each block of shares.

        Special Rule for U.S. Holders Who Have Held Shares For Less than Six Months. A U.S. holder who has held Reckson common stock for less than six months at the effective time of the merger, taking into account certain holding period rules, and who recognizes a loss on the exchange of shares of Reckson common stock in the merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from Reckson, or such holder's share of any designated retained capital gains, with respect to those shares.

        Unrecaptured Section 1250 Gain.    The IRS has the authority to issue regulations that would apply a capital gain tax rate of 25%, which is generally higher than the long-term capital gain tax rates for noncorporate holders, to the portion, if any, of the capital gain realized by a noncorporate holder on the sale of REIT shares to the extent that such gain is attributable to the REIT's "unrecaptured

Section 1250 gains" (generally gain attributable to recapture of real property depreciation). The IRS has not yet issued such regulations, but it may in the future issue regulations that apply to the merger retroactively.

Consequences of the Merger to Non-U.S. Holders

        General. A non-U.S. holder's gain or loss from the merger will be determined in the same manner as that of a U.S. holder. The United States federal income tax consequences of the merger to a non-U.S. holder will depend on various factors, including whether the receipt of the merger consideration is taxed under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or "FIRPTA", governing sales of REIT shares, or whether the receipt of the merger consideration is taxed under the provisions of FIRPTA governing distributions from REITs that have sold assets. The provisions governing distributions from REITs could apply because, for United States federal income tax purposes, the merger will be treated as a sale of Reckson's assets followed by a liquidating distribution to Reckson shareholders of the proceeds from the asset sale. Current law is unclear as to which provisions should apply, and both sets of provisions are discussed below. In general, the provisions governing the taxation of distributions by REITs are less favorable to non-U.S. holders, and non-U.S. holders should consult their tax advisors regarding the possible application of those provisions.

        Subject to the discussion below regarding the treatment of some of the merger proceeds as a distribution, a non-U.S. holder should not be subject to United States federal income taxation on any gain recognized from the merger, unless (1) the gain is effectively connected with a U.S. trade or business of the non-U.S. holder, (2) the holder is an individual who has been present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, or (3) the holder's Reckson common stock constitutes a "U.S. real property interest," or "USRPI," within the meaning of FIRPTA.

        A non-U.S. holder whose gain is effectively connected with the conduct of trade or business in the United States will be subject to United States federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on such effectively connected gain.

        If the non-U.S. holder is an individual who has been present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied, that holder will be subject to a 30% tax on the holder's capital gains. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

        If the non-U.S. holder's shares of Reckson common stock constitute a USRPI under FIRPTA, such holder will be subject to United States federal income tax on the gain recognized in the merger on a net basis in the same manner as a U.S. holder. A non-U.S. holder's Reckson common stock generally will constitute a USRPI if (1) Reckson is not a "domestically controlled qualified investment entity" on the effective date of the merger and (2) the selling non-U.S. holder owned (after application of certain constructive ownership rules) more than 5% of Reckson common stock (based on the fair market value of Reckson common stock) at any time during the five years preceding the effective time of the merger. Assuming Reckson qualifies as a REIT, Reckson would be a "domestically controlled qualified investment entity" on the effective date of the merger if non-U.S. holders held less than 50% of the value of Reckson's outstanding equity interests at all times during the 5-year period ending with the effective date of the merger. Although Reckson believes that it is a domestically controlled qualified investment entity, no assurances can be given that the actual ownership of Reckson's outstanding equity interests has been or will be sufficient for Reckson to qualify as a domestically-controlled qualified investment entity at the effective time of the merger.

        U.S. Taxation of Non-U.S. Holders if Merger Taxed as a Distribution.    The discussion above assumes that the receipt of the merger consideration by non-U.S. holders will be treated as a sale or exchange of shares of Reckson common stock for purposes of the FIRPTA provisions of the Code. It is possible that the IRS could contend that, for purposes of applying the FIRPTA provisions of the Code, all or a portion of the merger consideration should be treated as received by non-U.S. holders in a distribution from Reckson that is attributable to gain from the sale or deemed sale of Reckson's USRPIs, rather than on a sale of such non-U.S. holder's Reckson common stock. If the IRS were to make this argument successfully, a non-U.S. holder who owned (after application of certain constructive ownership rules) more than 5% of Reckson common stock (based on the fair market value of Reckson common stock) at any time during the one-year period ending on the date on which the merger consideration is distributed would be subject to United States federal income tax at the applicable capital gain rates on the merger consideration to the extent the distribution was attributable to gain that Reckson recognized from the sale or deemed sale of USRPIs. This tax would apply whether or not (1) the non-U.S. holder conducted a U.S. trade or business, (2) the non-U.S. holder was present in the United States for 183 days or more during the taxable year of disposition, or (3) the Reckson common stock constituted a USRPI.

        U.S. Withholding Tax.    As described above, it is uncertain whether the receipt of the merger consideration will be treated as a taxable sale of Reckson common stock or as a distribution from Reckson that is attributable to gain from the sale or deemed sale of Reckson's USRPIs. Accordingly, SL Green and Reckson intend to withhold United States federal income tax at a rate of 35% from the portion of the merger consideration that is attributable to gain from the sale or deemed sale of Reckson's USRPIs and paid to a non-U.S. holder, unless such holder does not own more than 5% of Reckson's common stock at any time during the one-year period ending on the date of the merger (the "5% Exception"). If the 5% Exception were to apply to a non-U.S. holder, the FIRPTA withholding tax would not apply, but there is some risk that the merger consideration could be treated as an ordinary dividend distribution from Reckson, in which case the merger consideration would be subject to United States withholding tax at a rate of 30% (or a reduced rate prescribed by an applicable income tax treaty) unless such dividend is effectively connected with a trade or business carried on by the non-U.S. holder within the United States. In each case in which the 5% Exception applies, SL Green and Reckson intend to withhold at the 30% rate. Non-U.S. holders may be entitled to a refund or credit against the holder's United States federal income tax liability, if any, with respect to any amounts withheld, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisors regarding their potential eligibility for a withholding tax exemption or reduction, and the possibility of claiming a refund of any tax withheld.

        Income Tax Treaties.    If a non-U.S. holder is eligible for benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the United States federal income tax consequences discussed above. Non-U.S. holders should consult their tax advisors regarding possible relief under an applicable income tax treaty.

Information Reporting and Backup Withholding

        Information reporting and backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (a) in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or successor form, (b) in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form, or (c) is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS on a timely basis.

Material United States Federal Income Tax Considerations Applicable to Holders of SL Green Common Stock

        The following is a summary of the material United States federal income tax considerations that are generally applicable to prospective holders of SL Green common stock received in partial consideration for their Reckson common stock pursuant to the merger.

        This discussion assumes that you hold the shares of SL Green common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to holders of SL Green common stock in light of their particular circumstances or, except where indicated, to holders of SL Green common stock who are subject to special treatment under United States federal income tax laws (including, for example, financial institutions, dealers in securities, insurance companies, holders who acquired SL Green common stock pursuant to the exercise of employee stock options or otherwise as compensation, trusts, estates, partnerships or other entities treated as partnerships for United States federal income tax purposes and persons holding SL Green common stock through such entities, broker-dealers, expatriates, United States persons that have a functional currency other than the United States dollar, persons subject to the alternative minimum tax, holders who hold SL Green common stock as part of a hedge, straddle, conversion, constructive sale or other integrated transaction and, except to the extent specifically discussed below, non-U.S. holders and tax-exempt entities). Except to the extent specifically discussed below, this summary does not address the tax consequences of any transaction other than the ownership and disposition of SL Green common stock. This summary does not address the tax consequences to any non-United States person who actually or constructively owns 5% or more of SL Green common stock. In addition, no information is provided with respect to the tax consequences of ownership and disposition of SL Green common stock under applicable state, local or non-U.S. laws or United States federal tax laws other than federal income tax laws.

Taxation of SL Green

        General.    SL Green elected to be taxed as a REIT under Sections 856 through 860 of the Code effective for its taxable year ended December 31, 1997. SL Green believes that it has been organized and has operated, and intends to continue to operate, in a manner to qualify as a REIT. Qualification and taxation as a REIT depend upon SL Green's ability to meet on a continuing basis, including through actual annual operating results, the various qualification tests imposed under the Code. Accordingly, no assurance can be given that SL Green has been organized and has operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See "—Material United States Federal Income Tax Considerations Applicable to Holders of SL Green Common Stock—Taxation of SL Green—Failure to Qualify as a REIT."

        It is a condition to Reckson's obligations to complete the merger, that SL Green receive an opinion of its tax counsel to the effect that, commencing with SL Green's taxable year ended December 31, 2000, SL Green has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and the proposed method of operation of SL Green will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations to be made by SL Green as to factual matters, including representations to be made in a factual certificate to be provided by one or more of its officers. SL Green's tax counsel will have no obligation to update its opinion subsequent to its date. In addition, this opinion will be based upon SL Green's factual representations set forth in this proxy statement. Moreover, SL Green's qualification and taxation as a REIT depends upon its ability to meet the various qualification tests imposed under the Code discussed below, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by SL Green's tax counsel. Accordingly, no assurance can be given that SL Green's actual results of operation in any particular taxable year will satisfy those requirements. See "—Material United States Federal Income Tax Considerations Applicable to Holders of SL Green Common Stock—Taxation of SL Green—Failure to Qualify as a REIT." Further, the anticipated income tax treatment described in this proxy statement may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

        The following is a general summary of the material Code provisions that govern the United States federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

        If SL Green qualifies for taxation as a REIT, SL Green generally will not be required to pay United States federal corporate income taxes on its net income that SL Green distributes to its stockholders. This treatment substantially eliminates the double taxation (taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. SL Green will be required to pay United States federal income and excise tax, however, as follows:

  •
  SL Green will be required to pay tax at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains other than retained capital gains as described below.

  •
  SL Green may be required to pay the "alternative minimum tax" on its items of tax preference.

  •
  If SL Green has (1) net income from the sale or other disposition of foreclosure property which is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, SL Green will be required to pay tax at the highest corporate rate on this income. Foreclosure property is generally defined as property acquired by foreclosure or after a default on a loan secured by the property or a lease of the property.

  •
  If SL Green has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, such income will be subject to a 100% tax.

  •
  If SL Green fails to satisfy either the 75% gross income test or the 95% gross income test, but nonetheless maintains its qualification as a REIT because other requirements have been met, SL Green will be subject to a 100% tax on (1) the greater of (a) the amount by which SL Green fails the 75% test and (b) the amount by which SL Green fails the 95% test, multiplied by (2) a fraction intended to reflect its profitability.

  •
  If SL Green fails to satisfy any of the REIT asset tests (other than a de minimis failure of the 5% and 10% asset tests), as described below, due to reasonable cause and not due to willful neglect and SL Green nonetheless maintains its REIT qualification because of specified cure provisions, SL Green will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused it to fail such test.

  •
  If SL Green fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of asset tests described below) and the violation is due to reasonable cause, SL Green may retain its REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

  •
  If SL Green fails to distribute during each calendar year at least the sum of (1) 85% of its REIT ordinary income for such taxable year, (2) 95% of its REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, SL Green will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

  •
  If SL Green acquires any asset from a corporation generally subject to full corporate level tax in a transaction in which the basis of the asset in SL Green's hands is determined by reference to the basis of the asset in the hands of such corporation, and SL Green subsequently recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which it acquired such asset, then SL Green will be subject to the built-in gain rule. Built-in gain is the excess of the fair market value of such property at the time of acquisition by SL Green over the adjusted basis in such property at such time. Under the built-in gain rule, such gain will be subject to tax at the highest regular corporate rate applicable.

  •
  If it is determined that amounts of certain income and expense were not allocated between SL Green and a Taxable REIT Subsidiary (as defined herein) on the basis of arm's length dealing, or to the extent SL Green charges a Taxable REIT Subsidiary interest in excess of a commercially reasonable rate, SL Green will be subject to a tax equal to 100% of those amounts.

        Requirements for Qualification as a REIT.    The Code defines a REIT as a corporation, trust or association:

  (a)
  that is managed by one or more trustees or directors,

  (b)
  that issues transferable shares or transferable certificates to evidence beneficial ownership,

  (c)
  that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code,

  (d)
  that is not a financial institution or an insurance company within the meaning of the Code,

  (e)
  that is beneficially owned by 100 or more persons,

  (f)
  not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year, and

  (g)
  that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Code provides that conditions (a) to (d) must be met during the entire taxable year and that condition (e) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (e) and (f) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (f), pension funds and other specified tax-exempt entities generally are treated as individuals, except that a "look-through" exception applies to pension funds.

        SL Green believes that it has been organized and operated in a manner that has allowed it to satisfy conditions (a) through (g) inclusive, during the relevant time periods. SL Green's articles of incorporation include restrictions regarding the transfer of shares of capital stock that are intended to assist SL Green in continuing to satisfy the share ownership requirements described in (e) and (f) above.

        Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. SL Green's taxable year is the calendar year.

        Ownership of Disregarded Subsidiaries.    If a REIT owns a corporate subsidiary that is a qualified REIT subsidiary (generally, a corporation wholly owned by the REIT), that subsidiary is disregarded for United States federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of the REIT itself. Similarly, a single member limited liability company owned by the REIT or by the operating partnership is generally disregarded as a separate entity for federal income tax purposes.

        Ownership of Interests in Partnerships and Limited Liability Companies.    In the case of a REIT that is a partner in a partnership (or an entity treated as a partnership for United States federal income tax purposes), Treasury regulations provide that for purposes of the gross income tests and asset tests, the REIT will be deemed to own its proportionate share, based on its interest in partnership capital (subject to special rules relating to the 10% REIT asset test described below), of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests described below, that they have in the hands of the partnership. Thus, SL Green's proportionate share of the assets, liabilities and items of gross income of the partnerships in which it owns an interest (including the operating partnership) will be treated as its assets, liabilities and items of gross income for purposes of applying the requirements described herein. Consequently, to the extent that SL Green directly or indirectly holds an interest in a partnership, the partnership's assets and operations may affect SL Green's ability to qualify as a REIT, even though SL Green may have no control, or only limited influence, over the partnership. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in "—Certain Tax Aspects of Investments in Partnerships."

        Taxable REIT Subsidiaries. A "Taxable REIT Subsidiary" is a corporation other than a REIT in which SL Green owns an interest that may earn income that would not be qualifying income if SL Green earned it directly and may hold assets that would not be qualifying assets if SL Green held them directly. SL Green may hold up to 100% of the stock in a Taxable REIT Subsidiary. To treat a corporation as a Taxable REIT Subsidiary, SL Green and the corporation must make a joint election by filing Form 8875 with the IRS. A Taxable REIT Subsidiary will be liable for tax at corporate rates on any income it earns. Moreover, to prevent shifting of income and expenses between SL Green and a Taxable REIT Subsidiary, the Code imposes on SL Green a tax equal to 100% of certain items of income and expense that are not allocated between SL Green and the Taxable REIT Subsidiary at arm's length. The 100% tax is also imposed to the extent SL Green charges a Taxable REIT Subsidiary interest in excess of a commercially reasonable rate.

        Income Tests.    In order to maintain qualification as a REIT, SL Green must annually satisfy two gross income tests. First, at least 75% of the REIT's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including rents from real property and, in specific circumstances, from certain types of temporary investments. Second, at least 95% of the REIT's gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from such real property investments described above and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. If SL Green fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, SL Green nevertheless may qualify as a REIT for such year if SL Green is entitled to relief under specific provisions of the Code. These relief provisions generally are available if SL Green's failure to meet any such tests was due to reasonable cause and not due to willful neglect, SL Green attaches a schedule of the sources of its income to its federal corporate income tax return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances SL Green would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed with respect to the non-qualifying net income.

        For purposes of the income tests, rents received by a REIT will qualify as rents from real property only if the following conditions are met:

  •
  the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales.

  •
  rents received from a tenant generally will not qualify as rents from real property in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant.

  •
  if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property.

  •
  the REIT generally must not operate or manage the property or furnish or render services to tenants, except through a Taxable REIT Subsidiary (as defined herein) or through an independent contractor who is adequately compensated and from whom the REIT derives no income.

        The independent contractor requirement, however, does not apply to the extent the services provided by the REIT are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant. Additionally, under the de minimis rule for noncustomary services, if the value of the noncustomary service income with respect to a property, valued at no less than 150% of the REIT's direct costs of performing such services, is 1% or less of the total income derived from the property, then the noncustomary service income will not cause other income from the property to fail to qualify as rents from real property (but the noncustomary service income itself will never qualify as rents from real property).

        SL Green has received a favorable ruling from the IRS with respect to its provision of telecommunication services, including high-speed Internet access, to its tenants. Under the ruling, providing these services to a property will not disqualify rents received from the property. In addition, amounts that SL Green receives for providing these services will constitute rents from real property.

        Asset Tests.    In order to maintain qualification as a REIT, SL Green must also satisfy, at the close of each quarter of SL Green's taxable year, the following tests relating to the nature of its assets:

  •
  at least 75% of the value of its total assets must be represented by real estate assets, including (a) its allocable share of real estate assets held by the operating partnership or any partnerships in which the operating partnership owns an interest and (b) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (i.e., at least five-year) public debt offering of SL Green, cash, cash items and government securities;

  •
  no more than 20% of the value of SL Green's total assets may be securities of one or more Taxable REIT Subsidiaries; and

  •
  except for securities in the 75% asset class and securities of a Taxable REIT Subsidiary or a qualified REIT subsidiary: (a) the value of any one issuer's securities owned by SL Green may not exceed 5% of the value of its total assets; (b) SL Green may not own more than 10% of the total voting power of any one issuer's outstanding securities; and (c) SL Green may not own more than 10% of the total value of any one issuer's outstanding securities (other than certain types of securities including certain "straight debt" securities). Commencing with its 2005 taxable year, solely for purposes of the 10% value test, the determination of SL Green's interest in partnership assets will be based on its proportionate interest in any securities issued by the partnership, including in certain cases partnership debt securities.

        SL Green owns significant stock interests in each of One Park Avenue Realty Corp., 1250 Broadway Realty Corp., 1515 Broadway Realty Corp. and Rock-Green Inc., each of which has elected to be taxed as a REIT for federal income tax purposes. As a REIT, each of these companies is subject to the various REIT qualification requirements. SL Green believes that each of these companies has been organized and has operated in a manner to qualify for taxation as a REIT for federal income tax purposes and will continue to be organized and operated in this manner. If any of these companies were to fail to qualify as a REIT, SL Green's interest in the stock of such company could cease to be a qualifying real estate asset for purposes of the 75% asset test and could thus become subject to the 5% asset test, the 10% voting stock limitation and the 10% value limitation applicable to SL Green's ownership in corporations generally (other than REITs, qualified REIT subsidiaries and Taxable REIT Subsidiaries). As a result, SL Green could fail to qualify as a REIT.

        After initially meeting an asset test at the close of any quarter, SL Green will not lose its status as a REIT for failure to satisfy that asset test at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset test results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter.

        Starting with its 2005 taxable year, SL Green would not lose its REIT status as the result of a failure to satisfy the 5% test, the 10% vote test or the 10% value test if value of the assets causing the violation did not exceed the lesser of 1% of the value of SL Green's assets at the end of the quarter in which the violation occurred or $10,000,000 and SL Green were to cure the violation by disposing of assets within six months of the end of the quarter in which SL Green identified the failure. In addition, a failure to satisfy the 5% test, the 10% vote test or the 10% value that exceeds the amount specified in the preceding sentence, and a failure to satisfy the 75% test or the 20% test, would not cause SL Green to lose its REIT status if such failure were due to reasonable cause and not due to willful neglect and SL Green were to (1) file a schedule with the IRS describing the assets causing the violation, (2) cure the violation by disposing of assets within six months of the end of the quarter in which SL Green identified the failure and (3) pay a tax equal to the greater of $50,000 or the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure. It is not possible, however, to state whether in all cases SL Green would be entitled to these relief provisions.

        Annual Distribution Requirements.    In order to qualify as a REIT, SL Green is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to (a) the sum of (A) 90% of its REIT taxable income (computed without regard to the dividends paid deduction and SL Green's net capital gain) and (B) 90% of the net income, after tax, if any, from foreclosure property, minus (b) the sum of specific items of non-cash income. SL Green generally must pay the distribution during the taxable year to which the distributions relate, or during the following taxable year, if declared before it timely files its tax return for the preceding year and paid on or before the first regular dividend payment after the declaration. In addition, a dividend declared and payable to a stockholder of record in October, November or December of any year may be treated as paid and received on December 31 of such year even if paid in January of the following year. To the extent that SL Green does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its REIT ordinary taxable income, it will be subject to tax on the undistributed amount at regular corporate capital gain and ordinary income rates, respectively. Furthermore, if SL Green fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain income for such year and (c) any undistributed taxable income from prior periods, SL Green will be subject to a 4% excise tax on the excess of such amounts over the amounts actually distributed.

        SL Green intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, it is expected that SL Green's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Moreover, the partnership agreement of the operating partnership authorizes SL Green, as general partner, to take such steps as may be necessary to cause the operating partnership to make distributions to its partners in amounts sufficient to permit SL Green to meet these distribution requirements. It is possible, however, that SL Green may not have sufficient cash or other liquid assets to meet the 90% distribution requirement. In the event that such circumstances occur, SL Green may cause the operating partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of distributions to meet the 90% distribution requirement.

        Under specific circumstances, SL Green may rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year that may be included in its deduction for dividends paid for the earlier year. Thus, SL Green may be able to avoid being taxed on amounts distributed as deficiency dividends. However, SL Green would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

        Certain Tax Aspects of Investments in Partnerships.    All of SL Green's significant investments are held through the operating partnership. The operating partnership may hold interests in properties through property-owning entities. The operating partnership and the property-owning entities involve special tax considerations. These tax considerations include:

  •
  allocations of income and expense items of the operating partnership and the property-owning entities, which could affect the computation of taxable income of SL Green;

  •
  the status of the operating partnership, the property-owning entities as partnerships or entities that are disregarded as entities separate from their owners as, opposed to associations taxable as corporations, for United States federal income tax purposes, and

  •
  the taking of actions by the operating partnership or any of the property-owning entities that could adversely affect SL Green's qualification as a REIT.

        If the operating partnership or any of such other entities were treated as an association taxable as a corporation, SL Green would fail to qualify as a REIT for a number of reasons. The partnership agreement requires that the operating partnership be operated in a manner that will enable SL Green to satisfy the requirements for classification as a REIT. In this regard, SL Green will control the operation of the operating partnership through its rights as the sole general partner of the operating partnership.

        When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes. Therefore, the partnership's basis is equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to Section 704(c) of the Code, income, gain, loss and deductions attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution, which we refer to as a "Book-Tax Difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The operating partnership was funded by way of contributions of appreciated property to the operating partnership in the transactions leading to its formation. Consequently, the partnership agreement requires these allocations to be made in a manner consistent with Section 704(c) of the Code and the Treasury regulations thereunder, which we refer to as the "Section 704(c) Regulations."

        The Section 704(c) Regulations require partnerships to use a "reasonable method" for allocation of items affected by Section 704(c) of the Code and they outline three methods which may be considered reasonable for these purposes. The operating partnership generally uses the "traditional method" of Section 704(c) allocations, which is the least favorable method from SL Green's perspective because of technical limitations. Under the traditional method, depreciation with respect to a contributed property for which there is a Book-Tax Difference first will be allocated to SL Green and other partners who did not have an interest in the property until they have been allocated an amount of depreciation equal to what they would have been allocated if the operating partnership had purchased such property for its fair market value at the time of contribution. In addition, if this property is sold, gain equal to the Book-Tax Difference at the time of sale will be specially allocated to the contributor of the property. These allocations tend to eliminate the Book-Tax Differences with respect to the contributed properties over the depreciable lives of the contributed property. However, they may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction, such as a sale. This could cause SL Green (a) to be allocated lower depreciation deductions for federal income tax purposes than would be allocated to SL Green if all properties were to have a tax basis equal to their fair market value at the time of contribution and (b) to be allocated lower amounts of taxable loss in the event of a sale of such contributed interests in the properties at a book loss, than the economic or book loss allocated to SL Green as a result of such sale, with a corresponding benefit to the other partners in the operating partnership. These allocations might adversely affect SL Green's ability to comply with REIT distribution requirements, although SL Green does not anticipate that this will occur. These allocations may also affect SL Green's earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions paid by SL Green being taxed to its shareholders as dividends than would have occurred had SL Green purchased its interests in the properties at their agreed values.

        Interests in the properties purchased by the operating partnership for cash simultaneously with or subsequent to SL Green's admission to the operating partnership initially will have a tax basis equal to their cost. Thus, Section 704(c) of the Code will not apply to such interests.

        Failure to Qualify as a REIT.    If SL Green fails to qualify for taxation as a REIT in any taxable year and certain relief provisions do not apply, it will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which it fails to qualify as a REIT will not be deductible by SL Green, nor will SL Green be required to make distributions. Unless entitled to relief under specific statutory provisions, SL Green also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances SL Green would be entitled to such statutory relief.

        Effective beginning with SL Green's 2005 taxable year, SL Green would not lose its REIT status as the result of a failure to satisfy certain REIT requirements, such as requirements involving its organizational structure, if the failure was due to reasonable cause and not due to willful neglect and SL Green were to pay a tax of $50,000. It is not possible, however, to state whether in all cases SL Green would be entitled to this statutory relief.

Taxation of U.S. Holders

        Distributions.    As long as SL Green qualifies as a REIT, distributions made to taxable U.S. holders out of current or accumulated earnings and profits and not designated as capital gain dividends will be taken into account by them as ordinary income. Corporate U.S. holders will not be eligible for the dividends received deduction as to such amounts. Earnings and profits are allocated to distributions with respect to preferred stock before they are allocated to distributions with respect to common stock. Distributions that are designated as capital gain dividends will be taxed as capital gains to the extent they do not exceed SL Green's actual net capital gain for the taxable year without regard to the period for which the stockholder has held SL Green stock. If SL Green elects to retain and pay income tax on any net capital gain, U.S. holders would include in their income as capital gain their proportionate share of such net capital gain. A U.S. holder would also receive the right to claim a refundable tax credit for such holder's proportionate share of the tax paid by SL Green on such retained capital gains and an increase in its basis in SL Green's stock. This increase in basis will be in an amount equal to the excess of the undistributed capital gains over the amount of tax paid thereon by SL Green. Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that they do not exceed the adjusted basis of the stock, but rather will reduce the adjusted basis of the stock. To the extent that such distributions exceed a U.S. holder's adjusted basis in the stock, such distribution will be included in income as capital gain, assuming the stock is a capital asset in the hands of the holder.

        Any dividend declared by SL Green in October, November or December of any year payable to a holder of record on a specific date in any such month shall be treated as both paid by SL Green and received by the holder on December 31 of such year, provided the dividend is actually paid by SL Green during January of the following calendar year.

        Sale or Exchange.    In general, a U.S. holder realizes capital gain or loss on the sale or exchange of the stock equal to the difference, if any, between (a) the amount of cash and the fair market value of any property received on such disposition, and (b) the holder's adjusted basis in the stock. To the extent a U.S. holder who is an individual, a trust or an estate holds the stock for more than one year, any gain realized would be subject to tax rates applicable to long-term capital gains. However, any loss recognized by a U.S. holder from selling or otherwise disposing of stock held for six months or less will be treated as long-term capital loss to the extent of dividends received by the holder that were required to be treated as long-term capital gains.

        The maximum United States federal income tax rate on long-term capital gains of non-corporate U.S. holders has generally been reduced to 15% (through December 31, 2010) and the maximum tax rate on dividends to non-corporate U.S. holders has generally been reduced to 15% (through December 31, 2010). The reduced long-term capital gain rates generally will be applicable to sales of stock of a REIT and capital gain dividends received from a REIT (except to the extent representing real estate depreciation recapture, which continues to be taxed at a 25% rate). In the case of capital gain dividends attributable to SL Green's capital gains for periods prior to May 6, 2003, non-corporate U.S. holders may continue to be taxed at a 20% rate with respect to such dividends. The reduced tax rates on dividends generally are not applicable to dividends paid by a REIT, except in limited circumstances that SL Green does not contemplate.

        Tax-Exempt U.S. Holders.    The IRS has ruled that amounts distributed as dividends by a qualified REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, the dividend income from SL Green stock will not be UBTI to a tax-exempt U.S. holder, provided that the tax-exempt U.S. holder has not held such stock as debt financed property within the meaning of the Code and such stock is not otherwise used in a trade or business unrelated to the tax-exempt stockholder's exempt purpose. Similarly, income from the sale of the stock will not constitute UBTI unless such tax-exempt U.S. holder has held such stock as debt financed property within the meaning of the Code or has used the shares in a trade or business.

        Notwithstanding the preceding paragraph, if SL Green is a pension-held REIT, then any qualified pension trust that holds more than 10% of SL Green's stock will have to treat dividends as UBTI in the same proportion that SL Green's gross income would be UBTI. A qualified pension trust is any trust described in Section 401(a) of the Code that is exempt from tax under Section 501(a). In general, SL Green will be treated as a pension-held REIT if both (a) SL Green is predominantly owned by qualified pension trusts (i.e., if one such trust holds more than 25% of the value of SL Green's stock or one or more such trusts, each holding more than 10% of the value of SL Green's stock, collectively hold more than 50% of the value of SL Green's stock) and (b) SL Green would not be a REIT if it had to treat its stock held by qualified pension trust as owned by the qualified pension trust (instead of treating such stock as owned by the qualified pension trust's multiple beneficiaries). Although SL Green does not anticipate being classified as a pension-held REIT, SL Green cannot assume that this will always be the case.

        In addition, if you are a tax-exempt stockholder described in Section 512(a)(3) of the Code, then distributions received from SL Green may also constitute UBTI. You are described in Section 512(a)(3) if you qualify for exemption under Sections 501(c)(7), (9), (17), or (20).

Taxation of Non-U.S. Holders

        The rules governing U.S. federal income taxation of non-U.S. holders are complex and no attempt will be made herein to provide more than a limited summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in SL Green stock, including any reporting requirements.

        Ordinary Dividends.    Distributions, other than distributions that are treated as attributable to gain from sales or exchanges by SL Green of U.S. real property interests and other than distributions designated by SL Green as capital gain dividends, will be treated as ordinary income to the extent that they are made out of SL Green's current or accumulated earnings and profits. Such distributions to non-U.S. holders will ordinarily be subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax rate. However, if income from the investment in the shares of the stock is treated as effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to a tax at graduated rates in the same manner as U.S. holders are taxed with respect to such dividends and may also be subject to the 30% branch profits tax if the non-U.S. holder is a foreign corporation.

        A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty may need to satisfy certification and other requirements, such as providing an IRS Form W-8BEN. A non-U.S. holder who wishes to claim that distributions are effectively connected with a United States trade or business, may need to satisfy certification and other requirements in order to avoid withholding, such as providing IRS Form W-8ECI. Other requirements may apply to non-U.S. holders that hold their shares through a financial intermediary or foreign partnership.

        Return of Capital.    Distributions in excess of SL Green's current and accumulated earnings and profits, which are not treated as attributable to gain from the disposition by SL Green of a U.S. real property interest, will not be taxable to a non-U.S. holder to the extent that they do not exceed the adjusted basis of the stock, but rather will reduce the adjusted basis of such stock. To the extent that such distributions exceed the adjusted basis of the stock, they will give rise to a tax liability if the non-U.S. holder otherwise would be subject to tax on any gain from the sale or disposition of such stock, as described below. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends made out of current or accumulated earnings and profits. However, the non-U.S. holder may seek a refund of such amounts from the IRS to the extent it is subsequently determined that such distribution was, in fact, in excess of SL Green's current and accumulated earnings and profits.

        Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests. For any year in which SL Green qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by SL Green of U.S. real property interests generally will be taxed to a non-U.S. holder under FIRPTA. Under FIRPTA, these distributions are taxed to a non-U.S. holder as if such gain were effectively connected with the conduct of a trade or business in the United States.

Thus, non-U.S. holders will be taxed on such distributions at the same capital gain rates applicable to U.S. holders, subject to any applicable alternative minimum tax and special alternative minimum tax (in the case of nonresident alien individuals), without regard to whether such distributions are designated by SL Green as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. holder not entitled to treaty relief or exemption. SL Green is generally required by applicable Treasury Regulations under FIRPTA to withhold 35% of any distribution that could be designated by SL Green as a capital gain dividend. Under recently enacted legislation, dividends paid to a non-U.S. holder with respect to a class of REIT stock that is regularly traded on an established securities market in the United States will be treated as ordinary dividends, and not as distributions that are attributable to gain from sales or exchanges by SL Green of U.S. real property interests, subject to FIRPTA, if the non-U.S. holder owns no more than 5% of the class of stock at any time during the one year period ending on the date of the distribution. A non-U.S. holder that receives a distribution properly designated as a capital gain dividend is generally taxed under rules similar to those applicable to gain from the sale or exchange of stock to the extent that the distribution is not attributable to gain from sales or exchanges by SL Green of U.S. real property interests.

        Sale or Exchange of Stock.    Gain recognized by a non-U.S. holder upon a sale or exchange of stock, including a redemption that is treated as a sale, generally will not be taxed under FIRPTA if SL Green is a "domestically controlled qualified investment entity." A REIT is a "domestically controlled qualified investment entity" if at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. persons. However, gain not subject to FIRPTA will be taxable to a non-U.S. holder if (a) the investment in the stock is treated as effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, or (b) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. Although SL Green anticipates that it will qualify as a domestically controlled qualified investment entity, it cannot assume that it will continue to so qualify. If SL Green were not a domestically controlled qualified investment entity, whether or not a non-U.S. holder's sale of stock would be subject to tax under FIRPTA would depend on whether or not SL Green's stock was regularly traded on an established securities market and on the size of the selling non-U.S. holder's interest in SL Green. If the gain on the sale of the stock were to be subject to tax under FIRPTA, the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, subject to any applicable alternative minimum tax and a special alternative minimum tax (in the case of nonresident alien individuals) and the purchaser of such stock may be required to withhold 10% of the gross purchase price.

Information Reporting and Backup Withholding

        SL Green will report to its shareholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any, with respect thereto. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Under the backup withholding rules, a holder may be subject to backup withholding at a rate of 28% with respect to distributions and proceeds from the disposition of shares of SL Green common stock paid to a shareholder unless the holder (a) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules, or (b) under penalties of perjury, certifies, among other things, its status as a non-U.S. person. Certain other exemptions may apply.

        An individual who is a U.S. holder may satisfy the requirements for avoiding backup withholding by providing SL Green with a properly executed IRS Form W-9. Dividends paid to, and payments of proceeds from the sale or disposition of shares of SL Green common stock by, a non-U.S. holder of SL Green common stock generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

        Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against the holder's federal income tax liability, provided the holder furnishes the required information to the IRS in a timely manner.

Other Tax Considerations

        Sunset of Reduced Tax Rate Provisions.    Several of the tax considerations described herein are subject to sunset provisions. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These include provisions related to the reduced maximum income tax rate for capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% capital gains rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective holders of SL Green stock should consult their own tax advisors regarding the effect of sunset provisions on an investment in SL Green's stock.

        Tax Shelter Reporting.    Under recently promulgated Treasury regulations, if a stockholder recognizes a loss with respect to the shares of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder may be required to file a disclosure statement on IRS Form 8886 with the IRS. Direct stockholders of portfolio securities are in many cases exempt from this reporting requirement, but stockholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

        Federal Estate Taxes.    In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) SL Green's common stock at the date of death, such stock will be included in the individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

        State and Local Tax.    SL Green and its stockholders may be subject to state and local tax in states and localities in which it does business or owns property. SL Green's tax treatment and the tax treatment of the stockholders in such jurisdictions may differ from the United States federal income tax treatment described above.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF SL GREEN
AND STOCKHOLDERS OF RECKSON

General

        Both SL Green and Reckson are incorporated in Maryland. Upon consummation of the merger, Reckson's stockholders will become stockholders of SL Green. The rights of Reckson's stockholders are governed currently by the Maryland General Corporation Law and by Reckson's charter and bylaws. Because Reckson's stockholders will become stockholders of SL Green as a result of the merger, their rights will continue to be governed by the Maryland General Corporation Law but will be governed by SL Green's charter and bylaws.

Certain Material Differences Between the Rights of Stockholders of SL Green and Stockholders of Reckson

        The following is a summary of the material differences between the rights of Reckson stockholders and the rights of SL Green stockholders. This summary does not purport to be a complete description of the differences between the rights of Reckson stockholders and SL Green stockholders and is qualified in its entirety by reference to the governing corporate instruments of SL Green and Reckson. To obtain a copy of the charters and bylaws of SL Green and Reckson, see "Where You Can Find More Information."

        SL Green.    The total number of authorized shares of SL Green stock is 200,000,000, which consists of 100,000,000 shares of common stock, par value $0.01 per share, 75,000,000 shares of excess stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, $0.01 par value per share, of which 1,000,000 shares have been designated Series B Junior Participating Preferred Stock, 6,440,000 shares have been designated Series C Preferred Stock and 4,000,000 shares have been designated Series D Preferred Stock.

        Reckson.    The total number of authorized shares of Reckson stock is 300,000,000, which consists of 200,000,000 shares of common stock, par value $0.01 per share (of which 12,000,000 shares have been designated as Class B Exchangeable Common Stock), 75,000,000 shares of excess stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share, of which 9,200,000 shares have been designated 7 5/8% Series A Convertible Cumulative Preferred Stock, 6,000,000 shares have been designated as Series B Convertible Cumulative Preferred Stock and 100,000 shares have been designated as Series C Junior Participating Preferred Stock.

Boards of Directors

        Certain provisions of the Maryland General Corporation Law permit a Maryland corporation with a class of equity securities registered under the Exchange Act and with at least three independent directors to elect to be subject to any or all of five provisions:

  •
  a classified board;

  •
  a two-thirds vote requirement to remove a director;

  •
  a requirement that the number of directors be fixed only by the vote of the directors;

  •
  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

  •
  a majority requirement for the calling of a special meeting of stockholders.

        A corporation can elect into this statute by provision in its charter or bylaws or by a resolution of its board of directors. Furthermore, a corporation can elect to be subject to the above provisions regardless of any contrary provisions in the charter or bylaws.

        SL Green.    SL Green may elect to be subject to the provisions listed above. As described below, SL Green has adopted certain provisions in its charter similar to those listed above.

        Reckson.    Reckson may elect to be subject to the provisions listed above. As described below, Reckson has adopted certain provisions in its charter similar to those listed above.

Size of the Board of Directors

        Under the Maryland General Corporation Law, a corporation must have at least one director. Subject to this provision, a corporation's bylaws may alter the number of directors and authorize a majority of the entire board of directors to alter within specified limits the number of directors set by the corporation's charter or its bylaws.

        SL Green.    SL Green's bylaws provide that the number of directors shall not be less than the minimum number required by the Maryland General Corporation Law, nor more than 15 and that the number of directors may be changed by a majority vote of the SL Green board of directors, except that the tenure of a director may not be affected by a decrease in the number of directors. The SL Green board of directors is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of stockholders, the class of directors to be elected at the meeting will be elected for a three-year term and the directors in the other two classes will continue in office. There is no cumulative voting on the election of directors.

        Reckson.    The Reckson bylaws provide that the number of persons constituting the Reckson board may not be less than the minimum number required by the Maryland General Corporation Law, nor more than 15. The Reckson bylaws provide that, within the parameters stated above, the number of directors may be increased or decreased by resolution of a majority of the entire Reckson board, except that the tenure of a director may not be affected by a decrease in the number of directors. The Reckson board has nine members, each serving for a one-year term. There is no cumulative voting on the election of directors.

Removal of Directors

        Under the Maryland General Corporation Law, unless the corporation's charter provides otherwise, the stockholders of a corporation with a classified board of directors may only remove a director with cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors.

        SL Green.    SL Green's charter provides that directors may be removed, only for cause, by the affirmative vote of the holders of a majority of all the votes entitled to be cast for the election of directors.

        Reckson.    The Reckson charter provides that directors may be removed, with or without cause, by the affirmative vote of the holders of a majority of the votes entitled to be cast for the election of directors.

Charter Amendments

        The Maryland General Corporation Law generally allows amendment of a corporation's charter if its board of directors adopts a resolution setting forth the amendment proposed, declaring its advisability and directing that it be submitted to the stockholders for consideration, and the stockholders thereafter approve such proposed amendment either at a special meeting called by the board for the purpose of approval of such amendment by the stockholders or, if so directed by the board, at the next annual stockholders' meeting by the affirmative vote of two-thirds of all votes entitled to be cast on the matter.

        SL Green.    Amendments to SL Green's charter must be approved by the vote of two-thirds of the votes entitled to be cast on the matter.

        Reckson.    The Reckson charter provides that any proposed amendment to the charter must be approved by the affirmative vote of two-thirds of all votes entitled to be cast on the matter.

Bylaw Amendments

        Under the Maryland General Corporation Law, the power to amend the bylaws may be left with the stockholders, vested exclusively in the directors or shared by both groups.

        SL Green.    SL Green's bylaws provide that the board of directors shall have the exclusive power to adopt, alter or repeal any bylaw or to make new bylaws.

        Reckson.    The Reckson bylaws vest the power to adopt, alter and repeal the Reckson bylaws exclusively in the board of directors except with respect to certain bylaws that provide for a minimum number of independent directors on the board and the existence of an "Affiliate Transaction Committee." To amend these bylaws, two-thirds of the members of Reckson's Nominating and Governance Committee must recommend the amendment, two-thirds of the independent directors must approve the amendment and a majority of the stockholders must approve the amendment, unless a majority of the board of directors determines (in good faith and upon the advice of counsel) that the corporate governance policies reflected in the bylaws conflicts with or is redundant of any law, regulation, rule or amendment to Reckson's charter.

Vote on Merger, Consolidation or Sale of Substantially all Assets

        Under the Maryland General Corporation Law, unless the corporate charter states otherwise and except for certain transfers of all or substantially all of a corporation's assets and mergers that do not require stockholder approval, the

  •
  sale, lease, exchange or transfer of all or substantially all of the assets of a corporation not in the ordinary course of business conducted by it, and

  •
  any merger, consolidation or share exchange involving the corporation,

requires approval by holders of two-thirds of the shares of the corporation entitled to vote on such matters.

        SL Green.    SL Green's charter does not provide otherwise.

        Reckson.    Reckson's charter does not provide otherwise.

Limits on Ownership and Transfer of Shares

        SL Green.    SL Green's charter has provisions which restrict the ownership of its stock. See "Description of SL Green Capital Stock—Restrictions on Ownership."

        Reckson.    No person or entity may beneficially own more than 9.0% of the outstanding shares of Reckson's common stock. With respect to beneficial ownership, percentage ownership is measured for this purpose using either the aggregate number or value of shares of common stock held, whichever measurement is more restrictive. Reckson's board of directors may increase this ownership limit percentage only to the extent the increase does not result in beneficial ownership of 50.0% (in value) of the outstanding common stock by five or less persons or entities. Reckson's board of directors may require opinions of counsel, affidavits, undertakings or other agreements to ensure that the increase in the ownership limit percentage does not affect SL Green's status as a real estate investment trust. Reckson's board of directors may waive the ownership limit in its sole discretion upon receiving evidence satisfactory to it and Reckson's tax counsel that the waiver will not affect Reckson's qualification as a real estate investment trust and that the waiver is in the best interest of Reckson. To the extent any transfer of Reckson's common stock would cause any person or entity to own shares of Reckson's common stock in excess of the ownership limit described above, the excess shares will be void ab initio and the acquirer will not acquire any rights in those excess shares. In addition, any transfer of shares of common stock that would result in the ownership of Reckson's common stock by less than 100 persons or entities (determined without reference to any rule or attribution) will be void ab initio as to the shares transferred and the intended transferee will acquire no rights in those shares. Finally, any transfer of common stock that would result in Reckson being "closely held" within the meaning of Section 856(h) of Internal Revenue Code will be void ab initio and the transferee will acquire no rights in those shares.

Stockholder Meetings

        Under the Maryland General Corporation Law, a special meeting of stockholders may be called by the President, the board of directors or any other person specified in the corporation's charter or bylaws and, unless the charter or bylaws of the corporation provide for a lower or higher (not to exceed a majority) threshold, a special meeting of stockholders must be called by the secretary upon the request of stockholders holding 25% of all the votes entitled to be cast at the meeting.

        SL Green.    The SL Green bylaws provide that an annual meeting of stockholders is to be held at SL Green's principal office or another place stated in the notice of the meeting each year between May 15 and June 15 at a time designated by the SL Green board.

        SL Green's bylaws provide that a special meeting of stockholders may be called at any time by:

  •
  the Chief Executive Officer of SL Green,

  •
  the President of SL Green, or

  •
  the SL Green board.

        In addition, the Secretary of SL Green is required to call a special meeting of stockholders upon the written request of stockholders holding at least 25% of all the votes entitled to be cast at a special meeting. Such a request must state the purpose of the meeting and the matters proposed to be acted on. The stockholders requesting the calling of a special meeting are required to pay the reasonably estimated costs of preparing and mailing a notice of such a meeting to the stockholders. Unless requested by a majority of the votes entitled to be cast, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any special meeting held during the preceding 12 months.

        Reckson.    The Reckson bylaws provide that an annual meeting of stockholders is to be held at Reckson's principal office or another place stated in the notice of the meeting each year between May 15 and June 15 at a time designated by the Reckson board.

        Under the Reckson bylaws, a special meeting of the stockholders of Reckson may be called at any time by:

  •
  the Chief Executive Officer of Reckson,

  •
  the President of Reckson, or

  •
  the Reckson board.

        In addition, the Secretary of Reckson is required to call a special meeting of stockholders upon the written request of stockholders holding at least a majority of all the votes entitled to be cast at a special meeting. Such a request must state the purpose of the meeting and matters proposed to be acted on. The stockholders requesting the calling of a special meeting are required to pay the reasonably estimated costs of preparing and mailing a notice of such a meeting to the stockholders.

Rights Plan

        SL Green.    SL Green entered into a Rights Agreement, dated as of March 6, 2000, between SL Green and American Stock Transfer & Trust Corporation. Pursuant to the Rights Agreement, one preferred share purchase right, or Right, for each outstanding share of common stock was made to all holders of record of the common stock on March 31, 2000. Each Right entitles the registered holder to purchase from SL Green one one-hundredth of a share of Series B junior participating preferred stock, par value $0.01 per share, or Preferred Shares, at a price of $60.00 per one one-hundredth of a Preferred Share, or the Purchase Price, subject to adjustment as provided in the rights agreement. The Rights expire on March 5, 2010, unless SL Green extends the expiration date or the Right is redeemed or exchanged earlier. The Rights are attached to each share of common stock. The Rights are generally exercisable only if a person or group, or an Acquiring Person, becomes the beneficial owner of 17% or more of the outstanding common stock or announces a tender offer for 17% or more of the outstanding common stock. In the event that a person or group becomes an Acquiring Person, each holder of a Right, excluding the Acquiring Person, will have the right to receive, upon exercise, common stock having a market value equal to two times the Purchase Price of the Preferred Shares.

        Reckson.    Reckson entered into a Rights Agreement, dated as of October 13, 2000, between Reckson and American Stock Transfer & Trust Corporation. In connection with the execution of the merger agreement, Reckson agreed to amend its Rights Agreement so that the stockholders rights plan is not triggered by the merger.

Business Combination Act

        Under Maryland law, as applicable to Maryland REITs, certain "business combinations" (including certain mergers, consolidations, share exchanges, or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland REIT and an "interested stockholder" or an affiliate of the interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the trustees of such trust and approved by the affirmative vote of at least: (1) 80% of the votes entitled to be cast by holders of outstanding shares of beneficial interest of the trust, voting together as a single voting group; and (2) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or by the interested stockholder's affiliates or associates, voting together as a single voting group.

        SL Green.    SL Green has opted out of the business combination provisions through a resolution adopted by SL Green's board of directors.

        Reckson.    Reckson has opted out of the business combination provisions through a resolution adopted by Reckson's board of directors.

Control Share Acquisition Act

        Maryland law provides that "control shares" of a Maryland REIT acquired in a "control share acquisition" shall have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland control share acquisition statute. "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, would entitle the acquiror to exercise, or direct the exercise of, voting power in electing trustees within one of the following ranges of the voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority or (iii) a majority or more of all voting power. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a stockholders' meeting, then, subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.

        SL Green.    SL Green has opted out of the control share provisions through a provision in its bylaws.

        Reckson.    Reckson has opted out of the control share provisions through a provision in its bylaws.

DESCRIPTION OF SL GREEN CAPITAL STOCK

        The following description of the terms of SL Green stock is only a summary. For a complete description, you are referred to the Maryland General Corporation Law and SL Green's charter and bylaws. SL Green has filed its charter and bylaws with the SEC as exhibits to previous SL Green registration statements. See "Where You Can Find More Information."

Common Stock

General

        SL Green has the authority to issue 100,000,000 shares of common stock, par value $.01 per share, and 75,000,000 shares of excess stock, par value $0.01 per share. At August 31, 2006, SL Green had 45,773,001 shares of common stock issued and outstanding and no shares of excess stock issued or outstanding. SL Green was incorporated as a Maryland corporation in June 1997. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of SL Green's charter and bylaws.

        Subject to the preferential rights of any other shares or series of stock and to the provisions of the SL Green charter regarding excess stock, holders of shares of common stock are entitled to receive dividends on such stock if, as and when authorized and declared by the SL Green board of directors out of assets legally available therefor and to share ratably in SL Green's assets legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all its known debts and liabilities.

        Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of SL Green's securities. Subject to the provisions of the SL Green charter regarding excess stock, shares of common stock will have equal dividend, liquidation and other rights.

        Subject to the provisions of the SL Green charter regarding excess stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to any other class or series of stock, the holders of this stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Provisions of the SL Green charter

        The SL Green charter authorizes the SL Green board of directors to reclassify any unissued shares of common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

        The SL Green board of directors is divided into three classes of directors, each class constituting approximately one-third of the total number of directors, with the classes serving staggered terms. At each annual meeting of stockholders, the class of directors to be elected at the meeting will be elected for a three-year term and the directors in the other two classes will continue in office. The use of a staggered board may delay or defer a change in control of SL Green or removal of incumbent management.

Preferred Stock

        The SL Green charter provides that SL Green may issue up to 25,000,000 shares of preferred stock, $0.01 par value per share, of which 1,000,000 shares have been designated Series B Junior Participating Preferred Stock, 6,440,000 shares have been designated Series C Preferred Stock and 4,000,000 shares have been designated Series D Preferred Stock. On August 31, 2006, there were 6,300,000 shares of 7.625% Series C cumulative redeemable preferred stock outstanding and 4,000,000 shares of 7.875% Series D cumulative redeemable preferred stock outstanding.

        In February 2000, the SL Green board of directors authorized a dividend of one preferred share purchase right for each outstanding share of SL Green's common stock under a stockholder rights plan. Each right entitles the registered holder to purchase from SL Green one one-hundredth of a share of Series B junior participating preferred stock. The rights have anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire SL Green in a manner that causes the rights to become discount rights unless the offer is conditional on a substantial number of rights being acquired. The rights, however, should not affect any prospective acquirer willing to make an offer at a price that is fair and not inadequate and otherwise in SL Green's best interest and in the best interest of its stockholders. The rights should not interfere with any merger or other business combination approved by the SL Green board of directors because the SL Green board of directors may, at its option, redeem the outstanding rights at a specified redemption price.

        The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Although the SL Green board of directors does not have this intention at the present time, it could establish another series of preferred stock, in addition to the Series B junior participation stock, that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of SL Green that might involve a premium price for the common stock or otherwise be in the best interest of the holders thereof. SL Green's management believes that the availability of preferred stock will provide SL Green with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

        Subject to the limitations prescribed by the SL Green charter, the SL Green board of directors is authorized to fix the number of shares constituting each series of preferred stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board of directors. The preferred stock will, when issued, be fully paid and nonassessible by SL Green and will have no preemptive rights.

        Reference is made to the prospectus supplement relating to each series of preferred stock described above for the specific terms thereof.

Restrictions on Ownership

        For SL Green to qualify as a REIT under the Code, among other things, not more than 50% in value of SL Green's outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year, other than the first year, and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, other than the first year, or during a proportionate part of a shorter taxable year. Pursuant to the Code, common stock held by specific types of entities, such as pension trusts qualifying under Section 401(a) of the Code, U.S. investment companies registered under the Investment Company Act of 1940, as amended, partnerships, trusts and corporations, will be attributed to the beneficial owners of these entities for purposes of the five or fewer requirement. Generally, for the purposes of restrictions on ownership, the beneficial owners of these entities will be counted as SL Green's stockholders.

        In order to protect SL Green against the risk of losing its status as a REIT due to a concentration of ownership among its stockholders, the SL Green charter, subject to exceptions, provides that no stockholder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 9.0%, which the charter refers to as the "ownership limit," of the aggregate number or value of SL Green's outstanding shares of common stock. Limitations on the ownership of preferred stock may also be imposed by SL Green. The applicable prospectus supplement will specify any ownership limitation relating to a series of preferred stock. Any direct or indirect ownership of shares of SL Green's common stock in excess of the Ownership Limit or that would result in SL Green's disqualification as a REIT, including any transfer that results in shares of SL Green's capital stock being owned by fewer than 100 persons or results in SL Green being "closely held" within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to the shares of capital stock. The foregoing restrictions on transferability and ownership will not apply if the SL Green board of directors determines that it is no longer in SL Green's best interests to attempt to qualify, or to continue to qualify, as a REIT. The SL Green board of directors may, in its sole discretion, waive the ownership limit if evidence satisfactory to the SL Green board and SL Green's tax counsel is presented that the changes in ownership will not then or in the future jeopardize SL Green's REIT status and the SL Green board otherwise decides that this action is in SL Green's best interest.

        Shares of SL Green's capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the ownership limit will automatically be converted into shares of excess stock that will be transferred, by operation of law, to the trustee of a trust for the exclusive benefit of one or more charitable organizations described in Section 170(b)(1)(A) and 170(c) of the Code. The trustee of the trust will be deemed to own the excess stock for the benefit of the charitable beneficiary on the date of the violative transfer to the original transferee-stockholder. Any dividend or distribution paid to the original transferee-stockholder of excess stock prior to the discovery by SL Green that capital stock has been transferred in violation of the provisions of the SL Green charter will be repaid to the trustee upon demand. Any dividend or distribution authorized and declared but unpaid will be rescinded as void from the beginning with respect to the original transferee-stockholder and will instead be paid to the trustee of the trust for the benefit of the charitable beneficiary. Any vote cast by an original transferee-stockholder of SL Green's shares of capital stock constituting excess stock prior to the discovery by SL Green that shares of capital stock have been transferred in violation of the provisions of the SL Green will be rescinded as void from the beginning. While the excess stock is held in trust, the original transferee-stockholder will be deemed to have given an irrevocable proxy to the trustee to vote the capital stock for the benefit of the charitable beneficiary. The trustee of the trust may transfer the interest in the trust representing the excess stock to any person whose ownership of the shares of capital stock converted into this excess stock would be permitted under the ownership limit. If this transfer is made, the interest of the charitable beneficiary will terminate and the proceeds of the sale will be payable to the original transferee stockholder and to the charitable beneficiary as described above. The original transferee-stockholder will receive the lesser of (a) the price paid by the original transferee-stockholder for the shares of capital stock that were converted into excess stock or, if the original transferee-stockholder did not give value for the shares, the average closing price for the class of shares from which the shares of capital stock were converted for the ten trading days immediately preceding the sale or gift, and (b) the price received by the trustee from the sale or other disposition of the excess stock held in trust. The trustee may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee-stockholder and are owed by the original transferee-stockholder to the trustee. Any proceeds in excess of the amount payable to the original transferee-stockholder will be paid by the trustee to the charitable beneficiary. Any liquidation distributions relating to excess stock will be distributed in the same manner as proceeds of a sale of excess stock. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulations, then the original transferee-stockholder of any shares of excess stock may be deemed, at SL Green's option, to have acted as an agent on behalf of SL Green in acquiring the shares of excess stock and to hold the shares of excess stock on SL Green's behalf.

        In addition, SL Green will have the right, for a period of 90 days during the time any shares of SL Green's excess stock are held in trust, to purchase all or any portion of the shares of excess stock at the lesser of (a) the price initially paid for the shares by the original transferee-stockholder, or if the original transferee-stockholder did not give value for the shares, the average closing price for the class of stock from which the shares of excess stock were converted for the ten trading days immediately preceding the sale or gift, and (b) the average closing price for the class of stock from which the shares of excess stock were converted for the ten trading days immediately preceding the date SL Green elects to purchase the shares. SL Green may reduce the amount payable to the original transferee-stockholder by the amount of dividends and distributions relating to the shares of excess stock which have been paid to the original transferee- stockholder and are owed by the original transferee-stockholder to the trustee. SL Green may pay the amount of the reductions to the trustee for the benefit of the charitable beneficiary. The 90-day period begins on the later date of which notice is received of the violative transfer if the original transferee- stockholder gives notice to SL Green of the transfer or, if no notice is given, the date the SL Green board of directors determines that a violative transfer has been made.

        These restrictions will not preclude settlement of transactions through the NYSE.

        All certificates representing shares of stock will bear a legend referring to the restrictions described above.

        Each stockholder will upon demand be required to disclose to SL Green in writing any information with respect to the direct, indirect and constructive ownership of SL Green's capital stock as the SL Green board of directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

        The ownership limit may have the effect of delaying, deferring or preventing a change in control of SL Green unless the SL Green board of directors determines that maintenance of REIT status is no longer in the best interest of SL Green.

Transfer Agent and Registrar

        The transfer agent and registrar for SL Green's common stock and preferred stock is The Bank of New York.

INFORMATION REGARDING THE TRANSACTION PARTICIPANTS OTHER THAN THE COMPANIES

The Management Group

        The business address of each of the members of the Management Group is 625 Reckson Plaza, Uniondale, New York 11556. The business telephone number of each of Messrs. Rechler, Maturo and Barnett is (516) 506-6000.

        Scott H. Rechler has served as Chief Executive Officer of Reckson since December 2003 and as Chairman of the Executive Committee of the Board and has served as a director of Reckson since its formation. Mr. Rechler served as President of Reckson from February 1997 to May 2001 and from December 2003 through March 2006. He also served as Chief Operating Officer of Reckson from its formation until May 1999 and served as Co-Chief Executive Officer of Reckson from May 1999 until December 2003. In addition, from Reckson's formation until February 1997, Mr. Rechler served as Executive Vice President of Reckson. Mr. Rechler has been employed at Reckson since 1989. Mr. Rechler is active with the Real Estate Roundtable, for which he is a member of the Board of Directors and Co-Chair of its Political Action Committee. Since 1997 Mr. Rechler has served as Chief Executive Officer and chairman of the Board of Directors of Frontline Capital Group ("FrontLine"), and also served as the non-executive Chairman of the Board of Directors and as former interim executive officer of HQ Global Holdings, Inc. Mr. Rechler is a Director of American Campus Communities, Inc. (NYSE: ACC). Mr. Rechler serves as a director of Reckson Australia Management Limited, an Australian licensed "Responsibility Entity" that Reckson owns and manages Reckson New York Property Trust, an Australian listed property trust that has formed a joint venture with Reckson. Mr. Rechler also serves as a member of the Board of Directors of the Long Island Children's Museum, the Tribeca Film Institute, the Association for a Better New York and the Association for a Better Long Island.

        Michael Maturo has recently been appointed President and a director of Reckson in addition to his positions as Chief Financial Officer and Treasurer of Reckson, which he has held since 1995. Mr. Maturo formerly served as the Chairman of Reckson's Investment Committee from May 2004 through March 2006. Mr. Maturo serves as a director of Reckson Australia Management Limited, an Australian licensed "Responsible Entity" that Reckson owns and that manages Reckson New York Property Trust, an Australian listed property trust that has formed a joint venture with Reckson, From 1998 to 2001, Mr. Maturo served as an executive officer and director of Frontline, Mr. Maturo also serves as a Trustee on the Finance Committee of Saint Paul's Church in Brookville, NY.

        Jason M. Barnett has served as Senior Executive Vice President—Corporate Initiative of Reckson since April 2006, General Counsel of Reckson since May 1997. He served as Executive Vice President of Reckson from May 1999 through March 2006. Mr. Barnett joined Reckson in 1996. Mr. Barnett serves as a director of Reckson Australia Management Limited, an Australian licensed "Responsible Entity" that Reckson owns and that manages Reckson New York Property Trust, an Australian listed property trust that has formed a joint venture with Reckson.

Reckson Directors and Executive Officers

        The following are the directors of Reckson (other than Messrs. Rechler and Maturo, who are described above). The business address for all the directors listed below is 625 Reckson Plaza, Uniondale, New York 11556, except as otherwise indicated. The business telephone number of all of the directors listed below is (516) 506-6000.

  •
  Edward Casas has served as a director of Reckson since 2006. Dr. Casas currently serves as a Managing Director and Co-Head of Navigant Capital Advisors, the corporate finance division of NCI (NYSE). From 1998 until its acquisition by NCI in 2005, he was the Founding Member and Senior Managing Director of Casas, Benjamin & White, LLC, a mergers, acquisitions and financial restructuring firm. From 1996 until its acquisition in 1998, Dr. Casas served as President and Chief Executive Officer of PrimeCare International, Inc., a national privately held healthcare services concern. Prior to Primecare, between 1992 and 1996, he served as Vice President of Mergers and Acquisitions for Caremark International (NYSE). Dr. Casas previously served as Chairman of the Board of Directors for the reorganized HQ Global Holdings, Inc. and Mediq Inc., as well as a member of the Board of Directors for Physician Specialty Corp. (ENTS: NASDAQ).

  •
  Douglas Crocker II has served as a director of Reckson since 2004. Mr. Crocker was Chief Executive Officer, President and a Trustee of Equity Residential, the nation's largest apartment REIT, from 1993 to 2002, and also served as Vice Chairman of the Bard. Mr. Crocker remains very active in the multifamily housing industry, serving on boards or committees of various multifamily housing associations. Mr. Crocker is a past Trustee of the Multifamily Council of the Urban Land Institute and former member of the Board of Governor of NAREIT. Mr. Crocker is a past chairman of the National Multi Housing Council and currently serves on the Advisory Board of the De Paul University Real Estate School. Mr. Crocker also serves as a director of the following companies in the real estate industry: Wellsford Real Properties, Inc., a real estate merchant banking firm; Ventas, Inc., a leading healthcare related REIT; Post Properties a multifamily REIT; and Acadia Realty Trust, a REIT which owns and operates shopping centers.

  •
  Elizabeth McCaul has served as a director of Reckson since 2004, Ms. McCaul currently serves as a Partner and runs the New York office of Promontory Financial Group, a regulatory and financial consulting firm that specializes in risk management, crisis management, corporate governance and compliance, as well as strategic planning and mergers and acquisitions. From 1997 to 2003, Ms. McCaul served as the Superintendent of Banks of the State of New York. Prior to being appointed as Superintendent, she served as First Deputy Superintendent and Chief of Staff.

  •
  Ronald H. Menaker has served as a director of Reckson since 2002. Mr. Menaker previously served as a director of Atalanta Sosnoff Capital Corp. and as a trustee of NYU Medical Center. He currently serves as a member of the Board of Overseers of the University of Pennsylvania—School of Veterinary Medicine and as Vice Chairman and trustee of New York Downtown Hospital. He was formerly the Chairman of New York Downtown Hospital. Mr. Menaker also serves as the Chairman of the American Kennel Club.

  •
  Peter Quick has served as Reckson's lead independent director since 2003 and as a director of Reckson since 2002. Mr. Quick served as President of the American Stock Exchange and on its Board of Governors from July 2000 to April 2005. Prior to this appointment at the American Stock Exchange, Mr. Quick had been President and Chief Executive Officer of Quick and Reilly, Inc. a leading national discount brokerage firm. Mr. Quick serves as a director of Medicure Inc. (AMEX: MCU). Mr. Quick serves as a director of St. Francis Hospital and Good Shepard Hospice and Fund for the Poor, Inc. He is a member of the National Selection Committee for the Jefferson Scholars Program of the University of Virginia.

  •
  Lewis S. Ranieri has served as a director of Reckson since 1997. Mr. Ranieri is the prime originator and founder of the Hyperion private equity funds ("Hyperion") and chairman and/or director of various other non-operating entities owned directly and indirectly by Hyperion. Mr. Ranieri also serves as Chairman, Chief Executive Officer and President of Ranieri & Co., Inc., a private investment advisor and management corporation. He is also Chairman of American Financial Realty Trust, Capital Lease Funding, Inc., Computer Associates International, Inc., Franklin Bank Corp. and Root Markets, Inc., an internet-based marketing company. Prior to forming Hyperion, Mr. Ranieri had been Vice Chairman of Salomon Brothers, Inc. Regarded as an expert and innovator in both the mortgage and capital markets, Mr. Ranieri has served on the National Association of Home Builders Mortgage Roundtable continuously since 1989. Mr. Ranieri acts as a trustee or director of Environmental Defense and The Metropolitan Opera Association and is Chairman of the Board of the American Ballet Theatre.

  •
  John F. Ruffle has served as a director of Reckson since 2004. Mr. Ruffle retired as Vice Chairman and a Director of JP Morgan & Co. Incorporated on May 31, 1993, having served in this capacity since 1985, and as a member of the Corporate Office, the firm's senior policy and planning group. Mr. Ruffle is a Director of several mutual funds in the JP Morgan Family of mutual funds as well as certain other investment funds managed by JP Morgan Investment Management Inc. Mr. Ruffle is also a Director of American Shared Hospital Services, Inc. and a member of the Board of Trustees of The Johns Hopkins University since 1990. In prior years, Mr. Ruffle has served as a member of the Board of Directors of many companies, including Bethlehem Steel Corporation, Wackenhut Corporation, Wackenhut Corrections Corp., Trident Corp. and Sallie Mae. Mr. Ruffle also serves as an Elder in the Presbyterian Church.

  •
  Stanley (Mickey) Steinberg has been a director of Reckson since 2004. Mr. Steinberg currently is a consultant specializing in organization and construction matters. Mr. Steinberg formerly served as Chairman and Chief Executive Officer of Sony Retail Entertainment where he was responsible for the development and operation of major location-based retail entertainment centers, a major theater chain and Sony retail stores. Prior to joining Sony, Mr. Steinberg served as Executive Vice President and Chief Operating Officer of Walt Disney Imagineering, where he managed the development of over $4.5 billion of them parks. Prior to joining Disney, Mr. Steinberg served as Executive Vice President of J.C. Portman Jr.'s, Portman Companies, Atlanta, Georgia. Mr. Steinberg currently serves as a member of the Board of Directors of GameStop Corp. (NYSE: GME), a retailer of video game related hardware and software products, AmericasMart, Inc., one of the nation's largest wholesale marketplaces, and ECI Group, Atlanta, Georgia, a developer and manager of apartment properties in the southeastern area of the United States.

        The following are the executive officers of Reckson (other than Messrs. Rechler, Maturo and Barnett, who are described above). The business address for all the executive officers listed below is 625 Reckson Plaza, Uniondale, New York 11556, except as otherwise indicated.

  •
  Salvatore Campofranco has served as Executive Vice President and Chief Operating Officer of Reckson since 2003. Prior to his current role, Mr. Campofranco served as the Senior Vice President and Managing Director of Reckson's Westchester and Connecticut divisions from 1996 to 2003.

  •
  F.D. Rich III has served as Executive Vice President and Chief Administrative Officer of Reckson since 2003. Mr. Rich joined Reckson in 1996 and has held numerous positions, including Senior Vice President and head of Reckson's Southern Connecticut Division and Chief Information Officer. Mr. Rich is a founding member of the Board of the Stamford Downtown Special Services District and past Chairman. Mr. Rich has also served on the boards of the Stamford Partnership and the Stamford Chamber of Commerce.

  •
  Philip Waterman III has served as Executive Vice President, Chief Development Officer and Managing Director of Reckson's New York City division since 2003. Mr. Waterman joined Reckson in 1999 as Managing Director of Reckson's New York City division. His professional affiliations include The Real Estate Board of New York, where he serves as Governor; The Urban Land Institute; The Realty Foundation of New York where he serves as a Board Member; and The Young Men's and Women's Real Estate Association. His charitable affiliations include The Fresh Air Fund, where he sits on the Board of Directors, The Jeffrey Modell Foundation, where he serves as Board Member, and The Downtown School, where he serves as a Board Member.

        Each of the directors and executive officers of Reckson are U.S. citizens. During the last five years, none of Reckson, its executive officers or directors has been (1) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (2) a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

RATIO OF EARNINGS TO FIXED CHARGES

        The selected financial information of Reckson set forth below is qualified in its entirety by reference to, and should be read in conjunction with, the consolidated financial statements and notes thereto included in the documents incorporated by reference herein. The consolidated financial information set forth below has been derived from the consolidated financial statements for the years ended December 31, 2005 and 2004, and for the six months ended June 30, 2006 and June 30, 2005.

Ratio of Earnings to Fixed Charges
(in thousands, except for ratios)

	Years Ended December 31,		Six Months Ended June 30,
	2005	2004	2006	2005
Historical:
Earnings
Income before income taxes and change in accounting principle	$137,437	$64,456	$71,443	$35,383
Add fixed charges (as per below)	133,606	113,834	67,568	60,744

Adjusted Earnings	$271,043	$178,290	$139,011	$96,127

Fixed Charges
Interest expense	$133,606	$113,834	$67,568	$60,744
Interest portion of rent expense	—	—	—	—

Total Fixed Charges	$133,606	$113,834	$67,568	$60,744

Ratio of earnings to fixed charges	2.03x	1.57x	2.06x	1.58x

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

        No provision has been made in connection with the merger (1) to grant Reckson's unaffiliated stockholders access to the corporate files of Reckson, any other party to the proposed merger or any of their respective affiliates or (2) to obtain counsel or appraisal services at the expense of Reckson or any other such party or affiliate.

BENEFICIAL OWNERSHIP OF COMMON STOCK

        The following table sets forth as of August 29, 2006 concerning beneficially ownership of ordinary shares by (1) persons known to Reckson to beneficially own more than 5% of the outstanding ordinary shares, (2) all directors and nominees and each named executive officer and (iii) all directors and executive officers as a group.

	Amount Beneficially Owned(1)	Percentage of Class(2)
FMR Corp.(3)	5,661,083	6.78%
Cohen & Steers, Inc.(4)	8,215,293	9.84%
Stichting Pensioenfonds ABP(5)	5,958,000	7.14%
Scott H. Rechler(6)	891,371	1.04%
Michael Maturo(7)	707,707	*
Jason M. Barnett(8)	237,348	*
Salvatore Campofranco(9)	66,083	*
Philip Waterman III(10)	97,502	*
F. D. Rich III(11)	96,693	*
All directors and executive officers as a group (14 persons)	2,213,961	2.56%

*
Less than one percent.

(1)
All information has been determined as of August 29, 2006. For purposes of this table a person is deemed to have "beneficial ownership" of the number of shares of common stock that person has the right to acquire pursuant to the exercise of stock options within 60 days or upon the redemption of limited partnership units (including vested LTIP units) in Reckson Operating Partnership, L.P. (assuming Reckson elects to issue common stock rather than pay cash upon such redemption). Limited Partnership units are exchangeable for cash or, at the option of Reckson, on a one-for-one basis for shares of common stock, subject to certain limitations.

(2)
For purposes of computing the percentage of outstanding shares of common stock held by each person, any shares of common stock which such person has the right to acquire pursuant to the exercise of a stock option exercisable within 60 days is deemed to be outstanding, but is not deemed to be outstanding for the purposes of computing the percent ownership of any other person. In addition, for purposes of such calculation, limited partnership units (including vested LTIP units) held by each person are treated as if such person had converted and held the related equivalent number of shares of common stock.

(3)
This information is based upon information reported by the stockholder in filings made with the SEC. Of the 5,661,083 shares reported to be beneficially owned by FMR Corp., a parent holding company, 4,725,930 shares (5.66% of total shares of common stock outstanding) are owned by Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp. and an investment company adviser registered under Section 203 of the Investment Advisers Act of 1940. The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(4)
This information is based upon information reported by the stockholder in filings made with the SEC. Of the 8,215,293 shares reported to be beneficially owned by Cohen & Steers, Inc., a parent holding company, 8,169,773 shares (9.79% of total shares of common stock outstanding) are owned by Cohen & Steers Capital Management, Inc. ("CSCM"), an investment adviser registered under the Investment Advisers Act of 1940. The address of both Cohen & Steers, Inc. and CSCM is 280 Park Avenue, New York, NY 10017.

(5)
This information is based upon information reported by the stockholder in filings made with the SEC. The address of Stichting Pensioenfonds ABP is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands.

(6)
Represents (a) 399,427 shares of common stock, including 395,835 shares of common stock owned directly, 663 shares of common stock owned through Reckson's 401(k) plan and 2,929 shares of common stock held in a custodial account for the benefit of his children, (b) 69,444 LTIP units and (c) 422,500 exercisable options.

(7)
Represents (a) 110,432 limited partnership units, including 40,988 common units and 69,444 LTIP units, (b) 199,775 shares of common stock, including 197,945 shares of common stock owned directly and 1,830 shares of common stock owned through Reckson's 401(k) plan, and (c) 397,500 exercisable options.

(8)
Represents (a) 140,904 shares of common stock, (b) 71,444 limited partnership units, including 2,000 common units and 69,444 LTIP units, and (b) 25,000 exercisable options.

(9)
Represents 66,083 shares of common stock.

(10)
Represents 97,502 shares of common stock.

(11)
Represents (a) 36,593 shares of common stock, (b) options to purchase 52,100 shares of common stock and (c) 8,000 common units.

TRANSACTIONS IN SHARES OF RECKSON COMMON STOCK

Purchases by Reckson

        Reckson has not purchased any shares of its common stock in the past two years.

Prior Public Offerings

Date	Number of Shares Offered		Offering Price Per Share	Gross Proceeds(1)	Underwriters' Discount	Net Proceeds(2)
November 25, 2003	9,915,313	(3)	N/A	N/A	N/A	N/A
March 9, 2004	5,500,000		$27.35	$150,425,000	$935,000	$149,490,000
September 14, 2004	5,000,000		$27.50	$137,500,000	$550,000	$136,950,000
December 9, 2004	4,500,000		$32.96	$148,320,000	$270,000	$148,050,000

(1)
These amounts reflect the gross proceeds received from the offering before deductions for underwriters' discounts and the costs incurred in connection with the offering.

(2)
These amounts reflect the net proceeds received by Reckson from the offering after deductions for underwriters' discounts incurred in connection with the offering.

(3)
Represents an exchange offer for 9,915,313 shares of Reckson class B common stock for 9,915,313 shares of Reckson class A common stock.

Purchases by the Management Group

        Except as stated below, none of Messrs. Rechler, Maturo or Barnett has purchased shares of Reckson common stock or exercised options to purchase shares of Reckson common stock at any other time within the past two years.

        The table below sets forth date of purchase, the number of shares of Reckson common stock purchased and the price paid by Mr. Rechler during the past two years.

Date	Number of Shares Purchased	Price Per Share
March 15, 2004	45,000	$27.35
December 21, 2004	61,642	$33.22

        The table below sets forth date of purchase, the number of shares of Reckson common stock purchased and the price paid by Mr. Maturo during the past two years.

Date	Number of Shares Purchased	Price Per Share
September 9, 2004	20,000	$12.041
November 24, 2004	20,000	$12.041
May 24, 2005	20,000	$12.041
June 7, 2005	20,000	$12.041

        The table below sets forth date of purchase, the number of shares of Reckson common stock purchased and the price paid by Mr. Barnett during the past two years.

Date	Number of Shares Purchased	Price Per Share
November 22, 2004	10,000	$17.166
November 15, 2005	50,000	$27.041
November 15, 2005	10,000	$25.666
November 15, 2005	35,000	$21.875

STOCKHOLDER PROPOSALS

        Due to the contemplated completion of the merger, Reckson does not intend to hold a 2007 annual meeting of stockholders ("Reckson 2007 Annual Meeting"). If, however, the merger is not completed and the Reckson 2007 Annual Meeting is held, stockholder proposals intended to be presented at the meeting must be received by Reckson no later than December 10, 2006 in order to be included in the proxy statement and form of proxy relating to that meeting. In order to be included in the proxy statement, such proposals must comply with the requirements as to form and substance established by the SEC for such proposals. A stockholder who wishes to make a proposal at the Reckson 2007 Annual Meeting without submitting the proposal in the proxy statement and form of proxy relating to the meeting, must comply with the notice and other requirements set forth in Reckson's current bylaws. Pursuant to Reckson's bylaws, that notice must be submitted in writing and delivered to the Secretary of Reckson at the executive offices between November 26, 2006 and January 25, 2007.

LEGAL MATTERS

        The material United States federal income tax consequences of the merger as described in "Material United States Federal Income Tax Considerations—Material United States Federal Income Tax Consequences of the Merger" will be passed on by Wachtell, Lipton, Rosen & Katz. Certain United States federal income tax matters described in "Material United States Federal Income Tax Considerations—Material United States Federal Income Tax Considerations Applicable to Holders of SL Green Common Stock" will be passed on by Solomon and Weinberg LLP.

EXPERTS

        The consolidated financial statements of SL Green Realty Corp. appearing in SL Green Realty Corp.'s Current Report (Form 8-K) for the year ended December 31, 2005 (including the schedule appearing therein), and SL Green Realty Corp. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included in SL Green Realty Corp.'s Annual Report (Form 10-K), and the consolidated financial statements of Rock-Green Inc. appearing in SL Green Realty Corp.'s Annual Report (Form 10-K) for the year ended December 31, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The Statements of Revenues and Certain Expenses of both 609 Fifth Avenue and 521 Fifth Avenue, New York, New York, appearing in SL Green Realty Corp.'s Current Report (Form 8-K/A) dated June 30, 2006 have been audited by Berdon LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such Statements of Revenues and Certain Expenses are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Reckson Associates Realty Corp. appearing in Reckson Associates Realty Corp.'s Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein) and Reckson Associates Realty Corp. management's assessment of the effectiveness of internal controls over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        SL Green and Reckson each file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information SL Green and Reckson file at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. SL Green's and Reckson's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." You may inspect information that SL Green and Reckson file with the NYSE at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

        SL Green filed a registration statement on Form S-4 to register with the SEC any SL Green common stock to be issued to Reckson stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of SL Green in addition to being a proxy statement of Reckson for the special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

        The SEC allows SL Green and Reckson to "incorporate by reference" information into this proxy statement/prospectus, which means that SL Green and Reckson can disclose important information to you by referring you to another document filed separately with the SEC. This proxy statement/prospectus incorporates by reference the documents set forth below that SL Green and Reckson have previously filed with the SEC. These documents contain important information about SL Green and Reckson and their finances.

SL Green's SEC Filings
(File No. 1-13199)

  •
  Annual Report on Form 10-K filed on March 16, 2006

  •
  Quarterly Reports on Form 10-Q filed on May 10, 2006 and August 10, 2006

  •
  Current Report on Form 8-K, dated September 21, 2006

  •
  Current Report on Form 8-K, dated September 18, 2006

  •
  Current Report on Form 8-K/A, dated September 14, 2006

  •
  Current Report on Form 8-K, dated August 18, 2006

  •
  Current Report on Form 8-K, dated August 10, 2006

  •
  Current Report on Form 8-K, dated August 9, 2006

  •
  Current Report on Form 8-K, dated July 25, 2006

  •
  Current Report on Form 8-K, dated July 18, 2006

  •
  Current Report on Form 8-K, dated July 7, 2006

  •
  Current Report on Form 8-K, dated June 16, 2006

  •
  Current Report on Form 8-K, dated April 25, 2006

  •
  Current Report on Form 8-K, dated March 24, 2006

  •
  Current Report on Form 8-K, dated March 21, 2006

  •
  Current Report on Form 8-K, dated January 24, 2006

  •
  Definitive Proxy Statement on Schedule 14A, dated April 17, 2006

  •
  Registration Statement on Form 8-A (No. 1-10899), including any subsequently filed amendments and reports filed for the purpose of updating such description

Reckson's SEC Filings
(File No. 1-13762)

  •
  Annual Report on Form 10-K, filed on March 10, 2006

  •
  Quarterly Reports on Form 10-Q, filed on May 9, 2006 and August 9, 2006

  •
  Current Report on Form 8-K, dated October 5, 2006

  •
  Current Report on Form 8-K, dated October 5, 2006

  •
  Current Report on Form 8-K, dated August 4, 2006

  •
  Current Report on Form 8-K, dated June 13, 2006

  •
  Current Report on Form 8-K, dated May 4, 2006

  •
  Current Report on Form 8-K, dated April 7, 2006

  •
  Current Report on Form 8-K, dated March 31, 2006

  •
  Current Report on Form 8-K, dated March 2, 2006

  •
  Current Report on Form 8-K, dated February 21, 2006 as amended on March 1, 2006

  •
  Definitive Proxy Statement on Schedule 14A, dated April 10, 2006

  •
  Registration Statement on Form 8-A (No. 1-13762), including any subsequently filed amendments and reports filed for the purpose of updating such description

        SL Green and Reckson are also incorporating by reference additional documents that SL Green or Reckson may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of the special meeting.

        The information incorporated by reference is deemed to be part of this proxy statement/prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus will be deemed modified, superseded or replaced for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this proxy statement/prospectus modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced will not be deemed, except as so modified, superseded or replaced, to constitute a part of this proxy statement/prospectus.

        SL Green has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to SL Green, and Reckson has supplied all such information relating to Reckson.

        If you are a stockholder, SL Green or Reckson may have sent you some of the documents incorporated by reference, but you can obtain any of them through SL Green or Reckson or the SEC. Documents incorporated by reference are available from SL Green and Reckson without charge, excluding all exhibits unless SL Green and Reckson have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

SL Green Realty Corp. 420 Lexington Avenue New York, New York 10170 Attn: Andrew S. Levine Corporate Secretary Telephone: (212) 594-2700	Reckson Associates Realty Corp. 625 Reckson Plaza Uniondale, New York 11556 Attn: Jason M. Barnett, Corporate Secretary Telephone: (516) 506-6000

        If you would like to request documents from SL Green or Reckson, please do so by November 15, 2006 to receive them before the special meeting.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the Reckson proposal to approve the merger and the other transactions contemplated by the merger agreement. Reckson has not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated October 17, 2006. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than October 17, 2006, and neither the mailing of the proxy statement/prospectus to stockholders nor the issuance of SL Green common stock in the merger shall create any implication to the contrary.

INDEX TO UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-1
Unaudited Pro Forma Condensed Consolidated Balance Sheet (Unaudited) as of June 30, 2006	F-4
Unaudited Pro Forma Condensed Consolidated Income Statement (Unaudited) for the six months ended June 30, 2006	F-5
Unaudited Pro Forma Condensed Consolidated Income Statement (Unaudited) for the year ended December 31, 2005	F-6
Notes to Pro Forma Financial Information	F-7

        On August 3, 2006, SL Green Realty Corp. ("SL Green") and Reckson Associates Realty Corp. ("Reckson" and, together with SL Green, the "Companies") entered into a definitive merger agreement.

        Under the terms of the merger agreement, SL Green will acquire all of the outstanding shares of common stock of Reckson. Upon consummation of the merger, each outstanding share of common stock of Reckson will be converted into the right to receive $31.68 in cash, an amount in cash equal to an adjusted prorated dividend and 0.10387 of a share of SL Green common stock without interest and less any required tax withholding, for total merger consideration of $43.31 per share of Reckson common stock, based on the closing price per share of SL Green's common stock of $112.00 on August 2, 2006. Because the exchange ratio is fixed at 0.10387 of a share of SL Green common stock for each share of Reckson common stock, the value of the stock component of the merger consideration will fluctuate with the market price per share of SL Green common stock prior to the closing of the merger.

        The historical consolidated financial statements of SL Green and Reckson are contained in each of the Companies respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other information on file with the Securities and Exchange Commission and incorporated by reference into this document. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with, and are qualified in their entirety by, the notes thereto and the historical consolidated financial statements of both Companies, including the respective notes thereto, which are incorporated by reference in this document.

        The accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 2006 has been prepared to reflect the effect of the merger and the simultaneous sale of approximately $2.1 billion of assets to New Venture MRE LLC, a joint venture among certain senior management members of Reckson and Marathon Asset Management, LLC (the "Asset Purchasing Venture"), as if such transactions had occurred on June 30, 2006. The accompanying unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 2006 and the year ended December 31, 2005 have been prepared to reflect the effect of the merger, and the simultaneous sale of approximately $2.1 billion of assets to the Asset Purchasing Venture, as if such transaction had occurred on January 1, 2005.

        In the opinion of management, the pro forma condensed consolidated financial information provides for all significant adjustments necessary to reflect the effects of the above transaction. The pro forma adjustments and the purchase price allocation, as presented, are based on estimates and certain information that is currently available to SL Green's management.

        The pro forma information is unaudited and is not necessarily indicative of the consolidated results that would have occurred if the transaction and adjustments reflected therein had been consummated in the period or on the date presented, or on any particular date in the future, nor does it purport to represent the financial position, results of operations or cash flows for future periods.

        The unaudited pro forma condensed consolidated financial statements also give effect to SL Green's acquisition of 521 Fifth Avenue and 609 Fifth Avenue, the sales of 286 Madison Avenue, 290 Madison Avenue and the pending sale of 1140 Avenue of the Americas, as well as the July 2006 common stock offering of 2.5 million shares of SL Green common stock, but do not give effect to the results of operations of SL Green or Reckson subsequent to June 30, 2006.

        The transaction has a total value of approximately $6.0 billion, including Reckson's outstanding debt totaling approximately $2.2 billion, the assets to be sold to the Asset Purchasing Venture totaling approximately $2.1 billion and approximately $1.7 billion in equity value. SL Green has received financing commitments totaling up to $2.1 billion, which it may use to fund all or a portion of the total merger consideration.

        The purchase price is determined as follows (in millions, except per share data):

Outstanding Shares of Reckson Stock (including the assumed conversion of certain partnership units and stock options prior to the merger)	87.036

Cash consideration ($31.68 per share)(1)	$2,729.1
Common Stock consideration ($11.63 per share)	1,012.2
Estimated merger costs (see below)	212.8

Total consideration	3,954.1
Assumption of Recksons liabilities, including unsecured notes	2,159.0
Minority interest in consolidated debt	(136.0)

Total Purchase Price	$5,977.1

Total merger costs are estimated as follows:
Legal, accounting, and other fees and costs	$23.0
Financial advisory fees	36.0
Debt assumption fees, insurance, financing and other costs	78.1
Payment of LTIP and payments relating to non-cash compensation	19.5
Employee and executive termination, severance and other related costs	56.2

Total merger costs	$212.8

(1)
Gives effect to the approximately $28.2 million aggregate exercise price of outstanding options.

SL GREEN REALTY CORP.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2006
(UNAUDITED)
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	SL Green Realty Corp. Historical	Reckson Associates Historical	Reckson Associates Merger Adjustments	Asset Purchasing Venture Adjustments	SL Green Pro Forma Adjustments		SL Green Realty Corp. Pro Forma
ASSETS:
Real estate assets, net	$2,259,251	$3,005,529	$3,026,896	$(2,015,378)	$24,261	(A)	$6,300,559
Assets held for sale	170,173	68,795	(68,795)	—	(48,541)	(B)	121,632
Cash and cash equivalents	14,184	32,103	44,100	—	(80,845)	(C)	9,542
Restricted cash	61,663	—	2,374	—	—		64,037
Tenant and other receivables, net	27,115	12,804	23,661	—	—		63,580
Related party receivables	8,330	—	—	—	—		8,330
Deferred rents receivable, net	81,561	147,000	(147,000)	—	—		81,561
Structured finance investments	333,989	169,784	—	(36,284)	237,300	(D)	704,789
Investments in unconsolidated joint ventures	571,418	46,816	145,441	(32,500)	—	(E)	731,175
Deferred costs, net	73,747	81,308	(81,308)	—	20,100	(F)	93,847
Other assets	90,521	148,417	(123,387)	—	—		115,551

Total Assets	$3,691,952	$3,712,556	$2,821,982	$(2,084,162)	$152,275		$8,294,603

LIABILITIES AND STOCKHOLDERS' EQUITY:
Mortgage notes payable	$1,078,999	$464,110	$(41,300)	$(93,806)	$220,617	(G)	$1,628,620
Revolving credit facility	54,645	92,000	(92,000)	—	(54,645)	(C)	—
Term loans	525,000	—	—	—	854,499	(H)	1,379,499
Senior unsecured notes	—	1,254,932	—	—	—		1,254,932
Accrued interest payable	7,991	—	20,467	—	—		28,458
Accounts payable and accrued expenses	84,977	118,888	(35,820)	—	—		168,045
Deferred revenue/gain	49,045	70,349	(70,349)	—	24,261	(A)	73,306
Capitalized lease obligations	16,325	—	—	—	—		16,325
Deferred land lease payable	16,625	—	—	—	—		16,625
Dividend and distributions payable	31,725	36,582	—	—	—		68,307
Security deposits	30,075	—	11,194	—	—		41,269
Liabilities related to assets held for sale	95,379	63,839	(63,839)	—	—		95,379
Junior subordinate deferrable debentures held by trust	100,000	—	—	—	—		100,000

Total liabilities	2,090,786	2,100,700	(271,647)	(93,806)	1,044,732		4,870,765
Commitments and Contingencies
Minority interest in operating partnership	67,498	36,000	(36,000)	—	—	(I)	67,498
Minority interest in other partnerships	37,164	263,475	177,511	—	—	(J)	478,150
STOCKHOLDERS' EQUITY
Series C preferred stock, $0.01 par value, $25.00 liquidation preference, 6,300 issued and outstanding at June 30, 2006	151,981	—	—	—	—		151,981
Series D preferred stock, $0.01 par value, $25.00 liquidation preference, 4,000 issued and outstanding at June 30, 2006	96,321	—	—	—	—		96,321
Common stock, $0.01 par value, 100,000 shares authorized	432	832	(832)	—	115	(K)	547
Additional paid—in capital	991,241	1,314,853	(1,314,853)	—	1,281,112	(K)	2,272,353
Treasury stock	—	(68,492)	68,492	—	—	(K)	—
Accumulated other comprehensive income	20,009	2,186	(2,186)	—	—	(K)	20,009
Retained earnings	236,520	63,002	(63,002)	—	100,459	(B)	336,979

Total stockholders' equity	1,496,504	1,312,381	(1,312,381)	—	1,381,686		2,878,190

Total liabilities and stockholders' equity	$3,691,952	$3,712,556	$(1,442,517)	$(93,806)	$2,426,418		$8,294,603

The accompanying notes are an integral part of these pro forma financial statements.

SL GREEN REALTY CORP.
PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2006
(UNAUDITED)
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

SL Green Realty Corp. Historical	521 and 609 Fifth Avenue Acquisitions	Reckson Associates Historical	Reckson Associates Merger Adjustments	SL Green Pro Forma Adjustments	SL Green Realty Corp. Pro Forma
(L)	(M)
REVENUES:
Rental revenue, net	$170,671	$11,028	244,660	$(96,229)	$7,785	(N)	$337,915
Escalation and reimbursement revenues	31,281	1,322	38,303	(11,458)	—	59,448
Preferred equity and investment income	30,784	—	11,001	(414)	7,453	(O)	48,824
Other income	21,375	—	14,406	(14,306)	—	21,475

Total revenues	254,111	12,350	308,370	(122,407)	15,238	467,662

EXPENSES:
Operating expenses	58,738	2,003	63,550	(27,452)	—	96,839
Real estate taxes	37,513	1,852	48,404	(20,829)	—	66,940
Ground rent	9,842	—	5,255	(160)	—	14,937
Interest	41,751	7,759	55,205	809	27,843	(P)	133,367
Amortization of deferred financing costs	1,956	—	2,139	(2,139)	2,185	(Q)	4,141
Depreciation and amortization	34,204	3,133	68,883	(29,502)	15,543	(R)	92,261
Marketing, general and administrative	26,243	—	24,812	(S)	(14,243)	(S)	—	36,812

Total expenses	210,247	14,747	268,248	(93,516)	45,571	445,297

Income (loss) from continuing operations before equity in net income of unconsolidated joint ventures, minority interest and discontinued operations	43,864	(2,397)	40,122	(28,891)	(30,333)	22,365
Equity in net income of unconsolidated joint ventures	20,564	—	2,211	(1,865)	(186)	20,724
Equity in net gain on sale of interest in unconsolidated joint venture/gain on sale of real estate	—	—	35,393	(35,393)	—	—

Income (loss) from continuing operations before minority interest and discontinued operations	64,428	(2,397)	77,726	(66,149)	(30,519)	43,089
Minority interest in other partnerships	(1,966)	—	(7,946)	3,178	(837)	(7,571)
Minority interest in operating partnership	(2,633)	96	(2,242)	2,242	1,515	(T)	(1,022)

Income (loss) from continuing operations	59,829	(2,301)	67,538	(60,729)	(29,841)	34,496
Income from discontinued operations, net of minority interest	2,901	—	819	(819)	—	2,901
Gain on sale of discontinued operations, net of minority interest	—	—	9,286	(9,286)	—	—

Net income (loss)	62,730	(2,301)	77,643	(70,834)	(29,841)	37,397
Preferred stock dividends	(9,938)	—	—	—	—	(9,938)

Net income (loss) available to common shareholders	$52,792	$(2,301)	$77,643	$(70,834)	$(29,841)	$27,459

BASIC EARNINGS PER SHARE:(U)
Net income from continuing operations	$1.16	$0.45
Income from discontinued operations	0.07	0.05

Net income	$1.23	$0.50

DILUTED EARNINGS PER SHARE:(U)
Net income from continuing operations	$1.12	$0.44
Income from discontinued operations	0.07	0.05

Net income	$1.19	$0.49

Dividends per common share	$1.20	$1.20

Basic weighted average common shares outstanding	43,026	54,561

Diluted weighted average common shares and common share equivalents outstanding	46,775	58,310

The accompanying notes are an integral part of these pro forma financial statements.

SL GREEN REALTY CORP.
PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2005
(UNAUDITED)
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	SL Green Realty Corp. Historical	521 and 609 Fifth Avenue Acquisitions	Reckson Associates Historical		Reckson Associates Merger Adjustments		SL Green Pro Forma Adjustments		SL Green Realty Corp. Pro Forma
		(L)			(M)
REVENUES:
Rental revenue	$285,317	$32,546	468,034		$(198,946)		$15,570	(N)	$602,521
Escalation and reimbursement revenues	55,740	4,562	78,114		(20,920)		—		117,496
Preferred equity and investment income	44,989	—	14,118		7,055		12,197	(O)	78,359
Other income	38,143	2	11,787		(9,241)		—		40,691

Total revenues	424,189	37,110	572,053		(222,052)		27,767		839,067

EXPENSES:
Operating expenses	99,465	6,863	121,737		(48,310)		—		179,755
Real estate taxes	58,036	5,966	87,752		(33,951)		—		117,803
Ground rent	19,250	—	9,552		(6,818)		—		21,984
Interest	77,353	21,800	110,891		(18,333)		55,579	(P)	247,290
Amortization of deferred financing costs	4,461	—	4,166		(4,166)		4,370	(Q)	8,831
Depreciation and amortization	58,649	9,278	126,662		(47,899)		31,087	(R)	177,777
Marketing, general and administrative	44,215	—	55,972	(S)	(37,182	)(S)	—		63,005

Total expenses	361,429	43,907	516,732		(196,659)		91,036		816,445

Income (loss) from continuing operations before equity in net income from unconsolidated joint ventures, gain on sale, minority interest and discontinued operations	62,760	(6,797)	55,321		(25,393)		(63,269)		22,622
Equity in net income of unconsolidated joint ventures	49,349	—	1,371		(1,039)		(372)		49,309
Equity in net gain on sale of interest in unconsolidated joint venture/gain on sale of real estate	11,550	—	92,130		(92,130)		—		11,550

Income (loss) from continuing operations before minority interest and discontinued operations	123,659	(6,797)	148,822		(118,562)		(63,641)		83,481
Minority interest in other partnerships	(809)	—	(15,749)		7,301		(1,674)		(10,931)
Minority interest in operating partnership	(5,811)	304	(4,264)		4,264		3,149	(T)	(2,358)

Income (loss) from continuing operations	117,039	(6,493)	128,809		(106,997)		(62,166)		70,192
Income from discontinued operations, net of minority interest	6,505	—	7,373		(7,373)		—		6,505
Gain on sale of discontinued operations, net of minority interest	33,875	—	61,459		(61,459)		—		33,875

Net (loss) income	157,419	(6,493)	197,641		(175,829)		(62,166)		110,572
Preferred stock dividends	(19,875)	—	—		—		—		(19,875)

Net income (loss) available to common shareholders	$137,544	$(6,493)	$197,641		$(175,829)		$(62,166)		$90,697

BASIC EARNINGS PER SHARE:(U)
Net income from continuing operations	$2.04								$0.72
Income from discontinued operations	0.16								0.12
Gain on sale of discontinued operations	0.81								0.64
Gain on sale of joint venture property	0.28								0.22

Net income	$3.29								$1.70

DILUTED EARNINGS PER SHARE:(U)
Net income from continuing operations	$2.01								$0.71
Income from discontinued operations	0.15								0.12
Gain on sale of discontinued operations	0.79								0.64
Gain on sale of joint venture property	0.25								0.20

Net income	$3.20								$1.67

Dividends per common share	$2.22								$2.22

Basic weighted average common shares outstanding	41,793								53,328

Diluted weighted average common shares and common share equivalents outstanding	45,504								57,039

The accompanying notes are an integral part of these pro forma financial statements.

SL Green Realty Corp.
Notes To Unaudited Pro Forma
Condensed Consolidated Financial Statements

(Amounts in thousands)

(A)
Reflects the purchase price allocation, which may differ from the actual purchase price allocation upon realization of any accrued costs and final fair value determination of certain intangible assets and liabilities. The aggregate purchase price of approximately $4.0 billion has been allocated to the tangible and intangible assets and liabilities. Real estate includes intangible assets for the value attributable to above and below market leases, and in-place-leases. Minority interest in consolidated joint ventures relates to an asset that is being consolidated under EITF 04-5. The purchase price has been allocated as follows:

Value to be allocated to assets, based upon merger consideration	$5,977,187
Less: value of Reckson's non-real estate assets acquired
Structured finance investments	(133,500)
Investments in unconsolidated joint ventures	(159,757)
Other assets	(140,072)
Real estate and other assets sold to the Asset Purchasing Venture	(2,084,162)

Subtotal	3,459,696
Add: Minority interest in consolidated joint ventures	557,351

Fair value of acquired consolidated Reckson real estate, net	$4,017,047

Purchase price allocation
Land	$787,629
Building and improvements	3,150,518
Development in progress	78,900

Fair value of acquired consolidated Reckson real estate, net	$4,017,047

(B)
Represents the elimination of assets held for sale by Reckson ($68,795) as well as assets sold or are under contract to be sold by SL Green ($48,541) subsequent to June 30, 2006. These assets sales are expected to generate gains on sale of approximately $100,459.

(C)
Represents cash primarily expected to be generated by asset sales ($44,100) by Reckson prior to closing of the merger as well as SL Green asset sales ($149,000) and net proceeds from SL Green's July 2006 common stock offering ($269,000). Proceeds from the July 2006 offering were used to repay SL Green's revolving credit facility and will fund future acquisitions which may include the merger, depending on the timing of additional investments.

(D)
Represents structured finance investments being retained by the Asset Purchasing Venture ($36,284) as well as new loans SL Green will be making, directly or through one of its affiliates, to the Asset Purchasing Venture ($237,300). The Company expects to sell a senior participation in one of the loans.

(E)
Represents the value of the joint venture investments being acquired by SL Green, reduced by an investment being sold to the Asset Purchasing Venture ($32,500).

(F)
Represents the elimination of Reckson's historical deferred costs ($81,308) and the new financing costs incurred by SL Green in connection with the committed financing ($20,100).

(G)
Represents debt retained by the Asset Purchasing Venture as well as the expected repayment of a mortgage that matures in October 2006 and the defeasance of a mortgage that matures in August 2009. In addition, SL Green has $298,000 of mortgage financing committed by a lender.

(H)
Represents the amount SL Green expects to draw under a newly committed term facility. A lender has committed to fund this new term loan in an amount up to $1,500,000.

(I)
Represents the elimination of Reckson's historical minority interest ($36,000).

(J)
Represents an adjustment to the assets and liabilities to reflect the portion of the consolidated joint ventures not owned by SL Green.

(K)
Represents the elimination of Reckson's historical stockholders' equity and the issuance of shares of SL Green common stock in connection with the merger. Together with the minority interest component, SL Green will be issuing approximately $1,012,227 of common stock in connection with the merger. The balance of the adjustments in these accounts represent the net proceeds received ($269,000) in connection with the July 2006 offering of 2,500 shares of SL Green common stock.

  The calculation for the issuance of SL Green's common stock is as follows:

Outstanding shares of Reckson stock	87,036
Fixed conversion ratio	0.10387

Number of SL Green shares of common stock to be issued	9,040.3
Stock price on date of merger announcement	112.00

Value of common stock to be issued	$1,012,227

(L)
Represents the pro forma effects of the investment in 609 Fifth Avenue in June 2006 and the acquisition of 521 Fifth Avenue in March 2006 as filed under 8-K/A dated September 14, 2006.

(M)
Represents historical results of operations for the $2,084,162 of assets being sold to the Asset Purchasing Venture. The Reckson merger adjustments also include the following adjustments:

	6/30/06	12/31/05
Elimination of historic straight-line rent and in-place lease amortization	(11,690)	(39,578)
Add straight-line adjustment and in-place lease amortization assuming the real estate had been acquired on January 1, 2005	17,588	37,827
Elimination of investment income due to sale of investments to Rechler JV	(414)	—
Assumption that acquired structured finance investments were outstanding for entire year during 2005	—	7,055
Depreciation expense based on purchase price allocated to building assuming a 40 year useful life.	(39,381)	(78,763)
(N)
Represents the adjustment to rental revenue for the amortization of above, below and in-place market rents over the remaining lease terms ranging from one month to 14 years.

(O)
Represents investment income expected to be earned on $237,300 of new structured finance investments.

(P)
Represents increase to interest expense due to the new debt committed to finance the acquisition at current interest rates.

	6/30/06	12/31/05
Assumed borrowing under committed $1.5 billion term facility	$854,500	$854,500
Average interest rate (LIBOR plus spread)	6.60%	6.60%

Interest expense	$28,178	$56,356

Assumed borrowings under new mortgage loans	$298,000	$298,000
Average interest rate (LIBOR plus spread)	6.38%	6.38%

Interest expense	$9,512	$19,024

Land under development	$78,900	$78,900
Average interest rate (LIBOR plus spread)	6.30%	6.30%

Interest expense capitalized	$(2,483)	$(4,967)

Total interest expense adjustment	$35,207	$70,413

  In addition the amortization of the above market rate loans and the interest expense on the mortgage assumed to be defeased (Note G) resulted in a reduction of interest expense of $7,364 and $14,834 for the six months ended June 30, 2006 and the year ended December 31, 2005.

  If market rates of interest on the variable debt changed by 1/8 of 1% variance, then the increase or decrease on the variable debt would be approximately $500 and $1,100 for the six months ended June 30, 2006 and the year ended December 31, 2005, respectively.

(Q)
Represents amortization of deferred financing costs over an average term to maturity of the related debt of approximately 4.6 years.

(R)
Represents depreciation adjustment relating to real estate assets acquired from Reckson.

(S)
Represents the general and administrative costs related to senior management and other personnel who may be employed by the Asset Purchasing Venture. Historical amounts for the six months ended June 30, 2006 and the year ended December 31, 2005 include $5,900 and $23,500, respectively, related to the special out-performance pool of Reckson's March 2003 long-term incentive compensation plan which is anticipated to be paid.

(T)
Represents the elimination of Reckson's minority interest and an adjustment to SL Green's minority interest due to a lower weighted average minority interest resulting from additional common stock SL Green anticipates issuing in connection with the merger.

(U)
Represents the number of shares assumed to be issued in connection with the merger (9,040,300 shares) as well as the July 2006 common stock offering (2,500,000 shares). The decrease in earnings per share relates primarily to the additional depreciation from the acquired assets.

Annex A

AGREEMENT AND PLAN OF MERGER

Dated as of August 3, 2006

By and Among

SL GREEN REALTY CORP.

WYOMING ACQUISITION CORP.,

WYOMING ACQUISITION GP LLC,

WYOMING ACQUISITION PARTNERSHIP LP,

RECKSON ASSOCIATES REALTY CORP.

and

RECKSON OPERATING PARTNERSHIP, L.P.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER, dated as of August 3, 2006 (this "Agreement"), by and among SL Green Realty Corp., a Maryland corporation ("Parent"), Wyoming Acquisition Corp., a Maryland corporation ("Purchaser"), Wyoming Acquisition GP LLC, a Delaware limited liability company ("Wyoming Acquisition GP"), Wyoming Acquisition Partnership LP, a Delaware limited partnership ("Wyoming Acquisition LP", and together with Parent, Purchaser and Wyoming Acquisition GP, the "Purchaser Parties"), Reckson Associates Realty Corp., a Maryland corporation ("Reckson"), and Reckson's operating partnership Reckson Operating Partnership., L.P., a Delaware limited partnership (the "Operating Partnership").

RECITALS

        A.    It is proposed that Reckson shall merge with and into Purchaser (the "Merger") with the Purchaser surviving, pursuant to which each of the issued and outstanding common shares of Reckson, par value $0.01 per share (the "Reckson Common Shares"), shall be converted into the right to receive the Merger Consideration (as defined herein) upon the terms and subject to the conditions provided herein.

        B.    It is proposed that Wyoming Acquisition LP shall merge with and into the Operating Partnership (the "Partnership Merger" and, together with the Merger, the "Mergers"), with the Operating Partnership surviving on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the "DRULPA"), pursuant to which, on the terms and subject to the conditions provided herein, each Class A common unit of limited partnership interest in the Operating Partnership and each Class C common unit of limited partnership interest in the Operating Partnership (together "Common LP Units") shall be converted into the right to receive the Partnership Merger Consideration (as defined herein) and each Series D Preferred Unit of limited partnership interest in the Operating Partnership (the "Preferred LP Units" and together with the Common LP Units, and the LTIP OP Units, the "LP Units") shall remain outstanding in accordance with its terms.

        C.    A committee of independent directors of the Board of Directors of Reckson (the "Reckson Committee") has received the opinion (the "Fairness Opinion") of Goldman Sachs & Co. (the "Reckson Financial Advisors").

        D.    Each of the Reckson Committee and the Reckson Board of Directors (the "Reckson Board of Directors") has determined that this Agreement, the Merger, and the other transactions contemplated hereby, taken together, are fair to, advisable and in the best interests of Reckson and the holders of Reckson Common Shares (the "Reckson Common Shareholders").

        E.    Reckson, as the general partner of the Operating Partnership, has determined that this Agreement, the Partnership Merger, and the other transactions contemplated hereby, taken together, are fair to, advisable and in the best interests of the Operating Partnership, the holders of the Common LP Units (the "Operating Partnership Common Unitholders") and the holders of the Preferred LP Units (the "Operating Partnership Preferred Unitholders" and, together with the Operating Partnership Common Unitholders, the "Operating Partnership Unitholders").

        F.     Parent, Purchaser, and Wyoming Acquisition GP in its capacity as general partner of Wyoming Acquisition LP, each have approved this Agreement, the Merger and the Partnership Merger, as applicable, and the other transactions contemplated hereby.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, and intending to be legally bound hereby, Reckson, the Operating Partnership, and the Purchaser Parties hereby agree as follows:

ARTICLE I
MERGER

        Section 1.1.    The Mergers.    (a) Upon the terms and subject to the conditions of this Agreement and in accordance with Subtitle 1 of Title 3 of the MGCL (as defined herein), at the Effective Time, Reckson shall merge with and into Purchaser. Following the Merger, the separate corporate existence of Reckson shall cease and the Purchaser shall continue as the surviving entity (the "Surviving Company") in accordance with the MGCL. The Merger shall have the effects set forth in Section 3-114 of the MGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges and powers of Reckson and Purchaser will vest in the Surviving Company, and all of the debts, Liabilities and duties of Reckson and Purchaser will become the debts, Liabilities and duties of the Surviving Company.

        (b)   Upon the terms and subject to the conditions set forth in this Agreement, at the Partnership Merger Effective Time (as defined herein), Wyoming Acquisition LP shall be merged with and into the Operating Partnership in accordance with the DRULPA, and the separate existence of Wyoming Acquisition LP shall cease and the Operating Partnership shall continue as the surviving partnership (the "Surviving Partnership"), with the Surviving Company remaining as the general partner of the Surviving Partnership. The Partnership Merger shall have the effects set forth in Section 17-211 of DRULPA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges and powers of the Operating Partnership and Wyoming Acquisition LP will vest in the Surviving Partnership, and all of the debts, Liabilities and duties of the Operating Partnership and Wyoming Acquisition LP will become the debts, Liabilities and duties of the Surviving Partnership. The Operating Partnership Agreement of the Operating Partnership shall be the operating partnership agreement of the Surviving Partnership, until thereafter amended in accordance with applicable law and the terms thereof.

        Section 1.2.    Closing.    The closing of the Mergers (the "Closing") will take place at 10:00 a.m., local time, as promptly as practicable but in no event earlier than the later to occur of (a) January 2, 2007 or (b) the third (3rd) Business Day after the satisfaction or waiver of all of the conditions (other than those conditions that by their nature are to be satisfied by actions taken at Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the "Closing Date"), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another date or place is agreed to in writing by the parties.

        Section 1.3.    Effective Times.    (a) Subject to the provisions of this Agreement, as soon as reasonably practicable on the Closing Date, the parties shall file with the State Department of Assessments and Taxation of Maryland (the "Maryland Department") the articles of merger or other appropriate documents (the "Articles of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of the MGCL and make all other filings, recordings or publications required under the MGCL in connection with the Merger. The Merger shall become effective at the time of the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the Maryland Department in accordance with the MGCL, or at such other time as the parties shall agree as specified in such filings in accordance with applicable Law (the "Effective Time").

        (b)   Subject to the provisions of this Agreement, as soon as reasonably practicable on the Closing Date, the parties shall file with the Delaware Secretary of State the certificate of merger or other appropriate documents (the "Partnership Certificate of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of DRULPA and make all other filings, recordings or publications required under DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at the time of the filing of the Partnership Certificate of Merger with, and acceptance for record of such Partnership Certificate of Merger by, the Delaware Secretary of State in accordance with DRULPA, or at such other time as the parties shall agree as specified in such filings in accordance with applicable Law (the "Partnership Merger Effective Time"), it being understood that the parties shall cause the Partnership Merger Effective Time to occur on the Closing Date prior to the Effective Time.

        Section 1.4.    Merger Consideration.    (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, Reckson or the Reckson Common Shareholders, each Reckson Common Share issued and outstanding immediately prior to the Effective Time that is owned by any wholly-owned Subsidiary (as defined herein) of Reckson, Parent or any Subsidiary of Parent (other than, in each case, shares in trust accounts, managed accounts, custodial accounts and the like that are beneficially owned by third parties) shall automatically be cancelled and retired and cease to exist, and no payment shall be made with respect thereto.

        (b)   At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Purchaser, Reckson or the Reckson Common Shareholders, each Reckson Common Share issued and outstanding immediately prior to the Effective Time, other than Reckson Common Shares that are cancelled pursuant to Section 1.4(a), automatically shall be converted into the right to receive (i) an amount in cash equal to the sum of (A) $31.68 per share and (B) an amount in cash equal to the Prorated Dividend (such sum being referred to as the "Cash Consideration") and (ii) 0.10387 (the "Exchange Ratio") of a share of the common stock, par value $0.01 per share, of Parent (the "Parent Common Stock"), subject to adjustment as provided in Section 1.4(d) (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"). All such Reckson Common Shares, when so converted, shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a Common Share Certificate (as defined herein) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon the surrender of such Common Share Certificates in accordance with Section 2.1, without interest, together with the right, if any, to receive pursuant to Section 2.1(l) cash in lieu of fractional shares of Parent Common Stock into which such Reckson Common Shares have been converted pursuant to this Section 1.4(b) and the amounts, if any, payable pursuant to Section 2.1(b)(iv), Section 1.10 and Section 1.11.

        (c)   At the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser, Reckson or the Reckson Common Shareholders, each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time shall automatically be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Company.

        (d)   If prior to the Effective Time, Reckson should split, combine or otherwise reclassify the Reckson Common Shares, or make a distribution in Reckson Common Shares, or otherwise change the Reckson Common Shares into any other securities, or make or pay any other dividend or distribution (other than the dividends expressly permitted pursuant to Section 4.1(b) and other than pursuant to Section 1.10 or Section 1.11) in respect of the Reckson Common Shares, then (without limiting any other rights of Parent or Purchaser hereunder), the Merger Consideration shall be ratably adjusted. If prior to the Effective Time Parent should split, combine or otherwise reclassify the Parent Common Stock, or make a distribution in Parent Common Stock, or otherwise change the Parent Common Stock into other securities, or make or pay any other dividend or distribution (other than dividends expressly permitted pursuant to Section 4.2(b)), the Exchange Ratio shall be ratably adjusted. In the event that either Reckson or Parent shall declare or pay any dividend or distribution, other than the regular quarterly cash dividends otherwise permitted hereunder and other than pursuant to Section 1.10 or

Section 1.11, including for the purpose of maintaining its status as a REIT or of eliminating any U.S. federal income or excise Taxes otherwise payable, the Cash Consideration shall be adjusted as described below. In the event of such a dividend or distribution by Reckson, the Cash Consideration per share shall be reduced by the per share amount of such dividend or distribution. In the event of such a dividend or distribution by Parent, the Cash Consideration per share shall be increased by the product of the Exchange Ratio and the amount of such dividend or distribution.

        Section 1.5.    Partnership Merger Consideration.    (a) Immediately prior to the Partnership Merger Effective Time, each outstanding LTIP OP Unit shall vest in full.

        (b)   At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Wyoming Acquisition GP, Wyoming Acquisition LP, Reckson, the Operating Partnership or the Operating Partnership Unitholders, each Common LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time (including each Common LP Unit owned by Reckson) and each LTIP OP Unit (including those units vested pursuant to Section 1.5(a)) automatically shall be converted into the right to receive the applicable amount of Merger Consideration (the "Partnership Merger Consideration"), in respect of the number of Reckson Common Shares issuable upon exchange of each such Common LP Unit and LTIP OP Unit in accordance with the Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Operating Partnership Agreement") as if such Common LP Units and LTIP OP Units were converted or exchanged for an equal number of Reckson Common Shares immediately prior to the Partnership Merger Effective Time, in each case, together with the amounts payable in respect of fractional shares in accordance with Section 2.1(l) and dividends and distributions in accordance with Section 2.1(c)(iv), Section 1.10 and Section 1.11.

        (c)   At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Wyoming Acquisition GP, Wyoming Acquisition LP, Reckson, the Operating Partnership or the Operating Partnership Unitholders, each Preferred LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall remain outstanding in accordance with its terms. In the event that immediately prior to the Effective Time, there are no Preferred LP Units issued and outstanding, the parties shall cooperate to issue a new class of preferred limited partnership interests in the Operating Partnership to Parent or its designee on mutually acceptable terms immediately prior to the Effective Time in order to maintain the status of the Operating Partnership as a partnership under applicable Delaware law.

        (d)   At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Wyoming Acquisition GP, Wyoming Acquisition LP, Reckson, the Operating Partnership or the Operating Partnership Unitholders, the general partnership interest of the Operating Partnership shall remain outstanding and constitute the only outstanding general partnership interest in the Surviving Partnership.

        Section 1.6.    Organizational Documents.    (a) At the Effective Time, (i) the charter of the Surviving Company shall be amended in its entirety to read as the charter of Purchaser, as in effect immediately before the Effective Time, except that at the Effective Time, Article I thereof shall be amended to read as follows: "The name of the Corporation is Reckson Associates Realty Corp." and (ii) the bylaws of the Surviving Company shall be amended in their entirety to read as the bylaws of Purchaser, as in effect immediately before the Effective Time. Such charter and bylaws shall not be inconsistent with Section 5.9.

        (b)   Following the Partnership Merger Effective Time, the certificate of limited partnership of the Operating Partnership shall continue to be the certificate of limited partnership of the Surviving Partnership until further amended in accordance with DRULPA.

        Section 1.7.    Directors and Officers of the Surviving Company.    The directors of Purchaser immediately prior to the Effective Time shall be elected as the initial directors of the Surviving Company, each to hold office in accordance with the charter and bylaws of the Surviving Company. The officers of Purchaser immediately prior to the Effective Time shall be elected as the initial officers of the Surviving Company, each to hold office in accordance with the charter and bylaws of the Surviving Company.

        Section 1.8.    Reckson Common Share Options, Restricted Stock Awards and Restricted Stock Unit Awards.    (a) At least 30 days prior to the Effective Time, Reckson shall permit the holders of the then-outstanding options granted under the Reckson Amended and Restated 1995 Stock Option Plan, the Reckson 1996 Employee Stock Option Plan, the Reckson Amended and Restated 1997 Stock Option Plan, the Reckson 1998 Stock Option Plan, the Reckson Amended and Restated 2002 Stock Option Plan and the Reckson 2005 Stock Option Plan (collectively, the "Reckson Option Plans"), whether or not such options are then vested or exercisable, to exercise such options to the extent determined by the holders. At the Effective Time, each outstanding option under the Reckson Plans (collectively, the "Reckson Options"), whether or not then vested or exercisable, shall be cancelled and of no further force and effect and the holder of any such Reckson Option shall be paid or receive promptly following the Closing Date, in the combination of cash and Parent Common Stock contemplated by the Merger Consideration (without any reduction pursuant to Section 1.10 or Section 1.11), an amount equal to the product of (i) the number of Reckson Common Shares such holder could have purchased under such Reckson Option (assuming full vesting) had such holder exercised such Reckson Option in full immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration (without any reduction pursuant to Section 1.10 or Section 1.11) over the exercise price per share or unit of such Reckson Option, less any applicable withholding Tax (as defined herein); provided, that the aggregate exercise price of a holder's Reckson Options and any applicable withholding Tax payable in connection with the payment and cancellation of such Reckson Options (the "Option Cost") shall first be applied to reduce the Cash Consideration component of the Merger Consideration otherwise payable to such holder and, to the extent the holder's Option Cost exceeds the aggregate Cash Consideration component of the Merger Consideration otherwise payable to such holder, the excess of the Option Cost over the aggregate Cash Consideration payable to such holder shall be applied to reduce the Stock Consideration component of the Merger Consideration otherwise payable to such holder based on the weighted average of the per share closing prices of Parent Common Stock on the New York Stock Exchange Composite Transaction Reporting System during the ten consecutive trading days ending two days prior to the Effective Time.

        (b)   In connection with the Merger, effective immediately prior to the Effective Time, any restrictions with respect to outstanding restricted Reckson Common Shares (and any accrued dividends thereon) awarded under the Reckson Option Plans shall terminate or lapse. Effective as of the Effective Time, such Reckson Common Shares and any accrued stock dividends thereon shall be automatically converted into the right to receive the Merger Consideration on the terms and conditions set forth in Section 1.4(b), including any amounts payable pursuant to Section 1.10 or Section 1.11. The Company will pay all cash dividends accrued on such Reckson Common Shares to the holders thereof at the Effective Time.

        (c)   At the Effective Time, each restricted stock unit or other similar equity based award (other than Reckson Options), and any accrued dividends thereon, issued under the Reckson Option Plans (collectively, the "Reckson RSUs"), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall cease to represent a right or award with respect to Reckson Common Shares and shall be cancelled and of no further force and effect and the holder of any such Reckson RSU shall be paid on the Closing Date an aggregate amount of cash and Parent Common Stock as the holder would have been entitled to receive had such Reckson RSU (and any accrued stock dividends thereon) been vested in full and had been settled in full immediately before the Effective Time, including any distributions payable pursuant to Section 1.10 and Section 1.11, to the maximum extent then permitted under the terms thereof. The Company will pay all cash dividends accrued on such Reckson RSUs to the holders thereof at the Effective Time.

        (d)   Prior to the Closing Date, Reckson and each of its Subsidiaries shall take all actions necessary to facilitate the implementation of the provisions contained in this Section 1.8. Reckson covenants and agrees that it shall cause the Reckson Option Plans to terminate as of the Effective Time and all awards issued under such Reckson Option Plans shall be terminated and the provisions of any other plan, program, arrangement or agreement providing for the issuance or grant of any other interest in respect of equity interests of Reckson or any of its Subsidiaries shall be of no further force and effect and shall be deemed to be terminated as of the Effective Time and no holder of an Reckson Option, Reckson RSU or any participation in any Reckson Option Plans shall have any right thereunder to (i) acquire any securities of Reckson, the Surviving Company or any Subsidiary thereof or (ii) receive any payment or benefit with respect to any award previously granted under the Reckson Option Plans except as provided in this Section 1.8.

        Section 1.9.    Termination of DRIP.    Reckson shall terminate Reckson's Dividend Reinvestment and Share Purchase Plan (the "DRIP"), effective prior to the Effective Time, and ensure that no purchase or other rights under the DRIP enable the holder of such rights to acquire any interest in the Surviving Company, Parent or any Parent Subsidiary, including Wyoming Acquisition LP, as a result of such purchase or the exercise of such rights at or after the Effective Time.

        Section 1.10.    Direct Purchase of Assets.    Notwithstanding anything in this Agreement to the contrary, the Purchaser Parties may elect to purchase one or more of the Reckson Properties (the "Designated Properties") immediately prior to, and conditioned upon, the Effective Time at a purchase price to be determined by the Purchaser Parties either (A) for Parent Common Stock (a "Stock Acquisition") or (B) for cash pursuant to one or more separate agreements of sale of such Designated Properties that provide that the Purchaser Parties have the right to execute and assign to an exchange facilitator, qualified intermediary, exchange accommodation titleholder or similar entity their interest therein to facilitate a like-kind exchange of the Designated Properties in a transaction or transactions which are intended to qualify for treatment by the Purchaser Parties as a tax-deferred like-kind exchange pursuant to the provisions of Section 1031 of the Code (a "1031 Exchange"); provided, however, that (i) the aggregate of the cash purchase price for the Designated Properties pursuant to this Section 1.10 and the cash proceeds from the sale of the Deeded Properties (defined below) pursuant to Section 1.11 shall not exceed the aggregate of the Cash Consideration and the cash portion of the Partnership Merger Consideration, and (ii) the aggregate of the purchase price for the Designated Properties paid in Parent Common Stock pursuant to this Section 1.10 shall not exceed the aggregate of the Stock Consideration and the stock portion of the Partnership Merger Consideration. If the Purchaser Parties elect to acquire one or more Designated Properties prior to the Effective Time, Reckson and the applicable Reckson Subsidiary shall reasonably cooperate in effectuating the Stock Acquisition or 1031 Exchange of the Designated Properties and in implementing any such assignment and/or execution of any documentation, and Reckson or the applicable Reckson Subsidiary shall sell the Designated Properties directly to the Purchaser Parties (or their assignees) immediately prior to, and conditioned upon, the Effective Time; provided, however, that Reckson's and the applicable Reckson Subsidiary's obligation to take any actions required by this Section 1.10 shall be subject to the condition that all conditions to the Closing have been satisfied or waived (other than those conditions which may only be satisfied or waived at the Effective Time, but subject to the satisfaction or waiver of such conditions) and Parent irrevocably commits in writing to consummate the Closing on the date such actions are required; provided, further, that in no event shall Reckson or any Reckson Subsidiary be obligated to take any action pursuant to this Section 1.10 in violation of Law, that would cause a breach of any indenture or other contract or agreement, or that could reasonably be expected to cause Reckson to fail to qualify as a REIT. Parent shall notify Reckson of any such transfer and identify the related Designated Properties and transferee no later than five Business Days prior to the Effective Time. Any cash or Parent Common Stock received in connection with the sale of the Designated Properties shall be distributed by the Operating Partnership to its partners and by Reckson to its stockholders immediately prior to, and conditioned upon, the Effective Time. If any Designated Properties are acquired by the Purchaser Parties (or their assignees) for cash, on the one hand, or for Parent Common Stock, on the other hand, then the Cash Consideration and the cash portion of the Partnership Merger Consideration or the Stock Consideration and the stock portion of the Partnership Merger Consideration, as applicable, will be reduced ratably by the aggregate amount distributed by the Operating Partnership to its partners per unit and by Reckson to its stockholders per share in respect of such Designated Properties. Parent will prepare at its expense all documents and other instruments referred to in this Section 1.10, and Parent will pay all transfer Taxes, recording fees and other costs in connection with any transfer of Designated Properties. Parent agrees to indemnify and hold harmless Reckson and its Subsidiaries and their respective directors, officers, partners, members, employees, agents, and representatives from and against any and all Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, penalties and Taxes arising or resulting from, or suffered or incurred by any of them, in connection with any actions taken in connection with this Section 1.10 (which indemnification shall survive the Closing). Reckson shall be entitled to enforce the provisions of the foregoing sentence on behalf of each Person referred to therein that is not a party to this Agreement. Notwithstanding anything herein to the contrary, there shall be no reduction in the Merger Consideration or Partnership Merger Consideration to be paid to holders of any Reckson RSU, Reckson Option, restricted Reckson Common Share or LTIP OP Unit by virtue of this Section 1.10, except to the extent such holder actually receives a distribution pursuant to this Section 1.10. The right of Parent to utilize shares of Parent Common Stock pursuant to this Section 1.10 shall be subject to the ability of Parent to register such shares on the Form S-4 Registration Statement.

        Section 1.11.    Transfer of Reckson Properties.    Notwithstanding anything in this Agreement to the contrary, Reckson shall, or shall cause the applicable Reckson Subsidiary to, transfer (each a "Transfer"), immediately prior to, and conditioned upon, the Effective Time, by deed or by transfer of ownership interests in an entity that directly or indirectly owns one or more of the Reckson Properties (the "Deeded Properties") as directed by Parent; provided, however, that Reckson's and the applicable Reckson Subsidiary's obligation to take any actions required by this Section 1.11 shall be subject to the condition that all conditions to the Closing have been satisfied or waived (other than those conditions which may only be satisfied or waived at the Effective Time, but subject to the satisfaction or waiver of such conditions) and Parent irrevocably commits in writing to consummate the Closing on the date such actions are required; provided, further, that in no event shall Reckson or any Reckson Subsidiary be obligated to take any action pursuant to this Section 1.11 in violation of Law, that would cause a breach of any indenture or other contract or agreement, or that could reasonably be expected to cause Reckson to fail to qualify as a REIT. Parent shall notify Reckson of any such transfer and identify the related Deeded Property and transferee no later than five Business Days prior to the Effective Time. Parent may direct the transferee of such Deeded Property to deliver a portion of the Cash Consideration, provided, however, that Parent shall be liable for any failure of the transferee to deliver such Cash Consideration. Any cash proceeds received in connection with the sale of the Deeded Properties shall be distributed by the Operating Partnership to its partners and by Reckson to its stockholders immediately prior to, and conditioned upon, the Effective Time. If any Deeded Properties are purchased for cash, the aggregate of the cash proceeds from the sale of the Deeded Properties pursuant to this Section 1.11 and the cash purchase price for the Designated Properties pursuant to Section 1.10 shall not exceed the aggregate of the Cash Consideration and the cash portion of the Partnership Merger Consideration, and the Cash Consideration and the cash portion of the Partnership Merger Consideration will be reduced ratably by the aggregate amount distributed by the Operating Partnership to its partners per unit and by Reckson to its stockholders per share in respect of such Designated Properties. Any transfer Taxes, recording fees and other costs incurred by Reckson or the relevant Reckson Subsidiary in connection with such transfer of a Deeded Property shall be the responsibility of Parent. Parent agrees to indemnify and hold harmless Reckson and its Subsidiaries and their respective directors, officers, partners, members, employees, agents, and representatives from and against any and all Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments, penalties and Taxes arising or resulting from, or suffered or incurred by any of them, in connection with any actions taken in connection with this Section 1.11 (which indemnification shall survive the Closing). Reckson shall be entitled to enforce the provisions of the foregoing sentence on behalf of each Person referred to therein that is not a party to this Agreement. Notwithstanding anything herein to the contrary, there shall be no reduction in the Merger Consideration or Partnership Merger Consideration to be paid to holders of any Reckson RSU, Reckson Option, restricted Reckson Common Share or LTIP OP Unit by virtue of this Section 1.11, except to the extent such holder actually receives a distribution pursuant to this Section 1.11.

ARTICLE II
EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

        Section 2.1.    Payment for Securities.

        (a)    Exchange Agent.    At or before the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to Reckson to act as exchange agent (the "Exchange Agent") for the payment and delivery of the Merger Consideration, the Partnership Merger Consideration and amounts in respect of LTIP OP Units, Reckson Options and Reckson RSUs, and any amounts payable pursuant to Sections 1.10, 1.11, 2.1(b)(iv), 2.1(c)(ii) or 2.1(l) (such cash amounts and certificates representing shares of Parent Common Stock deposited with the Exchange Agent, are collectively referred to as the "Exchange Fund"). On or before the Effective Time, Parent shall deposit or cause to be deposited, certificates representing the shares of Parent Common Stock sufficient to pay the Stock Consideration and cash in immediately available funds in an amount sufficient to pay the Cash Consideration and any amounts payable pursuant to Sections 1.10, 1.11, 2.1(b)(iv), 2.1(c)(ii) or 2.1(l) with the Exchange Agent for the benefit of the holders of Reckson Common Shares, Common LP Units, LTIP OP Units, Reckson Options, and Reckson RSUs. The Exchange Agent shall make payments of the Merger Consideration, the Partnership Merger Consideration, and amounts in respect of restricted Reckson Common Shares, LTIP OP Units, Reckson Options, and Reckson RSUs, and any amounts payable in respect of dividends or distributions on shares of Parent Common Stock in accordance with Section 2.1(b)(iv) or otherwise payable pursuant to Section 1.10, 1.11, 2.1(c)(ii) or 2.1(l) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

        (b)    Exchange Procedures.    (i) As promptly as practicable following the Effective Time (but in no event later than two (2) Business Days), Purchaser shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (each, a "Common Share Certificate") that immediately prior to the Effective Time evidenced outstanding Reckson Common Shares whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4(b): (A) a letter of transmittal (a "Letter of Transmittal") which shall specify that delivery shall be effected and risk of loss and title to the Common Share Certificates shall pass only upon delivery of the Common Share Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Company may reasonably specify and (B) instructions for use in effecting the surrender of the Common Share Certificates in exchange for the Merger Consideration together with any amounts payable in respect of dividends or distributions on shares of Parent Common Stock in accordance with Sections 1.10, 1.11 and 2.1(b)(iv).

          (ii)   Upon surrender of a Common Share Certificate for cancellation to the Exchange Agent, together with a Letter of Transmittal, duly executed, and any other documents reasonably required by the Exchange Agent or the Surviving Company, (A) the holder of such Common Share Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Agreement (y) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.1(j)) equal to the amount of the Cash Consideration that such holder is entitled to receive pursuant to this Agreement plus any cash such holder is entitled to receive in lieu of fractional shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.4(b) and Section 2.1(l) and (z) any amounts that such holder has the right to receive in respect of dividends or distributions on shares of Parent Common Stock in accordance with Sections 1.10, 1.11 and 2.1(b)(iv); and (B) the Common Share Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.1, each such Common Share Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

          (iii)  In the event of a transfer of ownership of Reckson Common Shares that is not registered in the transfer records of Reckson, the Merger Consideration shall be paid to a transferee if (A) the Common Share Certificate evidencing such Reckson Common Shares is presented to the Exchange Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Exchange Agent to evidence and effect such transfer and (B) such transferee shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Common Share Certificate or establish to the satisfaction of the Exchange Agent and the Surviving Company that such Tax has been paid or is not applicable.

          (iv)  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Common Share Certificate with respect to the shares of Parent Common Stock issuable hereunder and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Agreement. Following surrender of any such Common Share Certificate there shall be paid to the holder of the certificate in addition to the other amounts payable hereunder (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

        (c)    Payment with respect to LP Units.

          (i)    As promptly as practicable after the Partnership Merger Effective Time (but in no event later than two (2) Business Days), Purchaser shall cause the Exchange Agent to mail to each holder of Common LP Units registered on the transfer books of the Operating Partnership immediately prior to the Partnership Merger Effective Time (A) a letter of transmittal (a "Unitholder Letter of Transmittal") which shall certify to Purchaser and to the Exchange Agent the number of LP Units held by such holder and shall be in such form and have such other provisions as the Surviving Company may reasonably specify and (B) instructions for use in effecting the delivery of the Unitholder Letter of Transmittal in order to receive the Partnership Merger Consideration together with any amounts payable in respect of dividends or distributions on shares of Parent Common Stock in accordance with Section 1.10, Section 1.11 and Section 2.1(c)(iv) and fractional shares of Parent Common Stock pursuant to Section 2.1(l).

          (ii)   Upon delivery of a Unitholder Letter of Transmittal, duly executed, and any other documents reasonably required by the Exchange Agent or the Surviving Company, the holder of the LP Units identified in such Unitholder Letter of Transmittal shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Agreement, (y) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.1(j)) equal to the amount of the Cash Consideration that such holder is entitled to receive pursuant to this Agreement plus any cash such holder is entitled to receive in lieu of fractional shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(b) and Section 2.1(l) and (z) any amounts that such holder has the right to receive in respect of dividends or distributions on shares of Parent Common Stock in accordance with Section 1.10, Section 1.11 and Section 2.1(c)(iv).

          (iii)  In the event of a transfer of ownership of LP Units which is not registered in the transfer records of the Operating Partnership, the Partnership Merger Consideration shall be paid to a transferee if (A) such transferee delivers a Unitholder Letter of Transmittal in accordance with Section 2.1(c)(i) and (B) such transferee shall pay any transfer or other Taxes required by reason of the payment to a Person (as defined herein) other than the registered holder of the LP Unit or establish to the satisfaction of the Exchange Agent and the Surviving Partnership that such Tax has been paid or is not applicable.

          (iv)  No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any LP Units with respect to the shares of Parent Common Stock issuable hereunder and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such LP Units in accordance with this Agreement. Following surrender of any such LP Units there shall be paid to the holder of thereof in addition to the other amounts payable hereunder (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

        (d)   On the Closing Date, Purchaser shall cause the Exchange Agent to deliver and pay to each holder of vested LTIP OP Units the applicable Merger Consideration (without reduction for amounts paid to stockholders or partners of the Operating Partnership pursuant to Section 1.10 and Section 1.11, unless such amount has been paid to holders of LTIP OP Units) in respect of the number of Reckson Common Shares issuable upon exchange or conversion of each such vested LTIP OP Unit in accordance with Section 1.5(b).

        (e)    Tax Characterizations.    The parties intend that, for U.S. federal and state income Tax purposes, the Merger shall be treated as a taxable sale by Reckson of all of Reckson's assets to Purchaser in exchange for the Merger Consideration and the assumption of Reckson's Liabilities, followed by a liquidating distribution of such Merger Consideration to the holders of Reckson Common Shares pursuant to Section 331 and Section 562 of the Code. This Agreement shall constitute a "plan of liquidation" of Reckson for U.S. federal income Tax purposes. The parties intend that, for U.S. federal and state income Tax purposes, the Partnership Merger shall be treated as a taxable sale of interests in the Operating Partnership to the extent such interests are exchanged for cash and as a recapitalization of any remaining interests in the Operating Partnership.

        (f)    No Further Ownership Rights.

          (i)    The Merger Consideration and amounts payable pursuant to Section 1.10 and Section 1.11 paid upon the surrender or exchange of the Common Share Certificates evidencing Reckson Common Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Reckson Common Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Company of the Reckson Common Shares. If, after the Effective Time, Common Share Certificates are presented to the Surviving Company, for any reason, they shall be canceled and exchanged as provided in this Article II.

          (ii)   The Partnership Merger Consideration and amounts payable pursuant to Section 1.10 and Section 1.11 paid with respect to the Common LP Units in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such LP Units and, after the Partnership Merger Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Partnership of the LP Units.

        (g)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former holders of Reckson Common Shares or Common LP Units on the first anniversary of the Effective Time shall be delivered to Purchaser, as applicable, upon demand, and any former holders of Reckson Common Shares or Common LP Units who have not theretofore received any Merger Consideration or Partnership Merger Consideration, as applicable, to which they are entitled under this Article II, shall thereafter look only to the Surviving Company or the Surviving Partnership, as applicable, for payment of their claims with respect thereto.

        (h)    Escheat.    None of the Purchaser Parties, the Surviving Company or the Surviving Partnership shall be liable to any holder of Reckson Common Shares or LP Units for any part of the Merger Consideration or Partnership Merger Consideration, as applicable, delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any federal, state or local government or any court, regulatory or administrative agency or commission, governmental arbitrator or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), shall, to the extent permitted by applicable Law, become the property of the Surviving Company or the Surviving Partnership, as a applicable, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

        (i)    Lost, Stolen or Destroyed Certificates.    If any Common Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Common Share Certificate to be lost, stolen or destroyed and, if required by Purchaser or the Surviving Company, the posting by such Person of a bond in such reasonable amount as Purchaser or the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Common Share Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Common Share Certificate the appropriate amount of the Merger Consideration.

        (j)    Withholding of Tax.    Purchaser, the Surviving Company, the Surviving Partnership or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration or the Partnership Merger Consideration otherwise payable pursuant to this Agreement to any holder of Reckson Common Shares or Common LP Units such amount as Purchaser, the Surviving Company, the Surviving Partnership, or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Reckson Common Shares or Common LP Units in respect of which such deduction and withholding was made.

        (k)    No Dissenters' Rights.    No dissenters' or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby, so long as the provisions of Section 3-202(c)(1)(ii) of the MGCL are applicable to the transaction.

        (l)    Fractional Shares.    No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Common Share Certificates or LP Units and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Reckson Common Shares or LP Units converted pursuant to the Mergers who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the weighted average of the per share closing prices of Parent Common Stock on the New York Stock Exchange Composite Transaction Reporting System during the ten consecutive trading days ending two days prior to the Effective Time.

        (m)    Additional Actions.    If, at any time after the Effective Time, Purchaser shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other documents, actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company or the Surviving Partnership its right, title or interest in, to or under any of the rights, properties or assets of Purchaser, Wyoming Acquisition GP, Wyoming Acquisition LP, Reckson or the Operating Partnership, or otherwise to carry out this Agreement, the officers of the Surviving Company and the Surviving Partnership shall be authorized to execute and deliver, in the name and on behalf of Purchaser, Wyoming Acquisition GP, Wyoming Acquisition LP, Reckson or the Operating Partnership, all such deeds, bills of sale, assignments, assurances and other documents and to take and do, in the name and on behalf of Purchaser, Wyoming Acquisition GP, Wyoming Acquisition LP, Reckson or the Operating Partnership, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or the Surviving Partnership or otherwise to carry out this Agreement.

        (n)    Uncertificated Shares or Interests.    Appropriate adjustments shall be made to the provisions of this Article II in the case of any uncertificated Reckson Common Shares or LP Units.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

        Section 3.1.    Representations and Warranties of Reckson and the Operating Partnership.    Except as set forth in (i) any Form 10-K, Form 10-Q, Form 8-K, or proxy statement, and in each case any amendment thereto, filed by Reckson or the Operating Partnership with the SEC on or after January 1, 2006 and prior to the date hereof (except in each case for the risk factors section and any forward looking statements contained in the Management's Discussion & Analysis) (the "Covered Reckson SEC Disclosure"), or (ii) the disclosure letter, dated the date hereof and delivered to Purchaser in connection with the execution and delivery of this Agreement (the "Reckson Disclosure Letter"), Reckson and the Operating Partnership represent and warrant to the Purchaser Parties as follows:

        (a)    Organization, Standing and Power of Reckson.    Reckson is a corporation duly formed, validly existing and in good standing under the Laws of the State of Maryland, and has all of the requisite corporate power, authority and all necessary government approvals or licenses to own, lease, operate its properties and to carry on its business as now being conducted. Reckson is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Reckson Material Adverse Effect (as defined herein). Each jurisdiction in which Reckson is qualified or licensed to do business under which it conducts business in any jurisdiction is identified in Section 3.1(a) of the Reckson Disclosure Letter. Reckson has heretofore made available to Purchaser complete and correct copies of Reckson's Amended and Restated Articles of Incorporation (the "Reckson Charter"), and Reckson's Amended and Restated Bylaws, as amended through the date hereof (the "Reckson Bylaws"). The Reckson Charter and the Reckson Bylaws each are in full force and effect.

        (b)    Reckson Subsidiaries.

          (i)    Each Reckson Subsidiary (as defined herein) is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of formation, and has all of the requisite corporate, partnership, limited liability company or other organizational power and authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such approvals or licenses would not, individually or in the aggregate, constitute a Reckson Material Adverse Effect. Each Reckson Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Reckson Material Adverse Effect. Section 3.1(b)(i) of the Reckson Disclosure Letter sets forth (A) each Reckson Subsidiary and its respective jurisdiction of formation, and (B) Reckson's ownership equity interest in each Reckson Subsidiary. All outstanding equity interests in each Reckson Subsidiary have been duly authorized and are validly issued, fully paid and (except for general partnership interests) nonassessable, or, in the case of Reckson Subsidiaries other than the joint ventures listed on Section 3.1(b) of the Reckson Disclosure Letter (collectively, the "Joint Ventures'), any purchase options, call options, preemptive rights, rights of first refusal, subscriptions or any similar rights, and are owned by Reckson and are so owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), except as would not, individually or in the aggregate, materially affect the ownership or operation of such Subsidiary by Reckson. Reckson has heretofore made available to Purchaser complete and correct copies of the charter, bylaws or other organizational documents of each of the Reckson Subsidiaries, each as amended to the date hereof, and each is in full force and effect.

        (c)    Capital Structure.

          (i)    Shares.    (A) The authorized shares of capital stock of Reckson consist of an aggregate of 200,000,000 Reckson Common Shares, $.01 par value per share (of which 12,000,000 shares have been designated as Class B Exchangeable Common Stock (the "Class B Common Stock"), 25,000,000 Preferred Shares, $.01 par value per share (of which 9,200,000 shares have been designated 7 5/8% Series A Convertible Cumulative Preferred Stock, the ("Series A Convertible Preferred"), 6,000,000 shares have been designated as Series B Convertible Cumulative Preferred Stock (the "Series B Convertible Preferred") and 100,000 shares have been designated as Series C Junior Participating Preferred Stock (the "Series C Preferred")) and 75,000,000 Excess Shares, $.01 par value per share.

          (B)  As of August 1, 2006, 83,250,919 Reckson Common Shares are issued and outstanding (including an aggregate of 139,000 restricted Reckson Common Shares granted under the Reckson Option Plans), no shares of Class B Common Stock are issued and outstanding, no shares of

  Series A Convertible Preferred Stock are issued and outstanding, no shares of Series B Convertible Preferred Stock are issued and outstanding and no shares of Series C Preferred Stock are issued and outstanding.

          (C)  As of August 1, 2006, there are outstanding Reckson Options to purchase an aggregate of 1,232,701 Reckson Common Shares and Reckson RSUs that relate to an aggregate of 216,340 Reckson Common Shares.

          (D)  As of the date hereof, there are no issued and outstanding or reserved for issuance: (1) shares or other equity securities of Reckson; (2) restricted Reckson Common Shares or performance stock awards relating to the equity interests of Reckson; (3) securities of Reckson or any Reckson Subsidiary convertible into or exchangeable for stock or other equity securities of Reckson or any Reckson Subsidiary; and (4) subscriptions, options, warrants, conversion rights, stock appreciation rights, "phantom" stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which Reckson or any Reckson Subsidiary is a party or by which it is bound in any case obligating Reckson or any Reckson Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of Reckson or of any Reckson Subsidiary, or obligating Reckson or any Reckson Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement, except, in each case, (w) for the Preferred Share Purchase Rights issued pursuant to the Rights Agreement (the "Company Rights Agreement"), dated as of or about October 13, 2000 between the Company and American Stock Transfer & Trust Company (the "Rights Agent"), (x) as set forth in this Section 3.1(c), (y) in connection with the 4.00% exchangeable senior debentures due December 15, 2005 (the "Convertible Senior Notes"), or (z) as may arise in connection with the rights of holders of the partnership units of the Operating Partnership, including the LP Units. All outstanding shares of Reckson are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

          (E)  All dividends or distributions on securities of Reckson or the Operating Partnership or any material dividends or distributions on any securities of any Reckson Subsidiary (other than the Joint Ventures and any wholly owned Reckson Subsidiaries) that have been declared or authorized prior to the date of this Agreement have been paid in full.

          (ii)   Partnership Units.    (A) As of August 1, 2006, (1) 83,250,919 units of general partner interest in the Operating Partnership (the "GP Units"), (2) 1,521,097 Class A Common Units and 456,621 Class C Common Units and (3) 1,200 Preferred LP Units are validly issued and outstanding. All such partnership interests are duly authorized, validly issued and are not subject to preemptive rights, none of Reckson or the Operating Partnership is a party to any purchase option, call option, right of first refusal, subscription or other similar right with respect to any of Reckson's interests in the Operating Partnership, and any capital contributions required to be made by the holders thereof have been made.

          (B)  Reckson is the sole general partner of the Operating Partnership and holds 100% of the outstanding GP Units in the Operating Partnership. Section 3.1(c)(ii)(B) of the Reckson Disclosure Letter sets forth, as of the date hereof, the name of, and the number and class of Common LP Units and Preferred LP Units held by, each partner in the Operating Partnership.

          (C)  As of the date of this Agreement, (1) 362,500 long-term incentive operating partnership units representing the right to receive Common LP Units in accordance with the terms set forth in the Supplement to the Operating Partnership Agreement Establishing the LTIP Units (the "2004 LTIP OP Units"), (2) 272,100 long-term incentive operating partnership units representing the right to receive Common LP Units in accordance with the terms set forth in the Supplement to the Operating Partnership Agreement Establishing the 2005 LTIP Units (the "2005 LTIP OP Units") and (3) 207,000 long-term incentive operating partnership units representing the right to receive Common LP Units in accordance with the terms set forth in the Supplement to the Operating Partnership Agreement Establishing the 2006 LTIP Units (the "2006 LTIP OP Units" and collectively with the 2004 LTIP OP Units and 2005 LTIP OP Units, the "LTIP OP Units").

          (iii)    Miscellaneous.    (A) Except for this Agreement and the Operating Partnership Agreement, there are not any (i) shareholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of Reckson or partnership interests in the Operating Partnership to which Reckson or any Reckson Subsidiary is a party or by which it is bound or (ii) agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any shares of Reckson, or partnership interests in the Operating Partnership to which Reckson or any Reckson Subsidiary is a party or by which it is bound.

          (B)  No holder of securities in Reckson or any Reckson Subsidiary has any right to have the offering or sale of such securities registered by Reckson or any Reckson Subsidiary, as the case may be.

        (d)    Authority; No Violations; Consents and Approval.

          (i)    The Reckson Board of Directors has approved and declared advisable the Merger, the Partnership Merger and the other transactions contemplated by this Agreement and has directed that the Merger be submitted for consideration at a special meeting of the holders of Reckson Common Shares (the "Reckson Shareholder Meeting"). Reckson and the Operating Partnership each has all requisite corporate or partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject to receipt of the Reckson Shareholder Approval, the Reckson Partner Approval, and the filing of Articles of Merger pursuant to the MGCL and the filing of the Partnership Certificate of Merger pursuant to the DRULPA. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, or other organizational action on the part of Reckson and each applicable Reckson Subsidiary, subject, solely with respect to the consummation of the Merger, to receipt of the Reckson Shareholder Approval and with respect to the consummation of the Partnership Merger, the Reckson Partner Approval. This Agreement has been duly executed and delivered by Reckson and the Operating Partnership, and subject, solely with respect to the consummation of the Mergers, to receipt of the Reckson Shareholder Approval and the Reckson Partner Approval, and assuming due execution and delivery by each of the Purchaser Parties, constitutes legal, valid and binding obligations of Reckson and the Operating Partnership, enforceable against Reckson and the Operating Partnership in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (ii)   Subject to receipt of the Reckson Shareholder Approval and the Reckson Partner Approval, the execution and delivery of this Agreement by Reckson and the Operating Partnership does not, and the consummation of the transactions contemplated hereby, and compliance with the provisions hereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under, require the consent or approval of any third party under, any provision of (A) the Reckson Charter or the Reckson Bylaws or any provision of the comparable charter or organizational documents of any of the Reckson Subsidiaries, (B) any loan or credit agreement or note, or any bond, mortgage, indenture, joint venture, lease, contract or other agreement, instrument, permit, concession, franchise or license applicable to Reckson or any of the Reckson Subsidiaries, or to which their respective properties or assets are bound or any guarantee (except, in each case, for the Triggered Loans (as defined herein) and except as may arise in connection with the Purchaser Parties' financing of the transactions contemplated by this Agreement) by Reckson or any of the Reckson Subsidiaries of any of the foregoing, or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(d)(iii) are duly and timely obtained or made and the Reckson Shareholder Approval and Reckson Partner Approval have been obtained, any Law or Order (as defined herein) applicable to or binding upon Reckson or any of the Reckson Subsidiaries, or any of their respective properties or assets, other than as may arise in connection with the Purchaser Parties' financing of the transactions contemplated by this Agreement, except in the case of clauses (B) and (C), any of the foregoing that, individually or in the aggregate, would not constitute a Reckson Material Adverse Effect. For the purposes of this Agreement, the term "Triggered Loans" means the loans identified as "Triggered Loans" in Section 3.1(d)(ii) of the Reckson Disclosure Letter.

          (iii)  No consent, approval, Order or authorization of, or registration, declaration or filing with, notice to or permit from, any Governmental Entity, is required by or on behalf of Reckson or any of the Reckson Subsidiaries in connection with the execution and delivery of this Agreement by Reckson or the Operating Partnership or the consummation by Reckson or the Operating Partnership of the transactions contemplated hereby, except for: (A) the filing with the Securities and Exchange Commission (the "SEC") of (1) (a) a proxy or information statement in preliminary and definitive form (the "Proxy Statement") relating to the Reckson Shareholder Meeting held in connection with the Merger, or (b) other documents otherwise required in connection with the transactions contemplated hereby and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated thereby; (B) the filing of the Articles of Merger and the acceptance for record of the Articles of Merger pursuant to the MGCL; (C) the filing of the Partnership Certificate of Merger and the acceptance for record of the Partnership Certificate of Merger pursuant to the DRULPA; (D) such filings and approvals as may be required by any applicable state securities or "blue sky" Laws; (E) such filings as may be required in connection with state or local transfer Taxes; (F) compliance with the rules and regulations of the New York Stock Exchange; and (G) any such other consent, approval, Order, authorization, registration, declaration, filing or permit that the failure to obtain or make, individually or in the aggregate, would not constitute a Reckson Material Adverse Effect.

        (e)    SEC Documents; Financial Statements.    Reckson has made available to Purchaser (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement, other statement (including proxy statements) and information filed by Reckson with the SEC since January 1, 2003 (the "Reckson SEC Documents"), which are all the documents (other than preliminary material) that Reckson was required to file with the SEC since January 1, 2003 pursuant to the federal securities laws and the SEC rules and regulations thereunder. As of their respective dates, the Reckson SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Sarbanes-Oxley Act of 2002 and the Exchange Act,

as applicable, and the rules and regulations of the SEC thereunder applicable to such Reckson SEC Documents, in each case, as in effect at such time, and none of the Reckson SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Reckson SEC Documents filed and publicly available prior to the date of this Agreement. No Reckson Subsidiary other than the Operating Partnership is required (by contract or by applicable Law) to make periodic filings with the SEC. The consolidated financial statements of Reckson (including the notes thereto) included or incorporated by reference in the Reckson SEC Documents (including the audited consolidated balance sheet of Reckson as at December 31, 2005 (the "Balance Sheet") and the unaudited consolidated statements of income for the three months ended March 31, 2006) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), in each case, as in effect at such time, the assets, liabilities and the consolidated financial position of Reckson and the Reckson Subsidiaries, taken as a whole, as of their respective dates and the consolidated results of operations and cash flows of Reckson and the Reckson Subsidiaries taken as a whole, for the periods presented therein. Since the enactment of the Sarbanes-Oxley Act of 2002, each of Reckson and the Operating Partnership has been and is in compliance in all material respects with the applicable provisions thereof and the rules and regulations promulgated thereunder.

        (f)    Absence of Certain Changes or Events.

          (i)    Since the date of the Balance Sheet, each of Reckson and the Reckson Subsidiaries have conducted their business only in the ordinary course consistent with past practice and there has not been: (i) a Reckson Material Adverse Effect; (ii) any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Reckson Common Shares or any LP Units (other than regular quarterly cash dividends of $0.4246 per Reckson Common Share and cash dividends after the date of this Agreement expressly permitted by Section 4.1 or applicable distributions payable to holders of LP Units, GP Units and Reckson RSUs); (iii) any amendment of any material term of any outstanding security of Reckson or any Reckson Subsidiary; (iv) any repurchase, redemption or other acquisition by Reckson or any Reckson Subsidiary of any outstanding shares, stock or other securities of, or other ownership interests in, Reckson or any Reckson Subsidiary (except (x) in connection with Reckson Employee Benefit Plans, (y) pursuant to the terms of any LP Units, or (z) in connection with the use of Reckson Common Shares or Common LP Units to pay the exercise price or Tax withholding obligation upon the exercise of a Reckson Option or upon the vesting or settlement of a Reckson restricted share award, Reckson RSU or LTIP OP Unit); (v) any change in any method or practice of financial accounting by Reckson or any Reckson Subsidiary except for changes after the date of this Agreement expressly permitted by Section 4.1); or (vi) any incurrence, assumption or guarantee by Reckson or any Reckson Subsidiary of any indebtedness for borrowed money other than incurrences, assumptions or guarantees that would have been permitted if incurred subsequent to the date of this Agreement in accordance with Section 4.1(b).

        (g)    No Undisclosed Material Liabilities.    Except as disclosed in the Reckson SEC Documents filed prior to the date hereof, there are no Liabilities of Reckson or any of the Reckson Subsidiaries, whether accrued, contingent, absolute or determined other than: (i) Liabilities reflected in the financial statements (including the notes thereto), or (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet and as would not, individually or in the aggregate, constitute a Reckson Material Adverse Effect.

        (h)    No Default.    ither Reckson nor any of the Reckson Subsidiaries is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of (i) any material term, condition or provision of the Reckson Charter or the Reckson Bylaws or the comparable charter or organizational documents of any of the Reckson Subsidiaries (for the avoidance of doubt, the occurrence of any event that is reasonably likely to result in Reckson ceasing to be qualified as a REIT shall be deemed to be material), (ii) any term, condition or provision of any loan or credit agreement or any note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Reckson or any of the Reckson Subsidiaries is now a party or by which Reckson or any of the Reckson Subsidiaries or any of their respective properties or assets is bound, or (iii) any Law or Order applicable to or binding upon Reckson or any of the Reckson Subsidiaries or any of their respective properties or assets, except, in the case of clauses (i) (with respect to Reckson Subsidiaries that constitute Joint Ventures), (ii) and (iii), for defaults or violations that, individually or in the aggregate, have not constituted, and would not constitute, a Reckson Material Adverse Effect.

        (i)    Compliance with Applicable Laws.    ckson and the Reckson Subsidiaries hold all permits, licenses, certificates, registrations, variances, exemptions, Orders, franchises and approvals of all Governmental Entities necessary or required by any applicable Law or Order for the lawful conduct of their respective businesses (the "Reckson Permits"), except where the failure so to hold, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Reckson Material Adverse Effect. Reckson and the Reckson Subsidiaries are in compliance with the terms of the Reckson Permits, except where the failure to so comply, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Reckson Material Adverse Effect. Except as would not, individually or in the aggregate, constitute and would not reasonably be expected to result in a Reckson Material Adverse Effect, the businesses of Reckson and the Reckson Subsidiaries are not being and have not been conducted in violation of any Law or Order. No investigation or review by any Governmental Entity with respect to Reckson or any of the Reckson Subsidiaries is pending or, to the Knowledge of Reckson, is threatened, other than those the outcome of which, individually or in the aggregate, would not constitute a Reckson Material Adverse Effect.

        (j)    Litigation.    There is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of Reckson, threatened against or affecting Reckson or any Reckson Subsidiary or any of their respective property or assets that, individually or in the aggregate, constitutes or would reasonably be expected to result in a Reckson Material Adverse Effect, nor is there any such litigation, arbitration, claim, investigation, suit, action or proceeding or any Order outstanding against Reckson or any Reckson Subsidiary or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay the Merger or the Partnership Merger.

        (k)    Taxes.    Except as would not, individually or in the aggregate, have a Reckson Material Adverse Effect:

          (i)    (A) Reckson and each Reckson Subsidiary has timely filed or has had timely filed on its behalf (taking into account extensions) all Tax Returns (as defined herein) required to be filed by it or on its behalf, and all such Tax Returns were, at the time filed, true, correct and complete; (B) Reckson and each Reckson Subsidiary has paid (or Reckson has paid on behalf of such Reckson Subsidiary) all Taxes required to be paid by it (in each case of clause (A) or (B), except with respect to matters for which appropriate reserves have been established in accordance with GAAP); (C) as of the date hereof, there are no audits, examinations or other proceedings relating to any Taxes of Reckson or any Reckson Subsidiary pending or, to the Knowledge of Reckson, threatened in writing; (D) all deficiencies asserted or assessments made with respect to Reckson or any of the Reckson Subsidiaries as a result of any examination by the IRS or any other taxing authority have been paid in full; (E) no requests for waivers of the time to assess any Taxes against Reckson or any Reckson Subsidiary have been granted and remain in effect; (F) there are no Liens for any material Taxes on any assets of Reckson or any Reckson Subsidiary other than Liens for Taxes not yet due or payable or which are being contested in good faith through appropriate proceedings; (G) to the Knowledge of Reckson, no claim has been made by a taxing authority in a jurisdiction in which income Tax Returns are not filed by or on behalf of Reckson or any Reckson Subsidiary that Reckson or any such Reckson Subsidiary is or may be subject to income taxation by that jurisdiction; and (H) all material Taxes required to be withheld in connection with amounts paid or owing to any employee, creditor, shareholder or other third party have been timely withheld and, to the extent required prior to the date hereof, have been paid to the relevant Tax authority.

          (ii)   Reckson (A) for each taxable period beginning with the taxable period ending December 31, 1995 through the taxable period ending December 31, 2005, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a "REIT") and has satisfied all requirements to qualify as a REIT for such periods; (B) has operated since January 1, 2006, to the date of this representation in a manner consistent with the requirements for qualification and taxation as a REIT; and (C) intends to continue to operate in such a manner as to qualify as a REIT for the taxable period ending on the Closing Date.

          (iii)  Neither Reckson nor any Reckson Subsidiary is a party to (A) any Tax allocation or sharing agreement other than any agreement solely between Reckson and any Reckson Subsidiary or (B) any Tax Protection Agreement.

          (iv)  Neither Reckson nor any Reckson Subsidiary has any liability for Taxes of any Person other than Reckson and the Reckson Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor.

          (v)   Neither Reckson nor any Reckson Subsidiary has participated in a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

          (vi)  Each Reckson Subsidiary that is a partnership, joint venture or limited liability company has since the date it became a Subsidiary been classified for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as an association taxable as a corporation, or as a "publicly traded partnership" within the meaning of Section 7704(b) of the Code.

        (l)    Benefit Plans.

          (i)    Section 3.1(l)(i) of the Reckson Disclosure Letter sets forth a true and complete list of each material employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of Reckson or any Reckson Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by Reckson or any Reckson Subsidiary or to which Reckson or any Reckson Subsidiary contributes or is obligated to contribute, whether or not written, including, without limitation, any employee welfare benefit plan (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any employee pension benefit plan (within the meaning of Section 3(2) of ERISA) (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, insurance, stock purchase, stock option, equity or equity based plan or award, severance, employment, change of control or fringe benefit plan, program or agreement, other than any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and any other plan, program or arrangement maintained by an entity other than Reckson or an Reckson Subsidiary pursuant to the Collective Bargaining Agreements (as defined below) (collectively, the "Reckson Employee Benefit Plans").

          (ii)   Each of the Reckson Employee Benefit Plans has been operated and administered in all material respects with applicable Law, including, but not limited to, ERISA, the Code and, in each case, the regulations thereunder; (B) each of the Reckson Employee Benefit Plans intended to be "qualified" (within the meaning of Section 401(a) of the Code) has received a favorable determination letter from the Internal Revenue Service, or has pending an application for such determination from the Internal Revenue Service with respect to those provisions for which the remedial amendment period under Section 401(b) of the Code has not expired, and Reckson is not aware of any reason why any such determination letter should be revoked; (C) no Reckson Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (D) no Reckson Employee Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or beneficiary or covered dependent of an employee or former employee or directors of Reckson or any Reckson Subsidiary beyond their retirement or other termination of service, other than (1) coverage mandated by applicable Law or (2) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA); (E) no Controlled Group Liability (as defined herein) has been incurred by Reckson or any Reckson Subsidiary that has not been satisfied in full, and no condition exists that shall result in Reckson or any Reckson Subsidiary of incurring any such liability that would be material to Reckson; (F) all contributions or other amounts payable by Reckson or a Reckson Subsidiary with respect to each Reckson Employee Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (G) neither Reckson nor a Reckson Subsidiary has engaged in a transaction in connection with which Reckson or a Reckson Subsidiary reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code; (H) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Reckson Employee Benefit Plans or any trusts related thereto plan which could reasonably be expected to result in any material liability of Reckson or any Reckson Subsidiary; (I) since March 31, 2006, neither Reckson nor its Subsidiaries has agreed or otherwise committed to, whether in writing or otherwise, increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant other than as required under an applicable Reckson Employee Benefit Plan or pursuant to the terms of a Collective Bargaining Agreement; (J) except as indicated in Section 3.1(l)(i) of the Reckson Disclosure, no Reckson Employee Benefit Plans exists which could result in the payment of material amount of money or any other property or rights, or accelerate or provide any other material rights or benefits, or require the payment of amounts or benefits that would not be deductible under 280G of the Code, to any current or former employee, director or consultant of Reckson or any Subsidiary that would not have been required but for the transactions contemplated by this Agreement; and (K) each Reckson Employee Benefit Plan may be amended and terminated in accordance with its terms.

        (m)    Labor Matters.    Section 3.1(m) of the Reckson Disclosure Letter sets forth a list of each collective bargaining agreement to which Reckson or an Reckson Subsidiary is a party with respect to employees of Reckson and the Reckson Subsidiaries (collectively, the "Collective Bargaining Agreements"). With respect to employees of Reckson and the Reckson Subsidiaries, except as would not, individually or in the aggregate, have an Reckson Material Adverse Effect, (i) Reckson and each of the Reckson Subsidiaries is in compliance with the terms of the Collective Bargaining Agreements;

(ii) except as set forth in Section 3.1(m) of the Reckson Disclosure Letter, none of Reckson, any Subsidiary or any ERISA Affiliate has at any time since January 1, 2004 withdrawn in any complete or partial withdrawal from any "multiemployer plan" as defined in Section 3(37) of ERISA and, if Reckson, its Subsidiaries and each ERISA Affiliate were to, as of the date hereof, completely withdraw from all multiemployer plans in which any of them participate, or to which any of them otherwise have any obligation to contribute, neither Reckson, any Subsidiary nor any ERISA Affiliate would incur a withdrawal liability that would result in a Reckson Material Adverse Effect; and (iii) neither Reckson nor any Reckson Subsidiary is the subject of a proceeding asserting it has committed an unfair labor practice, nor, to the Knowledge of Reckson, is any such proceeding threatened, nor is there any strike or other labor dispute by the employees of Reckson or any Reckson Subsidiary pending or threatened, nor does Reckson have Knowledge of any activity involving any employee of Reckson or any Reckson Subsidiary seeking to certify an additional collective bargaining unit or engaging in union organizational activity.

        (n)    Environmental Matters.

          (i)    Neither Reckson nor any Reckson Subsidiary is in violation of any applicable Law or Order relating to pollution or protection of public health and safety, the environment (including indoor or ambient air, surface water, groundwater, land surface or subsurface) or natural resources, including laws and regulations relating to the release or threatened release of any pollutant, contaminant, waste or toxic substance, including asbestos or any substance containing asbestos, polychlorinated biphenyls, petroleum or petroleum products (including crude oil and any fraction thereof), radon, mold, fungus and other hazardous biological materials (collectively, "Hazardous Materials") or to the manufacture, management, possession, presence, generation, processing, distribution, use, treatment, storage, disposal, transportation, abatement, removal, remediation or handling of, or exposure to, Hazardous Materials (collectively, "Environmental Laws"), except for any violation that, individually or in the aggregate, would not constitute a Reckson Material Adverse Effect; and

          (ii)   Neither Reckson nor the Reckson Subsidiaries have received any written notice of, and there are no, pending administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to Hazardous Materials or any Environmental Law against or affecting Reckson or any of the Reckson Subsidiaries or any of the Reckson Properties (as defined herein) that have not been remedied or cured, and to the Knowledge of Reckson and the Operating Partnership there is no basis therefor, in each case, except as would not, individually or in the aggregate, have a Reckson Material Adverse Effect.

          (iii)  Neither Reckson nor any Reckson Subsidiary has entered into, agreed to or is bound by any material consent decree or order or is a party to any material judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

        (o)    Properties.

          (i)    Section 3.1(o)(i) of the Reckson Disclosure Letter sets forth a correct list of all real property owned or leased (as lessee) by the Operating Partnership or other Reckson Subsidiary (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as an "Reckson Property" and collectively referred to herein as the "Reckson Properties").

          (ii)   The Operating Partnership or other Reckson Subsidiary owns fee simple title or leasehold title (as applicable) to each of the Reckson Properties, in each case, free and clear of Liens, mortgages or deeds of trust, claims against title, charges that are Liens, security interests or other encumbrances on title, rights of way, restrictive covenants, declarations or reservations of an interest in title (collectively, "Encumbrances"), except for the following (collectively, the "Permitted Title Exceptions"): (A) Encumbrances set forth in Section 3.1(o)(ii) of the Reckson Disclosure Letter or relating to debt obligations reflected in the Company's financial statements and the notes thereto (including with respect to debt obligations which are not consolidated), (B) Encumbrances that result from any statutory or other Liens for Taxes or assessments that are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (C) any Material Contracts (as defined herein) (only to the extent that the same encumbers or affects title to real property), or leases to third parties for the occupation of portions of the Reckson Properties by such third parties in the ordinary course of the business of Reckson or the Operating Partnership, (D) Encumbrances imposed or promulgated by Law or any Governmental Entity, including zoning regulations, (E) Encumbrances disclosed on existing title policies made available to the Purchaser Parties prior to the date hereof, (F) any cashiers', landlords', workers', mechanics', carriers', workmen's, repairmen's and materialmen's liens and other similar liens imposed by Law and incurred in the ordinary course of business, and (G) any other Encumbrances, limitations or title defects of any kind, if any, that, individually or in the aggregate, would not constitute a Reckson Material Adverse Effect.

          (iii)  Reckson and the Operating Partnership have made available to Purchaser all title insurance policies with respect to the Reckson Properties that are set forth on Section 3.1(o)(iii) of the Reckson Disclosure Letter. To Reckson's and the Operating Partnership's Knowledge, no material claim has been made under any such title insurance policy and each such title insurance policy is in full force and effect as of the date hereof.

          (iv)  No certificate, permit or license from any Governmental Entity having jurisdiction over any of the Reckson Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Reckson Properties or that is necessary to permit the lawful use and operation of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Reckson Properties has not been obtained and is not in full force and effect, and neither Reckson nor any Reckson Subsidiary has received written notice of any threat of modification or cancellation of any such certificate, permit or license, except for such notices, failures to obtain and to have in full force and effect, which would not, individually or in the aggregate, constitute a Reckson Material Adverse Effect and

          (v)   Neither Reckson nor any Reckson Subsidiary has received any written notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Reckson Properties, or (B) any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or other Law, code, ordinance, Order or regulation has been violated for any Reckson Property, which in the case of clauses (A) and (B) would, individually or in the aggregate, constitute a Reckson Material Adverse Effect.

          (vi)  Section 3.1(o)(vi) of the Reckson Disclosure Letter lists as of the date hereof each ground lease to which Reckson or any Reckson Subsidiary is party, as lessee or lessor. Each such ground lease is in full force and effect and is valid, binding and enforceable in accordance with its terms against the lessor or lessee thereunder, as applicable, and, to the Knowledge of Reckson, against the other parties thereto, except as would not constitute, individually or in the aggregate, a Reckson Material Adverse Effect. Except as would not constitute, individually or in the aggregate, a Reckson Material Adverse Effect, neither Reckson nor any Reckson Subsidiary, on the one hand, nor, to the Knowledge of Reckson, any other party, on the other hand, is in default under any such ground lease which default is reasonably likely to result in a termination of such ground lease. No purchase option has been exercised under any of such ground lease, except purchase options whose exercise has been evidenced by a written document as described in Section 3.1(o)(vi) of the Reckson Disclosure Letter. Reckson and the Operating Partnership have made available to Purchaser a correct and complete copy of each such ground lease and all material amendments thereto.

          (vii) Neither Reckson nor any Reckson Subsidiary is a party to any agreement relating to the management of any of the Reckson Properties by a party other than Reckson or any wholly-owned Reckson Subsidiaries, except as disclosed Section 3.1(o)(vii) of the Reckson Disclosure Letter.

          (viii)   Reckson has made available to Purchaser true, correct and complete copies of the top 50 leases (measured by leasing revenue) that Reckson and its Subsidiaries, taken as a whole, are party to as a landlord or lessor with respect to each of the applicable Reckson Properties including all material amendments, modifications, supplements, renewals, and extensions thereto, in each case as in effect on the date hereof (the "Reckson Leases"). Neither Reckson nor any of the Reckson Subsidiaries, nor to the Knowledge of Reckson or the Operating Partnership, any tenant, has received written notification that they are in default under any Reckson Lease, except for defaults that would not, individually or in the aggregate, constitute a Reckson Material Adverse Effect.

        (p)    Insurance.    Reckson or the Operating Partnership maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks which in its good faith judgment are reasonable for the business of Reckson and the Reckson Subsidiaries (taking into account the cost and availability of such insurance). There is no claim by Reckson or any Reckson Subsidiary pending under any such policies which (A) has been denied or disputed by the insurer and (B) would constitute, individually or in the aggregate, a Reckson Material Adverse Effect.

        (q)    Opinion of Financial Advisor.    As of the date hereof, the Committee of Independent Directors of the Reckson Board of Directors has received the Fairness Opinion.

        (r)    Votes Required.    The affirmative vote of two-thirds of all the votes entitled to be cast by the holders of Reckson Common Shares (the "Reckson Shareholder Approval") are the only votes or consents required of the holders of any class or series of the Reckson Common Shares or other securities of or equity interests in Reckson required to approve this Agreement and to approve and consummate the Merger. The affirmative vote of a majority of the outstanding LP Units (the "Reckson Partner Approval") is the only vote or consent required of the holders of any class or series of the LP Units or other securities of or equity interests in the Operating Partnership required to approve this Agreement and to approve and consummate the Partnership Merger. No consent of holders of LP Units who receive Partnership Merger Consideration will be required to approve the Merger. Prior to the Effective Time, the Reckson Partner Approval will be duly and validly obtained.

        (s)    Brokers.    Except for the fees and expenses payable to the Reckson Financial Advisor, Citigroup Global Markets Inc., and Greenhill & Co., no broker, investment banker or other Person is entitled to any brokers', finders' or other similar finders fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Reckson, any Reckson Subsidiary or any Affiliate thereof. Reckson has made available to Purchaser prior to the date of this Agreement true and complete copies of any agreement under which the Reckson Financial Advisor would be entitled to receive any payments in connection with this Agreement or the transactions contemplated hereby.

        (t)    Material Contracts.

          (i)    All of the Material Contracts of Reckson as in effect as of the date hereof are listed in Section 3.1(t)(i) of the Reckson Disclosure Letter or in the exhibit index set forth in a Covered

  Reckson SEC Disclosure. Reckson has, prior to the date hereof, made available to Purchaser (including by filing with the SEC) true and complete copies of each Material Contract as in effect as of the date hereof. All Material Contracts are valid, binding and enforceable and in full force and effect with respect to Reckson and the Reckson Subsidiaries, and to the Knowledge of Reckson, with respect to each other party to any such Material Contract, except where such failure to be so valid, binding and enforceable and in full force and effect do not and would not, individually or in the aggregate, constitute a Reckson Material Adverse Effect, and except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors' rights and to general equity principles.

          (ii)   Except as set forth in Section 3.1(t)(ii) of the Reckson Disclosure Letter, (A) neither Reckson nor any Reckson Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound and (B) to the Knowledge of Reckson, as of the date hereof, there are no such violations or defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) by any third party to any Material Contract, except, in either the case of clause (A) or (B), for those violations or defaults that, individually or in the aggregate, would not constitute a Reckson Material Adverse Effect. For purposes of this Agreement, "Material Contracts" means (I) any loan agreement, letter of credit, indenture, note, bond, debenture, mortgage or any other document, agreement or instrument evidencing a capitalized lease obligation or other indebtedness to any Person, or any guaranty thereof, in excess of $25,000,000 (excluding letters of credit, performance bonds or guaranties entered into in the ordinary course of business), (II) any contracts entered into by Reckson or any Reckson Subsidiary that, by its terms, is not terminable within one year (without termination fee or penalty (other than customary tails in the case of brokerage contracts) and that may result in total payments by Reckson or any Reckson Subsidiary in excess of $10,000,000 other than any agreements with respect to Joint Venutres, any leases with respect to any Reckson Property, any development or construction contracts or, in each case, any related or ancillary agreement), (III) any other agreements filed or required to be filed as exhibits to the Reckson SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations, (IV) any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which Reckson or any Reckson Subsidiary is a party or an obligor with respect thereto, (V) any partnership or joint venture agreement with any third parties and (VI) any agreement, commitment, instrument or obligation of a type described in Section 3.1(t)(iii) and (iv) below.

          (iii)  There is no non-competition agreement or other contract or agreement that contains covenants that restrict in any material respect Reckson's or any Reckson Subsidiary's ability to compete in any line of business or with any Person in any geographical areas, except for Material Contracts of a type described elsewhere in the definition of Material Contracts.

          (iv)  Section 3.1(t)(iv) of the Reckson Disclosure Letter lists all agreements (other than agreements with respect to the Joint Ventures, and leases or subleases which contain options to purchase) entered into by Reckson or any Reckson Subsidiary as of the date hereof providing for the sale of, or option to sell, any Reckson Properties or any material interest therein or the purchase of, or option to purchase, by Reckson or any Reckson Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate or material interest therein not yet consummated as of the date hereof.

        (u)    Inapplicability of Takeover Statutes; Certain Charter and Bylaw Provisions; Rights Agreement.

          (i)    Reckson has taken all appropriate and necessary actions to exempt the Merger, the Partnership Merger, this Agreement and the other transactions contemplated thereby from the restrictions of any applicable provision of Subtitles 6 and 7 of Title 3 of the MGCL, as applicable to a Maryland corporation, and Title 8 (collectively, the "Takeover Statute"). No other "control share acquisition", "fair price", "moratorium" or other antitakeover Laws apply to the Merger, the Partnership Merger, this Agreement or the other transactions contemplated hereby. Reckson and the Reckson Board of Directors have taken all appropriate and necessary actions to cause the Merger, the Partnership Merger, this Agreement and the other transactions contemplated hereby to comply with or be exempted from any provision contained in the Reckson Charter, Reckson Bylaws or in the comparable organizational document of any Reckson Subsidiary that would otherwise impose any limitations on ownership (the "Ownership Limit") of (1) Reckson Common Shares as set forth in the Reckson Charter and (2) the limited partner interests in the Operating Partnership as set forth in the Operating Partnership Agreement, including the ownership limit set forth in the Reckson Charter inapplicable to the Merger, Partnership Merger, the execution of and performance of the this Agreement and the transactions contemplated hereby.

          (ii)   As soon as practicable, the Reckson Board of Directors shall amend the Company Rights Agreement to render it inapplicable to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and to provide that (A) none of the Purchaser Parties shall become an "Acquiring Person" as a result of the execution, delivery or performance of this Agreement and the consummation of the Merger, and (B) no "Distribution Date" shall occur as a result of the announcement of or the execution of this Agreement or the consummation of any of the transactions contemplated hereby. The amendment to the Company Rights Agreement shall be in full force and effect until immediately following the termination of this Agreement in accordance with its terms.

        (v)    Information Supplied.    The information supplied by Reckson or any Reckson Subsidiary for inclusion in the Proxy Statement and the Form S-4 Registration Statement, or any amendment or supplement thereto, shall not, on the date the Proxy Statement is first mailed to Reckson Common Shareholders, at the time of the Reckson Shareholder Approval or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, any information supplied in writing by any of the Purchaser Parties for inclusion in the Proxy Statement or the Form S-4 Registration Statement shall not be considered to have been supplied by Reckson or any Reckson Subsidiary for purposes of this representation.

        (w)    Investment Company Act of 1940.    None of Reckson or any Reckson Subsidiary is, or after giving effect to the transactions contemplated by this Agreement will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

        Section 3.2.    Representations and Warranties of Purchaser Parties.    Except as set forth in (i) any Form 10-K, Form 10-Q, Form 8-K, or proxy statement, and in each case any amendment thereto, filed by Parent or the Parent Operating Partnership (as defined below) with the SEC on or after January 1, 2006 and prior to the date hereof (except in each case for the risk factors section and any forward looking statements contained in the Management's Discussion & Analysis) (the "Covered Parent SEC Disclosure"), or (ii) the disclosure letter, dated the date hereof and delivered to Reckson in connection with the execution and delivery of this Agreement (the "Parent Disclosure Letter"), each of the Purchaser Parties, jointly and severally represents and warrants to Reckson as follows:

        (a)    Organization, Standing and Power of the Purchaser Parties.    Each of the Purchaser Parties is duly formed, validly existing and in good standing under the Laws of their jurisdiction of incorporation and has all of the requisite corporate power, authority and all necessary government approvals or licenses to own, lease, operate its properties and to carry on its business as now being conducted. Each of the Purchaser Parties is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Parent Material Adverse Effect. Each of the Purchaser Parties (other than Parent) is wholly-owned by Parent. Wyoming Acquisition GP is the general partners of Wyoming Acquisition LP. Purchaser has heretofore made available to Reckson and the Operating Partnership complete and correct copies of the charter, bylaws or other organizational documents of each of the Purchaser Parties, each as amended to the date hereof and each as in full force and effect.

        (b)    Subsidiaries.

          (i)    Each Subsidiary of Parent is duly organized, validly existing and, as applicable, in good standing under the Laws of its jurisdiction of formation, and has all of the requisite corporate, partnership, limited liability company or other organizational power and authority and all necessary government approvals and licenses to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to have such approvals or licenses would not, individually or in the aggregate, constitute a Parent Material Adverse Effect. Each Subsidiary of Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, constitute a Parent Material Adverse Effect. All outstanding equity interests in each Subsidiary of Parent have been duly authorized and are validly issued, fully paid and (except for general partnership interests) nonassessable, and are not subject to any preemptive rights, purchase options, call options, rights of first refusal, subscriptions or any similar rights and are owned by Parent and are so owned free and clear of all Liens, except as would not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

        (c)    (i) Capital Structure.    (A) The authorized shares of capital stock of Parent consist of an aggregate of 100,000,000 shares of Parent Common Stock, and 25,000,000 shares of preferred stock, $0.01 par value per share, of which 1,000,000 shares have been designated Series B Junior Participating Preferred Stock (the "Parent Series B Preferred"), 6,440,000 shares have been designated Series C Preferred Stock (the "Parent Series C Preferred"), and 4,000,000 shares have been designated Series D Preferred Stock (the "Parent Series D Preferred"), and 75,000,000 shares of Excess Stock, $0.01 par value per share. As of July 31, 2006, 45,770,217 shares of Parent Common Stock are issued and outstanding, no shares of Parent Series B Preferred are issued and outstanding, 6,300,000 shares of Parent Series C Preferred are issued and outstanding and 4,000,000 shares of Parent Series D Preferred are issued and outstanding. No shares of Parent capital stock have been issued since July 31, 2006 and prior to the date hereof other than in accordance with the exercise of awards under employee benefit plans. All outstanding shares of Parent are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any similar right. The shares of Parent Common Stock to be issued in the Mergers, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens other than Liens created by or imposed upon the holders thereof. Each share of Parent Common Stock to be issued in the Mergers shall carry the same number of Parent Rights as each other share of Parent Common Stock.

        (B)  As of the date hereof, there are no issued and outstanding or reserved for issuance: (1) shares or other equity securities of Parent; (2) restricted shares of Parent Common Stock or performance stock awards relating to the equity interests of Parent; (3) securities of Parent or any Subsidiary of Parent convertible into or exchangeable for stock or other equity securities of Parent or any Subsidiary of Parent; and (4) subscriptions, options, warrants, conversion rights, stock appreciation rights, "phantom" stock, stock units, calls, claims, rights of first refusal, rights (including preemptive rights), commitments, arrangements or agreements to which Parent or any Subsidiary of Parent is a party or by which it is bound in any case obligating Parent or any Subsidiary of Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, stock or other equity securities of Parent or of any Subsidiary of Parent, or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such subscription, option, warrant, conversion right, stock appreciation right, call, right, commitment, arrangement or agreement, except, in each case, as set forth in this Section 3.2(c) or pursuant to the Preferred Share Purchase Rights (the "Parent Rights") issued pursuant to the Rights Agreement (the "Parent Rights Agreement"), dated as of or about March 6, 2000 between the Company and the Rights Agent. All outstanding shares of Parent are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.

        (ii)   Miscellaneous.    (A) Except for this Agreement, there are not any (i) shareholder agreements, voting trusts, proxies or other agreements or understandings relating to the voting of any shares of Parent to which Parent or any Subsidiary of Parent is a party or by which it is bound or (ii) agreements or understandings relating to the sale or transfer (including agreements imposing transfer restrictions) of any shares of Parent to which Parent or any Subsidiary of Parent is a party or by which it is bound.

        (B)  No holder of securities in Parent or any Subsidiary of Parent has any right to have the offering or sale of such securities registered by Parent or any Parent Subsidiary, as the case may be.

        (d)    Authority; No Violations; Consents and Approvals.

          (i)    Each of the Purchaser Parties has all requisite corporate or partnership power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject the filing of Articles of Merger pursuant to the MGCL and the filing of the Partnership Certificate of Merger pursuant to the DRULPA. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, or other organizational action on the part of Parent and each applicable Parent Subsidiary, and no vote or consent of any holders of any securities of Parent or any of its Subsidiaries is required with respect to the consummation of the transactions contemplated hereby.

          (ii)   This Agreement has been duly executed and delivered by each of the Purchaser Parties, and, assuming due authorization and delivery by Reckson and the Operating Partnership, constitutes a valid and binding obligations of such Purchaser Parties, enforceable against such Purchaser Parties in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (iii)  The execution and delivery by each of the Purchaser Parties of this Agreement does not, and the consummation of the transactions contemplated hereby, and compliance by each of the Purchaser Parties with the provisions hereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under, require the consent or approval under, any provision of (A) the charter, bylaws or comparable organizational documents of any of the Purchaser Parties or the Parent Operating Partnership or any of their respective Subsidiaries, (B) any material contract, agreement or commitment of any of the Purchaser Parties or any of their respective Subsidiaries, or any guarantee by any of the Purchaser Parties or any of their respective Subsidiaries, or (C) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(d)(iv) are duly and timely obtained or made, any Law or Order applicable to or binding on any of the Purchaser Parties or any of their respective Subsidiaries, properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, Liens or detriments that, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of any of the Purchaser Parties to perform its obligations under this Agreement or prevent the consummation by any of the Purchaser Parties of any of the transactions contemplated hereby.

          (iv)  No consent, approval, Order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Entity is required by or on behalf of any of the Purchaser Parties or any of their respective Subsidiaries in connection with the execution and delivery by any of the Purchaser Parties of this Agreement or the consummation by any of the Purchaser Parties of the transactions contemplated hereby, except for: (A) compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (B) the filing of the Articles of Merger and the acceptance for record of the Articles of Merger pursuant to the MGCL; (C) the filing of the Partnership Certificate of Merger and the acceptance for record of the Partner Certificate of Merger pursuant to the DRULPA; (D) such filings and approvals as may be required by any applicable state securities or "blue sky" Laws; (E) compliance with the rules and regulations of the New York Stock Exchange; and (F) any such other consent, approval, Order, authorization, registration, declaration, filing or permit that the failure to obtain or make, individually or in the aggregate, would not reasonably be expected to materially impair or delay the ability of any of the Purchaser Parties to perform its obligations hereunder or prevent the consummation by them of any of the transactions contemplated hereby.

        (e)   SEC Documents; Financial Statements.    Parent has made available to Reckson (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement, other statement (including proxy statements) and information filed by Parent with the SEC since January 1, 2003 (the "Parent SEC Documents"), which are all the documents (other than preliminary material) that Parent was required to file with the SEC since January 1, 2003 pursuant to the federal securities Laws and the SEC rules and regulations thereunder. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Sarbanes-Oxley Act of 2002 and the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, in each case, as in effect at such time, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Parent SEC Documents filed and publicly available prior to the date of this Agreement. No Parent Subsidiary is required (by contract or applicable Law) to make periodic filings with the SEC. The consolidated financial statements of Parent (including the notes thereto) included or incorporated by reference in the Parent SEC Documents (including the audited consolidated balance sheet of Parent as at December 31, 2005 (the "Parent Balance Sheet") and the unaudited consolidated statements of income for the three months ended March 31, 2006) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), in each case, as in effect at such time, the assets, Liabilities and the consolidated financial position of Parent and its Subsidiaries, taken as a whole, as of their respective dates and the consolidated results of operations and cash flows of Parent and its Subsidiaries taken as a whole, for the periods presented therein. Since the enactment of the Sarbanes-Oxley Act of 2002, Parent has been and is in compliance in all material respects with the applicable provisions thereof and the rules and regulations promulgated thereunder.

        (f)    Information Supplied. The information supplied by any of the Purchaser Parties for inclusion in the Form S-4 Registration Statement and the Proxy Statement, or any amendment or supplement thereto, shall not, on the date the Proxy Statement is first mailed to Reckson Common Shareholders, at the time of the Reckson Shareholder Approval or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, any information supplied in writing by Reckson or the Operating Partnership for inclusion in the Proxy Statement or the Form S-4 Registration Statement shall not be considered to have been supplied by any of the Purchaser Parties for purposes of this representation.

        (g)   Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, each of Parent and the Parent Subsidiaries have conducted their business only in the ordinary course and there has not been: (i) a Parent Material Adverse Effect; (ii) any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Parent Common Stock (other than regular quarterly cash dividends of $0.60 per Parent Common Share and cash dividends after the date of this Agreement expressly permitted by Section 4.2);(iii) any amendment of any material term of any outstanding security of Parent or of SL Green Operating Partnership, L.P. (the "Parent Operating Partnership"); (iv) any repurchase, redemption or other acquisition by Parent or any Parent Subsidiary of any outstanding shares, stock or other securities of, or other ownership interests in, Parent or the Parent Operating Partnership (except (x) in connection with Parent employee benefit plans, or (y) in connection with the use of Parent Common Stock to pay the exercise price or Tax withholding obligation upon the exercise of a Parent Option); or (v) any change in any method or practice of financial accounting by Parent or any consolidated Parent Subsidiary other than any change after the date of this Agreement permitted by Section 4.2.

        (h)   No Undisclosed Material Liabilities. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, there are no Liabilities of Parent or any of the Parent Subsidiaries, whether accrued, contingent, absolute or determined other than: (i) Liabilities reflected on the financial statements (including the notes thereto), or (ii) Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Balance Sheet as would not, individually or in the aggregate, constitute a Parent Material Adverse Effect.

        (i)    No Default. Neither Parent nor any of the Parent Subsidiaries is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of (i) any material term, condition or provision of Parent's Articles of Incorporation (the "Parent Charter") or Parent's Amended and Restated Bylaws (the "Parent Bylaws") or the comparable charter or organizational documents (for the avoidance of doubt, the occurrence of any event that is reasonably likely to result in Parent ceasing to be qualified as a REIT shall be deemed to be material), of any of the Parent Operating Partnership, (ii) any term, condition or provision of any loan or credit agreement or any note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Parent or any of the Parent Subsidiaries is now a party or by which Parent or any of the Parent Subsidiaries or any of their respective properties or assets is bound, or (iii) any Law or Order applicable to or binding upon Parent or any of the Parent Subsidiaries or any of their respective properties or assets, except, in the case of clauses (ii) and (iii), for defaults or violations that, individually or in the aggregate, have not constituted, and would not constitute, a Parent Material Adverse Effect.

        (j)    Compliance with Applicable Laws. Parent and the Parent Subsidiaries hold all permits, licenses, certificates, registrations, variances, exemptions, Orders, franchises and approvals of all Governmental Entities necessary or required by any applicable Law or Order for the lawful conduct of their respective businesses (the "Parent Permits"), except where the failure so to hold, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Parent Material Adverse Effect. Parent and the Parent Subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply, individually or in the aggregate, does not constitute and would not reasonably be expected to result in a Parent Material Adverse Effect. Except as would not, individually or in the aggregate, constitute and would not reasonably be expected to result in a Parent Material Adverse Effect, the businesses of Parent and the Parent Subsidiaries are not being and have not been conducted in violation of any Law or Order. No investigation or review by any Governmental Entity with respect to Parent or any of the Parent Subsidiaries is pending or, to the Knowledge of Parent, is threatened, other than those the outcome of which, individually or in the aggregate, would not constitute a Parent Material Adverse Effect.

        (k)   Litigation. There is no litigation, arbitration, claim, investigation, suit, action or proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or any Parent Subsidiary or any of their respective property or assets that, individually or in the aggregate, that would reasonably be expected to result in a Parent Material Adverse Effect, nor is there any such litigation, arbitration, claim, investigation, suit, action or proceeding or any Order outstanding against Parent or any Parent Subsidiary or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay the Merger or the Partnership Merger.

        (l)    Taxes. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect:

          (i)    (A) Parent and each Parent Subsidiary has timely filed or has had timely filed on its behalf (taking into account extensions) all Tax Returns (as defined herein) required to be filed by it or on its behalf, and all such Tax Returns were, at the time filed, true, correct and complete; (B) Parent and each Parent Subsidiary has paid (or Parent has paid on behalf of such Parent Subsidiary) all Taxes required to be paid by it (in each case of clause (A) or (B), except with respect to matters for which appropriate reserves have been established in accordance with GAAP).

          (ii)   Parent (A) for each taxable period beginning with its date of formation through December 31, 2005, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such periods; (B) has operated since January 1, 2006, to the date of this representation in a manner consistent with the requirements for qualification and taxation as a REIT; and (C) intends to continue to operate in such a manner as to qualify as a REIT.

        (m)  Environmental Matters.

          (i)    Neither Parent nor any Parent Subsidiary is in violation of any applicable Environmental Laws except for any violation that, individually or in the aggregate, would not constitute a Parent Material Adverse Effect; and

          (ii)   Neither Parent nor any Subsidiary of Parent has received any written notice of, and there are no, pending administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to Hazardous Materials or any Environmental Law against, and to the Knowledge of Parent and the Operating Partnership there is no basis therefor, or affecting Parent or any of the Parent Subsidiaries or any of the Parent Properties (as defined herein), that have not been remedied or cured, and to the Knowledge of Parent there is no basis therefore in each case except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        (n)   Funding. Purchaser has previously delivered to Reckson a complete and correct copy of a fully executed financing commitment (the "Financing Commitment,"), whereby the financial institution party thereto has committed, subject to the terms and conditions set forth therein, to provide debt Financing in connection with the transactions contemplated by this Agreement Parent has available to it all financing necessary to consummate the transactions contemplated by this Agreement in accordance with the terms hereof. The Financing Commitment is in full force and effect and is the valid, binding and enforceable obligation of the parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the financing contemplated by the Financing Commitment other than as set forth therein. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any of the Purchaser Parties under the Financing Commitment, and none of the Purchaser Parties has any reason to believe that any of the conditions to the financings contemplated by the Financing Commitment will not be satisfied or that any financing will not be made available to the Purchaser Parties at the Closing.

        (o)   No Other Business. Each of Wyoming Acquisition Corp., Wyoming Acquisition GP and Wyoming Acquisition LP was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated thereby.

        (p)   Brokers. No broker, investment banker or other Person is entitled to any brokers', finders' or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser Parties, for which fee or commission Reckson or any Reckson Subsidiary may be liable.

  (q)
  Material Contracts.

          (i)    All of the Parent Material Contracts as in effect as of the date hereof are listed in the exhibit index set forth in a Covered Parent SEC Disclosure. Parent has, prior to the date hereof, made available to Reckson (including by filing with the SEC) true and complete copies of each Parent Material Contract as in effect as of the date hereof. All Parent Material Contracts are valid, binding and enforceable and in full force and effect with respect to Parent and the Parent Subsidiaries, and to the Knowledge of Parent, with respect to each other party to any such Parent Material Contract, except where such failure to be so valid, binding and enforceable and in full force and effect do not and would not, individually or in the aggregate, constitute a Parent Material Adverse Effect, and except, in each case, to the extent that enforcement of rights and remedies created by any Material Contracts are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general application related to or affecting creditors' rights and to general equity principles.

          (ii)   (A) neither Parent nor any Parent Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Parent Material Contract to which it is a party or by which it or any of its properties or assets is bound and (B) to the Knowledge of Parent, as of the date hereof there are no such violations or defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation or default) by any third party to any Parent Material Contract, except, in either the case of clause (A) or (B), for those violations or defaults that, individually or in the aggregate, would not constitute a Parent Material Adverse Effect. For purposes of this Agreement, "Parent Material Contracts" means any agreements filed or required to be filed as exhibits to the Parent SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations.

  (r)
  Solvency.

          (i)    Immediately after giving effect to the Mergers and the transactions contemplated hereunder, including the payment of the Merger Consideration, the financing of the transactions contemplated hereby (and any other repayment or refinancing of debt contemplated in this Agreement or the Financing Commitments), and payment of all related fees and expenses, (i) the fair value of the assets of the Surviving Company (individually) and the Surviving Company and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and Liabilities, direct, subordinated, contingent or otherwise, of the Surviving Company (individually) and the Surviving Company and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Surviving Company (individually) and the Surviving Company and its Subsidiaries on a consolidated basis, will be greater than the amount that will be required to pay the probable Liability of the Surviving Company (individually) and the Surviving Company and its Subsidiaries on a consolidated basis, respectively, on their debts and other Liabilities, direct, subordinated, contingent or otherwise, as such debts and other Liabilities become absolute and matured; (iii) the Surviving Company (individually) and the Surviving Company and its Subsidiaries on a consolidated basis will be able to pay their debts and Liabilities, direct, subordinated, contingent or otherwise, as such debts and Liabilities become absolute and matured; and (iv) the Surviving Company (individually) and the Surviving Company and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

          (ii)   On the Closing Date, neither Purchaser nor the Surviving Company will, and the Surviving Company will cause its Subsidiaries not to, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its indebtedness or the indebtedness of any such Subsidiary.

        (s)   Investment Company Act of 1940. None of Parent or any Parent Subsidiary is, or after giving effect to the transactions contemplated by this Agreement will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

ARTICLE IV

COVENANTS RELATING TO CONDUCT
OF BUSINESS PENDING THE MERGERS

        Section 4.1.    Conduct of Business by Reckson.    (a) During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Partnership Merger Effective Time, Reckson and the Operating Partnership shall, and shall cause each of the other Reckson Subsidiaries to except as otherwise expressly contemplated by this Agreement or to the extent consented to by Purchaser in writing (i) carry on its businesses in the usual, regular and ordinary course consistent with past practice and (ii) to the extent consistent with the foregoing clause (i), use its commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, to keep available the services of their present officers and employees and to maintain the status of Reckson and each applicable Reckson Subsidiary as a REIT within the meaning of Section 856 of the Code.

        (b)   Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Partnership Merger Effective Time, except as otherwise expressly provided or permitted by this Agreement, as set forth in Section 4.1(b) of the Reckson Disclosure Letter, to the extent consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), in connection with Reckson New York Property Trust, as contemplated by Reckson Employee Benefit Plans, as required by existing agreements, or as required by Reckson or its Affiliates duties to joint venture partners or minority shareholders of any Reckson Affiliate, Reckson and the Operating Partnership shall not and shall not authorize or commit or agree to, and shall cause the other Reckson Subsidiaries not to (and not to authorize or commit or agree to):

          (i)    (A) declare, set aside for payment or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any of Reckson's shares, stock or the partnership interests, shares, stock or other equity interests in any Reckson Subsidiary that is not directly or indirectly wholly owned by Reckson, other than (i) regular, cash distributions at a rate not in excess of $0.4246 per share of Reckson Common Shares, declared and paid quarterly, (ii) applicable distributions payable to holders of LP Units, GP Units and Reckson RSUs and (iii) pro rata dividends or distributions, declared, set aside or paid by any non-wholly-owned Reckson Subsidiary to Reckson or any Reckson Subsidiary; provided that Reckson may declare and pay dividends or distributions to the extent required to maintain its status as a REIT or to eliminate any U.S. federal income or excise Taxes otherwise payable, (B) except as set forth in Section 4.1(b) of the Reckson Disclosure Letter or pursuant to the terms of any LP Units or Reckson Employee Benefit Plans (or the award agreements thereunder), split, combine or reclassify any shares, stock, partnership interests or other equity interest or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock, partnership interests or other equity interests or (C) purchase, redeem or otherwise acquire any Reckson Common Shares, stock, other equity interests or securities of Reckson or the partnership interests, stock, other equity interests or securities of any Reckson Subsidiary or any options, warrants or rights to acquire, or security convertible into, Reckson Common Shares, stock, other equity interest or securities of Reckson or the partnership interests, stock or other equity interests in any Reckson Subsidiary, except in each case (v) in connection with Reckson Employee Benefit Plans, (w) pursuant to the terms of any LP Units, (x) the issuance of Reckson Common Shares pursuant to the terms of the Convertible Senior Notes, (y) upon exercise of existing rights in favor of Reckson or (z) use of Reckson Common Shares or Common LP Units to pay the exercise price or Tax withholding obligation upon the exercise of a Reckson Option or upon the vesting or settlement of a Reckson restricted share award, Reckson RSU or LTIP OP Unit;

          (ii)   (A) classify or re-classify any unissued Reckson Common Shares, shares of stock, units, interests, any other voting or redeemable securities (including LP Units or other partnership interests) or stock-based performance units of Reckson or any Reckson Subsidiary, (B) other than Permitted Issuances, authorize for issuance, issue, deliver, sell, or grant Reckson Common Shares, shares of stock, units, interests, any other voting or redeemable securities (including LP Units or other partnership interests) or stock based performance units of Reckson or Reckson Subsidiaries, (C) other than Permitted Issuances, authorize for issuance, issue, deliver, sell, or grant any option or other right in respect of, any Reckson Common Shares, shares of stock, units, interests, any other voting or redeemable securities (including LP Units or other partnership interests), or stock-based performance units of Reckson or any Reckson Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, units, interests, voting securities or convertible or redeemable securities or (D) amend or waive any option to acquire Reckson Common Shares (except, with respect to clauses (A), (B) and (C), (1) as required under the Operating Partnership Agreement as presently in effect, (2) pursuant to the terms of the LP Units, (3) in connection with the exercise of Reckson Options or vesting or settlement of Reckson RSUs granted under the Reckson Option Plans or (4) the exchange of units or LTIP OP Units of the Operating Partnership for Reckson securities in accordance with the Operating Partnership Agreement);

          (iii)  amend the Reckson Charter or the Reckson Bylaws, or any other comparable charter or organizational documents of any Reckson Subsidiary;

          (iv)  (A) merge, consolidate or enter into any other business combination transaction with any Person (B) acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity or (C) purchase any equity interest in or all or substantially all of the assets of, any Person or any division or business thereof;

          (v)   make, undertake or enter into any new commitments obligating Reckson or any Reckson Subsidiary to make, capital expenditures; provided however, Reckson or any Reckson Subsidiary may make, capital expenditures pursuant to the terms of contracts which have been executed prior to the date hereof and in connection with amounts payable in respect of existing or future (i) tenant improvements, (ii) lease commissions, (iii) obligations under leases, (iv) maintenance, repairs and amounts required as a result of extraordinary events or emergencies (collectively, the "Permitted Expenditures") and up to 110% of the total amounts set forth as capital expenditures or development costs in the capital expenditure and development plan described in Section 4.1(b) of the Reckson Disclosure Letter (the "Capital Budget");

          (vi)  incur indebtedness (secured or unsecured), except for draws under its existing line(s) of credit for purposes of (A) funding expenditures pursuant to the Capital Budget and Permitted Expenditures, (B) funding other transactions permitted by this Section 4.1 and (C) working capital purposes in the ordinary course (including to the extent necessary to pay dividends permitted pursuant to Section 4.1(b), for purposes of making payments to holders of any indebtedness and to pay any transaction expenses incurred in connection with the Mergers or the transactions contemplated by this Agreement);

         (vii)  sell, mortgage, subject to Lien, (or, in the case of an involuntary Lien, fail to take commercially reasonable action within forty-five (45) days of the notice of creation thereof to attempt to have such Lien removed), lease (other than leases (other than ground leases) as landlord or sublessor in the ordinary course of business) or otherwise dispose of any of the Reckson Properties, including by the disposition or issuance of equity securities in an entity that owns a Reckson Property, except (A) as described in Section 4.1(b) of the Reckson Disclosure Letter (and in the amounts so described) or (B) made in the ordinary course of business, or (C) pursuant to a binding sales contract in existence on the date of this Agreement and set forth in Section 4.1(b) of the Reckson Disclosure Letter;

        (viii)  except as set forth in Section 4.1(b) of the Reckson Disclosure Letter, (A) assume or guarantee the indebtedness of another Person other than wholly owned Reckson Subsidiaries, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person other than wholly owned Reckson Subsidiaries or enter into any arrangement having the economic effect of any of the foregoing, (B) prepay, refinance or amend any existing indebtedness other than refinancings of existing indebtedness at maturity with floating rate debt on customary commercial terms which is prepayable without premium or penalty, (C) make any loans, advances, capital contributions or investments in any other Person (other than wholly-owned Subsidiaries) or (D) other than in connection with the incurrence of indebtedness permitted hereunder, pledge or otherwise encumber shares of capital stock or securities in Reckson or any Reckson Subsidiary;

          (ix)  modify, amend or change any existing Tax Protection Agreement in a manner that would adversely affect Reckson, any Reckson Subsidiary or any of the Purchaser Parties, or enter into any new Tax Protection Agreement;

          (x)   except as required by Law or in the ordinary course of business, make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, or file any amended Tax Return (in each case, except to the extent necessary or appropriate to preserve Reckson's status as a REIT or to preserve the status of any Reckson Subsidiary as a partnership, "qualified REIT subsidiary" or "taxable REIT subsidiary" for U.S. federal income Tax purposes), if such action would have an adverse affect on any of the Purchaser Parties that is material;

          (xi)  (A) fail to maintain its books and records in all material respects in accordance with GAAP consistently applied, (B) change any of its methods, principles or practices of financial accounting in effect, other than as required by GAAP, (C) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, other than settlements or compromises (i) relating to real property Taxes or sales Taxes in an amount not to exceed $5,000,000, individually or in the aggregate, or (ii) that do not result in a Tax liability of Reckson or any Reckson Subsidiary that materially exceeds the amount reserved, in accordance with GAAP, with respect to such claim, action, or other proceeding, or (D) revalue in any material respect any of its assets, including writing-off accounts receivable, except, in each of the foregoing cases, as may be required by the SEC, applicable Law or GAAP (in which case, Reckson shall promptly inform Purchaser of such changes);

          (xii) settle or compromise any material litigation, including any shareholder derivative or class action claims other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves) in settlement or compromise does not exceed $10,000,000, which provide for a complete release of Reckson and each applicable Reckson Subsidiary of all claims and which do not provide for any admission of liability by Reckson or any Reckson Subsidiary;

        (xiii)  except as set forth in Section 4.1(b) of the Reckson Disclosure Letter, or as required by Law or any Reckson Employee Benefit Plan, (A) other than in connection with renewals of broad-based plans on substantially equivalent terms and other changes in broad-based plans that do not increase the cost thereof in any material respect, amend, modify, alter or terminate any existing Reckson Employee Benefit Plan or adopt any new employee benefit plan, incentive plan, severance plan or agreement, bonus plan, compensation, special remuneration, retirement, health, life, disability, stock option or other plan, program, agreement or arrangement that would be a Reckson Employee Benefit Plan if it had been in existence on the date hereof, (B) grant any new Reckson Options, Reckson restricted share awards or any other Reckson equity-based awards (including any LTIP OP Units and other Partnership Units), (C) materially increase the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, (D) other than in connection with the severance policy described in Section 4.1(b) of the Reckson Disclosure Letter, grant or pay any severance or termination pay to, or increase in any material manner the severance or termination pay of, any current or former director, officer, employee or consultant of the Company or any Reckson Subsidiary, (E) increase the number of its full-time permanent employees by more than 10 net adds or (F) establish, pay, agree to grant or increase any stay bonus, retention bonus or any similar benefit under any plan, agreement, award or arrangement;

        (xiv)  except as provided in Section 4.1(b) of the Reckson Disclosure Letter or as otherwise permitted pursuant to this Agreement and other than in the ordinary course of business, amend or terminate, or waive compliance with the terms of or breaches under, or assign any material rights or claims under, any material term of any Material Contract described in clause (III), (IV) or (V) of the definition thereof or clause (II) of the definition thereof (provided for purposes of this clause (xiv) only the reference to $10,000,000 shall be deemed to be a reference to $5,000,000) or enter into a new contract, agreement or arrangement that constitutes a service contract with a term of over 12 months or that, if entered into prior to the date of this Agreement, would have been a Material Contract described in clause (III), (IV) or (V) of the definition thereof or clause (II) of the definition thereof (provided for purposes of this clause (xiv) only the reference to $10,000,000 shall be deemed to be a reference to $5,000,000), in each case if the effect thereof would have an Reckson Material Adverse Effect.

          (xv) fail to use its commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding indebtedness of Reckson or any Reckson Subsidiary (in each case after giving effect to any applicable waivers);

        (xvi)  fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Entities and other authorities (including the New York Stock Exchange), subject to extensions permitted by Law;

       (xvii)  except as provided in Section 5.6, authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Reckson or any of the Reckson Subsidiaries;

      (xviii)  except in connection with a right being exercised by a tenant under an existing lease (and in accordance with the terms and conditions thereof), enter into any new lease for in excess of 25,000 square feet of net rentable area at an Reckson Property;

        (xix)  take any action or fail to take any action, which could reasonably be expected to cause Reckson to fail to qualify as a REIT; or

          (xx) agree in writing or otherwise to take any action inconsistent with any of the foregoing.

        Section 4.2.    Conduct of Business by Parent.    (a) During the period from the date of this Agreement to the earlier of the termination of this Agreement or the Partnership Merger Effective Time, Parent shall, and shall cause each of its Subsidiaries to (i) carry on its businesses in the usual, regular and ordinary course consistent with its good business judgment and (ii) to the extent consistent with the foregoing clause (i), use its commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties and to maintain the status of Parent as a REIT within the meaning of Section 856 of the Code.

        (b)   Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement or the Partnership Merger Effective Time, except as otherwise expressly provided or permitted by this Agreement, as set forth in Section 4.2(b) of the Parent Disclosure Letter, to the extent consented to by Reckson in advance and in writing (which consent shall not be unreasonably withheld, delayed or conditioned), as contemplated by any Parent employee or executive benefit or compensation plan, however characterized, as required by existing agreements, or as required by Parent or its Affiliates duties to joint venture partners or minority shareholders of any Parent Affiliate, Parent shall not and shall not authorize or commit or agree to, and shall cause the other Parent Subsidiaries not to (and not to authorize or commit or agree to):

        (i)    (A) declare, set aside for payment or pay any dividends on, or make any other actual, constructive or deemed distributions (whether in cash, shares, property or otherwise) in respect of, any of Parent's shares, stock or the partnership interests, shares, stock or other equity interests in any Parent Subsidiary that is not directly or indirectly wholly owned by Parent, other than (i) regular, cash distributions at a rate not in excess of $0.60 per share of Parent Common Stock, declared and paid quarterly, and (ii) pro rata dividends or distributions, declared, set aside or paid by any non-wholly-owned Parent Subsidiary to Parent or any Parent Subsidiary; provided that Parent may declare and pay dividends or distributions to the extent required to maintain its status as a REIT or to eliminate any U.S. federal income or excise Taxes otherwise payable, (B) except as set forth in Section 4.2(b)(i) of the Parent Disclosure Letter or pursuant to the terms of any Parent employee benefit plans (or the award agreements thereunder), split, combine or reclassify any shares, stock, partnership interests or other equity interest or issue or authorize the issuance of any securities in respect of, in lieu of or in substitution for shares of such shares, stock, partnership interests or other equity interests or (C) purchase, redeem or otherwise acquire any Parent Common Stock, stock, other equity interests or securities of Parent or the partnership interests, stock, other equity interests or securities of any Parent Subsidiary or any options, warrants or rights to acquire, or security convertible into, Parent Common Stock, stock, other equity interest or securities of Parent or the Parent partnership interests, stock or other equity interests in any Parent Subsidiary, except in each case in connection with Parent employee benefit plans;

        (ii)   (A) classify or re-classify any unissued Parent Common Stock, shares of stock, units, interests, any other voting or redeemable securities (including Parent Operating Partnership interests) or stock-based performance units of Parent or the Parent Operating Partnership, (B) other than issuances for cash in an underwritten public offering or issuances of units of the Parent Operating Partnership to purchase assets, authorize for issuance, issue, deliver, sell, or grant any shares of Parent Common Stock, shares of stock, units, interests, any other voting or redeemable securities (including Parent Operating Partnership interests) or stock based performance units of Parent or the Parent Operating Partnership, (C) authorize for issuance, issue, deliver, sell, or grant any option or other right in respect of, any Parent Common Stock, shares of stock, units, interests, any other voting or redeemable securities (including partnership interests), or stock-based performance units of Parent or the Parent Operating Partnership or any securities convertible into, or any rights, warrants or options to acquire, any such shares, units, interests, voting securities or convertible or redeemable securities other than pursuant to employee benefit plans or (D) amend or waive any option to acquire Parent Common Stock;

        (iii)  amend the Parent Charter or the Parent Bylaws, or any other comparable charter or organizational documents of the Parent Operating Partnership, other than as required in connection with the issuances of Parent capital stock (including preferred stock) in an underwritten cash offering;

        (iv)  (A) merge, consolidate or enter into any other business combination transaction with any Person (B) acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity or (C) purchase any equity interest in or all or substantially all of the assets of, any Person, or any division or business thereof; provided that this clause (iv) shall not in any way prohibit Parent or any of its Subsidiaries from entering into or consummating any transactions involving cash consideration or units of the Parent Operating Partnership, or a combination thereof, with respect to real property or any interest therein (in each case, including buildings, structures and other improvements and fixutres located thereon), other than acquisitions of a controlling equity interest in or a substantial portion of the assets of, any Person that has a class of securities subject to the reporting obligations of the Exchange Act;

        (v)   except as provided in Section 5.6, authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or any of the Parent Subsidiaries;

        (vi)  take any action, or fail to take any action, which could reasonably be expected to cause Parent to fail to qualify as a REIT; or

        (vii) agree in writing or otherwise to take any action inconsistent with any of the foregoing.

ARTICLE V

ADDITIONAL COVENANTS

        Section 5.1.    Preparation of Proxy Statement; Shareholders' Meeting; Preparation of Form S-4 Registration Statement.

        (a)   As soon as practicable following the date of this Agreement, Reckson shall prepare and file with the SEC a preliminary Proxy Statement for the purpose of calling the Reckson Shareholder Meeting to obtain the Reckson Shareholder Approval; provided that Reckson shall consult with Purchaser and provide Purchaser a reasonable opportunity to review and comment on such preliminary Proxy Statement prior to filing. The parties shall reasonably cooperate with each other in the preparation of the Proxy Statement and to have such document cleared by the SEC as promptly as practicable after such filing. Reckson will notify Purchaser promptly following the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and will supply Purchaser with copies of all correspondence with the SEC with respect to the Proxy Statement. The Proxy Statement, and any supplement or amendment thereto, shall comply in all material respects with all applicable requirements of Law. Reckson shall date the Proxy Statement as of the approximate date of mailing to Reckson shareholders and shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to Reckson shareholders at the earliest practicable date. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, (i) Purchaser or Reckson, as the case may be, shall promptly inform the other of such occurrences, (ii) Reckson shall prepare and file with the SEC any such amendment or supplement to the Proxy Statement; provided, however, that no amendment or supplement to the Proxy Statement will be made without prior consultation with Purchaser and providing Purchaser a reasonable opportunity to review and comment on such amendment or supplement, (iii) Reckson shall use its commercially reasonable efforts to have any such amendment or supplement cleared for mailing, to the extent necessary, to Reckson shareholders as promptly as practicable after such filing and (iv) Reckson shall use its commercially reasonable efforts to have any such amendment or supplement mailed to Reckson shareholders at the earliest practicable date.

        (b)   Subject to Section 5.6(a), Reckson will, as soon as practicable, but in no event more than five (5) Business Days, following the date on which the Proxy Statement is cleared by the SEC, duly call, give notice of, and as soon as practicable convene and hold the Reckson Shareholder Meeting, for the purpose of obtaining the Reckson Shareholder Approval. Reckson will, through the Reckson Board of Directors, recommend to Reckson shareholders approval of the Merger and the other transactions contemplated hereby and further covenants that the Proxy Statement will include such recommendation (the "Reckson Recommendation"), except to the extent that the Reckson Board of Directors shall have modified qualified or withdrawn such recommendation in accordance with Section 5.6(a) or to the extent that the Reckson Board of Directors determines in good faith, that failure to modify, qualify or withdraw such recommendation would breach their duties to Reckson or Reckson shareholders.

        (c)   Parent shall, as promptly as practicable following the date of this Agreement, prepare and file with the SEC a registration statement on Form S-4 (the "Form S-4 Registration Statement"), containing the Proxy Statement and prospectus, in connection with the registration under the Securities Act of Parent Common Stock issuable as Merger Consideration pursuant to the Mergers. Each of

Parent and Reckson shall use reasonable commercial efforts to cause the Form S-4 Registration Statement to be filed with the SEC by September 6, 2006 or earlier if practicable. Parent shall, and shall cause their accountants and attorneys to, use their reasonable best efforts to have or cause the Form S-4 Registration Statement declared effective as promptly as practicable, including, causing their accountants to deliver necessary or required instruments such as opinions and certificates, and will take any other action reasonably required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process. Each of Parent and Reckson shall promptly furnish the other all information concerning it as may be required for inclusion in the Proxy Statement or Form S-4 Registration Statement. Reckson shall cooperate with Parent in the preparation of the Form S-4 Registration Statement in a timely fashion and shall use reasonable best efforts to assist Parent in having the Form S-4 Registration Statement declared effective by the SEC as promptly as practicable. If, at any time prior to the Effective Time, Reckson shall obtain knowledge of any information pertaining to Reckson that would require any amendment or supplement to the Form S-4 Registration Statement, Reckson shall so advise Parent and shall promptly furnish Parent with all information as shall be required for such amendment or supplement, and shall promptly amend or supplement the Form S-4 Registration Statement.

        (d)   If on the date of the Reckson Shareholders Meeting, Reckson has not received proxies representing a sufficient number of Reckson Common Shares to approve the Merger, Reckson shall adjourn the Reckson Shareholder Meeting until such date as shall be mutually agreed upon by Reckson and Purchaser, which date shall not be less than 5 days nor more than 10 days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use its commercially reasonable efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the Reckson Shareholder Approval. Reckson shall only be required to adjourn or postpone the Reckson Shareholders Meeting one time pursuant to this Section 5.1(d).

        Section 5.2.    Access to Information; Confidentiality and Confidentiality Agreement.

        (a)   Each party hereto and its respective Subsidiaries shall afford to the other party and such other party's officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates, reasonable access during normal business hours and upon reasonable advance notice to all of its properties, offices, books, contracts, commitments, personnel and records, and, during such period, shall furnish reasonably promptly to such other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other party may reasonably request. Notwithstanding the foregoing, no Person shall be required by this Section 5.2 to provide any other party or such party's representatives with (i) access to physical properties for the purpose of invasive physical testing or (ii) any information that such party reasonably believes it may not provide to any other party by reason of applicable Law which constitutes information protected by attorney/client privilege, or which such party is required to keep confidential by reason of contract, agreement or understanding with third parties. Such other party shall, in the exercise of the rights described in this Section 5.2(a), not unduly interfere with the operation of the businesses of the party providing the access and information.

        (b)   Each of the Purchaser Parties will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will otherwise comply with the terms of the letter agreement between Reckson and Parent dated as of July 14, 2006 (as may be amended, the "Confidentiality Agreement").

        (c)   Subject to applicable Law and legal process, Reckson and the Operating Partnership shall and shall cause each of the Reckson Subsidiaries and all of their its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold all non-public information received concerning the business and affairs of the Purchaser Parties and any of their respective Subsidiaries in strict confidence.

        Section 5.3.    Reasonable Efforts.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the Purchaser Parties, Reckson and the Operating Partnership agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, as promptly as reasonably practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary, proper or advisable actions or nonactions, waivers, consents and approvals from Governmental Entities and other third parties and the making of all necessary, proper or advisable registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval, waiver, consent or exemption from any Governmental Entity, (ii) the obtaining of all necessary, proper or advisable consents, approvals, waivers or exemptions from non-governmental third parties, (iii) the execution and delivery of any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of this Agreement, and (iv) the obtaining of customary tenant estoppels with respect to the Reckson Leases or other reasonable requests for estoppels, provided, however, that the failure to obtain any such estoppels shall not be considered to be a breach of this Agreement.

        (b)   Reckson and the Operating Partnership shall give prompt notice to the Purchaser Parties and the Purchaser Parties shall give prompt notice to Reckson and the Operating Partnership, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect such that the applicable closing conditions are incapable of being satisfied by the Termination Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the applicable closing conditions are incapable of being satisfied by the Termination Date; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        Section 5.4.    Transfer Taxes.    Purchaser shall prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement other than any such Taxes that are solely the responsibility of the holders of Reckson Common Shares or LP Units under applicable Law (together, with any related interest, penalties or additions to Tax, "Transfer and Gains Taxes"). Purchaser shall pay or cause to be paid all such Transfer and Gains Taxes (other than any such Taxes that are solely the responsibility of the holders of Reckson Common Shares or LP Units under applicable Law), without any deduction or withholding from the Merger Consideration or the Partnership Merger Consideration.

        Section 5.5.    No Solicitation of Transactions.

        (a)   Subject to Section 5.6, none of Reckson, the Operating Partnership or any other Reckson Subsidiary shall, nor shall it authorize or permit, directly or indirectly, any officer, director, employee, agent, investment banker, financial advisor, attorney, broker, finder or other agent, representative or Affiliate of Reckson, the Operating Partnership or any other Reckson Subsidiary to initiate, solicit, encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined herein), or enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction Reckson and the Operating Partnership shall take, and shall cause the other Reckson Subsidiaries to take, all actions reasonably necessary to cause their respective officers, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or Affiliates to, immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing Transaction; provided, however, that nothing in this sentence shall preclude Reckson, the Operating Partnership or any other Reckson Subsidiary or their respective officers, trustees, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or Affiliates from complying with the provisions of the last sentence of this Section 5.5(a). Reckson, the Operating Partnership and the Reckson Subsidiaries shall be responsible for any failure on the part of their respective officers, directors, employees, investment bankers, financial advisors, attorneys, brokers, finders and any other agents, representatives or Affiliates to comply with this Section 5.5(a). Purchaser Parties acknowledge that, effective as of the date of this Agreement, Reckson waives all standstill or similar provisions of any agreement, letter or understanding for the benefit of it or any of the Reckson Subsidiaries that would in any way prohibit any Person from making or otherwise facilitate the making of a proposal with respect to a Competing Transaction. Reckson shall request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition, stock sale, asset sale or otherwise) Reckson, the Operating Partnership or any other Reckson Subsidiary, or any material position of their assets, if any, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of Reckson, the Operating Partnership or any other Reckson Subsidiary.

        (b)   Reckson and the Operating Partnership shall notify Purchaser of, promptly following receipt, all relevant details relating to any proposal (including the identity of the parties and all material terms thereof) which any of Reckson, the Operating Partnership or any of the other Reckson Subsidiaries or any such officer, director, employee, agent, investment banker, financial advisor, attorney, broker, finder or other representative or Affiliate may receive after the date hereof relating to a Competing Transaction and shall keep Purchaser reasonably informed on a prompt basis as to the status of and any material developments regarding any such proposal.

        (c)   For purposes of this Agreement, a "Competing Transaction" means any of the following (other than the transactions expressly provided for in this Agreement): (i) any merger, consolidation, share exchange, business combination or similar transaction involving Reckson or the Operating Partnership; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 40% or more of the fair market value of the assets (including by means of an issuance, sale or other disposition of voting securities) of Reckson and the Reckson Subsidiaries, taken as a whole, or of 40% or more of any class of voting securities of Reckson, in a single transaction or series of related transactions, excluding any bona fide financing transactions that do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; or (iii) any tender offer or exchange offer for 40% or more of any class of voting securities of Reckson.

        (d)   For purposes of this Agreement, a "Superior Competing Transaction" means a bona fide unsolicited written proposal for a Competing Transaction made by a third party that the Reckson Board of Directors determines (after taking into account any amendments to this Agreement entered into or which Purchaser irrevocably covenants to enter into and for which all internal approvals of Purchaser have been obtained prior to the date of such determination), in good faith and after consultation with its financial and legal advisors, is on terms that are more favorable, taking into account financial terms, the conditions to the consummation thereof and the likelihood of the Competing Transaction proposal being consummated, to the Reckson Common Shareholders than the Mergers and the other transactions contemplated by this Agreement.

        Section 5.6.    Board Actions.

        (a)   Notwithstanding Section 5.5 or any other provision of this Agreement to the contrary, following the receipt by Reckson or any Reckson Subsidiary of a proposal from a third party for a Competing Transaction (which was not solicited, encouraged or facilitated in violation of Section 5.5), if the Reckson Board of Directors determines in good faith following consultation with its legal and financial advisors that such proposal for a Competing Transaction is or is reasonably likely to lead to a Superior Competing Transaction, the Reckson Board of Directors may (directly or through officers or advisors) (i) furnish nonpublic information with respect to Reckson and the Reckson Subsidiaries to the Person that made such proposal (provided that Reckson shall furnish such information pursuant to a confidentiality agreement unless the third party is already a party thereto), (ii) disclose to Reckson shareholders any information required to be disclosed under applicable Law, (iii) participate in discussions and negotiations regarding such proposal and (iv) following receipt of a proposal for a Competing Transaction that constitutes a Superior Competing Transaction, but prior to the Reckson Shareholder Approval, (A) withdraw or modify in a manner adverse to Purchaser, or fail to make, the Reckson Recommendation or recommend that the Reckson Common Shareholders approve such Superior Competing Transaction, (B) terminate this Agreement pursuant to and subject to compliance with, Section 7.1(g) and (C) take any action that any court of competent jurisdiction orders Reckson to take. Nothing in this Section 5.6 or elsewhere in this Agreement shall prevent the Reckson Board of Directors from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to a Competing Transaction or from issuing a stop, look and listen announcement or otherwise making any required disclosure to Reckson shareholders if, in the good faith judgment of the Reckson Board of Directors, after consultation with outside legal counsel, failure to do so would be inconsistent with its obligations under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that neither Reckson nor the Reckson Board of Directors shall be permitted to recommend a Competing Transaction which is not a Superior Competing Transaction.

        (b)   The Reckson Board of Directors shall not take any of the actions referred to in clause (iv) of Section 5.6(a) (i) until at least three (3) Business Days after giving notice to Purchaser that the Competing Transaction constitutes a Superior Competing Transaction (a "Superior Notice") accompanied by a copy of the form of definitive agreement (if any) that is proposed to be entered into in respect of the Competing Transaction, and (ii) unless the Reckson Board shall have concluded following the end of such three (3) Business Day period that, taking into account any amendment to this Agreement entered into or that Purchaser irrevocably covenants to enter into and for which all internal approvals of Purchaser have been obtained since receipt of such notice, in each case, prior to the end of such three Business Day period, such Superior Competing Transaction remains a Superior Competing Transaction.

        Section 5.7.    Public Announcements.    Reckson, the Operating Partnership and Purchaser shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement or filing without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement or filing as may be required by Law or the applicable rules of any stock exchange if it has used its commercially reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so prior to the time such press release or public statement or filing is required to be released, filed or furnished pursuant to such Law.

        Section 5.8.    Employee Arrangements.

        (a)   From the Effective Time through the first anniversary (or, if earlier, such time as the Covered Employee is no longer employed by Purchaser or its Affiliates) thereof (the "Covered Period"), Purchaser shall, or shall cause the Surviving Company to, provide each employee of Reckson and the Reckson Subsidiaries as of the Effective Time who the Surviving Company, the Surviving Partnership or the Purchaser Parties employ following the Effective Time (collectively, the "Covered Employees") with employee benefits and compensation plans, programs and arrangements that are substantially similar, in the aggregate, to the employee benefits and compensation plans, programs and arrangements (but for the avoidance of doubt shall not be required to be replicated on a plan for plan or agreement for agreement basis), excluding equity and equity-based plans and awards of interests in the Operating Partnership provided by Reckson and the Reckson Subsidiaries, as the case may be, to each such Covered Employee immediately prior to the Effective Time. Notwithstanding anything contained herein to the contrary, from and after the Effective Time, a Covered Employee whose employment terminates during the Covered Period shall be entitled to receive the severance payments and benefits provided under and in accordance with the terms and conditions of the severance policy described in Section 4.1(b) of the Reckson Disclosure Letter (without amendment on or after the Effective Time). Notwithstanding anything in this Agreement to the contrary, following the Effective Time, the employment of the Covered Employees who are covered by a Collective Bargaining Agreement shall in all events be in accordance with the terms and conditions of such agreements.

        (b)   From and after the Effective Time, Purchaser shall (i) provide the Covered Employees with service credit for purposes of eligibility, participation and vesting and levels of benefit accruals (but not for benefit accruals under any defined benefit pension plan of Purchaser or any of its Subsidiaries), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Purchaser, Surviving Company or any of their respective Subsidiaries in which (and to the extent) such Covered Employees are eligible to participate, for all periods of employment with Reckson or any Reckson Subsidiary (or their predecessor entities) prior to the Effective Time, (ii) cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Purchaser, Surviving Company or any of their respective Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents, and (iii) give the Covered Employees and their eligible dependents credit for the plan year in which the Effective Time (or commencement of participation in a plan of Purchaser, Surviving Company or any of their respective Subsidiaries) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in a plan of Purchaser, Surviving Company or any of their respective Subsidiaries).

        (c)   Parent shall, and shall cause the Surviving Company and its Subsidiaries to, take all action necessary to effectuate and satisfy, the agreements and obligations set forth in Section 5.8(c) of the Reckson Disclosure Letter.

        (d)   At the Effective Time, Parent shall cause the Surviving Company and its Subsidiaries to take the actions set forth in Section 5.8(d) of the Reckson Disclosure Letter with respect to the life insurance policies set forth on such schedule.

        Section 5.9.    Indemnification; Directors' and Officers' Insurance.

        (a)   In the event of any threatened or actual claim, action, suit, demand, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a trustee, director or officer, partner or member of Reckson or any of the Reckson Subsidiaries (each, an "Indemnified Party" and collectively, the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a trustee, director, officer, partner or member of Reckson or any of the Reckson Subsidiaries, or is or was serving at the request of Reckson or any of the Reckson Subsidiaries as a trustee, director, officer, partner or member of another corporation, partnership, joint venture, trust or other enterprise, in each case, at or prior to the Effective Time or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby, from and after the Effective Time, the Purchaser Parties and the Surviving Company (together with Reckson, the "Indemnitors"), shall jointly and severally indemnify and hold harmless, as and to the fullest extent permitted by Law, each Indemnified Party against any losses, claims, damages, Liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation (collectively, "Indemnifiable Amounts"), and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted before or after the Effective Time), the Indemnitors, shall promptly (but in any event within ten (10) calendar days of written request) advance expenses pending the final disposition of any such threatened or actual claim, action, suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law. For purposes of clarification, no person who is a representative of any Joint Venture partner unaffiliated with Reckson on any governing body of any Joint Venture shall be entitled to indemnification as a result of this Section 5.9.

        (b)   Each of the Purchaser Parties agrees that all rights to indemnification and contribution existing in favor of, and all exculpations and limitations of the personal liability of, the Indemnified Parties provided for in the Reckson Charter or the Reckson Bylaws, as well as all existing indemnification agreements with respect to matters occurring at or prior to the Effective Time, including the Merger, shall continue in full force and effect in accordance with their terms. Subject to Section 5.9 of the Seller Disclosure Letter, Reckson shall prior to the Effective Time obtain and fully pay for a policy (providing coverage for the Indemnified Parties) with a claims period of at least six (6) years from the Effective Time from an insurance carrier with the same or better credit rating as Reckson's current insurance carrier with respect to directors' and officers' liability insurance in an amount and scope no less favorable than Reckson's existing policies with respect to matters existing or occurring at or prior to the Effective Time.

        (c)   This Section 5.9 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, Reckson and the Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.9.

        (d)   In the event that Parent or the Surviving Company (i) consolidates with or merges into any other Person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that such continuing or surviving entity or transferee, as the case may be, assumes the obligations set forth in this Section 5.9.

        Section 5.10.    Financing.

        (a)   The Purchaser Parties shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Financing Commitment, and to satisfy the conditions to obtaining the financing set forth therein, (ii) enter into definitive financing agreements with respect to the financings contemplated by the Financing Commitment (collectively, the "Financing Agreements"), so that the

Financing Agreements are in effect as promptly as practicable, and (iii) consummate the financings contemplated by the Financing Agreements at or prior to the Closing. The Purchaser Parties shall keep Reckson informed of the status of the financing process relating thereto. Reckson shall provide such cooperation as may be reasonably requested by the Purchaser Parties in connection with the financing; provided, however, that Reckson shall not be required to provide any such assistance that would unreasonably interfere with the businesses or operations of Reckson; provided, further, however, that without Reckson's consent, in no event, whether in connection with the Financings contemplated by the Financing Agreements or otherwise, shall any property-level due diligence involve environmental tests or assessments. The Purchaser Parties shall indemnify Reckson and its Affiliates, including without limitation its directors and officers, for any Liabilities incurred by Reckson or its Affiliates, including without limitation its directors and officers, that result from actions taken by Reckson or its Affiliates at the request of the Purchaser Parties.

        (b)   If, notwithstanding the use of commercially reasonable efforts by the Purchaser Parties to satisfy their obligations under this Section 5.10, any of the Financing Commitment or Financing Agreements expire, are terminated or otherwise become unavailable prior to the Closing, in whole or in part, for any reason, the Purchaser Parties shall (i) immediately notify Reckson of such expiration, termination or other unavailability and the reasons therefor and (ii) use their commercially reasonable efforts promptly to arrange for alternative financing to replace the Financing contemplated by such expired, terminated or otherwise unavailable commitments or agreements in an amount sufficient to consummate the transactions contemplated by this Agreement.

        Section 5.11.    Convertible Senior Notes.    Reckson and the Operating Partnership shall, and shall cause the Reckson Subsidiaries to, reasonably promptly after receipt of written instruction to do so by the Purchaser, deliver a notice to the holders of the Convertible Senior Notes providing that the Operating Partnership elects to change the exchange obligation under the Convertible Senior Notes, subject to, conditioned upon, and after, the consummation of the Mergers, into an obligation to deliver upon a subsequent exchange of Convertible Senior Notes, cash, shares of Acquirer Common Stock (as defined in the Officers Certificate setting forth the terms and conditions of the Convertible Senior Notes), or a combination thereof in accordance with Section 4.10 of such Officers Certificate.

        Section 5.12.    Allocation of Merger Consideration.    The Purchaser Parties shall prepare an allocation of the Merger Consideration (including an allocation of the Stock Consideration and the Cash Consideration) and all other capitalized costs among the assets of Reckson in accordance with Section 1060 of the Code and Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate). Neither the Purchaser Parties nor Reckson shall take any position for Tax purposes (whether in audits, Tax Returns, or otherwise) that is inconsistent with such allocation, except to the extent required to do so by applicable law or pursuant to a determination (within the meaning of Section 1313(a) of the Code).

ARTICLE VI

CONDITIONS PRECEDENT

        Section 6.1.    Conditions to Each Party's Obligation to Effect the Mergers.    The respective obligations of Reckson, the Operating Partnership, and the Purchaser Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)   Shareholder and Partner Approvals. The Reckson Shareholder Approval of the Merger and the Reckson Partner Approval of the Partnership Merger shall have been obtained.

        (b)   No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Partnership Merger or any of the other transactions or agreements contemplated by this Agreement shall be in effect.

        (c)   Effectiveness of Form S-4 Registration Statement. The Form S-4 Registration Statement shall have become and thereafter shall have remained effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        (d)   Listing. The shares of Parent Common Stock to be issued in the Mergers shall be approved for listing on the New York Stock Exchange, subject to official notice of issuance.

        Section 6.2.    Conditions to Obligations of Purchaser Parties.    The obligations of the Purchaser Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are further subject to the following conditions, any one or more of which may be waived by any of the Purchaser Parties:

        (a)   Representations and Warranties. The representations and warranties of Reckson and the Operating Partnership set forth in (i) Sections 3.1(c) (capital structure)(with respect to Reckson and the Operating Partnership only), 3.1(d)(i) (Authority; No Violations, Consents and Approvals), 3.1(q) (Financial Advisor Opinion), 3.1(r) (Votes Required), 3.1(u) (Inapplicability of Takeover Statutes, Certain Charter and Bylaw Provisions; Rights Agreement), and 3.1(w)(Investment Company Act of 1940) shall be true and correct in all material respects and (ii) all other sections of this Agreement shall be true and correct (without regard to any materiality or Reckson Material Adverse Effect qualifier contained therein), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to constitute, individually or in the aggregate, a Reckson Material Adverse Effect, in the case of each of clauses (i) and (ii), as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

        (b)   Performance of Covenants and Agreements of Reckson.    Reckson and the Operating Partnership shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Effective Time.

        (c)   Material Adverse Change.    Since the date of the Balance Sheet, except as set forth in (i) any Covered Reckson SEC Disclosure or (ii) in any Section of the Reckson Disclosure Letter, there has not been a Reckson Material Adverse Effect.

        (d)   Certificate.    Purchaser shall have received a certificate signed on behalf of Reckson by an executive officer of Reckson to the effect specified in Sections 6.2(a), 6.2(b) and 6.2(c).

        (e)   Tax Opinion.    Reckson shall have received a tax opinion of Solomon and Weinberg LLP (or other counsel to Reckson reasonably satisfactory to Purchaser), dated as of the Closing Date, in form and substance reasonably satisfactory to Purchaser, opining that, commencing with Reckson's taxable year ended December 31, 2000, Reckson has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. In rendering the opinion, such counsel shall be entitled to receive and rely on a customary representation letter from Reckson.

        Section 6.3.    Conditions to Obligations of Reckson and the Operating Partnership.    The obligations of Reckson and the Operating Partnership to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Reckson and the Operating Partnership:

        (a)   Representations and Warranties.    The representations and warranties of the Purchaser Parties set forth in (i) Sections 3.2(c) (capital structure)(with respect to Parent and its operating partnership only and vote required), 3.2(d)(i) (Authority; No Violations, Consents and Approvals), 3.2(s) (Investment Company Act of 1940) shall be true and correct in all material respects; and (ii) all other sections of this Agreement shall be true and correct (without regard to any materiality or Parent Material Adverse Effect qualifier contained therein), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to constitute, individually or in the aggregate, a Parent Material Adverse Effect, in the case of each of clauses (i) and (ii), as of the date hereof and as of the Closing Date as if made on and as of such date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

        (b)   Performance of Covenants and Agreements of Purchaser Parties.    The Purchaser Parties shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Effective Time.

        (c)   Material Adverse Change.    Since the date of the Parent Balance Sheet, except as set forth in (i) any Covered Parent SEC Disclosure or (ii) in any Section of the Parent Disclosure Letter, there has not been a Parent Material Adverse Effect.

        (d)   Certificate.    Reckson shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect specified in Sections 6.3(a), 6.3(b) and 6.3(c).

        (e)   Tax Opinion.    Parent shall have received a tax opinion of Solomon and Weinberg LLP (or other counsel to Parent reasonably satisfactory to Reckson), dated as of the Closing Date, in form and substance reasonably satisfactory to Reckson, opining that, commencing with Parent's taxable year ended December 31, 2000, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and the proposed method of operation of Parent will enable Parent to continue to meet the requirements for qualification and taxation as a REIT under the Code. In rendering the opinion, such counsel shall be entitled to receive and rely on a customary representation letter from Parent.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

        Section 7.1.    Termination.    This Agreement may be terminated at any time prior to the Effective Time whether before or after the Reckson Shareholder Approval or the Reckson Partner Approval is obtained:

        (a)   by mutual written consent of Reckson and Parent duly authorized by their board of trustees or board of directors, respectively;

        (b)   by either Reckson or Purchaser, if the Merger shall not have occurred on or prior to January 30, 2007 (the "Termination Date"); provided, however, that a party that has materially failed to comply with any obligation of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 7.1(b);

        (c)   by Reckson, upon a breach of any representation, warranty, covenant or agreement on the part of the Purchaser Parties set forth in this Agreement, or if any representation or warranty of the Purchaser Parties shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or (b), as the case may be, would be incapable of being satisfied by the Termination Date;

        (d)   by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Reckson or the Operating Partnership set forth in this Agreement, or if any representation or warranty of Reckson shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or (b), as the case may be, would be incapable of being satisfied by the Termination Date;

        (e)   by either Reckson or Parent, if any Order by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable

        (f)    by either Reckson or Parent if, upon a vote at the Reckson Shareholder Meeting (after giving effect to any adjournment contemplated by Section 5.1(d)), the Reckson Shareholder Approval shall not have been obtained, as contemplated by Section 5.1;

        (g)   by Reckson, prior to the Reckson Shareholder Approval, if, in accordance with Section 5.6(b), at least three (3) Business Days prior to such termination, Reckson has delivered a Superior Notice; provided, that for the termination to be effective Reckson shall have paid the Break-Up Fee (as defined herein) in accordance with this Agreement; or

        (h)   by Parent if (i) the Reckson Board or the Reckson Committee shall have withdrawn, qualified or modified in a manner adverse to Parent, or shall have failed to make when required, the Reckson Recommendation or shall recommend that the Reckson Common Shareholders approve or accept a Competing Transaction, or if Reckson shall have delivered a Superior Notice or shall have publicly announced a decision to take any such action (it being agreed that none of the actions permitted by Section 5.6(a)(i), (ii) or (iii), or the public disclosure of any activities in connection therewith shall give rise to a right of termination hereunder), or (ii) Reckson shall have knowingly and materially breached its obligation under Section 5.1(a) or (b) to call or hold the Reckson Shareholder Meeting or to cause the Proxy Statement to be mailed to its shareholders in advance of the Reckson Shareholder Meeting (it being agreed that Parent shall not have any right to terminate hereunder unless Parent shall have satisfied its obligations in connection with the Form S-4 Registration Statement pursuant to Section 5.1(c) and shall have provided all information and other materials required in connection therewith, and further agreed Parent shall not have any right to terminate hereunder as a result of Reckson's failure to act as soon as practicable (or to satisfy similar obligations), as a result of any delay as a result of the SEC review process, or as a result of the need to take actions to comply with the federal securities laws);

A terminating party shall provide written notice of termination to the other parties specifying with particularity the basis for such termination. If more than one provision in this Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in this Section 7.1 for any such termination. Notwithstanding the foregoing, Parent shall not be entitled to receive more than one Break-Up Fee (as defined below) or more than one payment in respect of Break-Up Expenses (as defined below) and Parent shall not be entitled to claim this Agreement was terminated pursuant to more than one provision of this Section 7.1 in determining the amount of payments it is entitled to under Section 7.2.

        Section 7.2.    Break-Up Fees and Expenses.

        (a)   Except as otherwise specified in this Section 7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby and by this Agreement shall be paid by the party incurring such cost or expense.

        (b)   Reckson and the Operating Partnership agree that if this Agreement shall be terminated pursuant to (i) Section 7.1(d) following a material breach by Reckson of any of its (A) representations and warranties hereunder when made as of the date of this Agreement or (B) of its covenants hereunder, in each case if the result of such breach is to cause a condition set forth in Section 6.2(a) or (b), respectively to fail to be satisfied then Reckson will pay to Purchaser, or as directed by Purchaser, an amount equal to the Break-Up Expenses or (ii) Section 7.1(g) or 7.1(h), then Reckson will pay to Purchaser, or as directed by Purchaser, an amount equal to the Break-Up Fee including the Break-Up Expenses; provided that, in either case, the applicable amount shall be paid promptly, but in no event later than five (5) Business Days after such termination in the case of termination pursuant to

Section 7.1(d) or 7.1(h), or, in the case of termination pursuant to Section 7.1(g), simultaneously with such termination. Reckson also agrees that if this Agreement is terminated pursuant to Section 7.1(f), then Reckson shall pay to Purchaser, or as directed by Purchaser, promptly after such termination, an amount equal to the Break-Up Expenses. Reckson also agrees that if this Agreement is terminated pursuant to Section 7.1(f) and (i) after the date hereof and prior to such termination, a Person (or any representative of such Person) has made any bona fide written proposal relating to a Competing Transaction which has been publicly announced prior to the Reckson Shareholder Meeting and (ii) within twelve months of any such termination Reckson shall consummate a Competing Transaction, or enter into a written agreement with respect to a Competing Transaction that is ultimately consummated, with any Person, then Reckson shall pay to Purchaser, or as directed by Purchaser, promptly after consummating such Competing Transaction (but in no event later than five (5) Business Days following such consummation), an amount equal to the Break-Up Fee excluding any Break-Up Expenses. Payment of any of such amounts shall be made, as directed by Purchaser, by wire transfer of immediately available funds. For purposes of this Agreement, the "Break-Up Fee" shall be an amount equal to $99,800,000. For purposes of this Agreement, the "Break-Up Expenses" shall be an amount equal to the Purchaser Parties' documented out of pocket, third-party expenses incurred from and after July 13, 2006 in connection with this Agreement and the other transactions contemplated hereby (including reasonable attorneys', accountants', investment bankers' fees and expenses and fees and expenses incurred by the Purchaser Parties obtaining Financing for the transactions contemplated by this Agreement), but in no event shall be greater than $13,000,000.

        (c)   The foregoing provisions of this Section 7.2 have been agreed to by each of the parties hereto in order to induce the other parties to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, it being agreed and acknowledged by each of them that the execution of this Agreement by them constitutes full and reasonable consideration for such provisions.

        Section 7.3.    Effect of Termination.    In the event of termination of this Agreement by either Reckson or Purchaser as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Reckson and the Operating Partnership, on the one hand, or Purchaser, on the other hand, other than as provided in Section 1.10, 1.11, 5.2(b), Section 7.1, Section 7.2, this Section 7.3 and Article VIII, provided that nothing contained herein shall relieve any Person of liability for fraud or a willful breach or Parent's failure to pay the Merger Consideration upon the satisfaction or waiver of the conditions to Closing set forth in Article VI.

        Section 7.4.    Amendment.    Notwithstanding anything to the contrary herein, this Agreement may be amended by the parties in writing by action of their respective board of trustees or board of directors, or other comparable bodies, at any time before or after the Reckson Shareholder Approval or the Reckson Partner Approval are obtained and prior to the filing of the Articles of Merger with the Maryland Department with respect to the Merger; provided, however, that, after the Reckson Shareholder Approval is obtained, no such amendment, modification or supplement shall be made that would require the approval of the Reckson Common Shareholders without obtaining such approval.

        Section 7.5.    Extension; Waiver.    At any time prior to the Effective Time, each of Reckson and the Operating Partnership, on the one hand, and Purchaser, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 7.4, waive compliance with any of the covenants, agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 7.6.    Payment of Amount or Expense.

        (a)   If Reckson (and the Operating Partnership, if applicable) are obligated to pay to Purchaser the Break-Up Fee or the Break-Up Expenses pursuant to Section 7.2(b) (the "Break-Up Amount"), Reckson (and the Operating Partnership, if applicable) shall pay to Purchaser from the applicable Break-Up Amount deposited into escrow pursuant to an escrow agreement (the "Escrow Agreement"), if any, in accordance with the next sentence, an amount equal to the lesser of (i) the Break-Up Amount and (ii) the sum of (1) the maximum amount that can be paid to the Purchaser without causing the Purchaser to fail to meet the requirements of Sections 856(c) (2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by the Purchaser's independent certified public accountants, plus (2) in the event the Purchaser receives either (A) a letter from the Purchaser's counsel indicating that the Purchaser has received a ruling from the IRS described in Section 7.6(b)(ii) or (B) an opinion from the Purchaser's outside counsel as described in Section 7.6(b)(ii), an amount equal to the Break-Up Amount less the amount payable under clause (1) above. To secure Reckson's (and the Operating Partnership's, if applicable) obligation to pay these amounts, Reckson shall deposit into escrow an amount in cash equal to the Break-Up Amount with an escrow agent selected by the Reckson and on such customary terms (subject to Section 7.6(b)) as shall be reasonably acceptable to each of Reckson, the Purchaser and the escrow agent. The payment or deposit into escrow of the Break-Up Amount pursuant to this Section 7.6(a) shall be made at the time Reckson is obligated to pay the Purchaser such amount pursuant to Section 7.2(b) by wire transfer of immediately available funds.

        (b)   The Escrow Agreement shall provide that the Break-Up Amount in escrow or any portion thereof shall not be released to the Purchaser unless the escrow agent receives any one or combination of the following: (i) a letter from the Purchaser's independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Purchaser without causing the Purchaser to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Purchaser's accountants revising that amount, in which case the escrow agent shall release such amount to the Purchaser, or (ii) a letter from the Purchaser's counsel indicating that the Purchaser received a ruling from the IRS holding that the receipt by the Purchaser of the Break-Up Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Purchaser's outside counsel has rendered a legal opinion to the effect that the receipt by the Purchaser of the Break-Up Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the Escrow Agreement shall provide that the escrow agent shall release to the Purchaser the lesser of such maximum amount stated in the accountant's letter referred to in clause (i) and the remainder of the Break-Up Amount. Reckson and the Operating Partnership agree to amend this Section 7.6 at the reasonable request of the Purchaser in order to (x) maximize the portion of the Break-Up Amount that may be distributed to the Purchaser hereunder without causing the Purchaser to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Purchaser's chances of securing a favorable ruling described in this Section 7.6(b) or (z) assist the Purchaser in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.6(b). The Escrow Agreement shall also provide that any portion of the Break-Up Amount held in escrow for five years shall be released by the escrow agent to Reckson. Neither Reckson nor the Operating Partnership shall be a party to such Escrow Agreement and shall not bear any cost of or have liability resulting from the Escrow Agreement.

ARTICLE VIII

GENERAL PROVISIONS

        Section 8.1.    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        Section 8.2.    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and also made orally if so required pursuant to any Section of the Agreement) and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

  (a)
  if to Purchaser Parties, to

SL Green Realty Corp.
420 Lexington Avenue
New York, New York 10170
Fax: (212) 216-1785
Attention: Andrew Levine, Esq.

with a copy to:

Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attn: Karl A. Roessner, Esq.
          Larry P. Medvinsky, Esq.
Fax: (212) 878-8375

if to Reckson Parties, to

Reckson Associates Realty Corp.
625 Reckson Plaza
Uniondale, NY 11556
Fax: (212) 715-6535
Attention: Jason Barnett, Esq.

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attn.: Craig M. Wasserman, Esq.
          Stephanie J. Seligman, Esq.
Fax: (212) 403-2000

        Section 8.3.    Interpretation.    When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereby" refer to this

Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

        Section 8.4.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

        Section 8.5.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile transmission of any signature and/or retransmission of any signature will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

        Section 8.6.    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Except for the rights of the Reckson shareholders (including holders of restricted Reckson Common Shares) to receive the Merger Consideration on or after the Effective Time, the right of the holders of LP Units to receive the Partnership Merger Consideration after the Partnership Merger Effective Time, the right of holders of LTIP OP Units to receive the payments under Section 1.5(b), the right of holders of Reckson Options pursuant to Section 1.8 and the right of Reckson and the Operating Partnership, on behalf of their respective shareholders and partners, to pursue damages (subject to Section 8.4) in the event of any of the Purchaser Parties' breach of any covenant or agreement contained in this Agreement and except for the provisions of Section 1.10 (Direct Purchase of Assets), Section 1.11 (Transfer of Reckson Properties) and Section 5.9 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

        Section 8.7.    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

        Section 8.8.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, provided that each of Purchaser, Wyoming Acquisition GP and Wyoming Acquisition LP shall be permitted to transfer or assign to one of its Affiliates the right to enter into the transactions contemplated by this Agreement, but no such transfer or assignment shall relieve such Person of its obligations hereunder and subject to the provisions of Section 8.4. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 8.9.    Severability.    If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        Section 8.10.    Exhibits; Disclosure Letter.    The Exhibits referred to herein and the Reckson Disclosure Letter, and all exhibits or attachments hereto or thereto, are intended to be and hereby are specifically made a part of this Agreement. Any matter set forth in any section or subsection of the Reckson Disclosure Letter shall be deemed to be a disclosure for all purposes of this Agreement and all other sections or subsections of the Reckson Disclosure Letter to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections, but shall expressly not be deemed to constitute an admission by the Reckson or any of the Reckson Subsidiaries, or otherwise imply, that any such matter rises to the level of a Reckson Material Adverse Effect, or is otherwise material for purposes of this Agreement or the Reckson Disclosure Letter.

        Section 8.11.    Mutual Drafting.    This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing this Agreement to be drafted.

        Section 8.12.    Jurisdiction; Venue.    THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF MARYLAND AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF MARYLAND SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED SOLELY IN SUCH A MARYLAND STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAWS, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

        Section 8.13.    Waiver of Trial by Jury.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

ARTICLE IX

CERTAIN DEFINITIONS

        Section 9.1.    Certain Definitions.    (a) For purposes of this Agreement:

        "Affiliate" of any Person has the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

        "Business Day," means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to be closed.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code.

        "Delaware Secretary of State" means the Secretary of State of the State of Delaware.

        "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity that was, at the relevant time, required to be aggregated with such other entity, trade or business under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

        "Financing" means the financing of the transactions contemplated by this Agreement.

        "Knowledge", or any similar expression, means with respect to Reckson (or any of its Subsidiaries) the actual knowledge of Reckson's CEO, President, General Counsel, Chief Operating Officer or Chief Administrative Officer and with respect to Parent means the executive officers of Parent.

        "Law" means any federal, state or local or foreign statute, law, regulation, permit, license, approval, authorization, rule, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation thereof.

        "Liabilities" means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

        "MGCL" means the Maryland General Corporation Law, as amended.

        "Order" means any award, judgment, injunction, consent, ruling, decree or order (whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any Governmental Entity or private arbitrator of competent jurisdiction.

        "Parent Material Adverse Effect" means, with respect to Parent, any change, event, effect or set of circumstances that, when taken together with all other adverse changes, events, effects, or set of circumstances that have occurred, is or is reasonably likely to (x) be materially adverse to the business, operations, properties, financial condition, or assets of Parent and its Subsidiaries, taken as a whole; except for any such change, event, effect or set of circumstances resulting from (i) changes in political, economic or business conditions (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God) affecting the business or industry in which Parent operates, except to the extent that such changes in political, economic or business conditions have a materially disproportionate adverse effect on Parent relative to other similarly situated participants, (ii) changes, after the date hereof, in financial and capital market conditions generally, (iii) changes, after the date hereof, in Laws of general applicability or interpretations thereof by courts or Governmental Entities, (iv) changes, after the date hereof, in GAAP applicable to the business or industry in which Parent operates generally, or (v) the announcement or performance of the transactions contemplated hereby or the consummation of the transactions contemplated hereby or (y) that has a material adverse effect on the ability of Parent to timely consummate the Mergers and the other transactions contemplated hereby or Parent's ability to obtain the Financing.

        "Permitted Issuances" means issuances of any securities of Reckson or the Operating Partnership (a) in respect of the conversion or exchange of Convertible Senior Notes, (b) in respect of Common LP Units, Preferred LP Units or LTIP OP Units in accordance with the existing terms of applicable existing plans and agreements, (c) pursuant to awards under Reckson Employee Benefit Plans, (d) upon exercise of existing rights in favor of Reckson.

        "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

        "Prorated Dividend" means the excess, if any, of (i) the product of $0.4246 and the Proration Factor over (ii) the product of (A) the amount of the last regular quarterly dividend declared by Parent prior to the Closing Date, (B) the Proration Factor and (C) the Exchange Ratio.

        "Proration Factor," means the quotient obtained by dividing (A) the number of days between the last day of the last fiscal quarter with respect to which full quarterly dividends on the Reckson Common Shares have been declared and paid and the Closing Date (including the Closing Date) by (B) the total number of days in the fiscal quarter in which the Closing Date occurs,

        "Reckson Material Adverse Effect" means, with respect to Reckson, any change, event, effect or set of circumstances that, when taken together with all other adverse changes, events, effects, or set of circumstances that have occurred, is or is reasonably likely to (x) be materially adverse to the business, operations, properties, financial condition, or assets of Reckson and the Reckson Subsidiaries, taken as a whole; except for any such change, event, effect or set of circumstances resulting from (i) changes in political, economic or business conditions (including the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or acts of terrorism or earthquakes, hurricanes, other natural disasters or acts of God) affecting the business or industry in which Reckson operates, except to the extent that such changes in political, economic or business conditions have a materially disproportionate adverse effect on Reckson relative to other similarly situated participants, (ii) changes, after the date hereof, in financial and capital market conditions generally, (iii) changes, after the date hereof, in Laws of general applicability or interpretations thereof by courts or Governmental Entities, (iv) changes, after the date hereof, in GAAP applicable to the business or industry in which Reckson operates generally, or (v) the announcement or performance of the transactions contemplated hereby or the consummation of the transactions contemplated hereby or (y) that has a material adverse effect on the ability of Reckson to timely consummate the Mergers and the other transactions contemplated hereby.

        "Reckson Subsidiary" means each Subsidiary of Reckson; provided, however, the entities disclosed in Section 9.1 of the Reckson Disclosure Letter shall not be Subsidiaries of Reckson for purposes of this Agreement; and, provided, further, that for purposes of Sections 3.1(l) and (m) of this Agreement, no entity which is a partner in any joint venture with Reckson or an Reckson Subsidiary will be considered an Reckson Subsidiary.

        "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which (i) such Person, or its Subsidiary, is the general partner, managing manager or similar controlling Person or (ii) such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the capital stock, voting securities or ownership or equity interest or value of such corporation, partnership, limited liability company, joint venture or other legal entity. In the case of Parent, the term Subsidiary shall not include Gramercy Capital Corp. and its Subsidiaries.

        "Tax" or "Taxes" means any U.S. federal, state, local and foreign taxes and similar governmental charges (together with any interest, penalties, or additions thereto), including, without limitation, income, gross receipts, license, withholding, property, recording, stamp, sales, use, franchise, employment, payroll, excise, environmental, value added, or gains taxes.

        "Tax Protection Agreement" means any agreement, oral or written, to which Reckson or any Reckson Subsidiary is a party and pursuant to which: (i) any liability to the holders of the LP Units may arise relating to Taxes, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (ii) in connection with the deferral of income Taxes of a holder of LP Units, Reckson or any Reckson Subsidiary has agreed to (A) maintain a minimum level of debt or continue a particular debt or (B) retain or not dispose of assets for a period of time that has not since expired; or (iii) limited partners of the Operating Partnership have guaranteed or otherwise assumed, directly or indirectly, debt of the Operating Partnership or are offered the opportunity to do so.

        "Tax Return" means any return, report, declaration, statement or other information required to be supplied to any taxing authority.

  (b)
  Each of the following additional terms is defined in the Section set forth opposite such term:

1031 Exchange	1.10
2004 LTIP OP Units	3.1(c)(ii)(C)
2005 LTIP OP Units	3.1(c)(ii)(C)
2006 LTIP OP Units	3.1(c)(ii)(C)
Agreement	Preamble
Articles of Merger	1.3(a)
Balance Sheet	3.1(e)
Break-Up Amount	7.6(a)
Break-Up Expenses	7.2(b)
Break-Up Fee	7.2(b)
Capital Budget	4.1(b)(x)
Cash Consideration	1.4(b)
Class B Common Stock	3.1(c)(i)(A)
Closing	1.2
Closing Date	1.2
Collective Bargaining Agreements	3.1(m)
Common LP Units	Recitals
Common Share Certificate	2.1(b)(i)
Company Rights Agreement	3.1(c)(i)(D)
Competing Transaction	5.5(c)
Confidentiality Agreement	5.2.(b)
Convertible Senior Notes	3.1(c)(i)(D)
Covered Employees	5.8(a)
Covered Parent SEC Disclosure	3.2
Covered Period	5.8(a)
Covered Reckson SEC Disclosure	3.2
Deeded Properties	1.11
Designated Properties	1.10
DRIP	1.9
DRULPA	Recitals
Effective Time	1.3(a)
Encumbrances	3.1(o)(ii)
Environmental Laws	3.1(n)(i)

ERISA	3.1(l)(i)
Escrow Agreement	7.6(a)
Exchange Act	3.1(d)(iii)
Exchange Agent	2.1(a)
Exchange Fund	2.1(a)
Exchange Ratio	1.4(b)
Fairness Opinion	Recitals
Financing Agreements	5.10(a)
Financing Commitment	3.2(n)
Form S-4 Registration Statement	5.1(c)
GAAP	3.1(e)
Governmental Entity	2.1(h)
GP Units	3.1(c)(ii)(A)
Hazardous Materials	3.1(n)(i)
Indemnifiable Amounts	5.9(a)
Indemnified Parties	5.9(a)
Indemnified Party	5.9(a)
Indemnitors	5.9(a)
Joint Ventures	3.1(b)(i)
Letter of Transmittal	2.1(b)(i)
Liens	3.1(b)(i)
LP Units	Recitals
LTIP OP Units	3.1(c)(ii)(C)
Maryland Department	1.3(a)
Material Contracts	3.1(t)(ii)
Merger	Recitals
Merger Consideration	1.4(b)
Mergers	Recitals
Operating Partnership	Preamble
Operating Partnership Agreement	1.5(b)
Operating Partnership Common Unitholders	Recitals
Operating Partnership Preferred Unitholders	Recitals
Operating Partnership Unitholders	Recitals
Option Cost	1.8(a)
Ownership Limit	3.1(u)(i)
Parent	Preamble
Parent Balance Sheet	3.2(e)
Parent Bylaws	3.2(i)
Parent Charter	3.2(i)
Parent Common Stock	1.4(b)
Parent Material Contracts	3.2(q)(ii)
Parent Operating Partnership	3.2(g)
Parent Permits	3.2(j)
Parent Rights	3.2(c)(i)(B)
Parent Rights Agreement	3.2(c)(i)(B)
Parent SEC Documents	3.2(e)
Parent Series C Preferred	3.2(c)(i)(A)
Parent Series D Preferred	3.2(c)(i)(A)
Partnership Certificate of Merger	1.3(b)
Partnership Merger	Recitals
Partnership Merger Consideration	1.5(b)

Partnership Merger Effective Time	1.3(b)
Permitted Expenditures	4.1(b)
Permitted Title Exceptions	3.1(o)(ii)
Preferred LP Units	Recitals
Proxy Statement	3.1(d)(iii)
Purchaser	Preamble
Purchaser Parties	Preamble
Qualifying Income	7.6(a)
REIT	3.1(k)(ii)(A)
Rights Agent	3.1(c)(i)(D)
Reckson	Preamble
Reckson Board of Directors	Recitals
Reckson Bylaws	3.1(a)
Reckson Charter	3.1(a)
Reckson Committee	Recitals
Reckson Common Shareholders	Recitals
Reckson Common Shares	Recitals
Reckson Disclosure Letter	3.1
Reckson Employee Benefit Plans	3.1(l)(i)
Reckson Financial Advisors	Recitals
Reckson Leases	3.1(o)(viii)
Reckson Option Plans	1.8(a)
Reckson Options	1.8(a)
Reckson Partner Approval	3.1(r)
Reckson Permits	3.1(i)
Reckson Properties	3.1(o)(i)
Reckson Property	3.1(o)(i)
Reckson Recommendation	5.1(b)
Reckson RSUs	1.8(c)
Reckson SEC Documents	3.1(e)
Reckson Shareholder Approval	3.1(t)
Reckson Shareholder Meeting	3.1(d)(i)
SEC	3.1(d)(iii)
Securities Act	3.1(e)
Series A Convertible Preferred	3.1(c)(i)(A)
Series B Convertible Preferred	3.1(c)(i)(A)
Series C Preferred	3.1(c)(i)(A)
Stock Consideration	1.4(b)
Superior Competing Transaction	5.5(d)
Superior Notice	5.6(b)
Surviving Company	1.1(a)
Surviving Partnership	1.1(b)
Takeover Statute	3.1(u)(i)
Termination Date	7.1(b)
Transfer	1.11
Transfer and Gains Tax	5.4
Triggered Loans	3.1(d)(ii)
Unitholder Letter of Transmittal	2.1(c)(i)
Wyoming Acquisition GP	Preamble
Wyoming Acquisition LP	Preamble

*****

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

SL GREEN REALTY CORP.
By:	/s/ MARC HOLLIDAY Name: Marc Holliday Title: President and CEO
WYOMING ACQUISITION CORP.
By:	/s/ MARC HOLLIDAY Name: Marc Holliday Title: President
WYOMING ACQUISITION GP LLC
By:	SL GREEN OPERATING PARTNERSHIP, L.P., its sole member
By: SL GREEN REALTY CORP. its general partner
By:	/s/ MARC HOLLIDAY Name: Marc Holliday Title: President and CEO
WYOMING ACQUISITION PARTNERSHIP LP
By:	WYOMING ACQUISITION GP LLC, its general partner
By:	SL GREEN OPERATING PARTNERSHIP, L.P., its sole member
By: SL GREEN REALTY CORP. its general partner
By:	/s/ MARC HOLLIDAY Name: Marc Holliday Title: President and CEO

RECKSON ASSOCIATES REALTY CORP.
By:	/s/ PETER QUICK Name: Peter Quick Title: Lead Director
RECKSON OPERATING PARTNERSHIP, L.P.
By:	/s/ PETER QUICK Name: Peter Quick Title: Lead Director

Annex B

PERSONAL AND CONFIDENTIAL

August 3, 2006

Committee of Independent Directors of the Board of Directors
Reckson Associates Realty Corp.
225 Broadhollow Road
Melville, New York 11747-4883

Madame and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Reckson Associates Realty Corp. (the "Company") of the Consideration (as defined below) to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of August 3, 2006 (the "Agreement"), among SL Green Realty Corp. ("Parent"), Wyoming Acquisition Corp., a wholly owned subsidiary of Parent ("Purchaser"), Wyoming Acquisition GP LLC, a wholly owned subsidiary of Parent ("Wyoming Acquisition GP"), Wyoming Acquisition Partnership LP, the general partner of which is Wyoming Acquisition GP ("Wyoming Acquisition LP"), the Company and Reckson Operating Partnership, L.P., the general partner of which is the Company (the "Operating Partnership"). The Agreement provides that the Company will be merged with and into Purchaser and each outstanding Share will be converted into (a) an amount in cash equal to the sum of (i) $31.68 and (ii) the Prorated Dividend (such sum, the "Cash Consideration") and (b) 0.10387 shares of common stock, par value $0.01 per share ("Parent Common Stock"), of Parent (the "Stock Consideration"; together with the Cash Consideration, the "Consideration"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

        We note that pursuant to the Agreement, Wyoming Acquisition LP will be merged with and into the Operating Partnership and each Class A common unit of limited partnership interest in the Operating Partnership and each Class C common unit of limited partnership interest in the Operating Partnership (together, "Common LP Units") and each LTIP OP Unit will be converted into the right to receive the applicable amount of Consideration in respect of the number of Shares issuable upon exchange of each such Common LP Unit and LTIP OP Unit in accordance with the Operating Partnership Agreement.

        Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Committee of Independent Directors of the Board of Directors of the Company (the "Committee") (including certain actions on behalf of the Board of Directors of the Company) in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the "Transaction"). We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company and its affiliates from time to time, including having extended an unfunded loan commitment (aggregate principal amount $20,000,000) to the Company in July 2005; acted as lead arranger for a mortgage financing in the form of an unsecured bridge loan (aggregate principal amount $250,000,000) in February 2006; and acted as joint managing underwriter for the offering of 6.000% Senior Notes due 2016 (aggregate principal amount $275,000,000) of the Operating Partnership in March 2006. We have provided certain investment banking services to Parent from time to time, including having provided mezzanine financing (aggregate principal amount $30,000,000) for a mortgage financing of the 1515 Broadway property of Parent in September 2003; acted as lead manager for a mortgage financing (aggregate principal amount $211,120,000) of the 220 East 42nd Street property of Parent in December 2003; and acted as sole lender for a mortgage financing (aggregate principal amount $190,000,000) for the 55 Corporate Drive, New Jersey property of Parent in June 2006. We also may provide investment banking services to the Company, Parent and their respective affiliates in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

        Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, Parent and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Parent for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

        In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Parent for the five fiscal years ended December 31, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Parent; certain other communications from the Company and Parent to their respective stockholders; certain research analyst estimates of the future financial performance of Parent; certain internal financial analyses and forecasts for Parent prepared by the management of Parent; and certain internal financial analyses and forecasts for the Company prepared by the management of the Company. We also have held discussions with members of the senior managements of the Company and Parent regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and Parent. We also have discussed with the senior managements of the Company and Parent their intention to implement a separate transaction whereby specified assets of the Company would be sold by the Company to an acquirer affiliated with management of the Company for cash (the "Asset Sale") and the effects of such Asset Sale on the Company, Parent and the expected benefits of the Transaction (the "Effects of the Asset Sale"). In addition, we have reviewed the reported price and trading activity for the Shares and the shares of Parent Common Stock, compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the office real estate industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

        We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial analyses and forecasts for the Company prepared by management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. In addition, we have not made an independent evaluation or appraisal

B-2

of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, Parent or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Parent or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed, with your consent, that there will not be any transfers of assets of the Company, other than the Asset Sale as described to us by the senior managements of the Company and Parent, and that the Effects of the Asset Sale represent the best currently available estimates and judgments of the Company and Parent.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, nor are we expressing any opinion as to the prices at which the shares of Parent Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Committee in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Shares, taken in the aggregate, pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,
(GOLDMAN, SACHS & CO.)

B-3

ANNEX C

CONFIDENTIAL

8/11/06

Affiliate Transaction Committee of the Board of Directors
Reckson Associates Realty Corp.
625 Reckson Plaza
Uniondale, New York 11556

Members of the Affiliate Transaction Committee of the Board of Directors:

        We understand that Reckson Associates Realty Corp. ("Reckson") and Reckson Operating Partnership, L.P. (the "Operating Partnership") have entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of August 3, 2006 among SL Green Realty Corp. ("Parent"), Wyoming Acquisition Corp. ("Purchaser"), Wyoming Acquisition GP LLC, Wyoming Acquisition Partnership LP ("Merger Partnership"), Reckson and Operating Partnership which provides, among other things, for the merger of Reckson with and into Purchaser (the "Merger") and the merger of Merger Partnership with and into the Operating Partnership (the "Partnership Merger", and together with the Merger, the "Mergers").

        We also understand that New Venture MRE LLC (the "Buyer"), which we understand is owned by an investor group led by existing Reckson executive management, has entered into a letter agreement dated August 3, 2006 (the "Letter Agreement") with the Parent which contemplates, among other things, for the sales (the "Asset Sales") of certain Reckson assets (the "Assets") by Reckson or the applicable subsidiary of Reckson to Buyer. As more fully described in the Letter Agreement, the aggregate consideration (the "Consideration") to be paid by Buyer to Reckson or the applicable subsidiary of Reckson for the Assets in the Asset Sales is approximately $2,121,636,728 (which amount includes estimates provided to us by Reckson management of the transfer taxes payable by Buyer in connection with the Assets Sales, as contemplated by the Letter Agreement), subject to certain adjustments as described in the Letter Agreement. The terms and conditions of the Asset Sales are more fully set forth in the Letter Agreement.

        You have asked us to confirm our oral opinion to the Affiliate Transaction Committee of the Board of Directors (the "Committee") that, as of August 3, 2006, the Consideration was fair, from a financial point of view, to Reckson. We have not been requested to opine as to, and our opinion does not in any manner address, any terms or aspects of the Mergers or Asset Sales (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Mergers or Asset Sales or the consideration payable to any holders of securities, creditors or other constituencies of Reckson or the Operating Partnership. As you are aware, we were not requested to, and we did not, solicit expressions of interest from third parties regarding the Mergers or the Asset Sales. We have not been requested to opine as to, and our opinion does not in any manner address, the relative merits of the Mergers or the Asset Sales in comparison to any other business strategies or transactions that may be available to Reckson or in which Reckson might engage, as to whether any transaction might be more favorable to Reckson as an alternative to the Mergers or Asset Sales or the underlying business decision to proceed with or effect the Mergers or Asset Sales.

        For purposes of the opinion set forth herein, prior to August 3, 2006, we have:

  1.
  reviewed certain publicly available business and financial information relating to Reckson and the Assets that we deemed relevant;

  2.
  reviewed certain information, including net operating income forecasts and other financial and operating data concerning the Assets, prepared by management of Reckson (the "Projections");

  3.
  compared the Consideration with the consideration and capitalization rates paid in certain publicly disclosed transactions that we deemed relevant;

  4.
  compared the Consideration with the trading valuations of certain publicly traded companies that we deemed relevant when evaluating the Assets in a standalone company;

  5.
  compared certain financial terms, to the extent publicly available, of certain acquisitions we deemed relevant; and

  6.
  performed such other analyses and considered such other factors as we deemed appropriate.

        We have also reviewed the financial terms of the Letter Agreement, including the terms of the financing arrangements. We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available or supplied or otherwise made available to us by representatives, senior executives and other members of management of Reckson for the purposes of this opinion and have further relied upon the assurances of the representatives, senior executives and other members of management of Reckson that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Projections that have been furnished to us, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Reckson as to the future financial performance of the Assets. We express no opinion with respect to the Projections or the assumptions upon which they are based. We have also assumed the accuracy of the transfer tax estimates provided to us by the management of Reckson and that any adjustments to the Consideration pursuant to the Letter Agreement would not be material to our analysis. In addition, we have relied as to all legal, including tax, matters relevant to rendering our opinion on advice of counsel for Reckson. We have also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Mergers and Asset Sales will be obtained without any adverse effect on the Assets, Reckson or the Operating Partnership or on the contemplated benefits of the Asset Sales in any way meaningful to our analysis.

        We have not made any independent valuation or appraisal of the Assets or any liabilities (including any contingent, derivative or off-balance sheet assets or liabilities), nor have we been furnished with any such valuations or appraisals. We have assumed that the Asset Sales will be consummated in accordance with the terms set forth in the Letter Agreement and the form of Asset Purchase Agreement included as Exhibit B to the Letter Agreement (after satisfaction and not waiver of the conditions to closing of the Asset Sales). Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us, as of August 3, 2006. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion.

        Greenhill & Co., LLC ("Greenhill") has acted as financial advisor to the Committee in connection with the Asset Sales and received a fee for its services following our delivery of an oral opinion to the Committee regarding the Asset Sales on August 3, 2006. Reckson has also agreed to reimburse our expenses and to indemnify Greenhill and its affiliates for certain liabilities arising out of our engagement.

        It is understood that this letter is for the information of the Committee and is rendered to the Committee in connection with its consideration of the Asset Sales and may not be disclosed to any third party or used for any other purposes without our prior written consent, except that a copy of this letter may be reproduced in full or summarized in a proxy statement, information statement, registration statement or other written explanation of the transaction mailed to stockholders of Reckson or Reckson's Securities and Exchange Commission disclosure, if the form and substance of all references to and descriptions of Greenhill and this letter in any such proxy statement or disclosure are reasonably satisfactory to Greenhill. This opinion is not intended to be and does not constitute a

C-2

recommendation to the Committee as to whether they should approve the Mergers or Asset Sales or any other matter, nor does it constitute an opinion or recommendation as to whether any shareholder of Reckson or the Operating Partnership should approve the Mergers or any other matter.

        Based on and subject to the foregoing and upon such other matters as we deemed relevant, we hereby confirm our oral opinion to the Committee that, as of August 3, 2006, the Consideration to be paid by the Buyer in the proposed Asset Sales was fair, from a financial point of view, to Reckson.

Very best regards,
GREENHILL & CO., LLC
By:	/s/ RICHARD J. LIEB Richard J. Lieb Managing Director

C-3

SPECIAL MEETING OF STOCKHOLDERS OF

RECKSON ASSOCIATES REALTY CORP.

November 22, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the
envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES	COMPANY NUMBER
(1-800-776-9437) from any touch-tone telephone
and follow the instructions. Have your proxy card	ACCOUNT NUMBER
available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and
follow the on-screen instructions. Have your proxy
card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM
Eastern Time the day before the cut-off or meeting date.

\/  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  \/

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
			FOR	AGAINST	ABSTAIN
1.

To approve the merger of Reckson Associates Realty Corp. with and into Wyoming Acquisition Corp., a Maryland corporation and subsidiary of SL Green Realty Corp., a Maryland corporation, and to approve and adopt the other transactions contemplated by the Agreement and Plan of Merger, dated as of August 3, 2006, by and among SL Green Realty Corp., Wyoming Acquisition Corp., Wyoming Acquisition GP LLC, Wyoming Acquisition Partnership LP, Reckson Associates Realty Corp. and Reckson Operating Partnership, L.P. (including the asset sale provisions).

			☐	☐	☐

	2.	To approve an adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger.	☐	☐	☐

Please sign and date below and return in enclosed envelope promptly. The undersigned hereby acknowledges receipt of the accompanying Notice of Special Meeting of Stockholders and Proxy Statement and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth above.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:                    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

RECKSON ASSOCIATES REALTY CORP.
625 Reckson Plaza
Uniondale, New York 11556

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 22, 2006

The undersigned hereby constitutes and appoints Peter Quick and Ronald Menaker or each of them, as Proxies of the undersigned, with full power of substitution in each of them, to represent the undersigned and to vote all shares of Common Stock, par value $0.01 per share, of Reckson Associates Realty Corp., a Maryland corporation (“Reckson”), held of record by the undersigned as of the close of business on October 13, 2006, on behalf of the undersigned at the Special Meeting of Stockholders to be held at 1350 Avenue of the Americas, New York, New York, on November 22, 2006, at 10:30 a.m. local time, and at any and all adjournments and postponements thereof, upon the matters described in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement, subject to any direction indicated on this card, and upon any other business that may properly come before the meeting or any postponement or adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

This proxy is being solicited by the Board of Directors of Reckson. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2. In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Special Meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with the Board of Directors’ recommendations need only sign and date this proxy and return it in the enclosed envelope.

Please vote and sign on other side and
return promptly in the enclosed envelope.

QuickLinks

RECKSON ASSOCIATES REALTY CORP. 625 RECKSON PLAZA UNIONDALE, NEW YORK 11556 (516) 506-6000
SOURCES OF ADDITIONAL INFORMATION
RECKSON ASSOCIATES REALTY CORP. 625 RECKSON PLAZA UNIONDALE, NEW YORK 11556 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 22, 2006

SUMMARY TERM SHEET
SL GREEN REALTY CORP. SELECTED FINANCIAL DATA (In thousands, except per share data)
RECKSON ASSOCIATES REALTY CORP. SELECTED FINANCIAL DATA
QUESTIONS AND ANSWERS ABOUT THE MERGER
INNISFREE M&A INCORPORATED 501 Madison Avenue, 20th Floor New York, NY 10022
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
THE RECKSON SPECIAL MEETING
THE COMPANIES
SL GREEN'S POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
RECKSON'S POLICIES WITH RESPECT TO CERTAIN ACTIVITIES
SPECIAL FACTORS
INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS OF RECKSON IN THE MERGER
THE MERGER AGREEMENT
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
COMPARISON OF RIGHTS OF STOCKHOLDERS OF SL GREEN AND STOCKHOLDERS OF RECKSON
DESCRIPTION OF SL GREEN CAPITAL STOCK
INFORMATION REGARDING THE TRANSACTION PARTICIPANTS OTHER THAN THE COMPANIES
RATIO OF EARNINGS TO FIXED CHARGES
Ratio of Earnings to Fixed Charges (in thousands, except for ratios)
PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS
BENEFICIAL OWNERSHIP OF COMMON STOCK
TRANSACTIONS IN SHARES OF RECKSON COMMON STOCK
STOCKHOLDER PROPOSALS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
SL Green's SEC Filings (File No. 1-13199)
Reckson's SEC Filings (File No. 1-13762)
INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SL GREEN REALTY CORP. PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2006 (UNAUDITED) (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
SL GREEN REALTY CORP. PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT FOR THE SIX MONTH PERIOD ENDED JUNE 30, 2006 (UNAUDITED) (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
SL GREEN REALTY CORP. PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2005 (UNAUDITED) (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
SL Green Realty Corp. Notes To Unaudited Pro Forma Condensed Consolidated Financial Statements (Amounts in thousands)
AGREEMENT AND PLAN OF MERGER Dated as of August 3, 2006 By and Among SL GREEN REALTY CORP. WYOMING ACQUISITION CORP., WYOMING ACQUISITION GP LLC, WYOMING ACQUISITION PARTNERSHIP LP, RECKSON ASSOCIATES REALTY CORP. and RECKSON OPERATING PARTNERSHIP, L.P.

AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE III REPRESENTATIONS AND WARRANTIES
ARTICLE IV COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS
ARTICLE V ADDITIONAL COVENANTS
ARTICLE VI CONDITIONS PRECEDENT
ARTICLE VII TERMINATION, AMENDMENT AND WAIVER
ARTICLE VIII GENERAL PROVISIONS
ARTICLE IX CERTAIN DEFINITIONS